Exhibit 99.1

This document and the accompanying materials are important and require your immediate attention. They require the securityholders of Ascent Industries Corp. and Paget Minerals Corp. to make important decisions. Please carefully read this joint management information circular, including the appendices hereto, as they contain detailed information relating to, among other things, an amalgamation involving Ascent Industries Corp. and Paget Minerals Corp. Should you have any questions or concerns, you should consult with your investment dealer, broker, lawyer or other professional advisor. This document and the accompanying materials do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
ASCENT INDUSTRIES CORP.

AND

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF
PAGET MINERALS CORP.

each to be held on July 26, 2018

JOINT MANAGEMENT INFORMATION CIRCULAR

with respect to a proposed

AMALGAMATION

involving

ASCENT INDUSTRIES CORP. AND
PAGET MINERALS CORP.

July 2, 2018

None of the TSX Venture Exchange (the "TSXV"), the Canadian Securities Exchange (the "Exchange") nor any securities regulatory authority has in any way passed upon the merits of the Amalgamation described in this Information Circular.

LETTER TO SHAREHOLDERS OF
ASCENT INDUSTRIES CORP.

July 2, 2018

Dear Ascent Shareholders:

You are invited to attend a special meeting (the "Ascent Meeting") of the holders ("Ascent Shareholders") of common shares ("Ascent Shares") of Ascent Industries Corp. ("Ascent") to be held at 11:00 a.m. (Vancouver time) on July 26, 2018 at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

At the Ascent Meeting, you will be asked to consider and, if deemed advisable, approve a special resolution (the "Ascent Amalgamation Resolution") in respect of the amalgamation (the "Amalgamation") under the Business Corporations Act (British Columbia) (the "BCBCA") of Ascent and Paget Minerals Corp. ("Paget").

On June 29, 2018, Ascent and Paget entered into an amalgamation agreement (the "Amalgamation Agreement"). Pursuant to the Amalgamation Agreement, Ascent and Paget will amalgamate and form a newly amalgamated corporation that will effectively carry on the business of Ascent under the BCBCA with the name "Ascent Industries Corp." (the "Resulting Issuer").

Under the Amalgamation Agreement, subsequent to the completion by Paget of a private placement offering of units for expected gross proceeds of $2,000,000 (the "Paget Private Placement"), followed by a six (6) for (1) consolidation of the securities of Paget, Paget and Ascent will be amalgamated on the basis of (i) one (1) common share of the Resulting Issuer (the "Resulting Issuer Shares") for one (1) Ascent Share and (ii) one (1) Resulting Issuer Share for one (1) post-consolidation common share of Paget (the "Paget Shares"). In addition, all securities convertible into Ascent Shares and Paget common shares will be exchanged for or will represent equivalent securities of the Resulting Issuer.

Upon completion of the Amalgamation, Ascent Shareholders are expected to own approximately 97.3% of the Resulting Issuer Shares and holders of Paget Shares (including Paget Shares issued pursuant to the Paget Private Placement) are expected to own approximately 2.7% of the Resulting Issuer Shares, on a non-diluted basis.

At the Ascent Meeting, Ascent Shareholders will be asked to pass a special resolution to approve the Amalgamation, which must be approved by not less than 66 2/3% of the votes validly cast by Ascent Shareholders, present in person or represented by proxy at the Ascent Meeting.

After consulting with its legal and financial advisors, the Board of Directors of Ascent has unanimously approved and endorsed the foregoing transactions and recommends that Ascent Shareholders vote in favour of the Amalgamation.

The accompanying Notice of Special Meeting and Joint Management Information Circular provide a more detailed description of the Amalgamation and the other matters to be considered at the Ascent Meeting and include certain additional information to assist you in considering how to vote on the special resolution. You are urged to read this information carefully and, if you require assistance, to consult your tax, financial, legal or other professional advisors.

Your vote is important regardless of the number of Ascent Shares you own. To be represented at the Ascent Meeting, you must either attend the Ascent Meeting in person or complete the applicable enclosed form of proxy and forward it so as to reach or be deposited with Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department not later than forty-eight (48) hours (other than a Saturday, Sunday or holiday) immediately

( ii )

preceding the date of the Ascent Meeting (as it may be adjourned or postponed from time to time). If you hold Ascent Shares through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted. Failure to do so may result in your Ascent Shares not being eligible to be voted at the Ascent Meeting.

On behalf of Ascent, I would like to thank all of our shareholders for their continuing support.

Yours very truly,

(signed) "Philip Campbell"

Philip Campbell
Chief Executive Officer

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LETTER TO SHAREHOLDERS OF
PAGET MINERALS CORP.

July 2, 2018

Dear Paget Shareholders:

You are invited to attend an annual and special meeting (the "Paget Meeting") of the holders ("Paget Shareholders") of common shares ("Paget Shares") of Paget Minerals Corp. ("Paget") to be held at 12:00 p.m. (Vancouver time) on July 26, 2018 at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

At the Paget Meeting, you will be asked to consider and, if deemed advisable, approve a special resolution (the "Paget Amalgamation Resolution") in respect of the amalgamation (the "Amalgamation") under the Business Corporations Act (British Columbia) (the "BCBCA") of Paget and Ascent Industries Corp. ("Ascent"). Paget Shareholders will also be asked to consider, among other things, fixing the number and the election of directors of Paget, the appointment of the auditors of Paget, the approval of Paget's stock option plan, and the delisting of the Paget Shares from the NEX board of the TSX Venture Exchange (the "De-listing").

On June 29, 2018, Ascent and Paget entered into an amalgamation agreement (the "Amalgamation Agreement"). Pursuant to the Amalgamation Agreement, Ascent and Paget will amalgamate and form a newly amalgamated corporation that will effectively carry on the business of Ascent under the BCBCA with the name "Ascent Industries Corp." (the "Resulting Issuer").

Under the Amalgamation Agreement, subsequent to the completion by Paget of a private placement offering of units for expected gross proceeds of $2,000,000 (the "Paget Private Placement"), followed by a six (6) for (1) consolidation of the securities of Paget, Paget and Ascent will be amalgamated on the basis of (i) one (1) common share of the Resulting Issuer (the "Resulting Issuer Shares") for one (1) common share of Ascent (the "Ascent Shares") and (ii) one (1) Resulting Issuer Share for one (1) post-consolidation Paget Share. In addition, all securities convertible into Ascent Shares and Paget Shares will be exchanged for or will represent equivalent securities of the Resulting Issuer.

Upon completion of the Amalgamation, holders of Ascent Shares are expected to own approximately 97.3% of the Resulting Issuer Shares and Paget Shareholders (including holders of Paget Shares issued pursuant to the Paget Private Placement) are expected to own approximately 2.7% of the Resulting Issuer Shares, on a non-diluted basis.

At the Paget Meeting, Paget Shareholders will be asked to pass a special resolution to approve the Amalgamation, which must be approved by not less than 66 2/3% of the votes validly cast by Paget Shareholders, present in person or represented by proxy at the Paget Meeting. Paget Shareholders will also be asked to pass an ordinary resolution approving the De-listing, which must be approved by not less than a majority of the votes validly cast by disinterested Paget Shareholders, present in person or represented by proxy at the Paget Meeting.

After consulting with its legal advisors, the Board of Directors of Paget has unanimously approved and endorsed the foregoing transactions and recommends that Paget Shareholders vote in favour of the Amalgamation.

The accompanying Notice of Annual and Special Meeting and Joint Management Information Circular provide a more detailed description of the Amalgamation and the other matters to be considered at the Paget Meeting and include certain additional information to assist you in considering how to vote on the special resolution. You are urged to read this information carefully and, if you require assistance, to consult your tax, financial, legal or other professional advisors.

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Your vote is important regardless of the number of Paget Shares you own. To be represented at the Paget Meeting, you must either attend the Paget Meeting in person or complete the applicable enclosed form of proxy and forward it so as to reach or be deposited with Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department not later than forty-eight (48) hours (other than a Saturday, Sunday or holiday) immediately preceding the date of the Paget Meeting (as it may be adjourned or postponed from time to time). If you hold Paget Shares through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted. Failure to do so may result in your Paget Shares not being eligible to be voted at the Paget Meeting.

On behalf of Paget, I would like to thank all of our shareholders for their continuing support.

Yours very truly,

(signed) "Mark T. Brown"

Mark T. Brown
Chief Executive Officer

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NOTICE OF SPECIAL MEETING OF ASCENT SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Ascent Meeting") of the holders ("Ascent Shareholders") of common shares ("Ascent Shares") of Ascent Industries Corp. ("Ascent") will be held at 11:00 a.m. (Vancouver time) on July 26, 2018 at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1 for the following purposes:

1.

to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Ascent Amalgamation Resolution"), the full text of which is set out in Appendix E of the accompanying joint management information circular (the "Information Circular"), authorizing the amalgamation (the "Amalgamation") under the Business Corporations Act (British Columbia) (the "BCBCA") of Ascent and Paget Minerals Corp. ("Paget") and adopting the amalgamation agreement entered into between Ascent and Paget (the "Amalgamation Agreement"), the purpose of which is to effect, among other things, the Amalgamation, all as more particularly set forth in the accompanying Information Circular; and

2.	to transact such other business as may properly come before the Ascent Meeting or any adjournment or postponement thereof.

Specific details of the matters proposed to be put before the Ascent Meeting are set forth in the Information Circular which accompanies this Notice of Special Meeting of Ascent Shareholders.

The record date for determining the Ascent Shareholders entitled to receive notice of and vote at the Ascent Meeting is the close of business (5:00 p.m. (Vancouver time)) on June 26, 2018 (the "Record Date"). Only Ascent Shareholders whose names have been entered in the register of Ascent Shares as of close of business on the Record Date are entitled to receive notice of and vote at the Ascent Meeting.

Registered Ascent Shareholders may attend the Ascent Meeting in person or may be represented by proxy. Ascent Shareholders who are unable to attend the Ascent Meeting, or any adjournment or postponement thereof, in person are requested to date, sign and return the accompanying form of proxy for use at the Ascent Meeting or any adjournment or postponement thereof. To be effective, the form of proxy must be received by Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department (according to the instructions on the proxy), not less than forty-eight (48) hours (other than a Saturday, Sunday or holiday) immediately preceding the date of the Ascent Meeting (as it may be adjourned or postponed from time to time).

If you are a non-registered holder of Ascent Shares and have received these materials through your broker or through another intermediary, please follow the instructions set out in the voting instruction form or other instructions received from the financial intermediary to ensure that your Ascent Shares will be voted at the Ascent Meeting.

Registered holders of Ascent Shares have the right to dissent with respect to adoption of the Amalgamation Agreement and, if the Amalgamation becomes effective, to be paid the fair value of their Ascent Shares in accordance with the provisions of section 245 of the BCBCA. An Ascent Shareholder's right to dissent is more particularly described in the Information Circular. The text of Sections 237 to 247 of the BCBCA is set forth in Appendix G to the accompanying Information Circular. To exercise such right, (a) a written notice of objection to the adoption of the Amalgamation Agreement must be received by Ascent, c/o its solicitors at Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8, Attention: Noordin Nanji, not later than 4:00 p.m. (Vancouver time) two days immediately preceding the date of the Ascent Meeting (as it may be adjourned or postponed from time to time), (b) the Ascent Shareholder must not have voted in favour of adopting the Amalgamation Agreement, and (c) the Ascent Shareholder must have otherwise complied with the provisions of Sections 237 to 247 of the BCBCA.

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Failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA may result in the loss of any right to dissent. Persons who are beneficial owners of Ascent Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of Ascent Shares are entitled to dissent. Accordingly, a beneficial owner of Ascent Shares desiring to exercise the right to dissent must make arrangements for the Ascent Shares beneficially owned by such holder to be registered in the holder's name prior to the time the written objection to the Ascent Amalgamation Resolution is required to be received by Ascent or, alternatively, make arrangements for the registered holder of such Ascent Shares to dissent on behalf of the holder. It is recommended that you seek independent legal advice if you wish to exercise your right of dissent.

BY ORDER OF THE BOARD OF DIRECTORS OF ASCENT INDUSTRIES CORP.

(signed) "Philip Campbell"

Philip Campbell
Chief Executive Officer

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NOTICE OF ANNUAL AND SPECIAL MEETING OF PAGET SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual special meeting (the "Paget Meeting") of the holders ("Paget Shareholders") of common shares ("Paget Shares") of Paget Minerals Corp. ("Paget") will be held at 12:00 p.m. (Vancouver time) on July 26, 2018, at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1 for the following purposes:

1.	to receive the audited financial statements of Paget for the financial year ended December 31, 2017, together with the report of the auditor thereon;

2.	to fix the number of directors to be elected for the ensuing year at four;

3.	to elect the directors of Paget for the ensuing year;

4.	to re-appoint Davidson & Company, Chartered Professional Accountants, as auditor of Paget for the ensuing year and to authorize the directors of Paget to fix its remuneration;

5.	to approve Paget's 10% rolling stock option plan;

6.

to consider, and if deemed advisable, to approve, with or without variation, an ordinary resolution of disinterested Paget Shareholders, the full text of which is set forth in the Information Circular, approving the voluntary de-listing of the Paget Shares from the NEX board of the TSX Venture Exchange;

7.

to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Paget Amalgamation Resolution"), the full text of which is set out in Appendix C of the accompanying joint management information circular (the "Information Circular"), authorizing the amalgamation (the "Amalgamation") under the Business Corporations Act (British Columbia) (the "BCBCA") of Ascent Industries Corp. ("Ascent") and Paget and adopting the amalgamation agreement entered into between Ascent and Paget (the "Amalgamation Agreement"), the purpose of which is to effect, among other things, the Amalgamation, all as more particularly set forth in the accompanying Information Circular; and

8.

to transact such other business as may properly come before the Paget Meeting or any adjournment or postponement thereof. Specific details of the matters proposed to be put before the Paget Meeting are set forth in the Information Circular, which accompanies this Notice of Annual and Special Meeting of Paget Shareholders.

The record date for determining the Paget Shareholders entitled to receive notice of and vote at the Paget Meeting is the close of business (5:00 p.m. (Vancouver time)) on June 26, 2018 (the "Record Date"). Only Paget Shareholders whose names have been entered in the register of Paget Shares as of close of business on the Record Date are entitled to receive notice of and vote at the Paget Meeting.

Registered Paget Shareholders may attend the Paget Meeting in person or may be represented by proxy. Paget Shareholders who are unable to attend the Paget Meeting, or any adjournment or postponement thereof, in person are requested to date, sign and return the accompanying form of proxy for use at the Paget Meeting or any adjournment or postponement thereof. To be effective, the form of proxy must be received by Paget's transfer agent, Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department (according to the instructions on the proxy), not less than forty-eight (48) hours (other than a Saturday, Sunday or holiday) immediately preceding the date of the Paget Meeting (as it may be adjourned or postponed from time to time).

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If you are a non-registered holder of Paget Shares and have received these materials through your broker or through another intermediary, please follow the instructions set out in the voting instruction form or other instructions received from the financial intermediary to ensure that your Paget Shares will be voted at the Paget Meeting.

Registered holders of Paget Shares have the right to dissent with respect to adoption of the Amalgamation Agreement and, if the Amalgamation becomes effective, to be paid the fair value of their Paget Shares in accordance with the provisions of section 245 of the BCBCA. A Paget Shareholder's right to dissent is more particularly described in the Information Circular. The text of Sections 237 to 247 of the BCBCA is set forth in Appendix G to the accompanying Information Circular. To exercise such right, (a) a written notice of objection to the adoption of the Amalgamation Agreement must be received by Paget, c/o its solicitors Borden Ladner Gervais at Suite 1900, 520 3rd Avenue S.W., Calgary, AB T2P 0R3, not later than 4:00 p.m. (Calgary time) two days immediately preceding the date of the Paget Meeting (as it may be adjourned or postponed from time to time), (b) the Paget Shareholder must not have voted in favour adopting the Amalgamation Agreement, and (c) the Paget Shareholder must have otherwise complied with the provisions of Sections 237 to 247 of the BCBCA.

Failure to strictly comply with the requirements set forth in Sections 237 to 247 of the BCBCA may result in the loss of any right to dissent. Persons who are beneficial owners of Paget Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of Paget Shares are entitled to dissent. Accordingly, a beneficial owner of Paget Shares desiring to exercise the right to dissent must make arrangements for the Paget Shares beneficially owned by such holder to be registered in the holder's name prior to the time the written objection to the Paget Amalgamation Resolution is required to be received by Paget or, alternatively, make arrangements for the registered holder of such Paget Shares to dissent on behalf of the holder. It is recommended that you seek independent legal advice if you wish to exercise your right of dissent.

BY ORDER OF THE BOARD OF DIRECTORS OF PAGET

(signed) "Mark T. Brown"

Mark T. Brown
Chief Executive Officer

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JOINT MANAGEMENT INFORMATION CIRCULAR	1
Introductory Information	1
Information in this Information Circular	1
Cautionary Statement Regarding Forward-Looking Information	2
Notice to Non-Resident Shareholders	5
Currency	6
SUMMARY	8
The Meetings	8
The Amalgamation	9
Escrow Agreement	16
Arm's Length Transaction & Conflicts of Interest	16
Selected Pro Forma Financial Information of the Resulting Issuer	16
Available Funds and Principal Purposes	16
Listing and Share Price	17
Promoter Consideration	18
Interest of Experts	18
Conditional Listing of the Resulting Issuer Shares	18
Risk Factors	18
GENERAL PROXY INFORMATION CONCERNING THE MEETINGS	19
Date, Time and Place of Meetings	19
Proxy Related Matters	19
Record Date and Quorum	20
Dissent Rights	21
Voting Shares and Principal Holders	23
Interest of Certain Persons in Matters To Be Acted Upon	23
AUDIT COMMITTEE OF PAGET	24
Audit Committee Charter	24
Composition of the Audit Committee	24
Relevant Education and Experience	24
Audit Committee Oversight	25
Reliance on Certain Exemptions	25
Pre-Approval Policies and Procedures	25
External Auditor Services Fees	25
Exemption	25
CORPORATE GOVERNANCE OF PAGET	25
General	25
Board of Directors	26
Directorships	26
Orientation and Continuing Education	26
Ethical Business Conduct	26
Nomination of Directors	27
Compensation	27
Other Board Committees	27
Assessments	27
STATEMENT OF EXECUTIVE COMPENSATION OF PAGET	27
Compensation Discussion and Analysis	27
Option-Based Awards	28
Summary Compensation Table	29

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Incentive Plan Awards: Outstanding Share-Based Awards and Option-Based Awards	30
Incentive Plan Awards: Value Vested or Earned During the Year	31
Option Repricing	31
Pension Plan Benefits, Defined Contribution Plans and Deferred Compensation Plans	31
Termination and Change of Control Benefits	31
Director Compensation	32
Incentive Plan Awards: Outstanding Share-Based Awards and Option-Based Awards	32
Incentive Plan Awards: Value Vested or Earned During the Year	33
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	33
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	34
MANAGEMENT CONTRACTS	34
BUSINESS OF THE PAGET MEETING	34
Receipt of Financial Statements	34
Election of Directors	35
Appointment of Auditors	36
Approval of 10% Rolling Stock Option Plan	36
Approval of the Amalgamation	38
Approval of the De-Listing of Paget from TSXV	38
BUSINESS OF THE ASCENT MEETING	40
Approval of the Amalgamation	40
THE AMALGAMATION	41
Background to the Amalgamation	41
The Offering	41
Lock-Up Agreements	42
Standstill	43
Terms of the Amalgamation	43
Benefits of and Reasons for the Amalgamation	45
Recommendation of the Ascent Board for the Amalgamation	45
Recommendation of the Paget Board for the Amalgamation	46
Effective Date of the Amalgamation	47
Shareholder Approvals	48
Regulatory Approvals	48
Procedure for Exchange of Securities	48
Securities Law Considerations	49
THE AMALGAMATION AGREEMENT	51
General	51
Conditions Precedent to the Amalgamation	51
Termination of the Amalgamation Agreement	51
Representations and Warranties	52
INFORMATION CONCERNING PAGET	53
Corporate Structure	53
General Development of the Business	53
Selected Financial Information and Management's Discussion and Analysis	54
Description of Securities	54
Prior Sales	55
Trading History	55
Arm's Length Transaction	55
Legal Proceedings	55

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Material Contracts	56
INFORMATION CONCERNING ASCENT	57
Corporate Structure	57
General Development of the Business of Ascent	57
Narrative Description of the Business of Ascent	59
Selected Consolidated Financial Information	73
Management's Discussion and Analysis	74
Market for Securities	74
Consolidated Capitalization	74
Warrants and Options to Purchase Securities	75
Description of the Securities	75
Escrowed Securities	77
Principal Securityholders	77
Directors and Officers	77
Executive Compensation	81
Indebtedness of Directors and Executive Officers	83
Risk Factors	84
Promoters	94
Legal Proceedings and Regulatory Actions	94
Interests of Management and Others in Material Transactions	94
Auditor	94
Transfer Agent	95
Material Contracts	95
INFORMATION CONCERNING THE RESULTING ISSUER	96
Corporate Structure	96
Intercorporate Relationships	96
General Description of the Business of Resulting Issuer	96
Narrative Description of the Business	96
Issuers with U.S. Cannabis-Related Activities	96
Available Funds and Principal Purposes	101
Selected Consolidated Financial Information and Management's Discussion and Analysis	101
Market for Securities	102
Pro Forma Consolidated Capitalization	102
Warrants and Options to Purchase Securities	104
Description of the Securities	105
Escrowed Securities	107
Principal Securityholders	108
Directors and Officers	108
Corporate Governance	113
Executive Compensation	116
Indebtedness of Directors and Officers	119
Risk Factors	119
Promoters	123
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	124
Holders Resident in Canada	125
Holders Not Resident in Canada	127
GENERAL MATTERS	130
Legal Proceedings and Regulatory Actions	130
Interests of Management and Others in Material Transactions	130
Auditor, Transfer Agent and Registrar	130

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Material Contracts	130
Interest of Experts	130
Interest of Informed Persons in Material Transactions	131
Directors' and Officers' Liability Insurance	131
Other Material Facts	131
Additional Information	131
Approval of Directors	132
CERTIFICATE OF PAGET	C-1
CERTIFICATE OF ASCENT INDUSTRIES CORP	C-2

ADDENDA

APPENDIX A	GLOSSARY OF TERMS
APPENDIX B	AUDIT COMMITTEE CHARTER OF PAGET MINERALS CORP.
APPENDIX C	PAGET AMALGAMATION RESOLUTION
APPENDIX D	PAGET OPTION PLAN
APPENDIX E	ASCENT AMALGAMATION RESOLUTION
APPENDIX F	AMALGAMATION AGREEMENT
APPENDIX G	SECTIONS 237 TO 247 OF THE BCBCA
APPENDIX H	ORGANIZATIONAL CHART OF ASCENT
APPENDIX I	ORGANIZATIONAL CHART OF THE RESULTING ISSUER
APPENDIX J	ASCENT STOCK OPTION PLAN
APPENDIX K	MANAGEMENT'S DISCUSSION AND ANALYSIS OF PAGET
APPENDIX L	MANAGEMENT'S DISCUSSION AND ANALYSIS OF ASCENT
APPENDIX M	FINANCIAL STATEMENTS

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JOINT MANAGEMENT INFORMATION CIRCULAR

Introductory Information

This joint management information circular (the "Information Circular") is furnished in connection with the solicitation of proxies by and on behalf of the management of Ascent and Paget for use at the Ascent Meeting and the Paget Meeting (collectively, the "Meetings"), respectively, and any adjournments or postponements thereof.

The Ascent Meeting has been called primarily for the purpose of considering, among other matters, and, if deemed advisable, passing the Ascent Amalgamation Resolution to approve the Amalgamation. The Paget Meeting has been called primarily for the purpose of considering, among other matters, and, if deemed advisable, certain annual meeting matters, passing the Paget Amalgamation Resolution and passing the De-listing Resolution.

All summaries of, and references to, the Amalgamation in this Information Circular are qualified in their entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is included as Appendix F to this Information Circular. You are urged to read carefully the full text of the Amalgamation Agreement.

Information in this Information Circular

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth in the Glossary of Terms at Appendix A.

The information contained in this Information Circular is given as at July 2, 2018, except where otherwise noted. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Circular.

The information concerning each party contained in this Information Circular has been provided by management of that party. Although both parties have no specific knowledge that would indicate that any of such information regarding the other party is untrue or incomplete, both parties assume no responsibility for the accuracy or completeness of information or the failure by the other party to disclose events which may have occurred or may affect the completeness or accuracy of such information which are unknown to that party. Information with respect to security holdings has been provided by the respective securityholders of Ascent and Paget and/or obtained from information publicly available to Ascent and Paget. Details of the Amalgamation are set forth below under "The Amalgamation".

This Information Circular does not constitute the solicitation of an offer to purchase, or the making of an offer to sell, any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation or offer is not authorized or in which the person making such solicitation or offer is not qualified to do so or to any person to whom it is unlawful to make such solicitation or offer.

Cautionary Statement Regarding Forward-Looking Information

This Information Circular and the documents incorporated by reference herein contain certain statements or disclosures that may constitute forward-looking information or statements (collectively, "forward-looking information") under Applicable Securities Laws. All statements and disclosures, other than those of historical fact, which address activities, events, outcomes, results or developments that management of Ascent and Paget, as applicable, anticipates or expects may or will occur in the future (in whole or in part) should be considered forward-looking information. In some cases, forward-looking information can be identified by terms such as "forecast", "future", "may", "will", "expect", "anticipate", "believe", "could", "potential", "enable", "plan", "continue", "contemplate", "pro forma" or other comparable terminology. Forward-looking information presented in this Information Circular includes statements or disclosures which, among other things, relate to: completion of the Amalgamation and satisfaction of the closing conditions relating thereto; the anticipated benefits from the Amalgamation; the expected completion and implementation date of the Amalgamation; certain combined operational and financial information; the nature of the Resulting Issuer's operations following the Amalgamation; sources of funds; forecasts of capital expenditures, including general and administrative expenses, and the sources of the financing thereof; expectations regarding the ability to raise capital; the Resulting Issuer's business outlook following the Amalgamation; plans and objectives of management for future operations; forecast business results; and anticipated financial performance. Some of the specific forward looking statements in this Information Circular include, but are not limited to, statements with respect to the following:

  expenses that will be incurred by the Resulting Issuer once it becomes a public company;

  the use of the Resulting Issuer's available funds;

  the performance of the Resulting Issuer's business and operations;

  the intention to grow the business and operations of Ascent and the Resulting Issuer;

  completion of the Paget Private Placement;

  the completion of the acquisition of Agrima Meadows by Ascent/the Resulting Issuer in the third quarter of 2018;

  the Resulting Issuer's plans to increase cultivation and production operations;

  sufficient working capital and the Resulting Issuer's ability to raise additional funding going forward;

  the intention to complete the Amalgamation;

  future legislative and regulatory developments involving medical and adult-use cannabis that may affect the Resulting Issuer;

  the description of the Resulting Issuer and its operations that assume the completion of the Amalgamation;

  expected growth in the number of users of medical and adult-use cannabis in Canada;

  number of grams of medical and adult-use cannabis expected to be used by each user;

  expected growth in the Resulting Issuer's growing capacity;

  the methods used by the Resulting Issuer to deliver cannabis;

  the competitive conditions of the industry;

  the legalization of cannabis for recreational use in Canada and the United States, including federal, provincial and state regulations pertaining thereto and the timing related thereof and the Resulting Issuer's intentions to participate in such markets, if and when such market is legalized;

  the Resulting Issuer's ability to successfully brand products;

  the development of cannabis markets North America, Europe and globally;

  the timing of legalization of adult-use cannabis in Canada;

  access by the Resulting Issuer to debt and/or equity markets on acceptable terms to the Resulting Issuer;

  statements related to the effect and consequences of certain regulatory initiatives and related announcements, and the impact thereof for shareholders, industry participants and other stakeholders;

  expectations with respect to future production costs;

  expectations with respect to the renewal and/or extension of the Resulting Issuer's licenses;

  any commentary related to the legalization of cannabis and the timing related thereto;

  changes in laws and regulations affecting the Resulting Issuer;

  the competitive and business strategies of the Resulting Issuer;

  the Resulting Issuer's operations in the United States, the characterization and consequences of those operations under federal law, and the framework for the enforcement of medical cannabis and cannabis-related offenses in the United States;

  the grant and impact of any license or supplemental licence to conduct activities with cannabis or any amendments thereof;

  the anticipated future gross margins of the Resulting Issuer's operations; and

  other currently unforeseen factors.

The forward-looking information in statements or disclosures in this Information Circular is based (in whole or in part) upon factors which may cause actual results, performance or achievements of Ascent and Paget and the Resulting Issuer, as applicable, to differ materially from those contemplated (whether expressly or by implication) in the forward-looking information. Those factors are based on information currently available to Ascent and Paget, as applicable, including information obtained from third party sources. Actual results or outcomes may differ materially from those predicted by such statements or disclosures. While Ascent and Paget do not know what impact any of those differences may have, their business, results of operations, financial condition and credit stability may be materially adversely affected. Factors that could cause actual results or outcomes to differ materially from the results expressed or implied by forward-looking information include, among other things, the inability of Ascent and Paget, for any reason, to complete the Amalgamation specifically, including the failure to obtain required regulatory or shareholder approvals; the failure of Ascent or Paget to satisfy all of the conditions to closing as set out in the Amalgamation Agreement, changes in government regulation, changes in applicable laws, insufficient access to capital of the Resulting Issuer, being an early entrant to market, operational risks, risks of losses not covered by insurance, difficulty to access capital, financing risk, unforeseen or unexpected taxation matters, litigation risks, the yield from the Resulting Issuer's cannabis growing operations, consumer interest in the products of the Resulting Issuer, competition, internal controls over financial processes and reporting, as well as those other factors discussed in the sections entitled "Information Concerning Paget – Risk Factors", "Information Concerning Ascent – Risk Factors" and "Information Concerning the Resulting Issuer – Risk Factors" in this Information Circular. Although Ascent and Paget have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to deviate from stated anticipations, estimates or intentions. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking information. All of the forward-looking statements made in this Information Circular are qualified by these cautionary statements.

Various assumptions or factors are typically applied in drawing conclusions or making the forecasts or projections set out in forward-looking information. Those assumptions and factors are based on information currently available to Ascent and Paget, as applicable, including information obtained from third party sources. In some instances, material assumptions and factors are presented or discussed elsewhere in this Information Circular in connection with the statements or disclosure containing the forward-looking information. You are cautioned that the following list of material factors and assumptions is not exhaustive. The factors and assumptions include, but are not limited, to the approval of the Amalgamation by the Ascent Shareholders and the Paget Shareholders, the receipt of all required regulatory approvals, including those of the relevant stock exchanges, and all required consents to complete the Amalgamation, satisfaction of the conditions to closing in the Amalgamation Agreement, and the completion of the Amalgamation, no unforeseen changes in the legislative and operating framework for the business of Ascent and Paget, as applicable, a stable competitive environment, and no significant event occurring outside the ordinary course of business such as a natural disaster or other calamity.

Certain of the forward-looking statements and forward-looking information and other information contained herein concerning the medical cannabis industry and the general expectations of Ascent and Paget concerning the medical cannabis industry, the recreational cannabis industry and concerning each of Ascent, Paget and the Resulting Issuer, are based on estimates prepared by Ascent and/or Paget, as applicable, using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Parties believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While neither Ascent nor Paget are aware of any misstatement regarding any industry or government data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors.

Ascent Shareholders and Paget Shareholders are cautioned not to place undue reliance on forward-looking information, as such information involves significant risks and uncertainties and should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or not the times at or by which such performance or results will be achieved. Ascent and Paget are not obligated to update or revise any of the forward-looking information in this Information Circular, whether as a result of new information, future events or otherwise, except as required by law.

Notice to Non-Resident Shareholders

For those Ascent Shareholders and Paget Shareholders not resident in Canada, the Amalgamation described herein is made in respect of the securities of a foreign company, and as a result the disclosure requirements and financial statements may be different from comparable disclosure requirements and financial statements for comparable companies that issue securities in the jurisdiction in which you reside.

It may be difficult for you to enforce your rights and any claim that you may have arising under applicable federal securities laws, since Ascent and Paget are located in a foreign country, a substantial portion of their assets are located in Canada and some or all of their officers and directors may be residents of that foreign country. You may not be able to sue the foreign company or its officers or directors in a court in a jurisdiction outside of Canada for violations of the securities laws.

FOR ASCENT SHAREHOLDERS AND PAGET SHAREHOLDERS RESIDENT IN THE UNITED STATES, NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You are advised to consult your tax advisor to determine the particular tax consequences to you of the Amalgamation described herein. There may be material tax consequences to securityholders of Ascent and Paget as a result of the Amalgamation. None of Ascent, Paget or the Resulting Issuer give any opinion or make any representation with respect to the tax consequences to an Ascent or Paget US Securityholder under United States, state, local or foreign tax law of the acquisition or disposition of Resulting Issuer Securities. In particular, no determination has been made whether Ascent, Paget or the Resulting Issuer is or will be a "passive foreign investment company" ("PFIC") within the meaning of Section 1291 of the United States Internal Revenue Code.

The Resulting Issuer Shares to be issued in the Amalgamation will be issued pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "US Securities Act"), provided by Rule 802 thereunder. No Resulting Issuer Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Resulting Issuer is satisfied that such securities may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Resulting Issuer in its sole discretion, and without subjecting the Resulting Issuer to any registration or similar requirements.

Ascent or Paget shareholders that hold "restricted securities" as defined in Rule 144 under the US Securities Act will receive Resulting Issuers Shares that are restricted to the same extent, including legends, and proportion that the Ascent or Paget shares held by such US shareholders are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from the registration requirements of the US Securities Act and applicable state securities Laws.

A Form CB – Tender Offer/Rights Offering Notification Form (a "Form CB") will be furnished to the Securities and Exchange Commission in respect of the securities to be issued in the Amalgamation as contained in this Information Circular. Ascent and Paget US Shareholders are urged to read this Information Circular and any other relevant documents to be filed with the SEC because they will contain important information. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC will be available free of charge from both Ascent and Paget. You should direct requests for documents to Ascent at its offices at 260-22529 Lougheed Highway, Maple Ridge, British Columbia V2X 0T5, Attention: Philip Campbell.

You should be aware that parties to the Amalgamation may purchase securities otherwise than under the Amalgamation, subject to compliance with Applicable Securities Laws of Canada.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE HOLDERS OF ASCENT OR PAGET SHARES RESIDE AND NO SUCH OFFER TO SELL OR SALE, OR SOLICITATION OF AN OFFER TO BUY MAY BE MADE IN SUCH U.S. STATES.

Currency

The financial statements and summaries of financial information for both Ascent and Paget contained in this Information Circular are reported in Canadian dollars, unless otherwise indicated.

This Joint Information Circular relates to the securities of entities that currently do, and are expected to continue to, indirectly derive a portion of their revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. Federal Law. Ascent is, and upon completion of the Amalgamation, the Resulting Issuer will be involved (through wholly-owned subsidiaries) in the cannabis industry in the United States in those States where local state law permits such activities, as well as the medical cannabis industry in Canada. Canada has regulated medical use and commercial activity involving cannabis and proposed Bill C-45, referred to as the Cannabis Act (Canada), to regulate the production, distribution and sale of cannabis for unqualified adult-use. While Bill C-45 received royal assent in June 2018, implementation of various aspects of the regime, including preparing markets for retail sales, will not occur until October 17, 2018.

Almost half of U.S. states have enacted legislation to regulate the sale and use of medical cannabis without limits on tetrahydrocannabinol ("THC"), while other states have regulated the sale and use of medical cannabis with strict limits on the levels of THC. Notwithstanding the permissive regulatory environment of medical cannabis at the state level, cannabis continues to be categorized as a controlled substance under the Controlled Substances Act (the "CSA") in the United States and as such, may be in violation of federal law in the United States.

As a result of the conflicting views between state legislatures and the United States federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law, which may adversely affect the current and future investments of the Ascent and the Resulting Issuer in the United States. As such, there are a number of risks associated with Ascent and the Resulting Issuer's existing and future investments in the United States, and such investments may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, Ascent and the Resulting Issuer may be subject to significant direct and indirect interaction with public officials. See "Information Concerning the Resulting Issuer - Risk Factors Related to the United States".

For the reasons set forth above, Ascent and the Resulting Issuer's interests in the United States cannabis market may become the subject of heightened scrutiny by regulators, stock exchanges, clearing agencies and other authorities in Canada. It has been reported by certain publications in Canada that CDS may implement policies, the effect of which would be to refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada's central securities depository, clearing and settlement hub settling trades in the Canadian equity, fixed income and money markets. The TMX Group, owner and operator of CDS subsequently issued a statement on

August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S., despite media reports to the contrary and that they were working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time. On November 24, 2017, The TMX Group issued a further statement acknowledging that the matter is complex and touches multiple aspects of Canada's capital markets system and, as such, requires close examination and careful consideration. The TMX Group noted that CDS continues to work with regulators and exchanges to arrive at a solution that will clarify this matter for issuers, investors, participants and the public. This solution will be founded on each exchange's role in applying listing requirements, including exchange rules related to issuers' compliance with applicable laws. In the interim, the TMX Group reiterated there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S. On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (the "MOU") with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSXV. The MOU outlines the parties' understanding of Canada's regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future.

If such a ban were to be implemented, it would have a material adverse effect on the ability of holders of Resulting Issuer Shares to make and settle trades. In particular, the Resulting Issuer Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of the Resulting Issuer Shares through the facilities of a stock exchange. See "Information Concerning the Resulting Issuer – Risk Factors Related to the United States".

SUMMARY

The following is a summary of certain information contained in this Information Circular, including its Appendices, relating to Ascent, Paget and the Resulting Issuer (assuming completion of the Amalgamation) and should be read together with the more detailed information and financial data and statements elsewhere in this Information Circular. This summary is provided for convenience only and is qualified in its entirety by the Notices of Meetings and this Information Circular, including the Appendices hereto and the documents incorporated by reference herein.

The Meetings

Date, Time and Place of the Meetings

The Ascent Meeting will be held on July 26, 2018 at 11:00 a.m. (Vancouver time) at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

The Paget Meeting will be held on July 26, 2018 at 12:00 p.m. (Vancouver time) at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

The Record Date

The record date for determining Ascent Shareholders who are entitled to receive notice of and vote at the Ascent Meeting is June 26, 2018.

The record date for determining Paget Shareholders who are entitled to receive notice of and vote at the Paget Meeting is June 26, 2018.

Purpose of the Meetings

This Information Circular is furnished in connection with the solicitation of proxies by management of Ascent and Paget for use at the Meetings.

At the Ascent Meeting, Ascent Shareholders will be asked to consider and, if thought advisable, to pass, with or without variation a special resolution approving the Amalgamation. The special resolution must be approved by not less than 66 2/3% of the votes validly cast by Ascent Shareholders, present in person or represented by proxy at the Ascent Meeting. See "Business of the Ascent Meeting."

At the Paget Meeting, Paget Shareholders will be asked:

(i)	to receive the audited financial statements of Ascent for the financial year ended December 31, 2017, together with the report of the auditor thereon;

(ii)	to fix the number of directors to be elected for the ensuing year at four;

(iii)	to elect the directors of Paget for the ensuing year;

(iv)	to re-appoint Davidson & Company LLP, Chartered Professional Accountants, as auditor of Paget for the ensuing year and to authorize the directors of Paget to fix its remuneration;

(v)	to approve Paget's 10% rolling stock option plan;

(vi)

to consider, and if deemed advisable, to approve, with or without variation, an ordinary resolution of disinterested Paget Shareholders, approving the voluntary de-listing of the Paget Shares from the NEX board of the TSX Venture Exchange; and

(vii)

to consider and, if thought advisable, to pass, with or without variation, a special resolution approving the Amalgamation. The special resolution must be approved by not less than 66 2/3% of the votes validly cast by Paget Shareholders, present in person or represented by proxy at the Paget Meeting. See "Business of the Paget Meeting".

The Amalgamation

Parties to the Amalgamation

Paget was incorporated under the BCBCA on May 24, 2007. There are currently 9,279,834 Paget Shares outstanding. There are 3,000,000 Paget Warrants, 628,334 Paget Stock Options and 70,000 Paget Finder's Options currently outstanding. Paget is a reporting issuer in the provinces of British Columbia and Alberta and the Paget Shares are listed on the NEX. See "Information Concerning Paget". It is expected that Paget will complete the Paget Private Placement prior to the Effective Date.

Ascent was incorporated under the BCBCA on May 30, 2013. There are (i) 252,885,817 Ascent Shares issued and outstanding, (ii) no Ascent Preferred Shares issued and outstanding, (iii) 8,833,333 Ascent Series B Warrants convertible into an equivalent number of Ascent Shares, (iv) 48,085,500 Ascent Subscription Receipts convertible into 48,085,500 Ascent Subscription Receipt Units comprised of 48,085,500 Ascent Shares and 48,085,500 Ascent Subscription Receipt Warrants convertible into an equivalent number of Ascent Shares, (v) 2,885,130 Broker Warrants exercisable for 2,885,130 Ascent Shares and 2,885,130 warrants of Ascent convertible into an equivalent number of Ascent Shares; (vi) 30,591,135 Ascent Series D Warrants convertible into an equivalent number of Ascent Shares; (vii) 12,470,000 Ascent Stock Options convertible into an equivalent number of Ascent Shares; (viii) 11,428,571 Ascent Shares are issuable upon conversion of the Ascent Convertible Debenture; and (ix) approximately 3,001,389 Ascent Shares to be issued for purchased assets and for performance based milestones under existing contracts.

Ascent is a multi-national company focused on cannabis cultivation, processing, production, research and product development. Ascent specializes in identifying and investing in hard assets and strategic opportunities that capitalize on the progressing acceptance of cannabis worldwide. Ascent has operations in Canada and the United States, and is developing operations in Denmark from which it plans to expand in Europe.

Ascent's head office is located at 260-22529 Lougheed Highway, Maple Ridge, British Columbia V4R 2T4 and its registered office is located at Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8. Ascent's telephone number at its head office is (604) 380-3840. Ascent's website is www.ascentindustriescorp.com. Information contained on Ascent's website does not constitute a part of this Information Circular.

Ascent is focused on developing, branding, producing and distributing sophisticated cannabis projects in legal medical and adult-use jurisdictions, with current operations in British Columbia, Oregon and Nevada. Through its wholly-owned subsidiaries, Ascent holds cannabis licenses in Canada, Oregon and Nevada. For more information about Ascent's business, see "Information Concerning Ascent".

By the end of calendar year 2018, Ascent expects to have 710,000 square feet in cannabis cultivation and production space. This space will allow Ascent to cultivate approximately 65 million grams of cannabis output and produce approximately 12 million grams of oil output annually. Ascent has plans to add another 1.4 million square feet in cultivation and production space by the end of calendar year 2020.

Ascent is well positioned to be a leader of branded, commercialized products in medical and adult-use markets across North America. As a long-standing participant in the medical cannabis space,

Ascent's wholly-owned subsidiary Agrima Botanicals Corp. already has a loyal following of consumers across many of its brands and products, which will serve as a catalyst towards being a prominent first mover at the debut of adult-use legalization in Canada. Ascent's extensive product catalogue includes more than 40 unique products under several customer-focused house brands.

The Amalgamation

General

On June 29, 2018, Ascent and Paget entered into the Amalgamation Agreement which sets out the terms and conditions pursuant to which the parties will complete the Amalgamation. The Amalgamation Agreement contains various covenants, representations and warranties of and from each of the Parties and various conditions precedent. The terms of the Amalgamation are the result of arm's length negotiations conducted between Ascent and Paget and their respective legal advisors. This Information Circular contains a summary of certain provisions of the Amalgamation Agreement and is qualified in its entirety by the full text of the Amalgamation Agreement, a copy of which is included at Appendix F to this Information Circular.

If the resolutions in respect of the Amalgamation are approved at the Ascent Meeting and the Paget Meeting, and all other conditions precedent to the Amalgamation are satisfied or waived, Ascent will amalgamate with Paget under the BCBCA to form the Resulting Issuer, which will continue the business of Ascent.

The Subscription Receipt Offering

On June 21, 2018, Ascent completed the Subscription Receipt Offering of 48,050,500 Ascent Subscription Receipts at a price of $0.40 per Ascent Subscription Receipt (the "Subscription Price") for gross proceeds of $19.2 million, pursuant to the Agency Agreement.

Each Ascent Subscription Receipt issued under the Subscription Receipt Offering entitles the holder thereof, following the satisfaction of the Escrow Release Conditions, to receive one (1) Ascent Subscription Receipt Unit, each comprised of one (1) Ascent Share and one (1) Ascent Subscription Receipt Warrant. Each Ascent Subscription Receipt Warrant will entitle the holder thereof to purchase one Ascent Share at a price of $0.60 for a period of 24 months after the closing date of the Subscription Receipt Offering.

The gross proceeds from the Subscription Receipt Offering, less the Agents' commission, fees, and estimated costs and expenses, are being held in escrow with Stikeman Elliott LLP pursuant to the Subscription Receipt Escrow Agreement and will continue to be held in escrow pending the satisfaction, or waiver in whole or in part by Clarus, on behalf of the Agents, in its sole discretion of the Escrow Release Conditions. In the event the Escrow Release Conditions are not satisfied on or before 5:00 p.m. (Toronto time) on September 21, 2018, the gross proceeds of the Subscription Receipt Offering, plus the interest accrued thereon, shall be returned to the purchasers pro rata and the Ascent Subscription Receipts shall be automatically cancelled, void and of no value or effect.

On the Effective Date, the Ascent Shares and Ascent Subscription Receipt Warrants previously issued upon the deemed exercise of the Ascent Subscription Receipts will be exchanged for Resulting Issuer Shares and Replacement Ascent Subscription Receipt Warrants. Each Replacement Ascent Subscription Receipt Warrant will entitle the holders thereof to purchase a Resulting Issuer Share on the same terms and conditions as the Ascent Subscription Receipt Warrants that they replace.

Pursuant to the Agency Agreement, Ascent has paid to the Agents, along with the reasonable expenses of the Agents, except with respect to President's List Purchasers, (i) a cash commission of $1,103,382, equal to six percent (6.0%) of the gross proceeds raised in the Offering, except with respect to proceeds from President's List Purchasers, for which the Agents received a cash commission equal to 3.0%; and (ii) such number of Broker Warrants as is equal to six percent (6.0%) of the total number of Ascent Subscription Receipts sold pursuant to the Offering. Each Broker Warrant is exercisable to acquire units at an exercise price equal to the Subscription Price at any time until June 21, 2020, each such unit consisting of one (1) Ascent Share and one (1) warrant to purchase an Ascent Share. Upon completion of the Amalgamation, each Broker Warrant will be exercisable on its terms to acquire Resulting Issuer Units. See "The Amalgamation – Offering".

Lock-Up Agreements

Pursuant to the Agency Agreement, certain management, directors and officers of Ascent entered into Lock-Up Agreements with the Agents, pursuant to which they agreed among other things, not to, and not to permit any of his, her or its affiliates (as defined in the Securities Act) to: directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise any securities of Ascent or Paget (for greater certainty, including any securities of the Resulting Issuer), or other securities convertible into or exercisable or exchangeable for such first mentioned securities for a period of six (6) months after the completion of the Amalgamation, subject to certain customary exceptions. See "The Amalgamation – Lock-Up Agreements".

Ascent intends to enter into lock-up agreements with certain of its shareholders on similar terms prior to completion of the listing of the shares of the Resulting Issuer on the Exchange.

Standstill

Pursuant to the Agency Agreement, Ascent, Paget and any successor of Ascent or Paget (including the Resulting Issuer) have covenanted with the Agents not to directly or indirectly, offer, issue, sell, grant an option or right in respect of, or agree to, announce any intention to, offer, issue, sell, grant an option or right in respect of, any equity or voting securities other than with respect to certain exceptions, including pursuant to stock option plans, issuance of securities upon the exercise of existing convertible securities, certain obligations to issue securities in respect of existing agreements and the Paget Private Placement. See "The Amalgamation – Standstill".

Amalgamation Steps

Upon satisfaction of the Escrow Release Conditions, and prior to the completion of the Amalgamation, each Ascent Subscription Receipt will convert automatically into one (1) Ascent Subscription Receipt Unit without payment of additional consideration or further action on the part of the holder and the Escrowed Proceeds will be released from escrow.

Thereafter, on the Effective Date of the Amalgamation:

  Paget will consolidate all of the then issued and outstanding Paget Shares on the basis of six (6) pre-Consolidation Paget Shares for one (1) post-Consolidation Paget Share, and all securities convertible to Paget Shares on a similar basis.

  Each Paget Share shall be cancelled, and former Paget Shareholders (other than Paget Dissenting Shareholders (who are ultimately entitled to be paid the fair value of their Paget Shares)), shall receive one (1) Resulting Issuer Share for each post-Consolidation Paget Share held by them.

  Each post-Consolidation Paget Warrant will be replaced with one (1) Replacement Paget Warrant, and each such Paget Warrant will be cancelled.

  Each post-Consolidation Paget PP Warrant will be replaced with one (1) Replacement Paget PP Warrant, and each such Paget PP Warrant will be cancelled.

  Each post-Consolidation Paget Stock Option will be replaced with one (1) Resulting Issuer Stock Option on the same terms, and each such Paget Stock Option will be cancelled.

  Each post-Consolidation Paget Finder's Option will be replaced with one (1) Replacement Paget Finder's Option, and each such Paget Finder's Option will be cancelled.

  Each Ascent Share, including the shares underlying the Ascent Subscription Receipt Units, shall be cancelled, and former Ascent Shareholders (other than Ascent Dissenting Shareholders (who are ultimately entitled to be paid the fair value of their Ascent Shares)), shall receive one (1) Resulting Issuer Share for each Ascent Share held by them.

  Each outstanding Ascent Series B Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein.

  The Ascent Convertible Debenture will be convertible into Resulting Issuer Shares in accordance with the terms therein.

  Each outstanding Ascent Series D Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein.

  Each outstanding Ascent Subscription Receipt Warrant will be replaced with one (1) Replacement Ascent Subscription Receipt Warrant, and each such Ascent Subscription Receipt Warrant will be cancelled.

  Each outstanding Broker Warrant will be exercisable for Resulting Issuer Units in accordance with its terms.

  Each outstanding Ascent Stock Option will be replaced with one (1) Resulting Issuer Stock Option, and each such Ascent Stock Option will be cancelled.

  All of the property and assets of each of Ascent and Paget will become the property and assets of the Resulting Issuer and the Resulting Issuer will be liable for all of the liabilities and obligations of each of Ascent and Paget.

Following the Amalgamation:

  The Resulting Issuer will carry on the business previously carried on by Ascent.

  Former shareholders of Paget, including holders of Paget Shares issued pursuant to the Paget Private Placement, will hold 8,213,306 Resulting Issuer Shares, representing approximately 2.7% of the outstanding Resulting Issuer Shares, on a non-diluted basis.

  Former shareholders of Ascent, including holders of Ascent Subscription Receipts, will hold 300,971,317 Resulting Issuer Shares, representing approximately 97.3% of the outstanding Resulting Issuer Shares, on a non-diluted basis.

Assuming there are no Paget Dissenting Shareholders or Ascent Dissenting Shareholders, and no securities convertible into Ascent Shares or Paget Shares are exercised during the period between the date of this Information Circular and the Effective Date, on completion of the Amalgamation, there will be 309,184,623 Resulting Issuer Shares issued and outstanding on a non-diluted basis, and 452,106,605 Resulting Issuer Shares outstanding on a fully diluted basis.

Conditions to Completion

Completion of the Amalgamation and the transactions contemplated by the Amalgamation Agreement are subject to, among other things:

  all consents and approvals necessary to consummate the Amalgamation having been obtained, including approval by the Ascent Shareholders of the Ascent Amalgamation Resolution, approval by the Paget Shareholders of the De-listing Resolution and the Paget Amalgamation Resolution and approval of the Exchange, which is in force and has not been modified;

  no Law being in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins Ascent or Paget from consummating the Amalgamation;

  there not having occurred a Material Adverse Effect with respect to Paget or to Ascent;

  the Amalgamation Agreement shall not have been terminated pursuant to the terms thereof;

  the delivery of letters of resignation of all of Paget's directors and officers, other than Mark T. Brown;

  Paget having caused the termination of all agreements involving Paget relating to administration or leases;

  the gross proceeds of the Paget PP being an amount equal to $2,000,000, or such amount as acceptable to Ascent in its sole discretion;

  Paget shall have cash on hand of not less than an amount equal to the gross proceeds of the Paget PP Proceeds, less (i) the amount of actual expenses incurred by Paget in connection with the transactions contemplated hereby; and (ii) $100,000.

Termination of the Amalgamation Agreement

The Amalgamation Agreement may be terminated by the mutual written agreement of the Parties, or by either Party upon notice by either one to the other prior to the Effective Date: (a) if the Ascent Amalgamation Resolution is not approved by the Ascent Shareholders or the Paget Amalgamation Resolution is not approved by the Paget Shareholders, respectively, provided that a Party may not terminate the Amalgamation Agreement if the failure to obtain the requisite approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; (b) if after the date of the Amalgamation Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins Ascent or Paget from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; and (c) if the Effective Date is not on or prior to the date (the "Outside Date") that is, unless otherwise agreed to in writing by Ascent and Paget, the earlier of (i) the day that is ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in the Amalgamation Agreement; or (ii) August 15, 2018, provided that the failure of the Effective Date to so occur is not due to Party seeking to terminate the Amalgamation Agreement being in breach of one of its representations or warranties or to perform any of the covenants and agreements of such Party set forth therein. In addition to the foregoing, Ascent may also terminate the Amalgamation Agreement if Paget has breached any of its material representations or warranties or failed to perform any covenant or agreement contained in the Amalgamation Agreement and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date (provided that Ascent is not then in breach of any of its representations, warranties or covenants under the Amalgamation Agreement). In addition to the foregoing, Paget may also terminate the Amalgamation Agreement if Ascent has breached any of its material representations or warranties or failed to perform any covenant or agreement contained in the Amalgamation Agreement and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date (provided that Paget is not then in breach of any of its representations, warranties or covenants under the Amalgamation Agreement).

Recommendation of the Ascent Board

The Amalgamation has been unanimously approved by the Ascent Board, which has determined that the Amalgamation is in the best interests of Ascent. After consulting with its legal and financial advisors, the Ascent Board unanimously recommends that the Ascent Shareholders vote in favour of the Amalgamation. See "The Amalgamation - Recommendation of the Ascent Board for the Amalgamation."

Recommendation of the Paget Board

The Amalgamation has been unanimously approved by the Paget Board, which has determined that the Amalgamation is in the best interests of Paget. After consulting with its legal advisors, the Paget Board unanimously recommends that the Paget Shareholders vote in favour of the Amalgamation. See "The Amalgamation - Recommendation of the Paget Board for the Amalgamation."

Shareholder Approval

Pursuant to the BCBCA and the articles of Ascent, the Ascent Amalgamation Resolution approving the Amalgamation must be passed, with or without variation, by not less than 66 2/3% of the votes validly cast by Ascent Shareholders, present in person or represented by proxy at the Ascent Meeting.

Pursuant to the BCBCA and the articles of Paget, the Paget Amalgamation Resolution approving the Amalgamation must be passed, with or without variation, by not less than 66 2/3% of the votes validly cast by Paget Shareholders, present in person or represented by proxy at the Paget Meeting. Pursuant to the policies of the NEX, the De-listing Resolution approving the De-listing must be passed, with or without variation, by not less than a majority of the votes validly cast by disinterested Paget Shareholders, present in person or represented by proxy at the Paget Meeting.

Notwithstanding the foregoing, the Ascent Amalgamation Resolution authorizes the Ascent Board, without further notice to or approval of the Ascent Shareholders, and the Paget Amalgamation Resolution authorizes the Paget Board, without further notice to or approval of the Paget Shareholders, subject to the terms of the Amalgamation Agreement, to decide not to proceed with the Amalgamation and to revoke the Ascent Amalgamation Resolution or the Paget Amalgamation Resolution, as applicable, at any time prior to completion of the Amalgamation.

If the Ascent Shareholders fail to approve the Ascent Amalgamation Resolution or the Paget Shareholders fail to approve the Paget Amalgamation Resolution, the Amalgamation may be terminated. See "The Amalgamation – Shareholder Approvals".

Regulatory Approvals

It is a condition to the completion of the Amalgamation that all regulatory approvals, including approval of the listing of the Resulting Issuer Shares on the Exchange, shall have been obtained on terms and conditions satisfactory to Ascent and Paget, in each case acting reasonably, on appeal or otherwise. See "The Amalgamation – Regulatory Approvals".

Timing

Subject to all conditions precedent to the Amalgamation as set forth in the Amalgamation Agreement being satisfied or waived by the appropriate Party, the Amalgamation will become effective on the Effective Date, which the Parties currently anticipate taking place on or before August 15, 2018.

Procedure for Exchange of Securities

A Letter of Transmittal has been sent to the Paget Shareholders with this Information Circular. The Letter of Transmittal sets out the procedure to be followed by Paget Shareholders to deposit their Paget Shares. If the Amalgamation becomes effective, in order to receive Resulting Issuer Shares to which a Paget Shareholder is entitled under the Amalgamation, a Paget Shareholder must deliver the Letter of Transmittal, properly completed and duly executed, together with certificate(s) representing their respective shares and all other required documents to the Depositary at the address set forth in the Letter of Transmittal. It is each Paget Shareholder's responsibility to ensure that the Letter of Transmittal is received by the Depositary. If the Amalgamation is not completed, the Letter of Transmittal will be of no effect and the Depositary will return all certificates or Direct Registration Advice representing Paget Shares to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal.

Each certificate which immediately prior to the Amalgamation represented Ascent Shares will be cancelled without requiring any further action on the part of the holders thereof. Upon completion of the Amalgamation and delivery and surrender by an Ascent Shareholder of the certificates representing all of Ascent Shares owned by such Shareholder, registered holders of Ascent Shares will be delivered the number of Resulting Issuer Shares to which they are so entitled under the Amalgamation. See "The Amalgamation - Procedure for Exchange of Securities".

Right of Dissent – Ascent Shareholders

Registered holders of Ascent Shares have the right to dissent with respect to the adoption of the Amalgamation Agreement and, if the Amalgamation becomes effective, to be paid the fair value of their Ascent Shares in accordance with the provisions of section 245 of the BCBCA. An Ascent Shareholder's right to dissent is more particularly described in the Information Circular. The text of Sections 237 to 247 of the BCBCA is set forth in Appendix G to this Information Circular. An Ascent Dissenting Shareholder must send a written objection to the adoption of the Amalgamation Agreement, which written objection must be received by Ascent c/o its solicitors at Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver British Columbia, V6C 2X8, Attention: Noordin Nanji by 4:00 p.m. (Vancouver time) two days immediately preceding the date of the Ascent Meeting.

Ascent Shareholders who are not Registered Shareholders and who wish to exercise Ascent Dissent Rights must arrange for their intermediary to dissent on their behalf. Ascent Dissent Rights are not available to optionholders or warrantholders.

Rights of Dissent – Paget Shareholders

Registered holders of Paget Shares have the right to dissent with respect to the adoption of the Amalgamation Agreement and, if the Amalgamation becomes effective, to be paid the fair value of their Paget Shares in accordance with the provisions of section 245 of the BCBCA. A Paget Shareholder's right to dissent is more particularly described in the Information Circular. The text of Sections 237 to 247 of the BCBCA is set forth in Appendix G to this Information Circular. A Paget Dissenting Shareholder must send a written objection to the adoption of the Amalgamation Agreement, which written objection must be received by Paget, c/o its solicitors at Borden Ladner Gervais LLP at Suite 1900, 520 3rd Avenue S.W., Calgary, AB T2P 0R3, by 4:00 p.m. (Calgary time) two days immediately preceding the date of the Paget Meeting.

Paget Shareholders who are not Registered Shareholders and who wish to exercise Paget Dissent Rights must arrange for their intermediary to dissent on their behalf. Paget Dissent Rights are not available to optionholders or warrantholders.

Interests of Insiders

It is anticipated that no person will own of record or beneficially, directly or indirectly, or exercise control or direction over more than 10% of the issued and outstanding Resulting Issuer Shares after giving effect to the Amalgamation.

Escrow Agreement

The Resulting Issuer Shares held by Principals will be subject to the Escrow Agreement and are to be incrementally released beginning on the Listing Date. See "Information Concerning the Resulting Issuer –Escrowed Securities".

Arm's Length Transaction & Conflicts of Interest

The terms of the Amalgamation are the result of arm's length negotiations conducted between Paget and Ascent and their respective legal advisors. As of the date of this Information Circular, and to the knowledge of the directors and officers of Paget and Ascent, there are no existing conflicts of interest between the Resulting Issuer and any of the individuals who will continue as directors or officers following the completion of the Amalgamation. Additional situations may arise where the directors and/or officers of the Resulting Issuer may be in competition with the Resulting Issuer. "Information Concerning the Resulting Issuer – Conflicts of Interest."

Selected Pro Forma Financial Information of the Resulting Issuer

The following table sets forth certain pro forma financial information of the Resulting Issuer after giving effect to the Amalgamation. Such unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments and are not necessarily indicative of the Resulting Issuer's consolidated financial position if the events reflected therein were in effect for the periods presented, nor do they purport to project the Resulting Issuer's financial position or results from operations for any future period. See "Information Concerning the Resulting Issuer - Selected Consolidated Financial Information and Management's Discussion and Analysis ".

Balance Sheet	Pro Forma as at March 31, 2018 after Giving Effect to the Amalgamation
Current Assets	$39,093,027
Current Liabilities	$4,928,586
Shareholders' Equity	$50,389,646

Available Funds and Principal Purposes

Upon completion of the Amalgamation, the Resulting Issuer will have approximately $23.7 million of estimated funds available which can be broken down as follows:

Type of Funds	Amount
Estimated working capital deficiency of Paget	$(15,000)
Estimated consolidated working capital of Ascent as June 30, 2018 (including the proceeds of the Series D private placement financing)*	$4,000,000
Net proceeds of Subscription Receipt Financing	$17,994,015
Gross proceeds of the Paget Private Placement	$2,000,000
Total	$23,979,015

*The estimated working capital as at June 30, 2018 is based on estimated components of internal unaudited financial information adjusted to exclude the $4,000,000 Ascent Convertible Debenture, which matures on May 26, 2019, as well as certain other accruals for milestone payments based on future delivery of services. Ascent has engaged in discussions with the lenders in connection to extending the maturity date of the Ascent Convertible Debenture.

Between the date of the Information Circular and the completion of the Amalgamation, and subject to receiving any required consents, Ascent may complete an additional offering of Ascent Shares or securities convertible into Ascent Shares for gross proceeds of up to $10,000,000.

It is expected that the funds available to the Resulting Issuer will be used as set out in the following table:

Anticipated Use of Funds	Amount
Capital Expenditures	$10,000,000
Marketing and Product Development	$4,000,000
Working Capital	$9,979,015
Total	$23,979,015

If Ascent completes additional equity financing between the date of this Information Circular and the completion of the Amalgamation, it is expected that these funds would be used for working capital.

Notwithstanding the foregoing, there may also be circumstances where, for sound business reasons, a reallocation of funds may be necessary for the Resulting Issuer to achieve its objectives. The Resulting Issuer may require additional funds in order to fulfill all of the Resulting Issuer's expenditure requirements to meet its objectives, in which case the Resulting Issuer expects to either issue additional equity securities or incur indebtedness. There is no assurance that additional funding required by the Resulting Issuer would be available if required. See "Information Concerning the Resulting Issuer - Available Funds and Principal Purposes".

Listing and Share Price

The Paget Shares are currently listed and posted for trading on the NEX under the trading symbol "PGS", however, trading of the shares was voluntarily halted by Paget on March 22, 2018 as a result of the discussions relating to a proposed Amalgamation. The price of the Paget Shares on March 21, 2018, being the last day the Paget Shares traded, was $0.03 per Paget Share. See "Information Concerning Paget - Trading History". Upon completion of the Amalgamation, the Paget Shares will be delisted from the NEX.

There is currently no public market for any securities of Ascent.

Application will be made to the Exchange for the listing of the Resulting Issuer Shares. This listing will be subject to the Resulting Issuer fulfilling all of the requirements of the Exchange.

Promoter Consideration

Messrs. Philip Campbell and Reid Parr have taken the initiative in founding and organizing Ascent and may therefore be considered a promoter of the Resulting Issuer for the purposes of Applicable Securities Laws. Upon completion of the Amalgamation, Mr. Campbell is expected to own or control, directly or indirectly, 26,827,239 Resulting Issuer Shares, representing approximately 8.7% of the issued and outstanding Resulting Issuer Shares on a non-diluted basis, while Mr. Parr is expected to own or control, directly or indirectly, 26,906,506 Resulting Issuer Shares, representing approximately 8.7% of the issued and outstanding Resulting Issuer Shares on a non-diluted basis.

Interest of Experts

There is no interest, direct or indirect, in any securities or property of Ascent, Paget or the Resulting Issuer, or of an associate or affiliate of Ascent, Paget or the Resulting Issuer, received or to be received by an expert.

For the purposes hereof, "expert" means any person or company whose profession or business gives authority to a statement made by that person or company and who is named as having prepared or certified a part of this Information Circular, or prepared or certified a report or valuation described or included in this Information Circular. See "Information Concerning the Resulting Issuer – Interest of Experts".

Conditional Listing of the Resulting Issuer Shares

Application will be made seeking conditional approval for the listing of the Resulting Issuer Shares on the Exchange immediately following mailing of this Information Circular. This listing will be subject to the Resulting Issuer fulfilling all of the requirements of the Exchange.

Risk Factors

There are certain risk factors associated with the Amalgamation which should be carefully considered by Shareholders, including the fact that the Amalgamation may not be completed if, among other things, the Ascent Amalgamation Resolution is not approved at the Ascent Meeting, the Paget Amalgamation Resolution is not approved at the Paget Meeting, or if any other conditions precedent to the completion of the Amalgamation, such as obtaining all regulatory requirements, are not satisfied or waived as applicable. See "Information Concerning the Resulting Issuer – Risk Factors". If the Amalgamation is completed as contemplated, the business of the Resulting Issuer upon completion of the Amalgamation will be the business of Ascent. There are numerous risks associated with such business and the cannabis industry in general, such as: reliance on the Agrima License; regulatory risks; environmental regulations; stock price volatility; agricultural risks; energy costs; reliance on management; insurance risks; third party transportation; dependence on suppliers; difficulty to forecast; internal controls; liquidity; legislative or regulatory reform; unfavourable publicity or consumer perception; product liability; and product recalls. Such risk factors are more particularly described in "Information Concerning Ascent – Risk Factors" and "Information Concerning the Resulting Issuer – Risk Factors".

GENERAL PROXY INFORMATION CONCERNING THE MEETINGS

Date, Time and Place of Meetings

The Ascent Meeting will be held on July 26, 2018 at 11:00 a.m. (Vancouver time) at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

The Paget Meeting will be held on July 26, 2018 at 12:00 p.m. (Vancouver time) at Suite 400, 1788 West Broadway, Vancouver, B.C. V6J 1Y1.

Proxy Related Matters

Solicitation of Proxies

This Information Circular is provided in connection with the solicitation of proxies by the management of Ascent and Paget for use at the Meetings for the purposes set forth in the accompanying Notices of Meetings and the associated costs will be borne by Ascent and Paget, respectively. The solicitation of proxies will be conducted primarily by mail. However, directors, officers and regular employees of Ascent and Paget may also solicit proxies by telephone, facsimile, e-mail or in person without special compensation.

Appointment and Revocation of Proxies

The persons named in the enclosed forms of proxy are directors and officers of Ascent and Paget. A Shareholder has the right to appoint a person or company (who need not be a Shareholder) other than the persons designated in the form of proxy provided by Ascent and Paget to represent the Shareholder at the Meetings. To exercise this right, the respective Shareholder should strike out the names of management designees in the enclosed form of proxy and insert the name of the desired representative in the blank space provided in the form of proxy or submit another appropriate form of proxy. In order to be effective, Ascent Shareholders must send their proxy to Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Ascent Meeting. In order to be effective, Paget Shareholders must send their proxy to Computershare Investor Services Inc. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Paget Meeting. The chair of either of the Meetings may waive this cut-off at his discretion without notice but proxies will not be accepted by the chair at the Meetings. The proxy shall be in writing and executed by the respective Shareholder or such Shareholder's attorney authorized in writing, or if such Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney.

In addition to revocation in any other manner permitted by Applicable Laws, a Shareholder may revoke a proxy by signing and dating a written notice of revocation and delivering it:

(a)

for Ascent Shareholders, to the office of Computershare Investor Services Inc., at its address set forth above at any time up to and including the close of business on the last Business Day before the day of the applicable Meeting, or any adjournment or postponement thereof (the notices of revocation will be forwarded to Ascent's registered office);

(b)

for Paget Shareholders, to the office of Computershare Investor Services Inc., at its address set forth above at any time up to and including the close of business on the last Business Day before the day of the applicable Meeting, or any adjournment or postponement thereof (the notices of revocation will be forwarded to Paget's registered office); or

(c)	to the chair of the Ascent Meeting or the Paget Meeting, as applicable, before the vote is taken.

Voting of Proxies

The Ascent Shares and Paget Shares represented by an effective proxy will be voted or withheld from voting in accordance with the instructions specified therein on any ballot that may be called. Where no choice is specified, the Ascent Shares and Paget Shares will be voted in favour of the matters set forth therein. The enclosed form of proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notices of Meetings and with respect to other matters which may properly come before the Meetings, or any adjournment or postponement thereof. As at the date of this Information Circular, management of Ascent and Paget are not aware of any amendments, variations, or other matters which may be brought before the Meetings. If such should occur, the persons designated by management will vote in accordance with their best judgment, exercising discretionary authority.

Advice to Nonregistered Shareholders

You are a Nonregistered Shareholder if your shares are registered in the name of a nominee, such as a brokerage firm, through which you purchased the shares; a bank, trust company, trustee or administrator of self-administered RRSP's, RRIF's, RESP's and similar plans. In Canada, the vast majority of such shares held by Nonregistered Shareholders are registered under the name of CDS & Co., the registration name for The Canadian Depository for Securities Inc., which company acts as a nominee of many Canadian brokerage firms. Shares held by brokers or their nominees can only be voted for or against resolutions upon the instructions of the Nonregistered Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of Paget do not know for whose benefit the Paget Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Nonregistered Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Nonregistered Shareholders in order to ensure that their shares are voted at the Meetings. Often the form of proxy supplied to a Nonregistered Shareholder by its broker is identical to the form of proxy provided by Ascent and Paget to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Nonregistered Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. ("Broadridge"). Broadridge typically mails the voting instruction forms or proxy forms to the Nonregistered Shareholders and asks the Nonregistered Shareholders to return the proxy of voting instruction forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meetings. A Nonregistered Shareholder receiving a proxy or voting instruction form from Broadridge cannot use that proxy to vote shares directly at the Meetings - the proxy must be returned to Broadridge well in advance of the Meetings in order to have the shares voted.

If you are a Nonregistered Shareholder and wish to vote in person at the Meetings, please contact your broker or agent well in advance of the Meetings to determine how you can do so.

Record Date and Quorum

June 26, 2018 is the record date for the purpose of determining those Ascent Shareholders entitled to receive notice of and to vote at the Ascent Meeting. June 26, 2018 has been fixed in advance by the

Paget Board as the record date for the purpose of determining those Paget Shareholders entitled to receive notice of and to vote at the Paget Meeting.

If you held Ascent Shares or Paget Shares, as applicable, as of the close of business on the respective record dates noted above, you have the right to cast one vote per share on any resolution to be voted upon at the Ascent Meeting or Paget Meeting, as applicable.

Pursuant to the articles of Ascent, the quorum for the transaction of business at a meeting of Ascent Shareholders is two (2) Ascent Shareholders holding not less than 5% of Ascent Shares, whether present in person or represented by proxy. Pursuant to the articles of Paget, the quorum for the transaction of business at a meeting of Paget Shareholders is two (2) Paget Shareholders holding not less than 5% of the issued and outstanding Paget Shares, whether present in person or represented by proxy.

Dissent Rights

Ascent Shareholders

The following is a description of the rights of Ascent Shareholders to dissent in respect of their approval of the adoption of the Amalgamation Agreement (referred to herein as "Ascent Dissenting Shareholders"). This description is not a comprehensive statement of the procedures to be followed by an Ascent Dissenting Shareholder who seeks payment of the fair value of his, her or its Ascent Shares and is qualified in its entirety by Sections 237 to 247 of the BCBCA, which is attached to this Information Circular as Appendix G. An Ascent Dissenting Shareholder who intends to exercise the right to dissent should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA. Failure to comply with those provisions and to adhere to the procedures established therein may result in the loss of the rights to dissent.

Under Sections 237 to 247 of the BCBCA, each Ascent Shareholder who is a Registered Shareholder is entitled to dissent and to be paid by Ascent the fair value of the Ascent Shares held by the holder ("Ascent Dissent Rights") in respect of which the holder dissents, determined as of the time immediately before the approval of the Ascent Amalgamation Resolution. Only Registered Shareholders may dissent and a dissenting holder may only dissent with respect to all shares held on behalf of a beneficial holder and registered in the name of such dissenting Registered Shareholder. Persons who are Nonregistered Shareholders who wish to dissent should be aware that they may only do so through their intermediary.

An Ascent Dissenting Shareholder must send to Ascent a written objection to the adoption of the Amalgamation Agreement and such written objection must be received by Ascent c/o its solicitors at Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8, not later than 4 p.m. (Vancouver time) on July 24, 2018, no less than two days immediately preceding the date of the Ascent Meeting (as it may be adjourned or postponed from time to time). No Ascent Shareholder who has voted its Ascent Shares in favour of the Ascent Amalgamation Resolution will be entitled to exercise Ascent Dissent Rights with respect to such shares. A Registered Shareholder may not exercise the right to dissent in respect of only a portion of such holder's shares. If the Ascent Amalgamation Resolution is approved by Ascent Shareholders and Ascent notifies the Ascent Dissenting Shareholder of Ascent's intention to act upon the Ascent Amalgamation Resolution pursuant to Section 243 of the BCBCA, the Ascent Dissenting Shareholder must, within one month after the date of that notice, send to Ascent a written notice that the Ascent Dissenting Shareholder requires the purchase of all of the Ascent Shares in respect of which the Ascent Dissenting Shareholder has given notice of dissent, together with the certificate(s) representing those Ascent Shares (including a written statement prepared in accordance with Section 244(2) of the BCBCA, if the dissent is being exercised by the Ascent Shareholder on behalf of a beneficial holder). An Ascent Dissenting Shareholder who does not strictly comply with the provisions of Sections 237 to 247 of the BCBCA or, for any other reason, is not entitled to be paid fair value, in cash, for his, her or its Ascent Shares will be deemed to have participated in the Amalgamation on the same basis as non-dissenting Ascent Shareholders.

Failing agreement between Ascent and an Ascent Dissenting Shareholder as to the payment value of the Ascent Shares in respect of which the Ascent Dissenting Shareholder has dissented, the Ascent Dissenting Shareholder may apply to the Court, and the Court may determine the fair value of the shares and make consequential orders and give directions as the Court considers appropriate.

Paget Shareholders

The following is a description of the rights of Paget Shareholders to dissent in respect of their approval of the adoption of the Amalgamation Agreement (referred to herein as "Paget Dissenting Shareholders"). This description is not a comprehensive statement of the procedures to be followed by a Paget Dissenting Shareholder who seeks payment of the fair value of his, her or its Ascent Shares and is qualified in its entirety by Sections 237 to 247 of the BCBCA, which is attached to this Information Circular as Appendix G. A Paget Dissenting Shareholder who intends to exercise the right to dissent should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA. Failure to comply with those provisions and to adhere to the procedures established therein may result in the loss of the rights to dissent.

Under Sections 237 to 247 of the BCBCA, each Paget Shareholder who is a Registered Shareholder is entitled to dissent and to be paid by Paget the fair value of the Paget Shares held by the holder ("Paget Dissent Rights") in respect of which the holder dissents, determined as of the time immediately before the approval of the Paget Amalgamation Resolution. Only Registered Shareholders may dissent and a dissenting holder may only dissent with respect to all shares held on behalf of a beneficial holder and registered in the name of such dissenting Registered Shareholder. Persons who are Nonregistered Shareholders who wish to dissent should be aware that they may only do so through their intermediary.

A Paget Dissenting Shareholder must send to Paget a written objection to the adoption of the Amalgamation Agreement and such written objection must be received by Ascent c/o its solicitors at Borden Ladner Gervais LLP, Suite 1900, 520 3rd Avenue S.W., Calgary, Alberta, T2P 0R3, not later than 4 p.m. (Calgary time) on July 24, 2018, no less than two days immediately preceding the date of the Paget Meeting (as it may be adjourned or postponed from time to time). No Paget Shareholder who has voted its Paget Shares in favour of the Paget Amalgamation Resolution will be entitled to exercise Paget Dissent Rights with respect to such shares. A Registered Shareholder may not exercise the right to dissent in respect of only a portion of such holder's shares. If the Paget Amalgamation Resolution is approved by Paget Shareholders and Paget notifies the Paget Dissenting Shareholder of Paget's intention to act upon the Paget Amalgamation Resolution pursuant to Section 243 of the BCBCA, the Paget Dissenting Shareholder must, within one month after the date of that notice, send to Paget a written notice that the Paget Dissenting Shareholder requires the purchase of all of the Paget Shares in respect of which the Paget Dissenting Shareholder has given notice of dissent, together with the certificate(s) representing those Paget Shares (including a written statement prepared in accordance with Section 244(2) of the BCBCA, if the dissent is being exercised by the Paget Shareholder on behalf of a beneficial holder). A Paget Dissenting Shareholder who does not strictly comply with the provisions of Sections 237 to 247 of the BCBCA or, for any other reason, is not entitled to be paid fair value, in cash, for his, her or its Paget Shares will be deemed to have participated in the Amalgamation on the same basis as non-dissenting Paget Shareholders.

Failing agreement between Paget and a Paget Dissenting Shareholder as to the payment value of the Paget Shares in respect of which the Paget Dissenting Shareholder has dissented, the Paget Dissenting Shareholder may apply to the Court, and the Court may determine the fair value of the shares and make consequential orders and give directions as the Court considers appropriate.

Voting Shares and Principal Holders

As at the date of this Information Circular, 9,279,834 Paget Shares and 252,885,817 Ascent Shares are issued and outstanding.

To the knowledge of the directors and executive officers of Ascent, as at the date of this Information Circular, there are no parties that beneficially own, or control or direct, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to the voting securities of Ascent, other than Quintet Ventures Inc., which currently owns approximately 11.3% of the outstanding Ascent Shares., Philip Campbell, who controls approximately 10.6% of the outstanding Ascent Shares, and Reid Parr, who controls approximately 10.7% of the outstanding Ascent Shares.

To the knowledge of the directors and executive officers of Paget, as at the date of this Information Circular, there are no parties that beneficially own, or control or direct, directly or indirectly, voting securities carrying ten percent (10%) or more of the voting rights attached to the voting securities of Paget, other than Mark T. Brown who currently owns approximately 16% of the outstanding Paget Shares.

Interest of Certain Persons in Matters To Be Acted Upon

Ascent

Directors and officers of Ascent own beneficially, directly or indirectly, or exercise control or direction over, an aggregate of approximately 85,836,674 Ascent Shares (approximately 33.9% of the Ascent Shares outstanding as of the date hereof). The directors and officers of Ascent are expected to vote all of the Ascent Shares beneficially held by them in favour of the Amalgamation.

Other than in their capacity as Ascent Shareholders or as described above or elsewhere in this Information Circular, no director or senior officer, nor any associate or affiliate of the foregoing, is expected to benefit in any matters to be acted upon at the Ascent Meeting.

Paget

Prior to giving effect to the Paget Private Placement, directors and officers of Paget own beneficially, directly or indirectly, or exercise control or direction over, an aggregate of approximately 1,502,000 Paget Shares (approximately 16.2% of the Paget Shares outstanding as of the date hereof). The directors and officers of Paget are expected to vote all of the Paget Shares beneficially held by them in favour of the Amalgamation.

Other than in their capacity as Paget Shareholders, or holders of securities convertible into Paget Shares or as described above or elsewhere in this Information Circular, no director or senior officer, nor any associate or affiliate of the foregoing, is expected to benefit in any matters to be acted upon at the Paget Meeting.

AUDIT COMMITTEE OF PAGET

Audit Committee Charter

The text of Paget's Audit Committee Charter is set forth in Appendix B of this Information Circular.

Composition of the Audit Committee

The members of Paget's audit committee are Mark T. Brown, Richard Topham and Paul W. Kuhn. Richard Topham and Paul W. Kuhn are independent members of the audit committee. Mr. Brown is not considered independent as he is the Chief Executive Officer of Paget. All members are considered to be financially literate.

A member of the audit committee is independent if the member has no direct or indirect material relationship with Paget. A material relationship is a relationship which could, in the view of the Paget Board, be reasonably expected to interfere with the exercise of a member's independent judgment.

A member of the audit committee is considered financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Paget's financial statements.

Relevant Education and Experience

Mr. Richard Topham is a CPA, CA with over 20 years' operational experience with a multitude of publicly traded and privately held companies. Following his articling tenure at PriceWaterhouseCoopers in 1992, he worked with two high tech companies' for eight years before transitioning into a consultant capacity. Mr. Topham's primary scope of expertise is assisting companies with month-to-month operations, strategic planning, budgeting, acquisition due diligence, financing due diligence, restructuring and regulatory compliance.

Mr. Paul W. Kuhn has more than 35 years of experience in the minerals exploration business in North America, Central Asia and Europe. He has worked in a variety of geological terrains and has managed successful exploration programs in the US, Turkey, Portugal and Kosovo. He was involved in a number of base and precious metal discoveries in Turkey, Kosovo and Portugal and with the original mapping and description of the Çöpler porphyry Au deposit in Turkey. Mr. Kuhn is currently the President and CEO of Avrupa Minerals Ltd.

Mr. Mark T. Brown B. Comm. CPA, CA, is the President of Pacific Opportunity Capital Ltd. ("Pacific Opportunity"), in Vancouver, B.C. Mr. Brown has assisted in the successful establishment of several private and public companies. In the public company sector, Mr. Brown has played key roles in the success of several companies which his team at Pacific Opportunity has listed the TSXV, the Toronto Stock Exchange and the NYSE Mkt Exchanges. His corporate focus is merger and acquisition transactions, financing, strategic corporate planning, and corporate development. One of the companies founded and run by the team at Pacific Opportunity was built into a plus $500 million market capitalization entity and they have had many smaller successes over the past 20 years. Prior to joining Pacific Opportunity, Mr. Brown managed the financial departments of two TSE 300 companies, Miramar Mining Corp. and Eldorado Gold Ltd. Mr. Brown has a Bachelor of Commerce from the University of British Columbia and qualified as a Chartered Accountant in 1993, while working with PriceWaterhouseCoopers in Vancouver.

Audit Committee Oversight

At no time since the commencement of Paget's most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Paget Board.

Reliance on Certain Exemptions

At no time since the commencement of Paget's most recently completed financial year has Paget relied on the exemption in Section 2.4 (De Minimis Non-Audit Services) of National Instrument 52-110 – Audit Committees ("NI 52-110"), the exemption in Subsection 6.1.1(4) (Circumstances Affecting the Business or Operations of the Venture Issuer), the exemption in Subsection 6.1.1(5) (Events Outside Control of Member), the exemption in Subsection 6.1.1(6) (Death, Incapacity or Resignation) or an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions) of NI 52-110.

Pre-Approval Policies and Procedures

Paget's audit committee has not adopted specific policies and procedures for the engagement of non-audit services.

External Auditor Services Fees

Paget's audit committee has reviewed the nature and amount of the services provided to Paget by Davidson & Company LLP, Chartered Professional Accountants to ensure auditor independence. Fees incurred with Davidson & Company LLP for audit services in the last two fiscal years are outlined below:

Nature of Services	Fees Paid to Auditor for the year	Fees Paid to Auditor for the year
	ended December 31, 2017	ended December 31, 2016
Audit Fees(1)	$7,500	$10,000
Audit Related Fees (2)	Nil	Nil
Tax Fees (3)	Nil	Nil
All other Fees (4)	Nil	Nil
Total	$7,500	$10,000

Notes:
(1)	"Audit Fees" include fees necessary to perform the annual audit of Paget's financial statements.
(2)	"Audit-Related Fees" include services that are traditionally performed by the auditor.
(3)	"Tax Fees" include fees for all tax services other than those included in "Audit Fees" and "Audit-Related Fees". This category include fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.
(4)	"All Other Fees" includes all other non-audit services.

Exemption

Paget is a "venture issuer" as defined in NI 52-110 and is relying upon the exemption in Section 6.1 of NI 52-110 relating to Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) thereof.

CORPORATE GOVERNANCE OF PAGET General

The Paget Board believes that good corporate governance improves corporate performances and benefits all Paget Shareholders. The Canadian Securities Administrators (the "CSA") have adopted National Policy 58-201 – Corporate Governance Guidelines ("NP 58-201"), which provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as Paget. In addition, the CSA have implemented National Instrument 58-101 – Disclosure of Corporate Governance Practices ("NI 58-101"),

which prescribes certain disclosure by Paget of its corporate governance practices. This section sets out Paget's approach to corporate governance and addresses Paget's compliance with NI 58-101.

Board of Directors

The Paget Board facilitates its exercise of independent supervision over Management by ensuring that the Paget Board is composed of a majority of independent directors. Directors are considered to be independent if they have no direct or indirect material relationship with Paget. A "material relationship" is a relationship which could, in the view of the Paget Board, be reasonably expected to interfere with the exercise of a director's independent judgment. The Paget Board is comprised of four (4) directors, three (3) of whom are considered to be independent. Arnold Armstrong, Paul Kuhn and Richard Topham are independent directors for the purposes of NI 58-101 and Paget's Chief Executive Officer, Mr. Brown is not independent because he is currently an executive officer.

The mandate of the Paget Board is to act in the best interests of Paget and to supervise Management. The Paget Board is responsible for approving long-term strategic plans and annual operating budgets recommended by Management. Paget Board consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions. Any responsibility which is not delegated to Management or to the committees of the Paget Board remains with the Paget Board. The Paget Board meets on a regular basis consistent with the state of Paget's affairs and also from time to time as deemed necessary to enable it to fulfill its responsibilities.

Directorships

The following is a list of each director of Paget who is also presently a director of other reporting issuers (or equivalent) in a Canadian or foreign jurisdiction:

Name of Director	Other Reporting Issuer
Mark T. Brown	Avrupa Minerals Ltd., Alianza Minerals Ltd., Almaden Minerals Ltd., Almadex Minerals Ltd., Azucar Minerals Ltd., Big Sky Petroleum Corporation, Mountain Boy Minerals Ltd., Strategem Capital Corporation, Sutter Gold Mining Inc.
Arnold Armstrong	Doxa Energy Ltd., NexOptic Technology Corp.
Paul W. Kuhn	Avrupa Minerals Ltd.

Orientation and Continuing Education

When new directors of Paget are appointed, they receive orientation, commensurate with their previous experience, on Paget's properties, business and industry and on the responsibilities of directors. Paget Board meetings may also include presentations by Paget's management and employees to give the directors additional insight into Paget's business.

Ethical Business Conduct

The Paget Board has approved a Code of Business Conduct and Ethics (the "Code") to be followed by Paget's directors, officers, employees and principal consultants and those of its subsidiaries.

The Code is also to be followed, where appropriate, by Paget's agents and representatives, including consultants where specifically required. The purpose of the Code is to, among other things, promote honest and ethical conduct, avoid conflict of interest, protect confidential or proprietary information and comply with the applicable government laws and securities rules and regulations.

Nomination of Directors

The Paget Board considers its size each year when it considers the number of directors to recommend to the Paget Shareholders for election at the annual general meeting of shareholders, taking into account the number required to carry out the Paget Board's duties effectively and to maintain a diversity of views and experience.

The Paget Board does not have a nominating committee, and these functions are currently performed by the Paget Board as a whole. However, if there is a change in the number of directors required by Paget, this policy will be reviewed. Potential new candidates for directors are identified by current Paget Board members, based upon the skills and experience those candidates might bring to the Paget Board.

Compensation

The Paget Board determines the compensation for the directors and officers. A discussion of the steps taken to determine compensation for the directors and the CEO is included in the Statement of Executive Compensation of Paget included in this Information Circular. A summary of the compensation received by the Named Executive Officers for the financial year ended December 31, 2017 is provided in this Information Circular under the heading "Statement of Executive Compensation of Paget – Summary Compensation Table". A summary of the compensation received by the directors for the financial year ended December 31, 2017 is provided in this Information Circular under the heading "Statement of Executive Compensation of Paget – Director Compensation".

Other Board Committees

Other than the Audit Committee described in this Information Circular, the Paget Board has no other committees.

Assessments

The Paget Board regularly assesses its own effectiveness and the effectiveness and contribution of each Paget Board committee member and Director.

STATEMENT OF EXECUTIVE COMPENSATION OF PAGET

Compensation Discussion and Analysis

This compensation discussion and analysis describes and explains Paget's policies and practices with respect to the 2017 compensation of its Named Executive Officers ("NEOs"), being its CEO, Mark T. Brown and its CFO, Winnie Wong. No other individuals are considered "Named Executive Officers" as such term is defined in Form 51-102F6V – Statement of Executive Compensation – Venture Issuers.

Compensation Philosophy, Objectives and Process

The primary goal of Paget's executive compensation process is to attract and retain the key executives necessary for its long term success, to encourage executives to further the development of Paget and its operations, and to motivate top quality and experienced executives. Paget does not have a formal compensation program. The Paget Board meets to discuss and determine management compensation, without reference to formal objectives, criteria or analysis. The general objectives of

Paget's compensation strategy are to (a) compensate management in a manner that encourages and rewards a high level of performance and results with a view to increasing long-term shareholder value; (b) align management's interests with the long-term interests of shareholders; (c) provide a compensation package that is commensurate with other junior mineral exploration companies to enable Paget to attract and retain talent; and (d) ensure that the total compensation package is designed in a manner that takes into account the constraints that Paget is under by virtue of the fact that it is a junior mineral exploration company without a history of earnings. The Paget Board, as a whole, ensures that total compensation paid to all NEOs is fair and reasonable. The Paget Board relies on the experience of its members, as officers and directors with other junior mining companies, in assessing compensation levels.

Elements of Compensation and Purpose of Each Element

The key elements of executive compensation awarded by Paget are base salary and/or management fees and option- based awards.

Paget's approach is to pay its executives a base salary and/or management fees that are competitive with those of other executive officers in similar companies. Paget believes that a competitive base salary and/or management fees are necessary elements of any compensation program that is designed to attract and retain talented and experienced executives and can also serve to motivate and reward executives for their overall performance. The base salary and/or management fees of each executive is reviewed annually and may be adjusted in accordance with certain criteria including, without limitation, past salary, changes in the compensation for similar companies, changes in duties and responsibilities of the executive and market conditions. Paget's approach on rewarding its executives with option-based awards is as stated under the heading "Statement of Executive Compensation of Paget -Option-Based Awards".

There is no formal policy or target regarding cash and non-cash elements of Paget's compensation program. In determining executive compensation, Paget largely relies on discussions of the Paget Board without any formal objectives, criteria and analysis. The directors are of the view that all elements of the compensation program should be considered, rather than any single element.

Paget does not currently provide the executive officers with personal benefits nor does Paget provide any additional compensation to the NEOs for serving as directors or as members of other committees.

Compensation Risks

Neither the Paget Board nor any committee of the Paget Board considered the implications of the risks associated with Paget's compensation policies and practices during the most recently completed financial year.

Hedging by Named Executive Officers or Directors

There is currently no prohibition on NEOs or directors purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value or equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Option-Based Awards

Paget has a Stock Option Plan (the "Paget Option Plan") for the granting of Paget Stock Options to the directors, executives, employees and consultants of Paget. The purpose of granting such Paget Stock Options is to assist Paget in compensating, attracting, retaining and motivating such persons and to closely align the personal interest of such persons to that of Paget Shareholders. The allocation of Paget

Stock Options under the Option Plan is determined by the Paget Board which, in determining such allocations, considers such factors as previous grants to individuals, overall company performance, peer company performance, share price performance, the business environment and labour market, the role and performance of the individual in question and, in the case of grants to non-executive directors, the amount of time directed to Paget's affairs and time expended for serving on Paget's audit committee.

Summary Compensation Table

In accordance with the provisions of applicable securities legislation, Paget had two NEOs during the financial year ended December 31, 2017, namely Mark T. Brown, CEO, and Winnie Wong, CFO.

For the purpose of this Information Circular:

"CEO" means an individual who acted as chief executive officer of Paget, or acted in a similar capacity, for any part of the most recently completed financial year;

"CFO" means an individual who acted as chief financial officer of Paget, or acted in a similar capacity, for any part of the most recently completed financial year;

"executive officer" means an individual who is a chair, vice-chair or president of Paget,

(a) a chief executive officer or chief financial officer,

(b) a vice-president in charge of a principal business unit, division or function including sales, finance or production of Paget, or (c) performing a policy-making function in respect of Paget;

"NEO" or "Named Executive Officer" means

(a) the CEO of Paget,

(b) the CFO of Paget,

(c) each of the three most highly compensated executive officers of Paget, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(6) of NI 51-102, for that financial year, and

(d) each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

The following table sets forth all annual and long term compensation for services of Named Executive Officers in all capacities to Paget for the three most recently completed financial years.

Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)(1)	Non-equity incentive plan compensation		Pension value ($)	All other compensation ($)(2)	Total compensation ($)
					Annual incentive plans	Long- term incentive plans
Mark T. Brown CEO(3)	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2016	Nil	Nil	7,389	Nil	Nil	Nil	Nil	7,389
Winnie Wong, CFO(4)	2017	Nil	Nil	Nil	Nil	Nil	Nil	30,000(4)	30,000
	2016	Nil	Nil	5,542	Nil	Nil	Nil	30,000(4)	35,542
	2015	Nil	Nil	Nil	Nil	Nil	Nil	5,000(4)	5,000

Notes:
(1)	The value of the option-based awards granted during the year was determined using the Black-Scholes option-pricing model, using the following weighted average assumptions of (a) risk free rate 0.63%, expected dividend yield Nil, expected stock price volatility 222%, expected life of options of 5 years and an exercise price of $0.05 for option-based awards granted in 2016. The Paget Stock Options used the Black-Scholes option pricing model for calculating such fair value, as such model is most commonly used by junior public companies.
(2)	The value of perquisites and benefits, if any, for Named Executive Officers was less than $10,000 and 10% of the total annual salary.
(3)	Mr. Brown is a director of Paget and does not receive any compensation in his capacity as a director. Mr. Brown was appointed as the CEO of the Company effective July 11, 2016.
(4)	Ms. Wong was appointed as the CFO effective November 13, 2015. Ms. Wong is not an employee of Paget. She is employed by Pacific Opportunity. Pacific Opportunity charged Paget $5,000, $30,000 and $30,000 during the fiscal years 2015, 2016 and 2017 for accounting, tax and financial consulting services for a team of four people.

Incentive Plan Awards: Outstanding Share-Based Awards and Option-Based Awards

The Paget Option Plan has been established to attract and retain employees, consultants, officers or directors to Paget and to motivate them to advance the interests of Paget by affording them with the opportunity to acquire an equity interest in Paget. The Paget Option Plan is administered by the directors of Paget. The Paget Option Plan provides that the number of Paget Shares which may be issued pursuant to options granted under such Paget Option Plan, inclusive of all other stock options outstanding may not exceed 10% of the total number of issued and outstanding Paget Shares at the date of the grant of options. All options expire on a date not later than five years after the date of grant of such Paget Stock Options. For further information regarding the terms of the Paget Option Plan, refer to the heading "Business of the Paget Meeting - Approval of 10% Rolling Stock Option Plan" below.

The following table sets forth details of all awards outstanding as at December 31, 2017, including awards granted to NEOs prior to the most recently completed financial year:

Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Value(1) of Unexercised In-The- Money Options ($)	Number of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)	Market or Payout Value of Vested Share-Based Awards Not Paid out or Distributed ($)
Mark T. Brown (CEO)	100,000	$0.10	August 15, 2021	Nil	Nil	Nil	Nil
Winnie Wong, (CFO)	75,000	$0.10	August 15, 2021	Nil	Nil	Nil	Nil

Note:
(1)	This amount is the excess of the market value of Paget Shares on December 31, 2017 over the exercise price of the Paget Stock Options. The last trading price of Paget Shares at its financial year ended December 31, 2017 was $0.035.

Incentive Plan Awards: Value Vested or Earned During the Year

The following table sets forth information concerning all awards outstanding under incentive plans of Paget at the end of the most recently completed financial year to each of the Named Executive Officers.

Name	Option-based awards – Value vested during the year(1) ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Mark T. Brown (CEO)	Nil	Nil	Nil
Winnie Wong, (CFO)	Nil	Nil	Nil

Note:
(1)	The value of the option-based awards granted during the year was determined by calculating the difference between the aggregate market value of the securities underlying the options granted to each person during the fiscal year end 2017 and the aggregate dollar value that would have been realized if the options under the option-based award had been exercised by such person on their respective vesting dates.

Option Repricing

No stock options were repriced during the financial year ended December 31, 2017.

Pension Plan Benefits, Defined Contribution Plans and Deferred Compensation Plans

Paget does not have a pension plan, defined contribution plan or deferred compensation plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Termination and Change of Control Benefits

Other than as disclosed under the heading "Management Contracts", Paget does not have any contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of Paget or a change in a Named Executive Officer's responsibilities.

Director Compensation

The following table sets forth all amounts of compensation provided to directors who were not Named Executive Officers of Paget during Paget's most recently completed financial year.

Director Name (1)	Fees Earned ($)	Share- Based Awards ($)	Option- Based Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)(3)	Total Compensation ($)
Arnold Armstrong	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Paul W. Kuhn	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Richard Topham	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:
(1)	As noted above, this table does not include directors that are also NEOs. Disclosure of compensation paid to NEOs who are also directors of Paget and receive compensation for their services as a director are reflected in the Summary Compensation table above.
(2)	No Paget Stock Options were granted during the year and thus, no option-based awards.
(3)	The value of perquisites and benefits, if any, for each Director was less than $50,000 and 10% of the total annual salary and bonus.

Directors are compensated through the grant of stock options. No directors' fees are paid.

Incentive Plan Awards: Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information concerning all awards outstanding under share-based or option-based incentive plans of Paget as at December 31, 2015, including awards granted prior to the most recently completed financial year to each of the Directors of Paget who were not Named Executive Officers.

Name	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Price Unexercised Options (#)	Option Exercise ($)	Option Expiration Date	Value of Unexercised In- The- Money Options ($)(1)	Number of Shares That Have Not Vested (#)	Market or Payout Value of Share-Based Awards That Have Not Vested ($)	Market or Payout Value of Vested Share-Based Awards Not Paid out or Distributed ($)
Arnold Armstrong	6,667	$1.50	December 19, 2018	Nil	Nil	Nil	Nil
	10,000	$0.75	December 9, 2019	Nil	Nil	Nil	Nil
	75,000	$0.10	August 15, 2021	Nil	Nil	Nil	Nil

Paul W. Kuhn	75,000	$0.10	August 15, 2021	Nil	Nil	Nil	Nil
Richard Topham	75,000	$0.10	August 15, 2021	Nil	Nil	Nil	Nil

Note:
(1)	This amount is the excess of the market value of Paget Shares on December 31, 2017 over the exercise price of the options. The last trading price of Paget Shares at its financial year ended December 31, 2017 was $0.035.

Incentive Plan Awards: Value Vested or Earned During the Year

The following table sets forth information concerning all awards outstanding under share-based or option-based incentive plans of Paget at the end of the most recently completed financial year to each of the non-executive directors.

Name	Option-based awards – Value vested during the year(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
Arnold Armstrong	Nil	Nil	Nil
Paul Kuhn	Nil	Nil	Nil
Richard Topham	Nil	Nil	Nil

Note:
(1)	The value of the option-based awards granted during the year was determined by calculating the difference between the aggregate market value of the securities underlying the options granted to each person during the fiscal year end 2017 and the aggregate dollar value that would have been realized if the options under the option-based award had been exercised by such person on their respective vesting dates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The only equity compensation plan which Paget has in place is the Paget Option Plan which was previously approved by the Paget Shareholders on June 8, 2016. For further information regarding the terms of the Paget Option Plan, refer to the heading "Business of the Paget Meeting – Approval of 10% Rolling Stock Option Plan" below.

Equity Compensation Plan Information as at December 31, 2017

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	628,334	$0.27	299,649
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
Total	628,334	$0.27	299,649

Note:
(1)	Represents Paget Shares issuable under Paget's Option Plan. Additional information can be found under the headings "Statement of Executive Compensation - Compensation Discussion and Analysis", and "Business of the Paget Meeting - Approval of 10% Rolling Stock Option Plan".

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No person who is, or at any time during the most recently completed financial year was, a director or executive officer of Paget, no proposed nominee for election as a director of Paget, and no associate of any of the foregoing persons is, or at any time since the beginning of the most recently completed financial year of Paget has been, indebted to Paget or any of its subsidiaries, other than routine indebtedness.

MANAGEMENT CONTRACTS

Management, administrative and secretarial functions are provided by Pacific Opportunity, a company of which Winnie Wong is the Vice President and Mark T. Brown is the President. A total of $5,000, $30,000 and $30,000 were invoiced by Pacific Opportunity for management and accounting services rendered and for the services of Mark T. Brown, a director of Paget, and Winnie Wong, the Chief Financial Officer, and two other staff members of Pacific Opportunity for the years ended December 31, 2015, 2016 and 2017.

Other than as disclosed herein, no management functions of Paget are to any substantial degree performed by a person or company other than the directors or executive officers of Paget.

BUSINESS OF THE PAGET MEETING

Receipt of Financial Statements

The financial statements of Paget for the financial year ended December 31, 2017 and the auditors' report thereon will be placed before the Paget Shareholders at the Paget Meeting. Presentation of such financial statements to Paget Shareholders at the Paget Meeting will not constitute a request for either approval or disapproval.

Election of Directors

At the Paget Meeting, Paget management intends to propose for adoption an ordinary resolution that the number of directors of Paget be fixed at four (4). If there are more nominees for election than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected until all such vacancies have been filled.

Each director of Paget is elected annually and holds office until the next Annual General Meeting of the shareholders unless that person ceases to be a director before them. If the Amalgamation is completed, each director of Paget, with the exception of Mark T. Brown, will cease to hold the office of director. Paget management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of Paget management's nominees for election as directors, all major offices and positions with Paget and any of its significant affiliates each nominee now holds, each nominee's principal occupation, business or employment for the five preceding years for new director nominees, the period of time during which each has been a director of Paget and the number of shares of Paget beneficially owned each, directly or indirectly, or over which each exercised control or direction, as at the date of this Information Circular:

Name and Province or State and Country or Residence	Present Principal Occupation(1)	Director Since	Number of Common Shares Beneficially Owned, Controlled or Directed(3)
Mark T. Brown(2) B.C., Canada CEO and Director	President, Pacific Opportunity since 2001	November 13, 2015	1,502,000
Arnold Armstrong B.C., Canada Director	Barrister and Solicitor, Armstrong Simpson from January 1980 to present	May 1, 2009	Nil
Paul W. Kuhn(2) Braga, Portugal Director	Chief Executive Officer of Avrupa Minerals Ltd.	June 8, 2016	Nil
Richard Topham(2) B.C., Canada Director	Chartered Professional Accountant; founder of Topham Consulting from 2002 to present	June 8, 2016	Nil

Notes:

(1)	The information as to principal occupation, business or employment is not within the knowledge of Management of Paget and has been furnished by the respective nominees.
(2)	Member of the Audit Committee.
(3)	The approximate number of shares of Paget beneficially owned directly or indirectly, or over which control or direction is exercised by each proposed nominee as at the date hereof is based on information furnished by the nominees themselves and from the insider reports available at www.sedi.ca.

No proposed director of Paget (including any personal holding company of a proposed director of Paget):

(a)	is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including Paget) that:

	(i)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an "Order"), that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

	(ii)	was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)	is, as at the date of this Information Circular, or has been within 10 years before the date of this Information Circular, a director or executive officer of any company (including Paget) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c)	has, within 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold assets of the proposed director.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the director nominees listed herein.

Appointment of Auditors

At the Paget Meeting, the Paget Shareholders will be asked to vote for the reappointment of Davidson & Company LLP, Chartered Professional Accountants, as auditor of Paget for the ensuing year, at such remuneration as may be approved by the Paget Board. Davidson & Company LLP was first appointed as auditor of Paget effective February 26, 2013. If the Amalgamation is completed, Davidson & Company LLP will cease to be the auditor of Paget.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the appointment of Davidson & Company LLP as the auditors of Paget and to authorize the directors of Paget to fix the auditors' remuneration.

Approval of 10% Rolling Stock Option Plan

Paget has adopted the Paget Option Plan, under which the Paget Board is authorized to grant options for 10% of the issued and outstanding shares of Paget from time to time. The purpose of the Paget Option Plan is to attract and motivate directors, executive officers and employees of and consultants to Paget and its subsidiaries and thereby advance Paget's interests by affording such persons with an opportunity to acquire an equity interest in Paget through the stock options granted under the Paget Option Plan to purchase shares. Paget is currently listed on the NEX.

Under the Policies of the TSXV, options granted under such a rolling plan are not required to have a vesting period except with respect to consultants performing Investor Relations Activities, although the directors may grant options with vesting periods, as the circumstances require. The Paget Option Plan authorizes the Paget Board to grant stock options to the optionees on the following terms

(capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Paget Option Plan):

1.	The number of shares subject to each option is determined by the Paget Board provided that the Paget Option Plan may not, during any 12 month period, result in:

(a) the number of shares reserved for issuance pursuant to stock options granted to any one person exceeding 5% of the issued shares of Paget;

(b) together with all other previously established or proposed share compensation arrangements, the issuance to insiders within a one year period, of a number of shares exceeding 10% of the issued shares of Paget;

(c) the number of shares reserved for issuance pursuant to stock options granted to any one Consultant exceeding 2% of the issued shares of Paget; or

(d) the number of shares reserved for issuance pursuant to stock options granted to all Employees who conduct Investor Relations Activities exceeding 2% of the issued shares of Paget in the aggregate.

2.	The aggregate number of shares which may be issued pursuant to options granted under the Paget Option Plan may not exceed 10% of the issued and outstanding shares of the Paget as at the date of the grant.

3.	The exercise price of an option may not be set at less than the Discounted Market Price.

4.	The options may be exercisable for a period of up to five years.

5.	The options are non-assignable, except in certain circumstances. The options can only be exercised by the optionee as long as the optionee remains an eligible optionee pursuant to the Paget Option Plan or within a period of not more than 90 days (30 days for providers of investor relations services) after ceasing to be an eligible optionee or, if the optionee dies, within one year from the date of the optionee's death.

6.	On the occurrence of a takeover bid, issuer bid or going private transaction, the Paget Board will have the right to accelerate the date on which any option becomes exercisable.

Pursuant to TSXV policies, the Paget Option Plan must be approved yearly by Paget Shareholders. Approval of the Paget Option Plan requires a simple majority of the votes cast at the Meeting in person or by proxy by the Paget Shareholders.

A copy of the Paget Option Plan is attached as Appendix D to this Information Circular.

The text of the ordinary resolution approving the Paget Option Plan to be submitted to shareholders at the Paget Meeting is as follows:

"BE IT RESOLVED THAT Paget Minerals Corp.'s 10% rolling stock option plan, in the form presented to this meeting, be and it is hereby approved."

If this resolution is approved by Paget Shareholders, and the Amalgamation does not take place, it is expected that the Paget Board will in due course grant further options under the Paget Option Plan as the Paget Board deems fit in light of the overall compensation program and the relative efforts and contributions of the eligible participants under the Option Plan. If the Amalgamation is completed, the Paget Option Plan will be terminated.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the approval of Paget's 10% rolling stock option plan.

Approval of the Amalgamation

At the Paget Meeting, the Paget Shareholders will be asked to consider and, if deemed advisable, approve the Paget Amalgamation Resolution set forth in Appendix C hereto adopting the Amalgamation Agreement providing for the Amalgamation. Details of the Amalgamation are provided below.

The Paget Amalgamation Resolution must be approved by not less than 66 2/3% of the votes validly cast by Paget Shareholders, present in person or represented by proxy at the Paget Meeting.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the Paget Amalgamation Resolution.

Approval of the De-Listing of Paget from TSXV

Paget is currently listed on the NEX with 9,279,834 Paget Shares issued and outstanding. In connection with the Amalgamation, Paget desires to voluntarily delist (the "De-listing") the Paget Shares from the NEX. It is anticipated that the NEX will require Paget to obtain majority shareholder approval of the De-Listing, exclusive of the votes of non-arm's length parties, before de-listing the Paget Shares from the NEX. At the Paget Meeting, Paget Shareholders will be asked to consider and, if thought fit, to pass an ordinary resolution of Paget Shareholders permitting the De-listing. The De-listing is being proposed in connection with the Amalgamation and as such if the Amalgamation is not completed, then giving effect to the De-listing may not be in the best interests of Paget and the Paget Board may, notwithstanding any Paget Shareholder approval that may have been granted, not carry out the De-listing.

The text of the ordinary resolution approving the De-listing to be submitted to shareholders at the Paget Meeting is as follows:

"BE IT HEREBY RESOLVED as an ordinary resolution of the disinterested shareholders of Paget Minerals Corp. (the "Company") that:

1.	the de-listing of the Company's common shares (the "De-listing")from the NEX board of the TSX Venture Exchange (the "NEX") is approved and that the Company is authorized to make an application to the NEX to have its common shares de-listed from the TSXV;

2.	the Company is authorized to prepare such documents and make such submissions and filings as the Company may be required to make to obtain NEX acceptance of the De-listing;

3.	any director or officer of the Company be and is hereby authorized for, on behalf of, and in the name of the Company, and as a corporate act of the Company, to sign and deliver all such other agreements, instruments, certificates, directions, notices, acknowledgements, receipts and other documents and to perform and to do all other acts and things as such director or officer in his discretion may consider necessary, advisable or useful for the purpose of giving effect to these resolutions; and

4.	the directors of the Company are hereby authorized and granted with absolute discretion to abandon the De-listing at any time without further approval, ratification or confirmation by the shareholders of the Company."

The resolution to approve the De-listing must be approved by a majority of votes cast by the Paget Shareholders, in person or represented by proxy, at the Paget Meeting.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the resolution approving the De-listing.

BUSINESS OF THE ASCENT MEETING

Approval of the Amalgamation

At the Ascent Meeting, the Ascent Shareholders will be asked to consider and, if deemed advisable, approve the Ascent Amalgamation Resolution set forth in Appendix E hereto adopting the Amalgamation Agreement providing for the Amalgamation. Details of the Amalgamation are provided below.

The Ascent Amalgamation Resolution must be approved by not less than 66 2/3% of the votes validly cast by Ascent Shareholders, present in person or represented by proxy at the Ascent Meeting.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the Ascent Amalgamation Resolution.

THE AMALGAMATION

The Amalgamation will be carried out pursuant to the Amalgamation Agreement. Pursuant to the Amalgamation, Ascent will amalgamate with Paget and Ascent Shareholders and Paget Shareholders will receive Resulting Issuer Shares in exchange for their Ascent Shares and Paget Shares, respectively, holders of securities convertible in Paget Shares and holders of securities convertible in Ascent Shares will receive equivalent securities of the Resulting Issuer in exchange for such securities, as provided herein. Upon completion of the amalgamation, the amalgamated company will continue the business of Ascent and its corporate name will be "Ascent Industries Corp.". The following summary does not purport to be complete and is qualified in its entirety by reference to the Amalgamation Agreement. A copy of the Amalgamation Agreement is attached hereto as Appendix F and has been filed by Paget under its corporate profile on SEDAR at www.sedar.com.

Background to the Amalgamation

Paget is a public company listed on the NEX. Paget currently has no material assets or operations. Ascent is a private company in the business of the cultivation, processing, production, development and distribution of cannabis and cannabis-based products in Canada and the United States, and pursuing operations in Europe.

In March 2018, Philip Campbell, the CEO of Ascent, and Mark T. Brown, the CEO of Paget, were introduced by a mutual business associate and began discussions with respect to a potential business combination transaction between Ascent and Paget. They discussed potential terms during March and a term sheet was presented by Ascent to Paget in April 2018.

On April 12, 2018, Paget and Ascent entered into a letter of intent setting out the basic terms of a proposed amalgamation (the "Letter of Intent"), whereby Paget and Ascent would amalgamate and continue as an amalgamated company with the corporate name "Ascent Industries Corp.". On April 30, 2018, Paget and Ascent issued a press release announcing the signing of the Letter of Intent. On June 20, 2018, Paget and Ascent entered into an amended Letter of Intent to include the Paget Private Placement. In the Paget Private Placement, units of Paget (each, a "Paget PP Unit") will be sold at $0.05 per unit (pre-Consolidation) for gross proceeds of up to $2,000,000. Each Paget PP Unit will consist of one (1) pre-Consolidation Paget Share and one Paget PP Warrant exercisable to purchase one (1) pre-Consolidation Paget Share for a period of two years from the date of issue at $0.10. In addition, Paget agreed in the amended Letter of Intent to consolidate its securities on a six (6) for one (1) basis.

The terms of the Amalgamation are the result of arm's length negotiations conducted between Paget and Ascent and their respective legal advisors. On June 29, 2018, Paget and Ascent entered into the Amalgamation Agreement. See "The Amalgamation Agreement" below for particulars of the terms and conditions of the Amalgamation Agreement.

The Offering

On June 21, 2018, Ascent completed the Subscription Receipt Offering of 48,085,500 Ascent Subscription Receipts at a price of $0.40 per Ascent Subscription Receipt (the "Subscription Price") for gross proceeds of $19.2 million, pursuant to the Agency Agreement.

Each Ascent Subscription Receipt issued under the Subscription Receipt Offering entitles the holder thereof, following the satisfaction of the Escrow Release Conditions, to receive one (1) Subscription Receipt Unit, each comprised of one (1) Ascent Share and one (1) Ascent Subscription Receipt Warrant. Each Ascent Subscription Receipt Warrant will entitle the holder thereof to purchase one Ascent Share at a price of $0.60 for a period of 24 months after the closing date of the Subscription Receipt Offering.

The gross proceeds from the Subscription Receipt Offering, less the Agents' commission, fees, and estimated costs and expenses, are being held in escrow with Stikeman Elliott LLP pursuant to the Subscription Receipt Escrow Agreement and will continue to be held in escrow pending the satisfaction or, waiver in whole or in part by Clarus, on behalf of the Agents, in its sole discretion of the Escrow Release Conditions.

In the event the Escrow Release Conditions are not satisfied on or before 5:00 p.m. (Toronto time) on September 21, 2018, the gross proceeds of the Subscription Receipt Offering, plus the interest accrued thereon, shall be returned to the purchasers pro rata and the Ascent Subscription Receipts shall be automatically cancelled, void and of no value or effect.

On the Effective Date, the Ascent Shares and Ascent Subscription Receipt Warrants previously issued upon the deemed exercise of the Ascent Subscription Receipts will be exchanged for Resulting Issuer Shares and Replacement Ascent Subscription Receipt Warrants. Each Replacement Ascent Subscription Receipt Warrant will entitle the holders thereof to purchase a Resulting Issuer Share on the same terms and conditions as the Ascent Subscription Receipt Warrants that they replace.

Pursuant to the Agency Agreement, Ascent has paid to the Agents, along with the reasonable expenses of the Agents (i) a cash commission of $1,103,382, equal to six percent (6.0%) of the gross proceeds raised in the Offering, except with respect to proceeds from President's List Purchasers, for which the Agents received a cash commission equal to 3.0%; and (ii) such number of non-transferable Broker Warrants as is equal to six percent (6.0%) of the total number of Ascent Subscription Receipts sold pursuant to the Offering. Each Broker Warrant is exercisable to acquire units at an exercise price equal to the Subscription Price at any time until June 21, 2020, each such unit consisting of one (1) Ascent Share and one (1) warrant to purchase an Ascent Share. Upon completion of the Amalgamation, each Broker Warrant will be exercisable on its terms to acquire Resulting Issuer Units.

After giving effect to the Amalgamation, the number of Resulting Issuer Shares issuable pursuant to the Subscription Receipt Offering (but not including the Resulting Issuer Shares issuable upon the exercise of the Broker Warrants or the exercise of the Ascent Subscription Receipt Warrants) is 48,085,500 Resulting Issuer Shares. Accordingly, subscribers to the Offering will hold, after giving effect to the Amalgamation, 15.6% of the Resulting Issuer Shares issued, on a non-diluted basis.

Lock-Up Agreements

Pursuant to the Agency Agreement, certain management, directors and officers of Ascent entered into Lock-Up Agreements with the Agents, pursuant to which they agreed among other things, not to, and not to permit any of his, her or its affiliates (as defined in the Securities Act) to: directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise any securities of Ascent or Paget (for greater certainty, including any securities of the Resulting Issuer), or other securities convertible into or exercisable or exchangeable for such first mentioned securities for a period of six (6) months after the completion of the Amalgamation, subject to certain customary exceptions.

Ascent intends to enter into lock-up agreements with certain of its shareholders on similar terms prior to completion of the listing of the Resulting Issuer Shares on the Exchange.

Standstill

Pursuant to the Agency Agreement:

(a)	Ascent has covenanted with the Agents that it, nor any of its successors, will not directly or indirectly, offer, issue, sell, grant an option or right in respect of, or agree to, announce any intention to, offer, issue, sell, grant an option or right in respect of, any equity or voting securities other than: (i) pursuant to the Subscription Receipt Offering, (ii) pursuant to the grant, exercise or conversion of stock options and other similar issuances pursuant to any stock option plan, profits interest plan or similar equity compensation arrangements, (iii) the issuance of securities upon the exercise of convertible securities, warrants, options or similar obligations, (iv) in connection with any arm’s length acquisition transaction or other corporate acquisitions by Ascent or an affiliate of Ascent, (v) securities to be issued in connection with the Amalgamation, or (vi) obligations in respect of existing agreements of Ascent, for a period commencing on the closing date of the Subscription Receipt Offering and ending 120 days from the initial listing date of the Resulting Issuer Shares on the Exchange, without the prior written consent of the Co-Lead Agents, such consent not to be unreasonably withheld.

(b)	Paget has also covenanted with the Agents that it, nor any of its successors (including the Resulting Issuer), will not directly or indirectly, offer, issue, sell, grant an option or right in respect of, or agree to, announce any intention to, offer, issue, sell, grant an option or right in respect of, any equity or voting securities at a price that is less than the Subscription price, other than: (i) pursuant to the grant, exercise or conversion of stock options and other similar issuances pursuant to any stock option plan, profits interest plan or similar equity compensation arrangements, (ii) the issuance of securities upon the exercise of convertible securities, warrants, options or similar obligations, (iii) securities to be issued in connection with the Amalgamation, (iv) securities to be issued in connection with the Paget Private Placement, for a period commencing on the closing date of the Subscription Receipt Offering and ending 120 days from the initial listing date of the Resulting Issuer Shares on the Exchange, without the prior written consent of the Co-Lead Agents, such consent not to be unreasonably withheld.

Terms of the Amalgamation

The following is a summary of the terms of the Amalgamation. Full particulars of the Amalgamation are contained in the Amalgamation Agreement. The Amalgamation Agreement, substantially in the form attached as Appendix F to this Information Circular, is expected to be entered into among Ascent and Paget prior to the Effective Date in order to effect the Amalgamation. Ascent Shareholders and Paget Shareholders are urged to review the Amalgamation Agreement in its entirety.

On June 29, 2018, Paget and Ascent entered into the Amalgamation Agreement which sets out the terms and conditions on which the parties will complete the Amalgamation. If the Ascent Amalgamation Resolution is approved at the Ascent Meeting, the Paget Amalgamation Resolution is approved at the Paget Meeting and all other conditions precedent to the Amalgamation are satisfied or waived, Ascent and Paget will amalgamate to form the Resulting Issuer, which will continue Ascent's business.

Upon satisfaction of the Escrow Release Conditions, and prior to the completion of the Amalgamation, each Ascent Subscription Receipt will convert automatically into one (1) Ascent Subscription Receipt Unit comprised of one (1) Ascent Share and one (1) Ascent Subscription Receipt Warrant without payment of additional consideration or further action on the part of the holder and the Escrowed Proceeds will be released from escrow.

Thereafter, on the Effective Date of the Amalgamation:

  Paget will consolidate all of the then issued and outstanding Paget Shares on the basis of six (6) pre-Consolidation Paget Shares for one (1) post-Consolidation Paget Share, and all securities convertible to Paget Shares on a similar basis.

  Each Paget Share shall be cancelled, and former Paget Shareholders (other than Paget Dissenting Shareholders (who are ultimately entitled to be paid the fair value of their Paget Shares)), shall receive one (1) Resulting Issuer Share for each post-Consolidation Paget Share held by them.

  Each post-Consolidation Paget Warrant will be replaced with one (1) Replacement Paget Warrant, and each such Paget Warrant will be cancelled.

  Each post-Consolidation Paget PP Warrant will be replaced with one (1) Replacement Paget PP Warrant, and each such Paget PP Warrant will be cancelled.

  Each post-Consolidation Paget Stock Option will be replaced with one (1) Resulting Issuer Stock Option on the same terms, and each such Paget Stock Option will be cancelled.

  Each post-Consolidation Paget Finder's Option will be replaced with one (1) Replacement Paget Finder's Option, and each such Paget Finder's Option will be cancelled.

  Each Ascent Share, including the shares underlying the Ascent Subscription Receipt Units, shall be cancelled, and former Ascent Shareholders (other than Ascent Dissenting Shareholders (who are ultimately entitled to be paid the fair value of their Ascent Shares)), shall receive one (1) Resulting Issuer Share for each Ascent Share held by them.

  Each outstanding Ascent Series B Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein.

  the Ascent Convertible Debenture will be convertible into Resulting Issuer Shares in accordance with the terms therein.

  Each outstanding Ascent Series D Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein.

  Each outstanding Ascent Subscription Receipt Warrant will be replaced with one (1) Replacement Ascent Subscription Receipt Warrant, and each such Ascent Subscription Receipt Warrant will be cancelled.

  Each outstanding Broker Warrant will be exercisable for Resulting Issuer Units in accordance with its terms.

  Each outstanding Ascent Stock Option will be replaced with one (1) Resulting Issuer Stock Option, and each such Ascent Stock Option will be cancelled.

  All of the property and assets of each of Ascent and Paget will become the property and assets of the Resulting Issuer and the Resulting Issuer will be liable for all of the liabilities and obligations of each of Ascent and Paget.

Following the Amalgamation:

  The Resulting Issuer will carry on the business previously carried on by Ascent.

  Former shareholders of Paget, including holders of Paget Shares issued pursuant to the Paget Private Placement, will hold 8,213,306 Resulting Issuer Shares, representing approximately 2.7% of the outstanding Resulting Issuer Shares, on a non-diluted basis.

  Former shareholders of Ascent, including holders of Ascent Subscription Receipts, will hold 300,971,317 Resulting Issuer Shares, representing approximately 97.3% of the outstanding Resulting Issuer Shares, on a non-diluted basis.

Assuming there are no Paget Dissenting Shareholders or Ascent Dissenting Shareholders, and no securities convertible into Ascent Shares or Paget Shares are exercised during the period between the date of this Information Circular and the Effective Date, on completion of the Amalgamation, there will be 309,184,623 Resulting Issuer Shares issued and outstanding on a non-diluted basis, and 452,106,605 Resulting Issuer Shares outstanding on a fully diluted basis.

Benefits of and Reasons for the Amalgamation

In reaching its decision to approve the Amalgamation and to recommend to Ascent Shareholders that they vote for the Ascent Amalgamation Resolution, the Ascent Board considered certain potential benefits for the Ascent Shareholders, including but not limited to the following:

  increased liquidity and access to a public market for the Ascent Shares;

  need for capital for the growth of its business; and

  access to additional financing sources available to public companies, to increase funding to further advance Ascent's business objectives and to develop its properties and assets.

In reaching its decision to approve the Amalgamation and to recommend to Paget Shareholders that they vote for the Paget Amalgamation Resolution, the Paget Board considered certain potential benefits for the Paget Shareholders, including but not limited to the following:

  increased liquidity and access to a public market for the Paget Shares; and

  the opportunity to participate in an emerging industry with a company Paget believes to have growth potential.

Recommendation of the Ascent Board for the Amalgamation

After careful consideration of the alternatives available to Ascent, the advice of legal counsel and other relevant matters, the Ascent Board approved the Amalgamation Agreement and the Amalgamation.

In reaching its decision to approve the Amalgamation and to recommend to Ascent Shareholders that they vote for the Ascent Amalgamation Resolution, the Ascent Board carefully considered all aspects of the Amalgamation Agreement and the Amalgamation, and considered a number of factors in concluding that the Amalgamation is in the best interests of Ascent, including the following:

  the reasons outlined under "Benefits of and Reasons for the Amalgamation" above;

  Ascent Shareholders, including holders of Ascent Subscription Receipts, are expected to own approximately 97.3% of the issued and outstanding Resulting Issuer Shares upon completion of the Amalgamation;

  Ascent Shareholders will have increased liquidity for their shares;

  Ascent Shareholders that do not vote in favour of the Amalgamation may exercise Ascent Dissent Rights; and

  the evaluation by the Ascent Board of other possible strategic alternatives to maximize shareholder value, and the perceived risks to Ascent (many of which are beyond Ascent's control) associated with such alternatives and the timing and uncertainty of successfully accomplishing any of such alternatives, and the conclusion of the Ascent Board that none of those alternatives were reasonably likely to present superior opportunities for Ascent, or reasonably likely to create greater value for Ascent Shareholders in comparison to the Amalgamation.

In the course of its deliberations, the Ascent Board also identified and considered a variety of risks, including, but not limited to:

  the risks to Ascent if the Amalgamation is not completed, including the costs incurred in pursuing the Amalgamation, the diverting of significant management attention away from the conduct of Ascent's business and the uncertainty that current and prospective Ascent employees may experience concerning their future roles with Ascent following successful completion of the Amalgamation, which may adversely affect Ascent's ability to attract or retain key management and other personnel;

  the limitations contained in the Amalgamation Agreement on the ability of Ascent to solicit further expressions of interest from third parties; and

  the risk factors applicable to the Resulting Issuer as outlined in this Information Circular;

The foregoing discussion of the information and factors considered by the Ascent Board is not intended to be exhaustive but summarizes the material factors considered by the Ascent Board. The Ascent Board collectively reached its decision with respect to the Amalgamation in light of the factors described above and other factors that each member of the Ascent Board considered appropriate.

In reaching its determination to approve and recommend the Amalgamation, the Ascent Board did not find it useful or practicable to, and did not, quantify, rank or otherwise attempt to make any specific assessments of, or otherwise assign any relative or specific weight to, the factors that were considered. The Ascent Board's determination and recommendation were made after consideration of all of the factors relating to the Amalgamation and in light of their own knowledge of the business, financial condition and prospects of Ascent and were based upon the advice of the financial and legal advisors to Ascent. Individual directors may have assigned or given different weights to different factors.

The Ascent Board unanimously recommends that the Ascent Shareholders vote in favour of the Amalgamation Resolution.

Recommendation of the Paget Board for the Amalgamation

After careful consideration of the alternatives available to Paget, the advice of legal counsel and other relevant matters, the Paget Board approved the Amalgamation Agreement and the Amalgamation.

In reaching its decision to approve the Amalgamation and to recommend to Paget Shareholders that they vote for the Paget Amalgamation Resolution, the Paget Board carefully considered all aspects of the Amalgamation Agreement and the Amalgamation, and considered a number of factors in concluding that the Amalgamation is in the best interests of Paget, including the following:

  the reasons outlined under "Benefits of and Reasons for the Amalgamation" above;

  Paget Shareholders, including holders of Paget Shares issued pursuant to the Paget Private Placement, are expected to own approximately 2.7% of the issued and outstanding Resulting Issuer Shares upon completion of the Amalgamation;

  Paget Shareholders will have increased liquidity for their shares;

  Paget Shareholders that do not vote in favour of the Amalgamation may exercise Paget Dissent Rights; and

  the evaluation by the Paget Board of other possible strategic alternatives to maximize shareholder value, and the perceived risks to Paget (many of which are beyond Paget's control) associated with such alternatives and the timing and uncertainty of successfully accomplishing any of such alternatives, and the conclusion of the Paget Board that none of those alternatives were reasonably likely to present superior opportunities for Paget, or reasonably likely to create greater value for Paget Shareholders in comparison to the Amalgamation.

In the course of its deliberations, the Paget Board also identified and considered a variety of risks, including, but not limited to:

  the risks to Paget if the Amalgamation is not completed, including the costs incurred in pursuing the Amalgamation, the diverting of significant management attention away from the conduct of Paget's business and the uncertainty that current and prospective Paget employees may experience concerning their future roles with Paget following successful completion of the Amalgamation, which may adversely affect Paget's ability to attract or retain key management and other personnel;

  the limitations contained in the Amalgamation Agreement on the ability of Paget to solicit further expressions of interest from third parties; and

  the risk factors applicable to the Resulting Issuer as outlined in this Information Circular;

The foregoing discussion of the information and factors considered by the Paget Board is not intended to be exhaustive but summarizes the material factors considered by the Paget Board. The Paget Board collectively reached its decision with respect to the Amalgamation in light of the factors described above and other factors that each member of the Paget Board considered appropriate.

In reaching its determination to approve and recommend the Amalgamation, the Paget Board did not find it useful or practicable to, and did not, quantify, rank or otherwise attempt to make any specific assessments of, or otherwise assign any relative or specific weight to, the factors that were considered. The Paget Board's determination and recommendation were made after consideration of all of the factors relating to the Amalgamation and in light of their own knowledge of the business, financial condition and prospects of Paget and were based upon the advice of the financial and legal advisors to Paget. Individual directors may have assigned or given different weights to different factors.

The Paget Board unanimously recommends that the Paget Shareholders vote in favour of the Amalgamation Resolution.

Effective Date of the Amalgamation

If the Amalgamation Resolution is passed and every other requirement of the BCBCA relating to the Amalgamation is complied with and all other conditions precedent to the Amalgamation contained in the Amalgamation Agreement are satisfied or waived, the Amalgamation will become effective on the

Effective Date. Paget and Ascent currently expect that the Effective Date will take place on or before July 31, 2018.

Shareholder Approvals

Pursuant to the BCBCA and the articles of Ascent, the Ascent Amalgamation Resolution approving the Amalgamation must be passed, with or without variation, by at least 66 2/3% of all votes cast with respect to the Ascent Amalgamation Resolution by the Ascent Shareholders present in person or represented by proxy at the Ascent Meeting.

Pursuant to the BCBCA and the articles of Paget, the Paget Amalgamation Resolution approving the Amalgamation must be passed, with or without variation, by not less than 66 2/3 % of the votes validly cast by Paget Shareholders, present in person or represented by proxy at the Paget Meeting. Pursuant to the policies of the NEX, the De-listing Resolution approving the De-listing must be passed, with or without variation, by not less than a majority of the votes validly cast by disinterested Paget Shareholders, present in person or represented in proxy at the Paget Meeting.

Notwithstanding the foregoing, the Ascent Amalgamation Resolution authorizes the Ascent Board, without further notice to or approval of the Ascent Shareholders, and the Paget Amalgamation Resolution authorizes the Paget Board, without further notice to or approve of the Paget Shareholders, subject to the terms of the Amalgamation Agreement, to decide not to proceed with the Amalgamation and to revoke the Ascent Amalgamation Resolution or Paget Amalgamation Resolution, as applicable, at any time prior to completion of the Amalgamation. See Appendix C to this Information Circular for the full text of the Paget Amalgamation Resolution and Appendix E to this Information Circular for the full text of the Ascent Amalgamation Resolution.

Regulatory Approvals

It is a condition to the completion of the Amalgamation that all necessary regulatory approvals, including without limitation the conditional approval of the Exchange of the listing of the Resulting Issuer Shares, shall have been obtained on terms and conditions satisfactory to Paget and Ascent, in each case acting reasonably. Paget and Ascent expect to submit an application seeking Exchange approval of the listing of the Resulting Issuer Shares on or about July 6, 2018.

Procedure for Exchange of Securities

Following the Amalgamation and upon the Effective Date, the registered holders of Ascent Shares and Paget Shares will be deemed to be registered holders of the Resulting Issuer Shares in accordance with the Amalgamation Agreement. Until surrendered, each certificate which immediately prior to the Amalgamation represented Paget Shares will be deemed, at any time after the Amalgamation, to represent only the right to receive upon such surrender the certificate representing the Resulting Issuer Shares pursuant to the Amalgamation Agreement. Each certificate which immediately prior to the Amalgamation represented Ascent Shares will be cancelled without requiring any further action on the part of the holders thereof. Upon completion of the Amalgamation and delivery and surrender by an Ascent Shareholder of the certificates representing all of Ascent Shares owned by such Shareholder, registered holders of Ascent Shares will be delivered the number of Resulting Issuer Shares to which they are so entitled under the Amalgamation.

The holders of certificates representing Paget Shares are required to surrender such certificates pursuant to the Letter of Transmittal, and upon such surrender, will be entitled to receive the number of Resulting Issuer Shares to which they are so entitled under the Amalgamation Agreement.

Letter of Transmittal

The Letter of Transmittal sets out the details for the surrender of the certificates representing Paget Shares and the address of the Depositary. Provided that a Paget Shareholder has delivered and surrendered to the Depositary certificates representing such shareholder's Paget Shares, together with the Letter of Transmittal, duly completed and executed in accordance with the instructions thereon or in an otherwise acceptable form and such other documents as may be required by the Depositary, the Depositary will forward the certificates representing the Resulting Issuer Shares that the Paget Shareholder is entitled to receive to such address or addresses as the Paget Shareholder may direct in the Letter of Transmittal or, in the absence of any direction, to the address of the Paget Shareholder as shown on the securities register maintained by Paget, or as may be otherwise set out in the Letter of Transmittal.

Cancellation after Six Years

Certificates representing the Resulting Issuer Shares, to which former Paget Shareholders would otherwise have been entitled, will be held by the Depositary for a maximum of six years from the Effective Date. If former Paget Shareholders fail to return the certificates representing the Paget Shares together with a duly completed Letter of Transmittal and such other required documents on or prior to the sixth anniversary of the Effective Date, each such former certificate representing Paget Shares shall cease to represent a right or claim of any kind or nature. Accordingly, persons who tender certificates for Paget Shares after the sixth anniversary of the Effective Date will not receive the Resulting Issuer Shares and will not own any interest in Paget or the Resulting Issuer and will not be paid any cash or other compensation. The Resulting Issuer Shares issued to such Paget Shareholders under the Amalgamation will be deemed to be surrendered to the Resulting Issuer, together will all dividends thereon declared or held for such holder.

Lost Securities

In the event any certificate, which immediately before the Effective Date represented one or more outstanding Paget Shares or Ascent Shares that is to be exchanged pursuant to the Amalgamation, is lost, stolen or destroyed, upon the making of an affidavit of that fact (and provision to the Depository of such bond or indemnity as may be required) by the person claiming such certificate to be lost, stolen or destroyed, the Depositary (in the case of Paget Shares) and the Resulting Issuer (in the case of Ascent Shares) will issue in exchange for such lost, stolen or destroyed certificate, the Resulting Issuer Shares to which such person is entitled in respect of the securities represented by such lost, stolen, or destroyed certificate in accordance with such person's Letter of Transmittal (in the case of Paget Shares) and the provisions of the Amalgamation Agreement. When authorizing such issuances in exchange for any lost, stolen or destroyed certificate, the person to whom the Resulting Issuer Shares is to be issued will, as a condition precedent to the issuance thereof, give a bond satisfactory to Resulting Issuer in such sum as the Resulting Issuer may direct or otherwise indemnify the Resulting Issuer in a manner satisfactory to the Resulting Issuer, against any claim that may be made against the Resulting Issuer with respect to the certificate alleged to have been lost, stolen or destroyed.

Securities Law Considerations

The Resulting Issuer Shares to be issued to Ascent Shareholders and Paget Shareholders pursuant to the Amalgamation will be issued in reliance on exemptions from prospectus requirements of Applicable Securities Laws of the various applicable provinces in Canada and will generally, subject to applicable escrow and resale restrictions imposed by the Exchange (See "Information Concerning the Resulting Issuer – Escrowed Securities"), be "freely tradable" (and not subject to any "restricted period" or "hold period") if the following conditions are met: (i) the trade is not a control distribution (as defined in Applicable Securities Laws); (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling security holder is an insider or officer of the Resulting Issuer, the selling security holder has no reasonable grounds to believe that the Resulting Issuer is in default of securities legislation.

The Resulting Issuer Shares issuable to Ascent Shareholders and Paget Shareholders in the Amalgamation have not been and will not be registered under the U.S. Securities Act, and such securities will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. A Form CB in respect of the issuance of such Resulting Issuer Shares will be furnished to the SEC.

The Resulting Issuer Shares issuable to Ascent Shareholders and Paget Shareholders in the Amalgamation will be "restricted securities" under the U.S. Securities Act, and thus subject to resale restrictions under the U.S. Securities Act, to the same extent and proportion as the Ascent Shares and Paget Shares for which the Resulting Issuer Shares are being exchanged pursuant to the Amalgamation. Therefore, any Ascent Shareholder or Paget Shareholder who holds Ascent Shares or Paget Shares that are restricted securities under the U.S. Securities Act will receive Resulting Issuer Shares that are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and all applicable state securities laws.

Subject to certain limitations, holders of such Resulting Issuer Shares may resell their Resulting Issuer Shares outside the United States without registration under in accordance with Regulation S under the US Securities Act. Additionally, the US Securities Act imposes restrictions on Resulting Issuer Shares held by "affiliates" of the Resulting Issuer after the acquisition or who have been "affiliates" of Ascent or Paget within 90 days prior to the Amalgamation. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Resulting Issuer Shares pursuant to Rule 144 under the US Securities Act, if available.

The foregoing discussion is only a general overview of certain requirements of the U.S. Securities Act that are applicable to the resale of Resulting Issuer Shares received pursuant to the Amalgamation. All Ascent Shareholders and Paget Shareholders who receive Resulting Issuer Shares are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

THE AMALGAMATION AGREEMENT

General

The Amalgamation Agreement is dated June 29, 2018, and is made between Paget and Ascent. The Amalgamation Agreement provides for the amalgamation of Paget and Ascent under the provisions of the BCBCA to form the Resulting Issuer, which will continue to operate the business of Ascent.

Conditions Precedent to the Amalgamation

Completion of the Amalgamation and the transactions contemplated by the Amalgamation Agreement is subject to, among other things, the satisfaction or waiver of the following conditions to be completed at or before the Effective Date:

  all consents and approvals necessary to consummate the Amalgamation having been obtained, including approval by the Ascent Shareholders of the Ascent Amalgamation Resolution, approval by the Paget Shareholders of the De-listing Resolution and the Paget Amalgamation Resolution and approval of the Exchange, which is in force and has not been modified;

  no Law being in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins Ascent or Paget from consummating the Amalgamation;

  there not having occurred a Material Adverse Effect with respect to Paget or to Ascent;

  the Amalgamation Agreement shall not have been terminated pursuant to the terms thereof;

  the delivery of letters of resignation of all of Paget's directors and officers, other than Mark T. Brown;

  Paget having caused the termination of all agreements involving Paget relating to administration or leases;

  the gross proceeds of the Paget PP being an amount equal to $2,000,000, or such amount as acceptable to Ascent in its sole discretion;

  Paget shall have cash on hand of not less than an amount equal to the gross proceeds of the Paget PP Proceeds, less (i) the amount of actual expenses incurred by Paget in connection with the transactions contemplated hereby; and (ii) $100,000.

Termination of the Amalgamation Agreement

The Amalgamation Agreement may be terminated by the mutual written agreement of the Parties, or by either Party upon notice by either one to the other prior to the Effective Date: (a) if the Ascent Amalgamation Resolution is not approved by the Ascent Shareholders or the Paget Amalgamation Resolution is not approved by the Paget Shareholders, respectively, provided that a Party may not terminate the Amalgamation Agreement if the failure to obtain the requisite approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Amalgamation Agreement; (b) if after the date of the Amalgamation Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins Ascent or Paget from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; and (c) if the Effective Date is not on or prior to the Outside Date, provided that the failure of the Effective Date to so occur is not due to Party seeking to terminate the Amalgamation Agreement being in breach of one of its representations or warranties or to perform any of the covenants and agreements of such Party set forth therein. In addition to the foregoing, Ascent may also terminate the Amalgamation Agreement if Paget has breached any of its material representations or warranties or failed to perform any covenant or agreement contained in the Amalgamation Agreement and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date (provided that Ascent is not then in breach of any of its representations, warranties or covenants under the Amalgamation Agreement). In addition to the foregoing, Paget may also terminate the Amalgamation Agreement if Ascent has breached any of its material representations or warranties or failed to perform any covenant or agreement contained in the Amalgamation Agreement and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date (provided that Paget is not then in breach of any of its representations, warranties or covenants under the Amalgamation Agreement).

Representations and Warranties

The Amalgamation Agreement contains customary representations and warranties made by each of Ascent and Paget. The assertions embodied in those representations and warranties were made solely for purposes of the Amalgamation Agreement and may be subject to important qualifications and limitations agreed to by the Parties in connection with negotiating its terms. Moreover, some of those representations and warranties are subject to a contractual standard of materiality or Material Adverse Effect (as defined in the Amalgamation Agreement) different from that generally applicable to public disclosure to Shareholders, or are used for the purpose of allocating risk between the Parties. For the foregoing reasons, you should not rely on the representations and warranties contained in the Amalgamation Agreement as statements of factual information at the time they were made or otherwise.

The Amalgamation Agreement contains customary representations and warranties of Ascent relating to certain matters including, among other things: organization, corporate authority, no default, no conflict, enforceability, authorized capitalization, non-reporting issuer status, litigation, financial matters, ordinary course of business, Taxes, voting control, compliance with Laws, title to assets, material contracts and availability of material information.

In addition, the Amalgamation Agreement contains representations and warranties of Paget relating to certain matters including, among other things: organization, necessary corporate action, no default, no conflict, enforceability, authorized capitalization, reporting issuer status, compliance with continuous disclosure obligations, no shop with respect to an alternative transaction, litigation, financial matters, availability of material information, no liabilities and compliance with Laws.

INFORMATION CONCERNING PAGET

Corporate Structure

Paget is a publicly listed company incorporated on May 24, 2007 under the laws of British Columbia. The address of Paget's registered and records office is 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2. The Paget Shares are currently listed and posted for trading on the NEX under the trading symbol "PGS".

On January 21, 2016, Paget completed a consolidation of its common shares on the basis of one (1) post-consolidated Paget Share for every fifteen (15) pre-consolidated Paget Shares held.

General Development of the Business

Paget owned a 100% undivided interest in the Ball Creek Gold-Copper property located in northwestern British Columbia.

On April 27, 2015, Paget entered into a purchase and sale agreement (the "Sale") with Evrim Resources Corp. ("Evrim") to sell its 100% interest in the Ball Creek property for cash consideration of $150,000. Paget also transferred the related reclamation deposits to Evrim. The remaining reclamation deposit of $24,375 was to be paid to Paget upon Evrim redeeming the remaining reclamation deposits. In February 2016, Evrim refunded $4,375 of its related reclamation deposits to Paget. As at December 31, 2017, Paget had a balance of $20,000 recorded as deposits and receivables relating to the remaining reclamation deposit refunds due from Evrim. Paget may receive the following additional consideration if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property:

(a)	$150,000 upon closing of the purchase and sale agreement (Cash received on June 23, 2015);

(b)	If Evrim enters into an option agreement whereby Evrim would receive payment related to the property, at any time within the following four years from the date of the agreement, Evrim will be required to pay additional consideration of 40% of payments received during the first year, 30% of payments received during the second year, 20% of payments received during the third year and 10% of payments received during the fourth year; and

(c)	Milestone share payments (or cash equivalent at Evrim's election) of: (i) 100,000 Evrim Shares within 14 days of Evrim entering into a future option, earn-in or purchase and sale agreement with a third party (a "Future Agreement) (Shares received on May 16, 2017 with Evrim announcing it entered into a definitive agreement on May 15, 2017); (ii) 250,000 Evrim Shares upon completion of 10,000 metres of drilling; (iii) 400,000 shares upon announcement of a measured or indicated mineral resource estimate (National Instrument 43-101 compliant) of at least 500 million tonnes at a grade of at least 0.50% copper equivalent; and (iv) 500,000 shares on the completion of a National Instrument 43-101 compliant feasibility study.

On January 21, 2016, Paget completed a non-brokered private placement by issuing 3,000,000 units at a price of $0.05 per unit for gross proceeds of $150,000. Each such unit consists of one (1) Paget Share and one (1) non-transferable warrant. Each warrant entitles the holder to purchase one (1) additional Paget Share until January 5, 2019, at a price of $0.10. In connection with the financing, Paget paid $2,500 as a cash finder's fee and issued 70,000 Paget Finder's Options, each of which is exercisable into one (1) unit at a price of $0.05 until January 5, 2019.

On April 11, 2016, Paget issued 200,000 Paget Shares at a fair value of $0.05 per Paget Share to its former Chief Executive Officer for past services.

As at the date hereof, Paget holds the following: 69,797 shares of Carube Copper Corp. and 113,806 shares of Sebastiani Ventures Corp.

It is anticipated that Paget will complete the Paget Private Placement prior to the Effective Date.

Selected Financial Information and Management's Discussion and Analysis

Selected Annual Information

The following table sets forth selected financial information for Paget as at and for the financial years ended December 31, 2017 and 2016 and for the three month period ended March 31, 2018. Such information is derived from and should be read in conjunction with the audited financial statement and notes thereto of Paget as at and for the years ended December 31, 2017 and 2016 and the unaudited interim financial statements and notes thereto of Paget as at and for the three month period ended March 31, 2018, attached as Appendix M hereto.

		Year ended	Year ended
	Three months ended	December 31,	December 31,
	March 31, 2018	2017	2016
	($)	($)	($)
Revenue	Nil	Nil	Nil
Net (loss) income	(27,522)	(11,898)	(163,183)
Net (loss) earnings per share	(0.00)	(0.00)	(0.02)
Total assets	58,948	75,536	67,057
Long-term liabilities	Nil	Nil	Nil
Dividends per share	Nil	Nil	Nil

Summary of Quarterly Results (unaudited)

	Q1-2018	Q4-2017	Q3-2017	Q2-2017	Q1-2017	Q4-2016	Q3-2016	Q2-2016
Quarter ended	Mar 28,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(unless otherwise	2018	2017	2017	2017	2017	2016	2016	2016
specified)	($)	($)	($)	($)	($)	($)	($)	($)

Revenue	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Net (loss) income	(27,522)	(10,782)	(8,962)	16,808	(15,135)	(19,865)	(62,018)	(46,628)
Net (loss)	(0.00)	(0.00)	(0.00)	0.00	(0.00)	(0.00)	(0.01)	(0.01)
earnings per share

Management's Discussion and Analysis

Paget's management discussion and analysis for the year ended December 31, 2017 and the three months ended March 31, 2018 is attached as Appendix K to this Information Circular.

Description of Securities

Paget's authorized share capital consists of an unlimited number of Paget Shares. As of the date of this Information Circular, Paget has 9,279,834 Paget Shares issued and outstanding. Paget also has 628,334 Paget Stock Options with exercise prices of $0.10 to $1.50 expiring from December 19, 2018 to August 15, 2021; 3,000,000 Paget Warrants with an exercise price of $0.10 expiring on January 5, 2019; and

70,000 Paget Finder's Options with an exercise price of $0.05 expiring on January 5, 2019 outstanding. Each Paget Finder's Option is exercisable into one (1) Paget Share and one (1) Paget Warrant, with each Paget Warrant exercisable (on a pre-Consolidation basis) at $0.10 until January 5, 2019.

Prior Sales

On January 21, 2016, Paget completed a non-brokered private placement by issuing 3,000,000 units at a price of $0.05 per unit for gross proceeds of $150,000. Each unit consists of one (1) Paget Share and one (1) Paget Warrant. Each Paget Warrant entitles the holder to purchase one additional Paget Share until January 5, 2019, at a price of $0.10. In connection with the financing, Paget paid $2,500 as a cash finder's fee and issued 70,000 Paget Finder's Options, each of which is exercisable into one (1) Paget Share and one (1) Paget Warrant at a price of $0.05 until January 5, 2019.

On April 11, 2016, Paget issued 200,000 Paget Shares at a fair value of $0.05 per Paget Share to its former Chief Executive Officer for past services.

Trading History

The following table sets forth the monthly high and low closing prices and volumes of the trading of the Paget Shares for the periods indicated. The Paget Shares are currently listed and posted for trading on the NEX under the trading symbol "PGS".

Period	High ($)	Low ($)	Volume
2017
June	0.06	0.06	14,700
July	0.06	0.05	16,500
August	0.055	0.055	132,000
September	0.055	0.05	554,600
October	0.05	0.05	3,300
November	0.05	0.03	154,200
December	0.035	0.03	155,700
2018
January	0.06	0.04	50,500
February	0.035	0.03	31,700
March 1 -22	0.03	0.03	2,000

Trading of the Paget Shares on the NEX has been halted since March 22, 2018.

Arm's Length Transaction

During the three (3) months ended March 31, 2018, Paget incurred $12,500 management and accounting services to Pacific Opportunity, a private company controlled by Mark T. Brown, a director and officer of Paget.

Legal Proceedings

As of the date hereof, Paget is not currently a party to any legal proceedings, nor is Paget currently contemplating any legal proceedings, which are material to its business. Management of Paget is currently not aware of any legal proceedings contemplated against Paget.

The auditor of Paget is Davidson & Company LLP, Chartered Accountants at 1200-609 Granville Street, Vancouver, BC V7Y 1G6. It is anticipated that MNP LLP will be appointed auditor of the Resulting Issuer after giving effect to the Amalgamation.

The transfer agent and registrar of Paget is Computershare Trust Company of Canada at its offices at 3rd Floor, 510 Burrard Street, Vancouver, BC V6C 3B9. It is anticipated that National Issuer Services Ltd. will be appointed the transfer agent of the Resulting Issuer after giving effect to the Amalgamation.

Material Contracts

Paget has not entered into any contracts material to investors, other than in the ordinary course of business, since incorporation, other than the Amalgamation Agreement and the Agency Agreement.

A copy of any material agreements Paget may enter will be available for inspection at the head office of Paget located at Suite 410 – 325 Howe Street, Vancouver, British Columbia V6C 1Z7, during ordinary business hours on any day prior to the Meetings and for a period of 30 days thereafter.

INFORMATION CONCERNING ASCENT

Corporate Structure

Ascent was incorporated on May 30, 2013 under the BCBCA. The head office of Ascent is located at 260-22529 Lougheed Hwy, Maple Ridge, British Columbia V2X 0T5. The registered office of Ascent is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8.

The initial authorized share capital of Ascent consisted of 9,000 A1 Voting Participating Shares without par value and 9,000 A2 Non-Voting Participating Shares with a par value of $0.01 per share. On August 14, 2015, the authorized share capital of Ascent was modified to increase the maximum number of Class A1 Voting Participating Shares from 9,000 to an unlimited number. On August 29, 2017, the authorized share capital of Ascent was modified to amend the A1 Voting Participating Shares to be called Common Shares, to amend the A2 Non-Voting Participating Shares to be called Preferred Shares, to increase the maximum of Preferred Shares from 9,000 to an unlimited number and to be without par value. On August 29, 2017, Ascent also adopted new articles that include, among other things, obligations for directors and officers to disclose potentially conflicting interests.

The organizational chart attached as Appendix H to this Information Circular identifies, as of the date of this Information Circular, Ascent's subsidiaries, their applicable governing jurisdictions and the percentage of their voting securities which are beneficially owned, or controlled or directed, directly or indirectly, by Ascent.

General Development of the Business of Ascent

History and Development of Ascent

Since its incorporation in May 2013, Ascent has been pursuing with determination a goal of becoming a global producer and distributor of cannabis-based products. In pursuit of this goal, Ascent has financed its operations privately and to date has raised approximately $43 million in capital, including approximately $10 million invested by the founders of Ascent but excluding the Ascent Subscription Receipts. Ascent has used these funds to build its business, including to apply for or acquire regulatory licenses, to acquire assets, to construct or acquire production facilities, to develop products, to conduct research, to distribute products and to build its internal operations to support the expansion of its business, including into other countries.

Prior to fiscal 2016, Ascent had completed the construction of a 20,000 square foot cultivation and processing facility in Maple Ridge, British Columbia, and had applied for federal commercial licenses to cultivate and produce cannabis and cannabis-based products from Health Canada under the ACMPR. In fiscal 2016, Ascent raised approximately $1.7 million under its Series A private placement financing, part of which was used to pursue regulatory licenses towards an operation in Oregon, which were approved in fiscal 2017. In addition, Ascent offered extraction, formulation, and manufacturing services to approved medical patients at its Maple Ridge facility under the prior regulatory regime of Health Canada.

In fiscal 2017, Ascent raised approximately $7.5 million under its Series B private placement financing, part of which was used to construct a processing facility in Portland, Oregon and commence its US operations. In addition, Ascent began discussions regarding the potential purchase of medical cannabis licenses and a 37,500 square foot production facility in Las Vegas, Nevada.

In fiscal 2018, Ascent and its wholly-owned subsidiaries has achieved a number of significant milestones, including the following (not necessarily in a particular order):

  raised approximately $10.2 million under its Series C private placement financing;

  acquired its facility in Nevada, as well as two (2) of a limited number of State of Nevada licenses authorizing the cultivation and production of cannabis and cannabis products for medical and recreational purposes at the facility;

  received Scientific Research and Experimental Development (SR&ED) Program and Canada Revenue Agency (CRA) grants. To date, Ascent has been awarded over $45,000 in research grants and credits for cannabis related research;

  acquired substantially all of the assets of a craft chocolate producing company, Cocoanymph Chocolates & Confections Inc., and entered into a consulting agreement with its Head Chocolatier;

  acquired an interest in AgTech Scientific Corp., a burgeoning hemp cultivation, production and R&D company based in Kentucky, USA;

  became a Licensed Producer (LP) under the ACMPR in Canada;

  applied for an additional LP site and began construction on the build-out of a 40,000 square foot product manufacturing and distribution facility in Pitt Meadows, British Columbia;

  applied for an additional LP site and entered into an agreement to acquire a 600,000 square foot greenhouse in Pitt Meadows for the cultivation of cannabis;

  acquired an Enterprise Resource Planning (ERP) and seed-to-sale tracking software platform from a US-based ERP and software company, Openfource Inc.;

  opened an office in Copenhagen, Denmark to pursue European operations, made license applications with applicable regulatory authorities in Denmark for a Controlled Drug License and a Wholesaler Dealer License, and submitted applications for the import of eight cannabis-based products from Canada to Denmark via the newly established Danish Medical Cannabis Pilot Program;

  applied for a Dealer's License under the Controlled Drugs and Substances Act (Canada), which was obtained in June 2018. The Dealer's Licence is aligned with a key area of expertise of Ascent, being the manufacturing of cannabis oil-based products, such as gel-caps and tinctures. The Dealer's Licence permits the possession, production, packaging, sale, sending, transportation and delivery of these products. Furthermore, the Dealer's Licence enables Ascent to conduct research, clinical trials and provide a variety of analytical testing for Ascent and other licenced producers and licenced dealers;

  entered into a supply agreement with Aurora Cannabis Inc. ("Aurora"), one of Canada's largest Licensed Producers, to supply Aurora with 20,000 kg of cannabis flower and 6,000 kg of cannabis trim per year for five (5) years;

  entered into a Letter of Intent with Australian Natural Therapeutics, a burgeoning Australian licensed producer and R&D company;

  applied for a Licensed Producer sales license under the ACMPR, which is also expected to be received in the near future. This would provide Ascent the ability to sell medical cannabis and cannabis oils online to any approved medical cannabis patients in Canada; and

  acquired a medical clinic and pharmacy in Winnipeg, Manitoba with the intent of acquiring and partnering with more clinics to create a Canada-wide network of medical clinics offering medical services, including education and access to medical cannabis through medical practitioners in Canada and by telemedicine where appropriate.

In addition, Ascent continues to expand its internal operations, including with respect to product development, production, and sales and marketing, and started developing an intellectual property portfolio, including trademarks for certain of its products, as well as applying for certain patents. As a result, Ascent is poised to take advantage of the proposed legalization of adult-use cannabis in Canada later this year, as well as the development of both medical and adult-use cannabis markets globally.

Narrative Description of the Business of Ascent

Overview of Business

Ascent is in the business of the cultivation, processing, production, development and distribution of cannabis and cannabis-based products in Canada and the United States. Ascent has also initiated operations in Denmark from which it plans to expand into Europe. The head office of Ascent is located at 260-22529 Lougheed Hwy, Maple Ridge, British Columbia. The registered office of Ascent is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8. Ascent's telephone number at its head office is (604) 380-3840. Ascent's website is www.ascentindustries.com. Information contained on Ascent's website does not constitute a part of this Information Circular.

In Canada, Ascent, via its wholly-owned subsidiary Agrima Botanicals Corp. ("Agrima"), is a Licensed Producer under the ACMPR of Health Canada, with licenses to cultivate cannabis and produce cannabis products. Ascent has applied for a sales license to distribute cannabis products in Canada, including through an online e-commerce platform, under the ACMPR which management expects to receive in the near future.

In addition, Ascent (through Agrima) has received a Licence for Controlled Drugs and Substances (the "Dealer's Licence") from Health Canada pursuant to the Narcotics Control Regulations of the Controlled Drugs and Substances Act (Canada). The Dealer's Licence is aligned with a key area of expertise of Ascent, being the manufacturing of cannabis oil-based products, such as gel-caps and tinctures. The Dealer's Licence permits the possession, production, packaging, sale, sending, transportation and delivery of these products. Furthermore, the Dealer's Licence enables Ascent to conduct research, clinical trials and provide a variety of analytical testing for Ascent and other licenced producers and licenced dealers.

In the United States, Ascent holds licenses for the production, processing and wholesale distribution of cannabis in State of Oregon and for the production and cultivation of cannabis in State of Nevada. In Europe, Ascent has applied for a Controlled Drugs License and a Wholesaler Dealer License in Denmark and has also submitted applications to import and distribute eight (8) cannabis-based products from Canada to Denmark under the new Danish Medical Cannabis Pilot Program.

Ascent's operations currently include a licensed facility in Maple Ridge, British Columbia, and licensed facilities in the States of Oregon and Nevada. In addition, Ascent has successfully applied for additional site Licensed Producer licenses for its two (2) new facilities in Pitt Meadows, British Columbia. Ascent's activities at each facility are governed by the applicable licenses held by Ascent, and currently include cultivation and extraction in Canada, and production, processing and wholesale distribution of cannabis in State of Oregon and cultivation and production of cannabis in State of Nevada.

By the end of calendar year 2018, Ascent expects to have 710,000 square feet in cannabis cultivation and production space. This space, when in full production, will allow Ascent to cultivate 65 million grams of cannabis output and produce 12 million grams of annual oil output annually. Ascent intends to add another 1.4 million square feet in cultivation and production space by the end of calendar year 2020.

Ascent is strategically positioned to be a leader of branded, commercialized products in medical and adult-use (recreational) markets across Canada, the United States and Europe. As a long-standing participant in the medical cannabis space, Agrima already has a loyal following of consumers across many of its brands and products, which will serve as a catalyst towards being a prominent first mover at the debut of adult-use legalization in Canada. Ascent's extensive product catalogue includes more than 40 unique products under several customer-focused house brands.

Ascent's business is currently focused primarily on the following areas:

1.	Operations relating to medical and adult-use cannabis in Canada;

2.	Operations relating to medical and adult-use cannabis in Oregon, Nevada and other states in the United States;

3.	Operations relating to medical and adult-use cannabis in all approved European countries, beginning with Denmark;

4.	Research and development targeting the development of specialized cannabinoid therapy products for the emerging cannabis industry; and

5.	Cannabis plant testing and genetic screening services.

Ascent expects to generate returns from the production, manufacture, packaging, distribution and sale of cannabis and cannabis-based products, on its behalf and on behalf of its partners, in the medical and adult-use markets in Canada, the United States and Europe, and elsewhere legally permitted.

Cultivation and Production Facilities

Canadian Facilities

Agrima Botanicals (Maple Ridge, British Columbia)

Ascent's wholly-owned subsidiary, Agrima, has a 25,000 square foot licensed property in Maple Ridge, British Columbia with a custom 15,000 square foot indoor growing, production and distribution facility built in 2012. The property has an office and plant production building of pharmaceutical production grade quality, with hydroponic greenhouse high pressure sodium lighting and nutrient delivery equipment which is capable of producing over 1,500 kilograms of medical cannabis per year. Upon receipt of its Licensed Producer license, Agrima upgraded the facility's mother room, with the addition of full-spectrum LED and HID lighting. The improvements effectively doubled the room's plant capacity.

In addition, the property has a 5,000 square foot addition adjacent to the facility that includes a Level 8 vault, manufacturing and packaging space, as well as a fully equipped production lab capable of performing a variety of extraction, formulation and isolation and analytical techniques.

Agrima has received a Dealer's License for its facility lab, including for a newly constructed Level 10 vault. Agrima is in the process of establishing an on-site laboratory and installing further analytical equipment and capacity. The laboratory allows it to perform Health Canada-mandated testing in-house, thereby saving time and money. Testing methodologies are applied consistently and accurately from batch to batch. Additionally, the on-site laboratory accelerates the approval and release of new batches, shortening time to market and increasing sales capacity as Ascent scales up cultivation and production capacity.

Ascent is in the process of obtaining an EU GMP certification for the Agrima facility. This certification is required by several foreign governments for export to EU markets, and upon successful receipt, Agrima will be in a position to distribute oil-based products (i.e. gel-caps and tinctures) to several EU countries, including Denmark.

Agrima Meadows (Pitt Meadows, British Columbia)

Agrima Meadows is a 650,000 square foot property with a 600,000 square foot greenhouse located within approximately ten (10) kilometres from the Agrima Botanicals facility in Maple Ridge, BC. Agrima Meadows is approximately ten (10) years old, and consists of two (2) adjoined greenhouses with a metal frame, multi-gable roof (Dutch "Venlo" style) structure with single, 36 oz. glass panel walls and roof cladding, all on concrete perimeter and internal concrete pier footings. The entire canopy is covered with over 4,000 hydroponic greenhouse high pressure sodium lights, automated nutrient delivery equipment and environmental control systems are installed.

Agrima Labs (Pitt Meadows, British Columbia)

Ascent has leased two adjoining warehouse spaces located within approximately twelve (12) kilometres from the Agrima Botanicals facility and the Agrima Meadows facility, which total approximately 40,000 square feet, comprised of high-ceiling warehouse space along with office and administrative space. Agrima Labs is currently in Phase One (consisting of approximately 20,000 square feet) of construction to become a Good Manufacturing Practices (GMP) production-only facility, designed by Agrima scientists for high-volume extraction, formulation, automated manufacturing and sophisticated packaging capabilities. Phase Two (consisting of an additional approximately 20,000 square feet) is being designed for future use based on the Canadian demand for extracted products. An application for a license for Agrima Labs has been filed with Health Canada and is awaiting review.

USA Facilities

Oregon Facility

In March 2016, Ascent (through a wholly-owned subsidiary) completed a significant upgrade and buildout of an existing 7,000 square foot warehouse located in Southeast Portland, Oregon. The Oregon facility is licensed for extraction and distribution and includes a secured vault, manufacturing and packaging space, as well as a fully equipped production lab capable of performing a variety of extraction, formulation and isolation and analytical techniques. A commercial kitchen is also part of the facility upgrade, and allows for the manufacturing of chocolates, taffy and other edibles authorized under Oregon's medical and recreational cannabis programs.

Nevada Facility

In May 2016, Ascent (through a wholly-owned subsidiary) acquired a 37,500 square foot warehouse in the City of Las Vegas, Nevada. In conjunction with this acquisition, Ascent also acquired two (2) medical cannabis licenses connected to the Nevada facility. Immediately upon acquisition of the facility, a Phase One build-out of an initial 2,500 square feet, which includes cultivation and production space, including a commercial kitchen, was initiated. Phase One was completed at the end of 2017, and shortly thereafter, a license from the State of Nevada was obtained for the Nevada facility. Currently, building plans are being reviewed for Phase Two of construction for an additional 35,000 square feet, which will include over 17,000 feet of indoor cultivation, fully-functioning lab, production and distribution space.

Business Objectives

Ascent has identified the following business objectives for the next twelve (12) months:

1.	Complete its acquisition of the Agrima Meadows greenhouse facility and begin cultivation as an LP at the site;

2.

Complete expansion to over 710,000 square feet of cultivation and production space, including the completion of the Agrima Labs facility in British Columbia and the Sweet Cannabis facility in the State of Nevada, and begin cultivation and product manufacturing at these sites;

3.	Capitalize on the legalization of adult-use cannabis in Canada, including the development of an online distribution platform;

4.	Capitalize on Ascent's licensed facility in Nevada, which has an early-mover advantage as the State of Nevada commences its adult-use cannabis program;

5.	Focused expansion of its operations in Europe and elsewhere globally;

6.	Focused expansion of its operations in the United States;

7.	Implement its plans relating to the development and operation of medical clinics and related medical services with emphasis on medical cannabis access and education; and

8.

Advance its research through clinical trials on the effects and potential benefits of unique, proprietary cannabis formulations and delivery systems for various illnesses, symptoms, and therapeutic outcomes.

Canadian Operations

Current Medical Operations

Ascent's wholly-owned subsidiary, Agrima, is a Licensed Producer for the cultivation and production (extraction and manufacturing) of medical cannabis under the ACMPR. Agrima is a patient-focused medical cannabis company whose mission is to provide a better quality of life for a wide variety of patients. Its portfolio of medically-focused products offer an innovative and diverse selection of consistent, high-quality cannabis in many consumption formats. Ascent also plans to build a network of unique medical clinics and a digital portal to provide patients across Canada with easy, seamless and direct access across Canada to medical professionals and Agrima's extensive product range.

Agrima's Licensed Producer license (the "Agrima License") has a term that commenced on November 10, 2017 and ends on November 10, 2020. The Agrima License has been issued to Agrima for use at the Agrima Botanicals facility in Maple Ridge, British Columbia and applies only to such facility. However, Agrima has applied to Health Canada for additional site licenses at both the Agrima Meadows facility and Agrima Labs facility that would allow these facilities to operate as Licensed Producers. The Agrima License permits Agrima to produce, sell, possess, ship, transport, deliver and destroy dried cannabis, fresh cannabis, cannabis plants and cannabis seeds. Adverse changes or developments affecting the Agrima Botanicals facility could have a material and adverse effect on Agrima's ability to continue producing medical cannabis, and Ascent's business, financial condition and prospects. While it is anticipated that Health Canada will extend or renew the Agrima License at the end of its current term, there can be no guarantee that Health Canada will extend or renew the Agrima License as necessary or, if it extended or renewed, that the Agrima License will be extended or renewed on the same or similar terms. Should Health Canada not extend or renew the Agrima License, or should it renew the Agrima License on different terms, the business, financial condition and results of the operations of Agrima, and consequently, Ascent, could be materially adversely affected. See "Information Concerning Ascent – Risk Factors – Risk Factors Relating to Ascent's Business".

On June 18, 2018, Ascent announced that Agrima had received the Dealer's License, which permits the possession, production, packaging, sale, sending, transportation and delivery of cannabis and cannabis oil-based products.

Summary of the ACMPR

The following summary of the ACMPR is incomplete and is qualified in its entirety by reference to the full text of the ACMPR available from Health Canada.

The ACMPR effectively combines the Canadian federal regulations and requirements of the MMAR (Marihuana (sic) Medical Access Regulations), the MMPR, (Marihuana (sic) for Medical Purposes Regulations), and the section 56 exemptions relating to cannabis oil under the Controlled Drugs and Substances Act into one set of regulations. In addition, among other things, the ACMPR sets out the process patients are required to follow to obtain authorization from Health Canada to use and obtain cannabis for medical use. Under the ACMPR, patients have three options for obtaining medical cannabis: The ACMPR effectively combines the regulations and requirements of the MMPR, the Cannabis Medical Access Regulations and the section 56 exemptions relating to cannabis oil under the Controlled Drugs and Substances Act into one set of regulations. In addition, among other things, the ACMPR sets out the process patients are required to follow to obtain authorization from Health Canada to grow cannabis and to acquire seeds or plants from Licensed Producers to grow their own cannabis. Under the ACMPR, patients have three options for obtaining cannabis:

(a)	they can register with Licensed Producers, who are authorized to sell cannabis to any eligible person in Canada;

(b)	they can register with Health Canada to produce a limited amount of cannabis for their own medical purposes; or

(c)	they can register with Health Canada to designate someone else to produce cannabis for them.

With respect to (b) and (c), starting materials, such as plants or seeds, must be obtained from Licensed Producers or other approved sources. It is possible that (b) and/or (c) could significantly reduce the addressable market for Agrima's products and could materially and adversely affect the business, financial condition and results of operations of Agrima. That said, management of Ascent believes that many patients may be deterred from opting to proceed with options (b) or (c) since such steps require applying for and obtaining registration from Health Canada to grow cannabis, as well as the up-front costs of obtaining equipment and materials to produce such cannabis and the complexity associated with successfully cultivating cannabis.

Reporting Requirements under the ACMPR

As described under the ACMPR (see Part 1, Division 5 of the ACMPR), Licensed Producers are required to keep records of, among other things, their activities with cannabis, including all transactions (sale, exportation, and importation), all fresh or dried cannabis or cannabis oils returned from clients, and an inventory of cannabis (e.g. seeds, fresh harvested cannabis, dried cannabis, packaged cannabis, packaged cannabis seeds, cannabis oil, cannabis plants destined to be sold or provided). All records have to be kept for a period of at least two years, in a format that will be easily auditable, and will have to be made available to Health Canada upon request. All communications regarding reports for healthcare licensing authorities, including both those sent and received, are also subject to this two year requirement.

A Licensed Producer must provide Health Canada with a case report for each serious adverse reaction to fresh or dried cannabis or cannabis oil within 15 days of the Licensed Producer becoming aware of the reaction. A Licensed Producer must annually prepare and maintain a summary report that contains a concise and critical analysis of all adverse reactions to have occurred during the previous 12 months (the serious adverse reaction reports and the summary reports must be retained by the Licensed Producer for a period of 25 years after the day on which they were made).

Health Canada released an Information Bulletin titled, "Licensed Producers' Reporting Requirements" on December 1, 2016 to provide an overview of the information licensed producers must provide to Health Canada on a monthly basis. Licensed Producers must provide, among other things, the following information to the Office of Controlled Substances for the previous month on or before the 15th day of each month:

(a)	With respect to fresh and dried cannabis, cannabis oil, cannabis seeds and cannabis plants, licensed producers must report the amounts produced, as well as the amounts received from another licensed producer;

(b)	With respect to fresh and dried cannabis, cannabis oil, cannabis seeds and cannabis plants, licensed producers must report the total amount sold or transferred to the following during the reporting period;

(c)	Number of clients registered, number of clients registered by province or territory of residence and number of refused registrations and refusals to fill order;

(d)	With respect to fresh and dried cannabis and cannabis oil, licensed producers must report as of the final day of the reporting period the amounts of all controlled material held in inventory;

(e)	Number of plants held in inventory and the number of plants destined to be sold as starting material held in inventory;

(f)	Weight of seeds held in inventory, and the number and weight of seeds destined to be sold as starting material held in inventory;

(g)	Total amounts ready to be destroyed, but still held in inventory on the final day of the reporting period;

(h)	Total amount of cannabis imported and/or exported during the reporting period;

(i)	Total amount of cannabis lost or stolen during the reporting period;

(j)	With respect to fresh and dried cannabis, cannabis oil, cannabis seeds and cannabis plants, licensed producers must report the total amount that was destroyed during the reporting period, as well as waste (e.g., plants, leaves, twigs) destroyed during the reporting period;

(k)	With respect to fresh and dried cannabis, cannabis oil, cannabis seeds and cannabis plants, licensed producers must report the total amount returned from clients during the reporting period;

(l)	Number of shipments sent to registered clients, licensed producers and licensed dealers during the reporting period;

(m)	Number of shipments sent to registered clients, licensed producers and licensed dealers in each province and territory:

(n)	Average daily amount of cannabis for medical purposes authorized;

(o)	Median daily amount of cannabis for medical purposes authorized;

(p)	Average shipment size sent to registered clients during the reporting period;

(q)	Median shipment size sent to registered clients during the reporting period;

(r)	List of ten highest unique daily authorized amounts and the frequency with which they occur;

(s)	List of daily authorized amounts in specified increments;

(t)	Total number of shipments to registered clients per each 10 gram interval between 0 and 150 grams;

(u)	List of all health care practitioners who have completed medical documents for cannabis for medical purposes for registered clients and their location;

(v)	List of all nurse practitioners who have completed medical documents for cannabis for medical purposes for registered clients and their location;

(w)	Amount of cannabis with which they are conducting research and development activities; and

(x)	Activities with respect to cannabis products, other than cannabis or cannabis oil (e.g. cannabis resin).

Summary of the Narcotic Control Regulations (NCR)

The following summary of the NCR is incomplete and is qualified in its entirety by reference to the full text of the NCR available from Health Canada.

Pertaining to Dealer's Licenses and Licensed Dealers, the NCR entails the regulations relating to the control of narcotics as enabled in the Controlled Drugs and Substances Act. In addition, Dealer's Licenses and Licensed Dealers are also subject to the ACMPR when working with cannabis material.

The NCR sets out the process through which Dealer's Licenses are obtained, and which Licensed Dealers are required to follow to obtain authorization from Health Canada to conduct licensed activities with cannabis. These activities include, but are not limited to: possession, production, packaging, R&D, lab analysis, import, export, sell, provide, transporting, and delivery. Under the NCR, Licensed Dealers are allowed to provide/sell to other authorized/licensed entities (i.e. licensed producers, pharmacies and hospitals) and persons exempted under section 56 of the Controlled Drugs and Substances Act. If any of the preceding parties are listed in Health Canada's list of Notice of Restriction as described in section 25 of the NCR, then provision or sale to these parties are not authorized.

Reporting Requirements under the NCR

As described under the NCR, Licensed Dealers are required to keep records of, among other things, their activities with narcotics:

(a)	including all transactions (receiving, sale, exportation, importation);

(b)	all narcotics used in the making or assembling of a product or compound containing that narcotic;

(c)	all narcotics produced; and

(d)	all narcotics that is in stock at the end of each month.

All records have to kept for a period of at least two years, in a format that will be easily auditable, and will have to be made available to Health Canada upon request. All communications regarding reports for healthcare licensing authorities, including both those sent and received, are also subject to this two year requirement.

If the premises of the Licensed Dealer will undergo a change in security measures or change in the qualified person(s) in charge (QPIC), then approval from Health Canada is required. Moreover, a notification to Health Canada is required when the following occurs:

(a)	change of an individual listed on the license.

(b)	changes in premises where narcotics is made and any changes made to the process and conditions of producing, making, assembling, and storing of narcotics.

(c)	Any loss/theft from date of discovery.

Recent Regulatory Developments

On December 13, 2016, the Task Force on Cannabis Legalization and Regulation (the "Task Force"), which was established by the Canadian Federal Government to seek input on the design of a new system to legalize, strictly regulate and restrict access to cannabis, completed its review and published its report outlining its recommendations. On April 13, 2017, the Canadian Federal Government released Bill C-45, which proposes the enactment of the Cannabis Act (Canada), to regulate the production, distribution and sale of cannabis for unqualified adult-use.

On October 3, 2017, the Parliamentary Standing Committee on Health ("HESA") proposed amendments to the Cannabis Act (Canada), which if approved would allow for cannabis edibles and concentrates to be available for sale within 12 months of the Cannabis Act (Canada) coming into force. HESA also proposed among other matters, that the Minister would be required to review the Cannabis Act (Canada) and its administration and operation three years after it comes into force and would clarify that applications made for (i) a Dealer's License under section 9.2 of the Narcotic Control Regulations ("NCR"), (ii) a license under section 67 of the NCR to cultivate, gather or produce cannabis for scientific purposes, and (iii) an import or export permit under section 10 of the NCR, will be deemed to be an application made under the Cannabis Act, so that licensing and permit requirements are merged under the same legislation.

On November 21, 2017, Health Canada released a consultation paper entitled "Proposed Approach to the Regulation of Cannabis" (the "Proposed Regulations"). Recognizing the federal government's commitment to bringing the Cannabis Act (Canada) into force no later than July 2018, the Proposed Regulations, among other things, seek to solicit public input and views on the appropriate regulatory approach to a recreational cannabis market by building upon established regulatory requirements that are currently in place for medical cannabis.

The deadline for interested stakeholders to share their views on the Proposed Regulations was January 20, 2018. On March 19, 2018, Health Canada announced a public health approach to packaging and labeling of cannabis products.

On February 6, 2018, Canada's Public Safety Minister, Ralph Goodale, announced that while Bill C-45 was still on schedule to receive royal assent in July 2018, implementation of various aspects of the regime, including preparing markets for retail sales, could take another eight to twelve weeks from the date Bill C-45 receives royal assent. On June 21, 2018, Bill C-45 received approval from the Senate of Canada and the House of Commons of Canada, and finally received royal assent in Canada. The announcement was followed by Prime Minister Justin Trudeau's announcement that adult-use cannabis will be legal in Canada beginning on October 17, 2018.

On June 27, 2018, Health Canada announced that the regulations supporting the Cannabis Act (Canada), the Cannabis Regulations, would outline the rules for the legal production, distribution, sale, importation and exportation of cannabis, and also set standards for cannabis products that will be available for legal sale once the law comes into force. The Cannabis Regulations include strict specifications for the plain packaging and labelling and analytical testing of all cannabis products as well as stringent physical and personnel security requirements for all federally licensed production sites. The Cannabis Regulations also outline details on the licences for cultivation and processing of cannabis, including micro-size licences, industrial hemp, research and analytical testing, and also maintain a distinct system for access to cannabis for medical purposes.

The governments of most of the provinces and territories of Canada have also made various announcements regarding the proposed regulatory regimes for the distribution and sale of cannabis for adult-use purposes in their jurisdictions. However, it is possible that the proposed regulatory regimes may not be implemented as currently contemplated, or at all. See "Information Concerning Ascent – Risk Factors – Risk Factors Related to Ascent's Business".

Ascent's Plans for Canadian Adult-use Operations

Ascent is well positioned to be part of the first cohort of Licensed Producers transitioning towards legal adult-use cannabis in Canada beginning in the summer of 2018. In addition to the existing Agrima Botanicals facility in Maple Ridge, British Columbia, Ascent expects that the following additional facilities will be operational and licensed by the end of 2018:

  Agrima Meadows – a 600,000 square foot greenhouse (currently operational growing bell peppers) which will be converted and optimized for year-round cannabis cultivation. At full production capacity, Agrima Meadows is capable of producing over one million grams of dried cannabis per week, with a substantial portion of the harvested material destined as an input for extraction and product manufacturing. Ascent expects to complete the acquisition of this facility in the third quarter of calendar year 2018 and expects operations to commence in the fourth quarter of calendar year 2018; and

  Agrima Labs – a custom built, Good Manufacturing Practices (GMP) compliant 40,000 square foot warehouse designed by Agrima's engineers and scientists for high-volume extraction, formulation, automated manufacturing, filling, and packaging capabilities. Agrima Labs will turn outdoor and low-medium grade cannabis into high-margin extracted product ready for sale in the domestic medical and adult-use markets, as well as approved foreign markets.
  Ascent expects Agrima Labs to commence operations in the fourth quarter of calendar year 2018.

  Ascent has also begun implementation of the Agrima Craft Cannabis program, through which British Columbia's world-renowned craft cannabis growers will have access to

  Ascent's knowledge, intellectual property and other resources in exchange for Agrima becoming the exclusive aggregator and distributor of their high-quality and diverse cannabis offerings. Ascent believes the craft program will be well received it in the marketplace due to the diverse offering of high quality cannabis flower, edibles, and concentrates to users.

U.S. Operations

Ascent operates licensed facilities in two U.S. states with legal cannabis programs, Oregon and Nevada, through its wholly-owned subsidiaries Luff Enterprises LLC dba Sweet Cannabis ("Sweet Oregon") and Luff Enterprises NV Inc. dba Sweet Cannabis NV ("Sweet Nevada").

Sweet Oregon is a state-licensed Producer and Wholesaler of medical and adult-use cannabis under the OLCC (as defined below) in the State of Oregon. These licenses allow Sweet Oregon to buy cannabis from cultivators across the state, as well as process and sell cannabis to other licensees, including retailers (dispensaries). Sweet Oregon's operations are based out of a newly renovated, custom-designed 7,000 square foot warehouse in Portland, Oregon. Sweet Oregon currently manufactures merchandisable cannabis products and distributes them to retailers across the state of Oregon. For more information about the cannabis regulatory regime in Oregon, see "Information Concerning the Resulting Issuer – Issuers with U.S. Cannabis Activities – State Regulatory Regime – Oregon" below.

Sweet Nevada is a licensed cultivation and production facility for medical and adult use cannabis in the State of Nevada. These licenses allow Sweet Nevada to grow, buy, process, manufacture, and package cannabis for other producers and cannabis retail stores in Nevada. Sweet Nevada's operations are based out of a custom-designed 37,500 square foot warehouse in Las Vegas, Nevada. Phase one of this facility is currently operational, and management expects phase two to become fully operational in the second quarter of calendar year 2019. Sweet Nevada currently manufactures pre-rolls and taffies and distributes them to retailers in the state of Nevada, and is expected to manufacture and distribute several other products in the near future, including, flower, chocolates, tinctures, and vape pens. In Nevada, adult-use cannabis licenses are currently limited to the few holders of pre-existing medical cannabis establishment certificates. As Sweet Nevada holds two (2) of the approximately 145 medical cannabis cultivation and production licenses that have been allowed to access the retail cannabis program in Nevada, Sweet Nevada holds a significant first-mover advantage. For more information about the cannabis regulatory regime in Nevada, see "Information Concerning the Resulting Issuer – Issuers with U.S. Cannabis Activities – State Regulatory Regime – Nevada" below.

Products

Ascent is focused on developing, branding, producing and distributing sophisticated cannabis products in legal medical and adult-use jurisdictions, with current operations in British Columbia, Oregon and Nevada. Through its wholly-owned subsidiaries, Ascent owns cannabis licenses in Canada, Oregon and Nevada and has a minority ownership interest in a hemp cultivation and manufacturing operation with R&D licenses in Kentucky. For more information about Ascent's licenses, see "Information Concerning Ascent – Narrative Description of the Business of Ascent –Canadian Operations" and "Information Concerning Ascent – Narrative Description of the Business of Ascent – U.S. Operations".

Ascent offers a product suite of more than 40 unique products under several consumer focused brands, including gel capsules, oils, tinctures, vaporizer pens, pre-rolled joints, various edibles and dried flower. Through careful development of its sophisticated cannabis brands, Ascent is positioned to be a leader in branded, commercialized products in both medical and adult-use markets across North America and internationally.

Research and Development

Ascent's wholly-owned subsidiary, Agrima Scientific Corp. ("Agrima Scientific"), focuses on developing commercially viable products, services and intellectual property through specific research initiatives targeting cultivation, extraction, hardware and other emerging cannabis-specific topics. Agrima Scientific develops and commercializes cannabis-related intellectual property, through in-house research, external collaboration and acquisition. Agrima Scientific's primary areas of research are:

  Plant tissue culture propagation;

  Breeding and genetics;

  Scanning electric microscopy analysis;

  Plant pathology and pest control;

  Analytical testing and plant diagnosis;

  Product development via cannabis extraction, refining, separation, and formulation techniques; and

  Pre-clinical trials of cannabinoid-based therapies.

Ascent has a strong relationship with Simon Fraser University ("SFU") pursuant to which it has been able to create certain intellectual property relating to the above areas of research. Agrima Scientific is in the fifth year of a research collaboration with SFU's Department of Biological Sciences, through which Masters of Science students are engaged in cannabis-focused research, all directed and funded by Ascent. Ascent has also recently engaged SFU scientists to commence sets of pre-clinical trials designed to explore the therapeutic benefits of various cannabinoid formulations for various debilitating medical conditions.

Intellectual Property

Ascent is developing an intellectual property portfolio that includes existing trademarks for its sophisticated brands, applications for trademarks internationally for these brands, as well as applications for patents Ascent has and is in the process of filing for certain unique scientific formulations and processes that Ascent has created.

Available Funds

As of June 30, 2018, Ascent had approximately $4.0 million of estimated funds available.* Upon completion of the Amalgamation, an additional $17.9 million will be available to Ascent, being the proceeds of the Subscription Receipt Offering. The source of funds can be broken down as follows:

Type of Funds	Amount
Estimated consolidated working capital of Ascent as at June 30, 2018	$4,000,000*
Net proceeds of Subscription Receipt Offering	$17,994,015
Total	$21,994,015
*The estimated working capital as at June 30, 2018 is based on estimated components of internal unaudited financial information adjusted to exclude the $4,000,000 Ascent Convertible Debenture, which matures on May 26, 2019, as well as certain other accruals for milestone payments based on future delivery of services. Ascent has engaged in discussions with the lenders in connection to extending the maturity date of the Ascent Convertible Debenture.

For a discussion of how Ascent and the Resulting Issuer intend to use its available funds, see "Information Concerning the Resulting Issuer – Available Funds and Principal Purposes".

Ascent's Products

The following is a description of Ascent's products currently available for sale. Prior to receiving the Agrima License, Ascent, through its wholly-owned subsidiaries, provided extraction and other services and sold various hardware to patients in Canada that have been discontinued, as well as selling products in the States of Oregon and Nevada. Subsequent to receiving the Agrima License, Ascent's products have primarily been sold in State of Oregon, and sales of some products have begun in the State of Nevada, with additional products to be added for sale in the near future. Agrima Botanicals is in the process of obtaining a sales license under the ACMPR. In addition, the Dealer's License allows the sale of products, which Ascent expects to being in the near future.

The only product that accounted for 15% or more of Ascent's sales in the last fiscal year was Toko (26%).

Nu

Nu (Nature's Nu Standard) is Ascent's premium line of therapeutic cannabis infusions that have been carefully developed, formulated and crafted by Ascent's team of scientists and researchers. Nu products are pure, natural and without pesticides and other harmful chemicals. By using the highest standards of cannabis processing and production, Ascent believes Nu delivers among the cleanest, most reliable therapeutic cannabis products on the market.

Toko

Toko offers sleek, convenient options for cannabis vaporization, designed for today's discerning cannabis consumer. Through careful strain selection, meticulous extraction processes and extensive dosing knowledge, Ascent has developed the great tasting products that arrive in the most stylish, convenient and easy-to-use forms. This includes a supercritical CO2 extract formulated with live cannabis terpenes ensuring that Toko delivers superior flavour and effect.

The Quarry

The Quarry is Ascent's line for the cannabis purist, with curated, top-shelf cannabis products including among the finest flower, pre-rolled joints, and 100% pure extracts and concentrates, CO2 honey oil, shatter and live resin crumble. Each Quarry product is rigorously tested for quality, safety and purity.

Grace Notes

Grace Notes pay tribute to the early pioneers of jazz from the 1930s, "hepcats", many of whom were known to be avowed users of cannabis. They were known to use cannabis to play through the long nights, and also for lengthened time, allowing them to play the improvisations between written notes –the grace notes. Grace Notes honour their story – the idea of lengthening time, fostering community and creating something beautiful. Ascent believes Grace Notes are among the finest gourmet cannabis infused edibles available on the market. Eloquently handcrafted from premium natural ingredients by Ascent's team of confectionary chefs and chocolatiers, Grace Notes are gently dosed and expertly flavoured as a harmoniously balanced riff on reefer songs of the past.

Taffy Notes

Taffy Notes are delicious cannabis infused candy and sweets. Dedicated to quality ingredients and consistent dosing, Taffy Notes edibles use 100% pure CO2 cannabis oil, free of residual solvents, ensuring a clean, reliable treat is produced.

Agrima Botanicals

Agrima is a premium line of therapeutic cannabis infusions that have been carefully developed, formulated and crafted by Ascent's team of scientists and researchers for the Canadian medical cannabis market and internationally for pharmaceutical distribution. Agrima products are pure, natural and without pesticides and other harmful chemicals. By using the highest standards of cannabis processing and production, Agrima delivers clean and reliable therapeutic cannabis products for the medical market. GreenScreen Plant Sex ID Kit The GreenScreen Plant Sex ID Kit is a DNA-based cannabis genetic screening and testing kit for commercial and home-grower applications, enabling growers to determine the sex of their seedlings in a fraction of the time compared to traditional sex determination methods, providing significant value to any size cultivation facility. GreenScreen currently services clients in 28 U.S. states and 10 countries.

Ascent's Methods of Production

Cultivation: With nearly two (2) decades of cannabis cultivation experience, the Ascent team has curated and optimized a variety of commercial-scale cultivation methodologies that ensure clean, consistent product with every crop. Backed by rigorous R&D with biologists and agronomists, Ascent focuses on producing high-end, chemical-free cannabis. This dedication to the craft has earned Ascent's cultivation team the reputation to be recognized in the industry as some of the best commercial cultivators in the world.

Extraction and Isolation: Ascent uses a number of commercial extraction and isolation technologies and methodologies, many of which have been designed or optimized in-house for differentiation in the marketplace and for superior consistency and effectiveness.

Formulation: Since 2015, Ascent has focused much of its R&D efforts on the development of a significant portfolio of extraction, separation and formulation methodologies to convert cannabis into market-segment and symptom-targeting focused products.

Material Leases and Mortgages

There is a mortgage on the Agrima Botanicals facility in Maple Ridge, British Columbia in a principal amount of $1.9 million (the "Agrima Mortgage"). Interest accrues at a rate of 8.5% per annum (compounded monthly), and the maturity date is January 1, 2019. The Agrima Mortgage is currently in good standing.

The Agrima Labs facilities in Pitt Meadows, British Columbia are leased to a wholly-owned subsidiary of Ascent under a lease dated February 16, 2017 for a term of five (5) years, with options to extend the term for two (2) additional periods of four (4) years each. This lease is currently in good standing.

Ascent's facilities in Portland, Oregon are leased to a wholly-owned subsidiary of Ascent under a lease dated February 18, 2016 for a term of four (4) years, with options to extend the term for two (2) additional periods of four (4) years each. This lease is currently in good standing.

On May 30, 2017, in connection with the purchase of Ascent's Nevada facility, Ascent entered into a senior secured convertible debenture (the "Ascent Convertible Debenture") with third-party lenders in the principal amount of $4 million, carrying an interest rate of 8% per annum (compounded monthly) until maturity on June 1, 2019. All outstanding indebtedness under the Ascent Convertible Debenture ranks senior to all indebtedness of Ascent, except for the Agrima Mortgage. The Ascent Convertible Debenture is convertible in whole or in part into Ascent Shares at a price of $0.35 per Ascent Share at the option of the lenders at any time prior to maturity, except that Ascent may force the conversion of the Ascent Convertible Debenture in the event of a merger or initial public offering at an offering price of no less than $1.00 per Ascent Share. The Ascent Convertible Debenture is currently in good standing. Ascent has engaged in discussions with the lenders in connection to extending the maturity date of the Ascent Convertible Debenture.

Specialized Skill and Knowledge

A number of aspects of Ascent's business functions require specialized skills and knowledge. Ascent has specialized skills and knowledge in the areas of cultivation of medical cannabis, processing (extraction) of cannabis oil, development and production of cannabis-based products, and sales and marketing. In particular, Ascent's management team believes that they have staff and expertise which provide a unique skillset for the indoor cultivation of cannabis and extraction of cannabis oil in accordance with ACMPR requirements, developed over years of practical experience.

Ascent has a highly experienced growing team and quality assurance personnel focused on generating high quality product that meets and exceeds Health Canada requirements. Ascent has also implemented strict regulatory compliance processes, a high level of quality assurance, and testing protocols to maintain quality controls over the products cultivated and extracted.

Management of Ascent has specialized skill and knowledge in the production of cannabis-based products and has produced a variety of products for distribution in compliance with applicable regulatory requirements. In addition, management has the specialized skills and knowledge required to market and sell cannabis-based products and has branded and sold numerous products in compliance within various regulatory regimes, both in Canada and abroad.

Sourcing, Pricing and Availability of Materials

Ascent sources hardware materials for its products from a variety of places in Canada, the United States and internationally at non-fixed prices that can fluctuate. Ascent is in the process of implementing an ERP platform to assist with tracking sources of supply and costs, and has a supply chain coordinator to oversee this part of its business. While Ascent endeavours to obtain materials at the lowest prices, variations in prices for materials and exchange rates can affect its cost base.

Intangible Properties

Ascent's consumer-focused brands, Nu, Toko, Quarry, Grace Notes and Greenscreen described above under "Information Concerning Ascent – Ascent's Products", have been an important part of Ascent's operation, and Ascent has applied for trademark protection for each of them. However, it is possible that Ascent may rebrand some or all of them, depending on market conditions.

Ascent, through its wholly-owned subsidiary Agrima Scientific, has also applied for patent protection for certain novel inventions created by Ascent, and expects to apply for more in the near future.

Effect of Environmental Protection Requirements

Ascent's operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and nonhazardous materials and wastes, and employee health and safety. Ascent incurs ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on Ascent's manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to Ascent's operations or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of Ascent.

Employees

As of the date of this Information Circular, Ascent has approximately 120 full-time employees, including those of its wholly-owned subsidiaries. Approximately 95 of these employees are in Canada, while approximately 25 are in the U.S. and two are in the EU.

Ascent's Foreign Operations

Through its wholly-owned subsidiaries Sweet Oregon and Sweet Nevada, Ascent has operations in the states of Oregon and Nevada, where medicinal and adult-use cannabis have been legalized at the state level. Though its partially-owned sister company AgTech Scientific Corp., Ascent has operations in Kentucky where hemp cultivation and production is legal at the state level. However, cannabis continues to be categorized as a controlled substance under the Controlled Substances Act in the United States and as such, violates federal law in the United States. Ascent has also initiated operations in Copenhagen, Denmark from which it plans to expand into Europe. For more information, see "Information Concerning Ascent – Narrative Description of the Business – U.S. Operations", "Information Concerning the Resulting Issuer –Narrative Description of the Business – Issuers with U.S. Cannabis Activities" and "Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States".

Competitive Conditions

Ascent, through its wholly-owned subsidiary Agrima, is one of only 112 Licensed Producers of cannabis in Canada, of which 24 are licensed in British Columbia. Furthermore, Agrima is one of approximately 43 Licensed Producers that holds a license to produce cannabis oils. However, there are several hundred applicants for licenses to produce and sell medical cannabis under the ACMPR, and an increase in Licensed Producers in Canada could have an impact on the operations of Ascent. For more information, see "Information Concerning Ascent – Risk Factors – Risks Related to Ascent's Business".

Selected Consolidated Financial Information

The following is selected financial information for Ascent as at and for the periods indicated. This management's discussion and analysis should be read in conjunction with the audited financial statements for the nine-month period ended February 28, 2018, and the years ended May 31, 2017 and 2016 and the notes thereto.

Selected Annual Information

	Nine months ended	Year ended May	Year ended May
	February 28, 2018 ($)	31, 2017 ($)	31, 2016 ($)

Revenue	9,007,237	4,880,075	676,263
Net (loss) income	(8,258,493)	(2,942,306)	(1,793,248)
Net (loss) income per share	(0.05)	(0.02)	(0.02)

Total assets	28,972,095	1,797,395	6,601,162
Current liabilities	4,851,029	3,058,134	254,518
Total non-current financial liabilities	3,790,956	4,027,438	1,770,563

As the financial statements for the years ended May 31, 2017 and 2016 attached as Appendix M were the first financial statements prepared by Ascent, no quarterly data has been reported.

Dividend Policy

Ascent has not declared or paid any dividends on the Ascent shares since Ascent's date of incorporation. Ascent intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Ascent Board will review this policy from time to time having regard to Ascent's financing requirements, financial condition and other factors considered to be relevant.

Management's Discussion and Analysis

Management has prepared the management discussion and analysis (MD&A) of Ascent, which is included as Appendix L to this Information Circular, and should be read in conjunction with the audited financial statements of Ascent for the year ended May 31, 2017 and 2016, and unaudited financial statements of Ascent for the nine-months ended February 28, 2018 and 2017, which have been prepared in accordance with International Financial Reporting Standards.

Certain statements contained in the MD&A are forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements" and the risk factors described throughout this Information Circular.

For information about the outstanding securities of Ascent, see "Information Concerning Ascent –Description of the Securities". For information with respect to Ascent's business objectives and outlook, see "Information Concerning Ascent – Narrative Description of the Business".

Market for Securities

Prior to the Amalgamation and the listing of the Resulting Issuer Shares on the Exchange, there is no public market for any securities of Ascent.

Consolidated Capitalization

The following table sets out changes in, and the effect of such changes on, the share structure of Ascent, on a consolidated basis, since May 31, 2017, the date of the financial statements for the most recently completed financial year of Ascent contained in this Information Circular and the date of this Information Circular:

			Amount outstanding as of the
Designation of	Amount authorized or to be	Amount outstanding as at	date of this Information
Security	authorized	May 31, 2017	Circular
Ascent Shares	Unlimited	169,112,763	252,885,817(1)/300,971,317(2)
Ascent Preferred Shares	Unlimited	-	-
Ascent Series B Warrants	-	29,109,321	8,833,333
Ascent Series D Warrants	-	-	30,591,135
Ascent Subscription Receipt Warrants	-	-	48,085,500
Broker Warrants	-	-	2,885,130
Ascent Convertible Debenture	-	-	11,428,571
Ascent Stock Options	Up to 10% of the issued and outstanding Ascent Shares	-	12,470,000

Notes:
(1)	Before giving effect to the Ascent Shares issuable pursuant to the deemed exercise of the Ascent Subscription Receipts.
(2)	After giving effect to the Ascent Shares issuable pursuant to the deemed exercise of the Ascent Subscription Receipts.

Between the date of the Information Circular and the completion of the Amalgamation, and subject to receiving any required consents, Ascent may complete an additional offering of Ascent Shares or securities convertible into Ascent Shares for gross proceeds of up to $10,000,000.

Warrants and Options to Purchase Securities

The following table sets forth the aggregate number of securities convertible to Ascent Shares, as at the date of this Information Circular and held by executive officers, directors, employees and consultants of Ascent and its subsidiaries:

	Number of Options to
Category	acquire Ascent Shares	Exercise Price	Expiration Date
All of Ascent's executive officers and past executive officers, as a group (5 in total)	Warrants – 258,523	$0.60	June 19, 2020
	Options - 7,600,000	$0.40	February 5, 2024

All executive officers and past executive officers of Ascent's subsidiaries, as a group (2 in total)	Options - 1,200,000	$0.40	February 5, 2024

All of Ascent's other employees and past employees, as a group (23 in total)	Warrants – 612,650	$0.60	June 19, 2020
	Options - 3,570,000	$0.40	February 5, 2024

All of the other employees and past employees of Ascent's subsidiaries, as a group (1 in total)	Options - 100,000	$0.40	February 5, 2024

All of Ascent's directors and past directors who are not also executive officers, as a group (1 in total)	Warrants – 24,600	$0.60	February 5, 2024

All directors and past directors of Ascent's subsidiaries who are not also executive directors of the subsidiary, as a group (0 in total)	-	-	-

All of Ascent's consultants, as a group (1 in total)	Warrants – 20,001	$0.60	June 19, 2020

Total	Warrants – 915,774

	Options - 12,470,000	-	-

For a description of Ascent's equity-based incentive compensation plans, see "Information Concerning Ascent – Executive Compensation – Stock Option Plan".

Description of the Securities

Outstanding Securities

Ascent's authorized share capital consists of an unlimited number of Ascent Shares and an unlimited number of preferred shares in the capital of Ascent (the "Ascent Preferred Shares"). As of the date of this Information Circular, there are (i) 252,885,817 Ascent Shares issued and outstanding, (ii) no

Ascent Preferred Shares issued and outstanding, (iii) 8,833,333 Ascent Series B Warrants convertible into an equivalent number of Ascent Shares, (iv) 48,085,500 Subscription Receipts convertible into 48,085,500 Ascent Subscription Receipt Units comprised of 48,085,500 Ascent Shares and 48,085,500 Ascent Subscription Receipt Warrants convertible into an equivalent number of Ascent Shares, (v) 2,885,130 Broker Warrants exercisable for 2,885,130 Ascent Shares and 2,885,130 warrants of Ascent convertible into an equivalent number of Ascent Shares; (vi) 30,591,135 Ascent Series D Warrants convertible into an equivalent number of Ascent Shares; (vii) 12,470,000 Ascent Stock Options convertible into an equivalent number of Ascent Shares; (viii) 11,428,571 Ascent Shares are issuable upon conversion of the Convertible Debenture; and (ix) approximately 3,001,389 Ascent Shares to be issued for purchased assets and for performance based milestones under existing contracts.

Between the date of the Information Circular and the completion of the Amalgamation, and subject to receiving any required consents, Ascent may complete an additional offering of Ascent Shares or securities convertible into Ascent Shares for gross proceeds of up to $10,000,000.

Common Shares

Holders of Ascent Shares are entitled to dividends if, as and when declared by the Ascent Board. Holders of Ascent Shares are entitled to one vote per Ascent Share at meetings of shareholders except on matters or meetings where only holders of a specified class of shares are entitled to vote. Upon liquidation, dissolution or winding-up of Ascent, holders of Ascent Shares are to share rateably in the remaining assets of Ascent as are distributable to holders of Ascent Shares. Ascent Shares are not subject to call or assessment rights, redemption rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights.

Prior Sales

During the 12-month period prior to the date of this Information Circular, Ascent has issued Ascent Shares and securities convertible into Ascent Shares as follows:

Date of Issuance	Number and Type of Securities	Price per Security	Aggregate Proceeds

August 3, 2017	248,000 Ascent Shares	$0.25	$62,000
August 16, 2017	22,400 Ascent Shares	$0.25	$5,600
December 20, 2017	26,388,609 Ascent Shares	$0.40	$10,555,444
January 4, 2018	1,996,505 Ascent Shares	$0.25	$579,889
January 31, 2018	400,000 Ascent Shares issued upon the exercise of warrants	$0.135	$579,889
January 31, 2018	183,333 Ascent Shares issued upon the exercise of warrants	$0.25	$45,833
January 31, 2018	40,000 Ascent Shares	$0.25	$10,000
February 5, 2018	12,470,000 Ascent Stock Options granted	$0.40	-
February 7, 2018	433,334 Ascent Shares issued upon the exercise of warrants	$0.25	$108,334
April 30, 2018	8,345,769 Ascent Shares issued upon the exercise of warrants	$0.40	$2,086,442
May 7, 2018	804,188 Ascent Shares	$0.40	$321,675
May 8, 2018	215,822 Ascent Shares	$0.40	$107,000

June 5, 2018	3,666,667 Ascent Shares issued upon the exercise of warrants	$0.25	$916,667
June 8, 2018	30,591,135 Ascent Shares	$0.40	$12,000,000
		Exercisable for $0.50 at any time on or prior to June 8, 2020
June 21, 2018	48,085,500 Ascent Shares (issuable upon satisfaction of the Escrow Release Condition)	$0.40	$19,234,200
	48,085,500 Ascent Subscription Receipt Warrants	Exercisable for $0.60 at any time on or prior to June 21, 2020
	2,885,130 Broker Warrants	Exercisable for $0.40 at any time on or prior to June 21, 2020

Escrowed Securities

To the knowledge of Ascent, as of the date of this Information Circular, there are no securities of Ascent currently being held in escrow.

Principal Securityholders

The following table sets out the securityholders who, as of the date of this Information Circular, will, to the knowledge of Ascent, beneficially own, control or direct, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of the voting securities of Ascent:

Percentage of Outstanding
	Number of Securities Owned or	Securities
Name of Shareholder	Controlled	(Non-Diluted/Fully Diluted)(1)
Quintet Ventures Corp.	28,666,667 Ascent Shares and 8,833,333 Ascent Series B Warrants	11.3%/6.7%
Philip Campbell(2)	26,827,239 Ascent Shares, 1,800,000 Ascent Stock Options and 135,654 Ascent Series D Warrants	10.6% /6.6%
Reid Parr(3)	26,956,506 Ascent Shares, 1,600,000 Ascent Stock Options and 187,500 Ascent Series D Warrants	10.7%/6.6%

Notes:
(1)	Based on 252,885,817 common shares issued and outstanding on a non-diluted basis and 436,598,578 common shares issued and outstanding on a diluted basis as of the date hereof.
(2)	Mr. Campbell is the registered and beneficial owner of 175,000 Ascent Shares and 1,800,000 Ascent Stock Options (which will vest during a four-year period beginning on February 5, 2019), and exercises controls over 26,652,239 Ascent Shares and 135,654 Ascent Series D Warrants held by Green Lane Holdings Ltd.
(3)	Mr. Parr is the registered and beneficial owner of 175,000 Ascent Shares and 1,600,000 Ascent Stock Options (which will vest during a four-year period beginning on February 5, 2019), and exercises controls over 26,781,506 Ascent Shares and 187,500 Ascent Series D Warrants held by Bull Moose Holdings Ltd.

Directors and Officers

The following table sets forth the names and jurisdiction of residence of the directors and executive officers of Ascent as of the date of this Information Circular, including their respective positions and offices held with Ascent and their principal occupation for the last five or more years. Directors of

Ascent serve from the time of appointment until the next annual meeting of shareholders or until their successors are elected or appointed, unless their office is earlier vacated in accordance with the articles of Ascent.

As at the date of this Information Circular, the directors and executive officers of Ascent as a group beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 85,836,674 Ascent Shares, representing 33.9% of the issued and outstanding Ascent Shares.

Number of
Ascent Shares
Beneficially
Owned,
Controlled, or
Directed,
Name and Place of	Position with	Principal Occupation for Past	Date of	Directly or
Residence	Ascent	Five Years	Appointment	Indirectly
JAMES POELZER New Westminster, British Columbia	President Secretary, Chief Business Development Officer and Director	Officer and Director of Ascent since October 2013; Employed at City of New Westminster prior to October 2013	October 10, 2013 (Director); October 11, 2013 (President and Secretary); February 5, 2017 (Chief Business Development Officer	2,946,512 Ascent Shares and 1,400,000 Ascent Stock Options owned directly
PHILIP CAMPBELL Maple Ridge, British Columbia	Chief Executive Officer and Director	Co-Founder; Director of Ascent since September 2015; Director and Officer of RMP Web Design & Consulting from October 2008 to October 2013	September 29, 2015 (Director); August 5, 2017 Chief Executive Officer	26,827,239 Ascent Shares, 135,654 Ascent Series D Warrants and 1,800,000 Ascent Stock Options owned directly and indirectly through Green Lane Holdings Ltd.
REID ASHLEY PARR New Westminster, British Columbia	Chief Operating Officer and Director	Co-Founder; Director of Ascent since September 2015; Director and Officer of RMP Web Design & Consulting from October 2008 to October 2013	September 29, 2015 (Director); September 29, 2015 to February 5, 2018 (Chief Financial Officer); February 5, 2018 (Chief Operating Officer)	26,956,506 Ascent Shares, 135,654 Ascent Series D Warrants and 1,600,000 Ascent Stock Options owned directly and indirectly through Bull Moose Holdings Ltd.

ANDREW ROBINSON Vancouver, British Columbia	Director	Officer and Director of Quintet Ventures Inc.	August 28, 2017	152,500 Ascent Share owned directly; 28,166,667 Ascent Shares and 8,833,333 Ascent Series B Warrants owned by Quintet Ventures Inc.(2)
PAM BOPARAI Vancouver, British Columbia	Chief Financial Officer	Officer of Ascent since February 2018; Officer and Director of Boparai Consulting since August 2013; Managing Director of Alvarez & Marsal from 2012 to August 2013	February 5, 2018	271,000 Ascent Shares and 1,600,000 Ascent Stock Options owned directly
CHRIS LEE Vancouver, British Columbia	Chief Marketing Officer	Officer of Ascent since January 2017; President and Partner of Beyond Marketing Group from November 2010 to November 2016	January 1, 2017	165,000 Ascent Shares and 1,200,000 Ascent Stock Options owned directly
DAN WILLIAMS Portland, Oregon	Vice President, US Operations	VP Business Development and US General Counsel of Ascent since January 2016; Attorney at Brindle McCormack, P.C. from 2010 to 2016	January 1, 2016	1,989,779 Ascent Shares and 400,000 Ascent Stock Options owned directly

Note:
(1)	All options vest equally over a four-year period, with the first 25% of options vesting on February 5, 2019.
(2)	These securities are owned by Quintet Ventures Inc. Mr. Robinson is a director and officer of Quintet Ventures but disclaims beneficial ownership of these shares as voting and dispositive power is controlled by the board of directors of Quintet.

Management

The following is a summary biography of each member of management of Ascent:

Philip Campbell, Co- Founder, Chief Executive Officer and Director

Philip is the co-founder of Ascent and has been the Chief Executive Officer of Ascent since August 5, 2017 and a Director of the Ascent since September 29, 2015.

Philip has an extensive level of industry knowledge in the medical and recreational cannabis space both in Canada and the United States having been involved in the cannabis industry for a number of years. Philip has touched all aspects of Ascent's organization providing him with essential hands-on experience in, among other areas, the production and engineering side of the cannabis industry, as well as research and product development. Having previously co-founded a successful entrepreneurial company in the tech space, Philip also brings a wealth of other expertise to Ascent, including a strong background in business and marketing. Philip holds a Bachelor of Business Administration with a major in Marketing from Simon Fraser University.

Reid Parr, Co-Founder, Chief Operating Officer and Director

Reid is the co-founder of Ascent and has been a director of Ascent since September 29, 2015. He was the Chief Financial Officer of Ascent from September 29, 2015 to February 5, 2018, when he was appointed Chief Operating Officer.

With more than 10 years of industry experience in legal medical cannabis programs, Reid has been instrumental in identifying and cultivating strategic partnerships and investment opportunities for Ascent. Reid has extensive experience in corporate finance, accounting and bookkeeping. Having co-founded RPM Web Development Ltd. in 2007, Reid's entrepreneurial adeptness allowed RPM to emerge as a leader in online marketing and e-commerce platforms. Acting as an integral consultant to Canada's leading cannabis association, The Cannabis Trade Alliance of Canada (CTAC), Reid has provided valuable advocacy to all levels of government on strategies for a legal cannabis framework in Canada.

James Poelzer, President, Secretary, Chief Business Development Officer and Director

James has been a director of Ascent since October 10, 2013, the President and Secretary of Ascent since October 11, 2013, and Chief Operations Officer of Ascent from October 11, 2013 to February 5, 2018, when he was appointed Chief Business Development Officer.

Spearheading on the ground business development for Ascent, James has been essential in targeting and executing cannabis license applications in multiple jurisdictions. Having successfully secured licenses in Canada, Oregon and Nevada, James always stays ahead of the curve, pursuing the next opportunity for Ascent, while also acting as the point man for any industry related public relations for Ascent. James has a Bachelor of Business Administration, Joint Major with Psychology, from Simon Fraser University.

Pam Boparai, Chief Financial Officer

Pam has been the Chief Financial Officer of Ascent since February 5, 2018.

With more than 20 years of corporate experience in M&A, management and restructuring for stakeholders representing up to multi-billion in investments, Pam brings both an entrepreneurial and corporate perspective to the cannabis industry. She is a CPA with past CFO experience and was formerly a Partner at KPMG in the Financial Advisory group as well as a Managing Director at Alvarez & Marsal. Pam has a Bachelor of Commerce from University of British Columbia and has also completed her CFA.

Chris Lee, Chief Marketing Officer

Chris has been the Chief Marketing Officer of Ascent since January 1, 2017.

With a passion for delivering strategic and creative solutions for brands, Chris has over 20 years of marketing agency experience strategizing and developing brand campaigns for international companies including Google, Pepsi, Best Buy, Adidas, Toyota, Scion and XM Satellite Radio. Chris earned a Bachelor of Arts (B.A.) with a major in Communications and a minor in Psychology from Simon Fraser University and a diploma in Internet Marketing from the UBC Sauder School of Business.

Dan Williams, Vice President, US Operations

Dan has been the Vice President of US Operations and US General Counsel of Ascent since December 15, 2015.

Dan has been a long-standing member of Oregon's cannabis community as an attorney and advocate since 2010 when he began his law practice in Portland. Steering the launch of Ascent's first US venture, Sweet Cannabis Oregon, Dan brings with him an exceptionally broad set of legal skills reaching nearly every part of the US State and Federal legal systems. Dan received his JD from Lewis & Clark Law School in Portland where he graduated with a Certificate in Business Law.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Ascent, no director or executive officer of Ascent is, at the date of this Information Circular, or was within 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that:

(a)	was subject to an Order, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer of the relevant company; or
(b)	was subject to an Order, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

To the knowledge of Ascent, no director or executive officer of Ascent, or shareholder holding a sufficient number of securities to affect materially the control of Ascent is, as of the date of this Information Circular, or has been, within 10 years before the date hereof, a director or executive officer of any company that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

To the knowledge of Ascent, no director or executive officer of Ascent, or shareholder holding a sufficient number of securities to affect materially the control of Ascent has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

To the knowledge of Ascent, no director or executive officer of Ascent, or shareholder holding a sufficient number of securities to affect materially the control of Ascent has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Executive Compensation

Summary Compensation Table

The following table sets out information concerning compensation earned by, paid to, or awarded to Ascent's two most highly compensated executive officers, in addition to the Chief Executive Officer and the Chief Financial Officer during the year ended May 31, 2018:

Table of Compensation Excluding Compensation Securities
	Salary,
	consulting
	fee, retainer		Committee		Value of all
	or		or meeting	Value of all	other	Total
Name and Position	commission	Bonus	fees	perquisites	compensation	compensation
	(1) ($)	($)	($)	($)	($)	($)

Philip Campbell, CEO	150,000	100,000	-	-		250,000
Reid Parr, COO	150,000	100,000	-	-		250,000
James Poelzer, President	150,000	100,000	-	-		250,000
Pam Boparai, CFO	250,000	-	-	-		250,000

Note:
(1)	Compensation is presented on an annualized basis.

Outstanding Share and Option Based Awards

The following table summarizes the stock options and other compensation securities granted to Ascent's two most highly compensated executive officers, in addition to the Chief Executive Officer and the Chief Financial Officer, and directors during the year ending May 31, 2018:

Compensation Securities
		Number of
		compensation
		securities,
		number of		Issue,
		underlying		conversion
	Type of	securities, and	Date of	or exercise
	compensation	percentage of	issue or	price
Name and Position	security	class	grant	($)	Expiry date

Philip Campbell, CEO	Options	1,800,000	February 5, 2018	$0.40	February 5, 2022
Reid Parr, COO	Options	1,600,000	February 5, 2018	$0.40	February 5, 2022
James Poelzer, President	Options	1,400,000	February 5, 2018	$0.40	February 5, 2022
Pam Boparai, CFO	Options	1,600,000	February 5, 2018	$0.40	February 5, 2022

Note:
(1)	All options vest equally over a four-year period, with the first 25% of options vesting on February 5, 2019.

Ascent Stock Option Plan

The shareholders of Ascent have approved an incentive stock option plan (the "Ascent Stock Option Plan"). The Ascent Stock Option Plan reserves for issuance a maximum of 10% of the Ascent's issued and outstanding share capital at the time of a grant of options under the Ascent Stock Option Plan. The Ascent Stock Option Plan provides for grants of options to directors, officers, employees and consultants of Ascent at the discretion of the Ascent Board.

The term of any options granted under the Ascent Stock Option Plan is fixed by the Ascent Board and may not exceed ten (10) years. The exercise price of options granted under the Ascent Stock Option Plan is determined by the Ascent Board, and if the common shares are listed on an exchange, the exercise must not be lower than the closing trading price for the common shares as quoted on the exchange for the trading day immediately prior to the date of grant of the option, less any discount permitted by the exchange.

Unless an option holder is terminated for cause, options granted pursuant to the Ascent Stock Option Plan that are vested generally terminate upon (i) the expiry date of an option, (ii) in the case of death, one year after the date of an option holder's death, (iii) if the option holder is a director, on the third year following the date that the option holder ceases to be a director, (iv) if the option holder is an officer, employee or consultant, on the thirtieth day following the date the option holder cease to be an officer, employee or consultant, or (v) if an option holder is terminated for cause, the date on which an option holder is terminated for cause.

The Ascent Stock Option Plan also provides for adjustments to outstanding options in the event of any merger, consolidation, amalgamation, recapitalization, reclassification, split, reverse split, combination of shares or other similar triggering event set out in the plan. The Ascent Board may, at its discretion, deal with outstanding options in the manner it deems fair and reasonable in light of the circumstances of the triggering event.

The Ascent Board may also make equitable adjustments to options issued under the Ascent Stock Option Plan in certain other circumstances, including in connection with the distribution of dividends and exchanges of shares as provided in the plan.

The Ascent Board may from time to time amend the Ascent Stock Option Plan and the terms and conditions of any option to be granted thereunder for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the plan, any option, the shares or for any other purpose which may be permitted by all relevant laws, regulations, rules and policies, so long as any such amendment will not alter the terms or conditions of any option or impair any right of any option holder prior to such amendment.

The Ascent Board may terminate the Ascent Stock Option Plan at any time provided that such termination will not alter the terms or conditions of any option or impair any right of any option holder pursuant to any option awarded prior to the date of such termination, which will continue to be governed by the provisions of the Ascent Stock Option Plan.

A copy of the Ascent Stock Option Plan is enclosed with this Information Circular in Appendix J.

Compensation of Directors

Ascent currently has four (4) directors. Since incorporation, Ascent has paid no cash compensation (including salaries, director's fees, commissions, options, bonuses paid for services rendered, bonuses paid for services rendered in a previous year or any other compensation) to the directors for services rendered in their capacity as directors.

Indebtedness of Directors and Executive Officers

At no time during Ascent's last completed financial year, was any director, executive officer, employee, proposed management nominee for election as a director of Ascent nor any associate of any such director, executive officer, or proposed management nominee of Ascent or any former director, executive officer or employee of Ascent or any of its subsidiaries, indebted to Ascent or any of its subsidiaries or indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Ascent or any of its subsidiaries, other than routine indebtedness.

Risk Factors

There are certain risk factors relating to Ascent which should be carefully considered by Shareholders, which are qualified in their entirety by reference to, and must be read in conjunction with, the other information contained in this Information Circular. Shareholders should also carefully consider the risk factors which exist for Paget and the Amalgamation as described in this Information Circular. See "Information Concerning Paget" and "Information Concerning the Resulting Issuer – Risk Factors".

Risks Related to Ascent's Business

Reliance on the Agrima License

Ascent's ability to grow, produce, store and sell medical cannabis in Canada is dependent on the Agrima Licence. Failure to comply with the requirements of the Agrima License, or any failure to maintain the Agrima License in good standing, will have a material adverse impact on Ascent's business, financial condition and operating results. Although Ascent believes that it will meet the requirements of the ACMPR for extension of the Agrima Licence, there can be no guarantee that Health Canada will extend or renew the Agrima Licence or, if it is extended or renewed, that it will be extended or renewed on the same or similar terms. Should Health Canada not extend or renew the Agrima Licence, or should it renew the Agrima License on different terms, Ascent's business, financial condition and operating results could be materially adversely affected.

Expansion of Facilities

There is no guarantee that Health Canada will approve the contemplated expansions in a timely fashion, nor is there any guarantee that the expansion will be completed in its currently proposed form, if at all. The failure of Ascent to successfully execute its expansion strategy (including receiving the expected Health Canada approvals in a timely fashion) could adversely affect the business, financial condition and results of operations of Ascent and may result in Ascent not meeting anticipated or future demand when it arises.

Changes in Canadian Laws, Regulations and Guidelines

On June 30, 2016, the Canadian Federal Government established the Task Force to seek input on the design of a new system to legalize, strictly regulate and restrict access to cannabis. On December 13, 2016, the Task Force completed its review and published a report outlining its recommendations. On April 13, 2017, the Canadian Federal Government released Bill C-45, which proposed the enactment of the Cannabis Act (Canada), to regulate the production, distribution and sale of cannabis for unqualified adult-use, with a target implementation date of no later than July 1, 2018. While Bill C-45 received royal assent in June 2018, implementation of various aspects of the regime, including preparing markets for retail sales, will not occur until October 17, 2018.

The governments of most of the provinces and territories of Canada have also made various announcements regarding the proposed regulatory regimes for the distribution and sale of cannabis for adult-use purposes in their jurisdictions. There is no guarantee that provincial legislation regulating the distribution and sale of cannabis for recreational purposes will be enacted according to the terms announced by such provinces, or at all, or that any such legislation, if enacted, will create the growth opportunities that Ascent currently anticipates.

The medical cannabis industry and market are relatively new in Canada, and this industry and market may not continue to exist or grow as anticipated or the Company may ultimately be unable to succeed in this new industry and market

As a Licensed Producer, Ascent (through its wholly-owned subsidiary Agrima) is operating its business in a relatively new medical cannabis industry and market. In addition to being subject to general business risks, a business involving an agricultural product and a regulated consumer product, Ascent needs to continue to build brand awareness in this industry and market through significant investments in its strategy, its production capacity, quality assurance, and compliance with regulations. These activities may not promote Ascent's brand and products as effectively as intended, or at all. Competitive conditions, consumer tastes, patient requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from existing industries and markets.

In addition, the ACMPR also permits patients to produce a limited amount of cannabis for their own medical purposes or to designate a person to produce a limited amount of cannabis on their behalf and the proposed Cannabis Act provides for individuals to produce limited amounts of cannabis for their own recreational use. This could potentially significantly reduce the market for Ascent's products, which could have a material adverse effect on Ascent's business, financial condition and results of operations.

Accordingly, there are no assurances that this industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with management's expectations and assumptions. Any event or circumstance that affects the medical cannabis industry and market could have a material adverse effect on Ascent's business, financial condition and results of operations.

Competition

There is potential that Ascent will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than Ascent. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of Ascent.

There is also potential that Ascent will face intense competition from companies which have longer operating histories and more financial resources and experience than Ascent. Currently, the cannabis industry has a number of small to medium-sized entities, however, the risk remains that there will increasingly be large conglomerates and companies who also recognize the potential for financial success through investment in this industry and they could strategically purchase or assume control of larger dispensaries, production, extraction, cultivation and/or distribution facilities, ancillary businesses and technologies. In addition, there has been and will likely continue to be industry consolidation, resulting in the creation of larger companies with financial resources, manufacturing and marketing capabilities, who may have or develop product offerings that are greater than those of Ascent. As a result of this competition, Ascent may be unable to maintain its operations or develop them as currently proposed on terms it considers acceptable or at all. Increased competition by larger, better-financed competitors with geographic advantages could materially and adversely affect Ascent's business, financial condition and results of operations.

The government has only issued to date a limited number of licenses, under the ACMPR, to produce and sell medical cannabis. There are, however, several hundred applicants for licenses. The number of licenses granted could have an impact on the operations of Ascent. According to Health Canada, there were 112 Licensed Producers as of June 30, 2018. The number of licences granted and the number of Licensed Producers ultimately authorized by Health Canada could also have an impact on the operations of Ascent. Ascent expects to face additional competition from new market entrants that are granted licences under the ACMPR or existing licence holders which are not yet active in the industry. If a significant number of new licences are granted by Health Canada in the near term, Ascent may experience increased competition for market share and may experience downward price pressure on its products as new entrants increase production.

Ascent also faces competition from illegal dispensaries and the black market that are unlicensed and unregulated, and that are selling cannabis and cannabis products, including products with higher concentrations of active ingredients, and using delivery methods, including edibles, that Ascentis prohibited from offering to individuals as they are not currently permitted by the ACMPR. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could result in the perpetuation of the black market for cannabis and/or have a material adverse effect on the perception of cannabis use. Any or all of these events could have a material adverse effect on Ascent's business, financial condition and results of operations.

If the number of users of cannabis for medical purposes in Canada increases, or if the legalization of cannabis for recreational purposes is implemented, the demand for cannabis products generally will likely increase and Ascent expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products.

To become and remain competitive, Ascent will require the ability to identify opportunities access additional capital through generating its own revenues or accessing the capital or debt markets. Ascent will also require a continued level of investment in research and development, marketing, sales and client support. Ascent may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of Ascent.

Ascent may compete for market share with other companies, including other Licensed Producers, which may have longer operating histories and more financial resources, manufacturing and marketing experience than Ascent

Ascent does and expects to continue to face intense competition from other Licensed Producers and companies, some of which can be expected to have longer operating histories and more financial resources, manufacturing and marketing experience than Ascent. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of Ascent.

As well, the legal landscape for medical and recreational cannabis is changing internationally. More countries have passed laws that allow for the production and distribution of cannabis for medical purposes in some form or another. Ascent has some international strategic alliances in place, which may be affected if more countries legalize medical cannabis. Increased international competition and limitations placed on Ascent by Canadian regulations might lower the demand for Ascent's products on a global scale.

Ascent has expanded and intends to further expand its business and operations into jurisdictions outside of Canada, and there are risks associated with doing so

Ascent has expanded and may in the future further expand its operations and business into jurisdictions outside of Canada. There can be no assurance that any market for Ascent's products will develop in any such foreign jurisdiction. Ascent may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations and the effects of competition. These factors may limit Ascent's capability to successfully expand its operations and may have a material adverse effect on Ascent's business, financial condition and results of operations.

Environmental Regulations and Risks

Ascent's operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ascent's operations.

Government approvals and permits are currently, and may in the future be required in connection with Ascent's operations. To the extent such approvals are required but not obtained, Ascent may be curtailed or prohibited from its proposed production of cannabis or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Ascent may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of cannabis, or more stringent implementation thereof, could have a material adverse impact on Ascent and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Risks Inherent in an Agricultural Business

Ascent's business involves the growing of cannabis, an agricultural product. Such business will be subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although Ascent expects that any such growing will be completed indoors under climate controlled conditions, there can be no assurance that natural elements will not have a material adverse effect on any such future production.

Energy Costs

Ascent's cannabis growing operations consume considerable energy, and so Ascent may be vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely impact the business of Ascent and its ability to operate profitably.

Reliance on Management

Another risk associated with the growing and sale of cannabis is the loss of important staff members. Ascent is currently in good standings with all high-level employees and believes that with well managed practices will remain in good standings. The success of Ascent is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on Ascent's business, operating results or financial condition.

Third Party Transportation

In order for Ascent's customers to receive their product, Ascent must rely on third-party transportation services. This can cause logistical problems with and delays in patients obtaining their orders and cannot be directly controlled by Ascent. Any delay by third party transportation services may adversely affect Ascent's financial performance.

Moreover, security of the product during transportation to and from Ascent's's facilities is critical due to the nature of the product. A breach of security during transport could have material adverse effects on Ascent's business, financials and prospects. Any such breach could impact Ascent's ability to continue operating under its licenses or the prospect of renewing its licenses.

Dependence on Suppliers

The ability of Ascent to compete and grow is dependent on it having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurances can be given that the Resulting Issuer will be successful in maintaining its required supply of equipment, parts and components. This could have an adverse effect on the financial results of Ascent.

Product Liability

As a distributor of products designed to be ingested by humans, Ascent faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of Ascent's products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of Ascent's products alone or in combination with other medications or substances could occur. Ascent may be subject to various product liability claims, including, among others, that Ascent's products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against Ascent could result in increased costs, could adversely affect Ascent's reputation with its clients and consumers generally, and could have a material adverse effect on Ascent's results of operations and financial condition. There can be no assurances that Ascent will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of Ascent's potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of Ascent's products are recalled due to an alleged product defect or for any other reason, Ascent may be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. Ascent may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although Ascent has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of Ascent's significant brands were subject to recall, the image of that brand and Ascent could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for Ascent's products and could have a material adverse effect on the results of operations and financial condition of Ascent. Additionally, product recalls may lead to increased scrutiny of Ascent's operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Results of Future Clinical Research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although Ascent believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, Shareholders should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Information Circular or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to medical cannabis, which could have a material adverse effect on the demand for Ascent's products with the potential to lead to a material adverse effect on Ascent's business, financial condition and results of operations.

Intellectual Property

The ownership and protection of trademarks, patents, trade secrets and intellectual property rights are significant aspects of Ascent's future success. Unauthorized parties may attempt to replicate or otherwise obtain and use Ascent's products and technology. Policing the unauthorized use of Ascent's current or future trademarks, patents, trade secrets or intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others. Identifying unauthorized use of intellectual property rights is difficult as Ascent may be unable to effectively monitor and evaluate the products being distributed by its competitors, including parties such as unlicensed dispensaries, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of Ascent's trademarks, patents or other intellectual property rights or other proprietary know-how, or arrangements or agreements seeking to protect the same for the benefit of Ascent, may be found invalid, unenforceable, anti-competitive or not infringed. An adverse result in any litigation or defense proceedings could put one or more of Ascent's trademarks, patents or other intellectual property rights at risk of being invalidated or interpreted narrowly and could put existing intellectual property applications at risk of not being issued. Any or all of these events could materially and adversely affect the business, financial condition and results of operations of Ascent.

In addition, other parties may claim that Ascent's products infringe on their proprietary and perhaps patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, result in injunctions, temporary restraining orders and/or require the payment of damages. As well, Ascent may need to obtain licenses from third parties who allege that Ascent has infringed on their lawful rights. However, such licenses may not be available on terms acceptable to Ascent or at all. In addition, Ascent may not be able to obtain or utilize on terms that are favorable to it, or at all, licenses or other rights with respect to intellectual property that it does not own.

Constraints on Marketing Products

The development of Ascent's business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits Ascent's ability to compete for market share in a manner similar to other industries. If Ascent is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, Ascent's sales and operating results could be adversely affected.

Privacy Laws and Security Breaches

Given the nature of Ascent's product and its lack of legal availability outside of channels approved by the Government of Canada, as well as the concentration of inventory in its facilities, despite meeting or exceeding Health Canada's security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of Ascent's facilities could expose Ascent to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing Ascent's products.

In addition, Ascent collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on Ascent's business, financial condition and results of operations.

Furthermore, there are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) ("PIPEDA"), protect medical records and other personal health information by limiting their use and disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. If Ascent was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, it could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of Ascent.

Customer Perception

Ascent believes the medical cannabis industry is highly dependent upon consumer perception regarding the medical benefits, safety, efficacy and quality of the cannabis distributed for medical purposes to such consumers. Consumer perception of Ascent's products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements both in Canada and in other countries, media attention and other publicity (whether or not accurate or with merit) regarding the consumption of cannabis products for medical purposes, including unexpected safety or efficacy concerns arising with respect to the products of Ascent or its competitors. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the medical cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for Ascent's products and the business, results of operations and financial condition of Ascent. Ascent's dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity (whether or not accurate or with merit), could have an adverse effect on any demand for Ascent's products which could have a material adverse effect on Ascent's business, financial condition and results of operations. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis for medical purposes in general, or Ascent's products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products legally, appropriately or as directed.

Tax and Accounting Requirements

Ascent is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on Ascent's financial results, the manner in which it conducts its business or the marketability of any of its products. In the future, the geographic scope of Ascent's business may expand, and such expansion will require Ascent to comply with the tax laws and regulations of multiple jurisdictions. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject Ascent to penalties and fees in the future if Ascent were to inadvertently fail to comply. In the event Ascent were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on the business, results of operations and financial condition of Ascent.

On March 27, 2018, the Federal government of Canada introduced the Budget Implementation Bill, 2018, No. 1, (amendments to the Excise Act, 2001 (Canada) cannabis taxation), which proposed to implement a new framework for the taxation of cannabis, the majority of which had been previously published for consultation on November 10, 2017, with some modifications. The proposed rules would effectively place cannabis producers within the existing rules that currently apply excise duties on tobacco, wine and spirits producers under the Excise Act, 2001 (Canada), with modifications as applicable. These rules include a new tax licensing regime for cannabis producers, stamping and marking rules, ongoing reporting requirements, and applicable excise duties payable by licensed cannabis producers on both recreational cannabis products, in additional to goods and services tax/harmonized sales tax. The cannabis excise duty framework is proposed to generally come into force on the date that legal cannabis for non-medical purposes becomes accessible for retail sale under the proposed Cannabis Act. The rates of the excise duty for cannabis products delivered in each province and territory and relevant exemptions from the excise tax are still subject to some uncertainty, and will only become known with precision when the law and regulations come into force.

Risks Related to the United States

Illegality Under U.S. Federal Law

Unlike in Canada which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the ACMPR, investors are cautioned that in the United States, cannabis is largely regulated at the state level. To Ascent's knowledge, there are to date a total of 29 states, plus the District of Columbia, Puerto Rico and Guam that have legalized cannabis in some form, including Oregon and Nevada, as noted above. Notwithstanding the permissive regulatory environment of medical cannabis at the state level, cannabis continues to be categorized as a controlled substance under the Controlled Substances Act and as such, violates federal law in the United States.

Because of the conflicting views between state legislatures and the federal government of the U.S. regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation, regulation, and enforcement. Unless and until the United States legislature amends the Controlled Substances Act with respect to cannabis or the Drug Enforcement Agency reschedules or de-schedules cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law, which would adversely affect the current and future investments of Ascent in the U.S. As a result of the tension between state and federal law, there are a number of risks associated with Ascent's existing and future operations in the U.S. On January 4, 2018, U.S. Attorney General Jeff Sessions formally rescinded the standing U.S. Department of Justice federal policy guidance governing enforcement of cannabis laws, as set forth in a series of memos and guidance from 2009-2014, principally the Cole Memorandum. The Cole Memorandum generally directed U.S. federal prosecutors not to enforce the federal cannabis laws against actors who are compliant with state laws, provided enumerated enforcement priorities were not implicated. While the rescission of this memo and other Obama-era prosecutorial guidance did not create a change in federal law as the Cole Memorandum was never legally binding, the revocation did remove the DOJ's guidance to U.S. federal prosecutors that state-regulated cannabis industries substantively in compliance with the Cole Memorandum's guidelines should not be a prosecutorial priority. The federal government of the United States has always reserved the right to enforce federal law regarding the sale and disbursement of medical or recreational cannabis, even if state law sanctioned such sale and disbursement. Although the rescission of the above memorandums does not necessarily indicate that cannabis industry prosecutions are now affirmatively a priority for the DOJ, there can be no assurance that the federal government will not enforce such laws in the future.

Further, there can be no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. It is also important to note that local and city ordinances may strictly limit and/or restrict the distribution of cannabis in a manner that will make it extremely difficult or impossible to transact business in the cannabis industry. If the U.S. federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, then Ascent's operations in such states would be materially and adversely affected. U.S. federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect Ascent, its business and its investments. Ascent's operation of businesses involved in the medical and recreational cannabis industry may be illegal under the applicable federal laws of the United States and other applicable law. There can be no assurances the federal government of the United States or other jurisdictions will not seek to enforce the applicable laws against Ascent. The consequences of such enforcement would be materially adverse to Ascent and Ascent's business and could result in the forfeiture or seizure of all or substantially all of Ascent's assets.

Potential Removal of Rohrabacher Blumenauer Appropriations Amendment

The United States Congress has passed appropriations bills since 2014 containing a rider provision that limits the prosecution of cannabis offenses of individuals who are in compliance with state medical cannabis laws (the "Rohrabacher Blumenauer Appropriations Amendment"; formerly the "Rohrabacher-Farr Amendment"). American courts have construed these appropriations bills to prevent the federal government from prosecuting individuals when those individuals comply with state law. However, because this conduct continues to violate federal law, American courts have observed that should Congress at any time choose to appropriate funds to fully prosecute the CSA, any individual or business—even those that have fully complied with state law—could be prosecuted for violations of federal law. Furthermore, if Congress restores funding, the government will have the authority to prosecute individuals for violations of the law before it lacked funding under the CSA's five-year statute of limitations. Both the continued reauthorization of the Rohrabacher Blumenauer Appropriations Amendment and its extension to recreational cannabis is highly uncertain, predicated on future political developments, and cannot be guaranteed.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on Ascent, including its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licenses in the United States, the future listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares, if any. In addition, it is difficult for Ascent to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Enforcement of Cannabis Laws and Regulations

As a result of the conflicting views between U.S. state legislatures and the U.S. federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. Unless and until cannabis is removed from categorization as a Schedule I controlled substance under the Controlled Substances Act, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon Ascent or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on Ascent's business, revenues, operating results and financial condition as well as Ascent's reputation, even if such proceedings were concluded successfully in favour of Ascent. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of Ascent or the seizure of corporate assets.

Banking Matters

Since the production and possession of cannabis is illegal under U.S. federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. The inability to open bank accounts with certain institutions may make it difficult to operate Ascent's business.

Expansion into Foreign Jurisdictions

Ascent's expansion into jurisdictions outside of Canada is subject to risks. In addition, in jurisdictions outside of Canada, there can be no assurance that any market for Ascent's products will develop. Ascent may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit Ascent's ability to successfully expand its operations into such jurisdictions and may have a material adverse effect on Ascent's business, financial condition and results of operations.

Reliance on International Advisors and consultants

The legal and regulatory requirements in the foreign countries in which Ascent operates or will operate with respect to the cultivation and sale of cannabis, banking system and controls, as well as local business culture and practices are different from those in Canada. Ascent must rely, to a large extent, on local legal counsel, consultants and other advisors retained by it to keep apprised of legal, regulatory and governmental developments as they affect Ascent's business, and to assist Ascent with its governmental relations. Ascent must rely, to some extent, on those members of management who have previous experience working and conducting business in these countries, if any, in order to enhance its understanding of and appreciation for the local business culture and practices. Ascent also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of the cultivation and sale of cannabis as well as in respect of banking, financing, labour, litigation and tax matters in these jurisdictions. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond the control of Ascent. The impact of any such changes may adversely affect the business of Ascent.

Geographic Expansion Risks

Ascent may in the future expand into other geographic areas, which could increase its operational, regulatory, compliance, reputational and foreign exchange rate risks. The failure of Ascent's operating infrastructure to support such expansion could result in operational failures and regulatory fines or sanctions. Future international expansion could require Ascent to incur a number of up-front expenses, including those associated with obtaining regulatory approvals, as well as additional ongoing expenses, including those associated with infrastructure, staff and regulatory compliance. Ascent may not be able to successfully integrate such operations successfully with its existing operations.

Promoters

Philip Campbell and Reid Parr are co-founders of Ascent and may be considered promoters of Ascent. Mr. Campbell and Mr. Parr own 26,827,239 and 26,956,506 Ascent Shares, respectively, and 1,800,000 and 1,600,000 Ascent Stock Options to acquire Ascent Shares, respectively.

Legal Proceedings and Regulatory Actions

Ascent is not currently a party to any legal proceedings, nor is Ascent currently contemplating any legal proceedings, which are material to its business. Management of Ascent is currently not aware of any existing or contemplated legal proceedings to which it is or was a party to, or to which any of its properties is or was the subject of, since its incorporation.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this Information Circular, there are no material interests, direct or indirect, of any of Ascent's directors or executive officers, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of Ascent's outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect Ascent or any of its subsidiaries.

Philip Campbell and Reid Parr are directors and officers of Ascent, as well as shareholders of a corporation to which Ascent sold inventory over the past three (3) years. The majority of these sales were to a company with an electronic commerce platform. This sales channel was not directly immediately available to Ascent due to the lead time and the material costs associated with Ascent creating its own online platform. The sales were made at generally the same terms and prices from other online providers. Ascent expects to use the services of online sales providers going forward after obtaining a sales license from Health Canada to increase access to qualified clients.

Ascent had a contract processing agreement with a company owned by a major shareholder. This contract processing agreement was terminated on January 31, 2017.

Auditor

The auditors of Ascent are MNP LLP, located at MNP Tower, Suite 2200, 1021 West Hastings Street, Vancouver, British Columbia V6E 0C3. MNP LLP was first appointed as the auditors of Ascent on July 17, 2017.

Transfer Agent

National Issuer Services Inc., at its office in Vancouver, British Columbia, has been appointed as the transfer agent of Ascent.

Material Contracts

The following are the only material agreements of Ascent or its subsidiaries that will be in effect on closing of the Amalgamation (other than the Amalgamation Agreement and certain contracts entered into in the ordinary course of business):

(a)	The Agency Agreement;

(b)	The Warrant Indenture;

(c)	The Subscription Receipt Agreement; and

(d)	The Subscription Receipt Escrow Agreement.

Copies of these agreements will be available for inspection (without charge) at the registered office of Ascent located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8 during ordinary business hours on any day prior to the Meetings and for a period of 30 days thereafter.

INFORMATION CONCERNING THE RESULTING ISSUER

Corporate Structure

Name and Incorporation

Pursuant to the Amalgamation, Paget and Ascent will be amalgamated on the Effective Date and will continue with the name "Ascent Industries Corp." under the provisions of the BCBCA. The Resulting Issuer's head office will be located at 260-22529 Lougheed Highway, Maple Ridge, British Columbia V2X 0T5. The Resulting Issuer's registered office will be located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8.

Intercorporate Relationships

The organizational chart attached as Appendix I to this Information Circular identifies sets out the corporate structure of the Resulting Issuer including its subsidiaries, their respective jurisdictions of incorporation, and the percentage of voting rights held following completion of the Amalgamation.

General Description of the Business of Resulting Issuer

Upon completion of the Amalgamation, the business of Ascent will become the business of the Resulting Issuer. For more information about the general development of Ascent's business over its three most recently completed financial years, see "Information Concerning Ascent – General Description of the Business of Ascent."

Narrative Description of the Business

Upon completion of the Amalgamation, the business of Ascent will become the business of the Resulting Issuer, and the business objectives, milestones and principal products of the Resulting Issuer will be the same as those of Ascent. For more information about the business of Ascent, see "Information Concerning Ascent – Narrative Description of the Business."

Issuers with U.S. Cannabis-Related Activities

On February 8, 2018, following the Sessions Memorandum (as defined below), the Canadian Securities Administrators published CSA Staff Notice 51-352 (Revised) – Issuers with U.S. Cannabis-Related Activities (the "Staff Notice") which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the U.S. as permitted within a particular state's regulatory framework. All issuers with U.S. cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in prospectus filings and other required disclosure documents.

As the Resulting Issuer will have operations in the U.S., the Resulting Issuer will be properly subject to the Staff Notice and accordingly provides the following disclosure:

Enforcement of U.S. Federal Laws

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the ACMPR, in the United States, cannabis is largely regulated at the state level. To the Resulting Issuer's knowledge, there are to date a total of 29 states, plus the District of Columbia, Puerto Rico and Guam that have legalized cannabis in some form. Notwithstanding the permissive regulatory environment of medical cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the Controlled Substances Act and as such, violates federal law in the United States.

As a result of the conflicting views between state legislatures and the United States federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in August 2013 when then Deputy Attorney General, James Cole, authored a memorandum (the "Cole Memorandum") addressed to all United States federal prosecutors acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several U.S. states have enacted laws relating to cannabis for medical purposes. The Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority. While not legally binding, the Cole Memorandum served as prosecutorial guidance and laid out a framework for addressing the inconsistency between state and federal laws regarding cannabis.

However, on January 4, 2018, U.S. Attorney General Jeff Sessions issued a memorandum (the "Sessions Memorandum") rescinding the Cole Memorandum. With the rescission of the Cole Memorandum, U.S. federal prosecutors no longer have guidance relating to the exercise of their discretion in determining whether to prosecute cannabis-related violations of U.S. federal law. As such, such discretion remains solely in the hands of U.S. federal prosecutors. It is possible for these prosecutors to continue exercising their discretion in a manner similar to that displayed when guided by the Cole Memorandum. Many U.S. federal prosecutors have affirmed their commitment to proceeding in this manner, or otherwise affirming that their view of federal enforcement priorities has not changed, while a few have displayed greater ambivalence. The US Attorney for Oregon recently announced that his federal prosecutors' office will focus on black-market and illegal cannabis production within Oregon, signaling a willingness to respect state laws and effectively supporting the legal cannabis market by eliminating illegal competition.

Unless and until cannabis is removed from categorization as a Schedule I controlled substance under the Controlled Substances Act, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law, albeit a federal agency may not have appropriated funds to undertake such prosecution as is delineated below. Such potential proceedings could involve significant restrictions being imposed upon the Resulting Issuer or third parties, and also divert the attention of key executives. Such proceedings could have a material adverse effect on the Resulting Issuer's business, revenues, operating results and financial condition as well as the Resulting Issuer's reputation, even if such proceedings were concluded successfully in favour of the Resulting Issuer. See "Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States ".

For the reasons set forth above, the Resulting Issuer's operations in the United States, and any expansion of operations, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Resulting Issuer may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Resulting Issuer's ability to invest in the United States or any other jurisdiction. See "Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States".

Third parties with whom the Resulting Issuer will do business, including banks and other financial intermediaries, may perceive that they are exposed to legal and reputational risk because of the Resulting Issuer's cannabis business activities. Because cannabis remains illegal under U.S. federal law, a third-party service provider could reach the conclusion that their activities as a service provider are aiding and abetting the violation of the U.S. federal law. Any provision of services or sale of goods to a cannabis business could be construed as aiding and abetting violations of the Controlled Substances Act, in addition to other possible violations. Financial institutions may also be concerned that they would be at risk of prosecution for violation of U.S. money laundering laws and the Bank Secrecy Act, in addition to other potential violations. Any third-party service provider could suspend or withdraw its services to the Resulting Issuer if it perceives that the potential risks exceed the potential benefits to such services. See "Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States".

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. A negative shift in the public's perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Resulting Issuer could expand. Any inability to fully implement the Resulting Issuer's expansion strategy may have a material adverse effect on the Resulting Issuer's business, financial condition and results of operations. See "Information Concerning the Resulting Issuer –Risk Factors – Risks Related to the United States".

Further, violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Resulting Issuer, including its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licenses in the United States, the listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for the Resulting Issuer to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. See "

Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States". U.S. Enforcement Proceedings

The United States Congress has passed appropriations bills each of the last four years that included the Rohrabacher Blumenauer Appropriations Amendment which by its terms does not appropriate any federal funds to the U.S. Department of Justice for the prosecution of medical cannabis offenses of individuals who are in compliance with state medical cannabis laws. American courts have construed these appropriations bills to prevent the federal government from prosecuting individuals when those individuals comply with state law. However, because this conduct continues to violate federal law, American courts have observed that should Congress at any time choose to appropriate funds to fully prosecute the CSA, any individual or business—even those that have fully complied with state law—could be prosecuted for violations of federal law. If Congress restores funding, the United States government will have the authority to prosecute individuals for violations of the law before it lacked funding under the CSA's five-year statute of limitations. See "Information Concerning Ascent - Risk Factors – Risks Related to the United States".

Ability to Access Public and Private Capital

Ascent has had robust access to private capital in Canada in order to support its continuing operations. Since Ascent's incorporation in 2013, Ascent has been able to raise over $40 million through private equity financings. In addition to certain Canadian Schedule 1 banks accepting deposits from entities positioned in the legal medical cannabis sectors, there are also a number of credit unions that have historically provided, and continue to provide, debt financings in this space. Prior to the Amalgamation, Ascent has never needed to access public equity capital in the United States. However, there is no assurance that the Resulting Issuer will be successful in raising future capital, particularly if U.S. federal authorities change their position towards enforcing the Controlled Substances Act. See "Information Concerning the Resulting Issuer – Risk Factors – Risks Related to the United States ".

Balance Sheet Exposure

As at February 28, 2018, approximately 30% of Ascent's assets are located Oregon and Nevada in the United States. In addition, until Ascent obtains a sales license from Health Canada, almost all its revenue currently is being generated in the United States in the States of Oregon and Nevada. As a result, the Resulting Issuer will be subject to applicable laws, rules and regulations affecting cannabis businesses in the states in which it operates, as well as federally. While Ascent plans to operate in strict compliance with United States federal and state legal requirements, there can be no assurance the Resulting Issuer will always operate in strict compliance with applicable legal requirements under United States federal or state laws or that it will not be deemed to operate outside of these requirements, which could materially adversely affect the business of the Resulting Issuer.

State Regulatory Regime – Oregon

Oregon has legalized both medical and adult-use cannabis. Medical cannabis was first legalized for non-commercial uses in 1998. House Bill 3460 creating a regulatory structure for medical cannabis businesses was passed in 2013, and House Bill 3400 was passed on June 30, 2015, improving the existing regulatory structure and creating a licensing process for cultivators and processors. The regime does not impose a quota on the number of licenses that may be issued, and allows applications to be accepted on a rolling basis. An Oregon residency requirement for medical cannabis business ownership that originally existed within House Bill 3400 was removed in 2016. In November 2014, Oregon voters passed Measure 91, creating a regulatory regime for the purchase of cannabis for personal use for individuals 21 years of age and older.

Regulation of medical cannabis in Oregon was originally administered by the Oregon Health Authority under the Oregon Medical Cannabis Program (the "OMMP"), while regulation of adult-use cannabis fell under the purview of the Oregon Liquor Control Commission (the "OLCC"). However, in mid-2017, the Oregon legislature granted the OLCC the authority to grant exclusively medical licenses, and required medical cannabis growers, processors and dispensaries to make an election by December 2017 as to whether they would choose to stay under the purview of the OMMP or move to an OLCC license. As of June 29, 2018, eight (8) medical cannabis dispensaries remain registered under the OMMP.

The OLCC grants six different types of cannabis licenses:

  Producer (also known as the grower);

  Processor – a business that will transform raw cannabis into another product (topicals, edibles, concentrates or extracts);

  Wholesaler – a business that buys in bulk and sells to licensees rather than to consumers;

  Retail – a business that sells directly to consumers;

  Laboratory – a lab accredited by the Oregon Environmental Laboratory Accreditation Program that tests cannabis based on rules established by the Oregon Health Authority;

  Certificate for Research; and

  Hemp Certificate – allows persons registered with the Oregon Department of Agriculture to transfer hemp flower, extracts or concentrates to OLCC licensed processors who hold an industrial hemp processor endorsement.

As of June 28, 2018, there are 1933 active OLCC licenses, including 1045 Producer licenses, 564 Retailer licenses and 124 Wholesaler licenses.

State Regulatory Regime – Nevada

In Nevada, both medical cannabis and retail cannabis programs are administered by the Nevada State Department of Taxation (the "Nevada DoT"). Since 2015, medical cannabis establishments have been able to register for medical cannabis establishment certificates in the state. An early start program was established by the Nevada DoT for retail cannabis licenses in the second half of 2017, and only operational medical cannabis establishment certificate holders in good standing were able to apply for retail cannabis licenses. The regular retail cannabis program is expected to start in early 2018, and for the first 18 months of the program, only existing medical cannabis establishment certificate holders in good standing may apply for retail cannabis licenses. The Nevada DoT has stated that it may open up the application process for retail cannabis licenses to those not holding a medical cannabis establishment certificate in November 2018.

The Nevada DoT grants five different types of retail cannabis establishment licenses:

  Cultivation Facility – licensed to cultivate (grow), process, and package cannabis; to have cannabis tested by a testing facility; and to sell cannabis to retail cannabis stores, to cannabis product manufacturing facilities, and to other cultivation facilities, but not to consumers;

  Distributor – licensed to transport cannabis from a cannabis establishment to another cannabis establishment (for example, from a cultivation facility to a retail store);

  Product Manufacturing Facility – licensed to purchase cannabis; manufacture, process, and package cannabis and cannabis products; and sell cannabis and cannabis products to other product manufacturing facilities and to retail cannabis stores, but not to consumers. Cannabis products include things like edibles, ointments, and tinctures;

  Testing Facility – licensed to test cannabis and cannabis products, including for potency and contaminants; and

  Retail Store – licensed to purchase cannabis from cultivation facilities, cannabis and cannabis products from product manufacturing facilities, and cannabis from other retail stores; can sell cannabis and cannabis products to consumers.

Compliance with U.S. State Laws

To its knowledge, Ascent is in compliance with applicable State, County and City laws and the related licensing framework in both Oregon and Nevada, and has not received any notices of non-compliance or any citations from regulators in those states, relating to its business. Ascent has received visits at its facilities from regulators in Oregon and Nevada, pursuant to which it has been informed its facilities meet or exceed applicable standards.

The Resulting Issuer will actively monitor its compliance with applicable laws and the related licensing framework in Nevada and Oregon, as well as changes in the U.S. state and federal laws, through its internal legal counsel, local counsel and regulatory specialists.

There are internal policies and standard operating procedures in place at the facilities in Nevada and Oregon which the Resulting Issuer will adopt and update as necessary. All policies and procedures are on-site and written in compliance with applicable State laws, and the State, through their applicable agencies, have reviewed and approved these policies for compliance with State and local laws. These policies include material handling, distribution, required tracking, cleanliness standards, material destruction, manufacturing practices and employee qualifications. These policies and procedures will be updated as required by Ascent's internal legal counsel, in consultation with local counsel and regulatory specialists, as laws develop.

Available Funds and Principal Purposes

Upon completion of the Amalgamation, the Resulting Issuer will have approximately $4 million* of estimated funds available. The use of funds can be broken down as follows:

Type of Funds	Amount
Estimated working capital deficiency of Paget	$(15,000)
Estimated consolidated working capital of Ascent as June 30, 2018 (including the proceeds of the Series D private placement financing)*	$4,000,000
Net proceeds of Subscription Receipt Financing	$17,994,015
Gross proceeds of the Paget Private Placement	$2,000,000
Total	$23,979,015
*The estimated working capital as at June 30, 2018 is based on estimated components of internal unaudited financial information adjusted to exclude the $4,000,000 Ascent Convertible Debenture, which matures on May 26, 2019, as well as certain other accruals for milestone payments based on future delivery of services. Ascent has engaged in discussions with respect to extending the maturity date of the Ascent Convertible Debenture.

Between the date of the Information Circular and the completion of the Amalgamation, and subject to receiving any required consents, Ascent may complete an additional offering of Ascent Shares or securities convertible into Ascent Shares for gross proceeds of up to $10,000,000.

It is expected that the funds available to the Resulting Issuer will be used as set out in the following table:

Anticipated Use of Funds	Amount
Capital Expenditures	$10,000,000
Marketing and Product Development	$4,000,000
Working Capital	$9,979,015
Total	$23,979,015

If Ascent completes additional equity financing between the date of this Information Circular and the completion of the Amalgamation, it is expected that these funds would be used for working capital.

Notwithstanding the foregoing, there may also be circumstances where, for sound business reasons, a reallocation of funds may be necessary for the Resulting Issuer to achieve its objectives. The Resulting Issuer may require additional funds in order to fulfill all of the Resulting Issuer's expenditure requirements to meet its objectives, in which case the Resulting Issuer expects to either issue additional equity securities or incur indebtedness. There is no assurance that additional funding required by the Resulting Issuer would be available if required.

Selected Consolidated Financial Information and Management's Discussion and Analysis

The following table sets forth certain pro forma financial information of the Resulting Issuer after giving effect to the Amalgamation. Such unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments and are not necessarily indicative of the Resulting Issuer's consolidated financial position if the events reflected therein were in effect for the periods presented, nor do they purport to project the Resulting Issuer's financial position or results from operations for any future period.

Balance Sheet	Pro Forma as at March 31, 2018 after Giving Effect
to the Amalgamation
Current Assets	$39,093,027
Current Liabilities	$4,928,586
Shareholders' Equity	$50,389,646

Annual and Quarterly Information

For selected annual and quarterly financial information about Paget, see "Information Concerning Paget – Selected Financial Information". For selected annual financial information about Ascent, see "Information Concerning Ascent – Selected Consolidated Financial Information". The pro forma consolidated financial statements of the Resulting Issuer are attached as Appendix M to this Information Circular.

Management's Discussion and Analysis

For the management's discussion and analysis of Paget for the financial years ended December 31, 2017 and 2016 and the three months ended March 31, 2018, see Appendix K to this Information Circular. For the management's discussion and analysis of Ascent for the financial years ended May 31, 2017 and 2016 and the nine months ended February 28, 2018, see Appendix L to this Information Circular.

Dividend Policy

The Resulting Issuer intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Board of Directors of the Resulting Issuer (the "Resulting Issuer Board") will review this policy from time to time having regard to the Resulting Issuer's financing requirements, financial condition and other factors considered to be relevant.

Market for Securities

The Paget Shares are currently listed and posted for trading on the NEX under the trading symbol "PGS", however, trading of the shares was voluntarily halted by Paget on March 22, 2018 as a result of the discussions relating to a proposed Amalgamation. The price of the Paget Shares on March 21, 2018, being the last day the Paget Shares traded, was $0.03 per Paget Share. See "Information Concerning Paget - Trading History". Upon completion of the Amalgamation, the Paget Shares will be delisted from the NEX.

Application has been made to the Exchange for the listing of the Resulting Issuer Shares. This listing will be subject to the Resulting Issuer fulfilling all of the requirements of the Exchange.

Pro Forma Consolidated Capitalization

The following table sets forth the pro forma consolidated capitalization of the Resulting Issuer, on a consolidated basis, after giving effect to the Amalgamation and the Paget Private Placement. The information in this table is based on the pro forma consolidated financial statements of the Resulting Issuer, attached as Appendix M to this Information Circular.

Share Capital

Designation of Security	Amount Authorized or to be	Amount Outstanding After
	Authorized	Giving Effect to the
		Amalgamation
Resulting Issuer Shares to be issued to Paget Shareholders (including holders of Paget Shares issued pursuant to the Paget Private Placement)	Unlimited	8,213,306
Replacement Paget Warrants	-	500,000
Replacement Paget PP Warrants	-	6,666,667
Replacement Paget Finder's Options	-	11,666
Resulting Issuer Shares to be issued to Ascent Shareholders (including holders of Ascent Shares issued upon the deemed exercise of the Ascent Subscription Receipts)	Unlimited	300,971,317
Resulting Issuer Preferred Shares	Unlimited	-
Ascent Series B Warrants	-	8,833,333
Ascent Series D Warrants	-	30,591,135
Replacement Ascent Subscription Receipt Warrants	-	48,085,500
Ascent Convertible Debenture	-	11,428,571
Resulting Issuer Stock Options	Up to 10% of the issued and outstanding Resulting Issuer Shares	12,574,722
Broker Warrants (1)	N/A	2,885,130

Note:
(1)	The Broker Warrants will be exercisable for 2,885,130 Resulting Issuer Shares and 2,885,130 warrants of the Resulting Issuer.

Fully Diluted Share Capital of the Resulting Issuer

The following table sets out the expected fully diluted share capital of the Resulting Issuer after giving effect to the Amalgamation and the Paget Private Placement:

	Number of Resulting Issuer	Percentage of
	Shares	Total
Shares held by Ascent Shareholders(1)	300,971,317	66.6%
Shares held by Paget Shareholders	8,213,306	1.8%
Shares underlying options and warrants(2)	142,921,982	31.7%
Total (fully diluted)	452,106,605	100%

Note:
(1)	Including the Resulting Issuer Shares issuable upon the exercise of the Replacement Paget Warrants, Replacement Paget PP Warrants, Replacement Paget Finder's Options, Replacement Paget Warrants underlying the Replacement Paget Finder's Options Replacement Ascent Series B Warrants, Replacement Ascent Series D Warrants, Replacement Ascent Subscription Receipt Warrants, Resulting Issuer Stock Options (including all options authorized under the Resulting Issuer Stock Option Plan), the Broker Warrants and the warrants of the Resulting Issuer underlying the Broker Warrants.

Between the date of the Information Circular and the completion of the Amalgamation, and subject to receiving any required consents, Ascent may complete an additional offering of Ascent Shares or securities convertible into Ascent Shares for gross proceeds of up to $10,000,000.

Warrants and Options to Purchase Securities

As of the date of this Information Circular, it is anticipated that an aggregate of 87,509,968 Ascent Warrants, an aggregate of 2,885,130 Broker Warrants, an aggregate of 12,470,000 Ascent Stock Options and the Ascent Convertible Debenture will be outstanding prior to the completion of the Amalgamation, resulting in 117,178,799 Resulting Issuer Shares being reserved for issuance upon exercise of Replacement Ascent Warrants, Broker Warrants, warrants underlying the Broker Warrants, Resulting Issuer Stock Options replacing Ascent Stock Options and the Ascent Convertible Debenture following the completion of the Amalgamation. For more information concerning the securities convertible to Ascent Shares, see "Information Concerning Ascent – Consolidated Capitalization".

As of the date of this Information Circular, it is anticipated that an aggregate of 7,166,667 post-Consolidation Paget Aggregate Warrants, an aggregate of 104,722 post-Consolidation Paget Stock Options and an aggregate of 11,666 post-Consolidation Paget Finder's Options will be outstanding prior to the completion of the Amalgamation, resulting in 7,294,721 Resulting Issuer Shares being reserved for issuance upon exercise of Replacement Paget Aggregate Warrants, Resulting Issuer Stock Options replacing Paget Stock Options, Replacement Paget Finder's Options and Replacement Paget Warrants underlying the Replacement Paget's Finder's Options following the completion of the Amalgamation. For more information concerning the securities convertible to Paget Shares, see "Information Concerning Paget – Consolidated Capitalization".

The following table provides information as to warrants and options of the Resulting Issuer that, as of the date of this Information Circular, are expected to be outstanding immediately following the completion of the Amalgamation and held by executive officers, directors, employees and consultants of the Resulting Issuer and its subsidiaries:

	Number of Warrants
	and Options to acquire
Category	Resulting Issuer Shares	Exercise Price	Expiration Date

All of the Resulting Issuer's executive officers and past executive officers, as a group (5 in total)	Warrants – 258,523	$0.60	June 19, 2020
	Options – 7,600,000	$0.40	February 5, 2024

All executive officers and past executive officers of the Resulting Issuer's subsidiaries, as a group (2 in total)	Options - 1,200,000	$0.40	February 5, 2024

All of the Resulting Issuer's other employees and past employees, as a group (23 in total)	Warrants – 612,650	$0.60	June 19, 2020
	Options – 3,570,000	$0.40	February 5, 2024

All of the other employees and past employees of the Resulting Issuer's subsidiaries, as a group (1 in total)	Options - 100,000	$0.40	February 5, 2024

All of the Resulting Issuer's directors and past directors who are not also executive officers, as a group (2 in total)	Warrants – 24,600	$0.60	June 19, 2020
	Warrants – 158,333	$0.60	January 5, 2019
	Options – 16,666	$0.10 to $1.50	December 19, 2018 to August 15, 2021

All directors and past directors of the Resulting Issuer's subsidiaries who are not also executive directors of the subsidiary, as a group (0 in total)	-	-	-

All of the Resulting Issuer's consultants, as a group (11 in total)	Warrants – 20,001	$0.60	June 19, 2020
	Options – 88,056	$0.10 to $1.50	December 19, 2018 to August 15, 2021

Total	Warrants – 1,074,107
	Options – 12,547,722

Description of the Securities

The authorized share capital of the Resulting Issuer will be comprised of an unlimited number of Resulting Issuer Shares and an unlimited number of preferred shares in the capital of the Resulting Issuer (the "Resulting Issuer Preferred Shares"). After giving effect to the Amalgamation, there will be 309,184,623 Resulting Issuer Shares issued and outstanding, no Resulting Issuer Preferred Shares issued and outstanding, 94,676,635 Resulting Issuer Warrants convertible into an equivalent number of Resulting Issuer Shares, 12,574,722 Resulting Issuer Stock Options convertible into an equivalent number of Resulting Issuer Shares, 11,666 Replacement Paget Finder's Options and the associated underlying warrants convertible into 23,332 Resulting Issuer Shares, 11,428,571 Resulting Issuer Shares issuable upon conversion of the Ascent Convertible Debenture and 2,885,130 Broker Warrants and the associated underlying warrants convertible into 5,770,260 Resulting Issuer Shares.

Resulting Issuer Shares

Holders of Resulting Issuer Shares will be entitled to dividends if, as and when declared by the Resulting Issuer Board. Holders of Resulting Issuer Shares will be entitled to one vote per Resulting

Issuer Share on all matters to be voted on at meetings of shareholders except on matters or meetings where only holders of a specified class of shares are entitled to vote. Upon liquidation, dissolution or winding-up of the Resulting Issuer, holders of Resulting Issuer Shares are to share rateably in the remaining assets of the Resulting Issuer as are distributable to holders of Resulting Issuer Shares. Resulting Issuer Shares are not subject to call or assessment rights, redemption rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights.

Resulting Issuer Preferred Shares

The Resulting Issuer may issue Resulting Issuer Preferred Shares from time to time in one or more series. The Resulting Issuer Board is authorized to fix the number of Resulting Issuer Preferred Shares of each series, and to determine for each series, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters. Among other things, each series of Resulting Issuer Preferred Shares, upon determination by the Resulting Issuer Board, may or may not carry voting rights and may or may not be convertible into another class or series of shares of the Resulting Issuer Preferred Shares.

So long as any Resulting Issuer Preferred Shares are outstanding, the holders of the Resulting Issuer Preferred Shares of each series shall rank both with regard to dividends and return of capital in priority to the holders of the Resulting Issuer Shares and in priority to any other shares ranking junior to the Resulting Issuer Preferred Shares, and the holders of the Resulting Issuer Preferred Shares of each series may also be given such other preference over the holders of the Resulting Issuer Shares and any other shares ranking junior to the holders of the Resulting Issuer Preferred Shares as may be determined as to the respective series authorized to be issued. The Resulting Issuer Preferred Shares of each series shall rank on a parity with the Resulting Issuer Preferred Shares of every other series with respect to priority in payment of dividends and return of capital in the event of any distribution of assets of the Resulting Issuer among its shareholders arising on the liquidation, dissolution or winding up of the Resulting Issuer.

Resulting Issuer Warrants

Each Resulting Issuer Warrant will entitle the holder to acquire one (1) Resulting Issuer Share on due exercise of the Resulting Issuer Warrant in accordance with its terms. The Resulting Issuer Warrants will bear the same terms of the Ascent Warrants and Paget Aggregate Warrants they replace.

Resulting Issuer Stock Options

Each Resulting Issuer Stock Option will entitle the holder to acquire one (1) Resulting Issuer Share on due exercise of the Resulting Issuer Stock Option in accordance with its terms. The Resulting Issuer Stock Options will be issued pursuant to the Resulting Issuer Stock Option Plan (being the Ascent Stock Option Plan, adopted by the Resulting Issuer). Any Resulting Issuer Stock Options replacing existing Ascent Stock Options or Paget Stock Options will bear the same terms of such stock options being replaced.

Replacement Paget Finder's Options

Each Replacement Paget Finder's Option will entitle the holder to acquire one (1) Resulting Issuer Share and one Replacement Paget Warrant upon due exercise of the Replacement Paget Finder's Option in accordance with its terms. The Replacement Paget Finder's Options will bear the same terms of the Paget Finder's Options prior to the Amalgamation.

Ascent Convertible Debenture

Upon completion of the Amalgamation, the Ascent Convertible Debenture will entitle the holder thereof to convert the Ascent Convertible Debenture in whole or in part into Resulting Issuer Shares at a price of $0.35 per Resulting Issuer Share at its option any time prior to June 1, 2019, except that the Resulting Issuer may force the conversion of the Ascent Convertible Debenture in certain circumstances. Ascent has engaged in discussions with the lenders in connection to extending the maturity date of the Ascent Convertible Debenture.

Broker Warrants

Upon completion of the Amalgamation, each Broker Warrant will entitle the holder to acquire one Resulting Issuer Unit at an exercise price equal to the Subscription Price at any time on or prior to June 21, 2020. Each such unit consists of one (1) Resulting Issuer Share and one (1) warrant to purchase a Resulting Issuer Share at a price of $0.60 at any time on or prior to June 21, 2020.

Escrowed Securities

It is anticipated that, pursuant to National Policy 46-201 Escrow for Initial Public Offerings ("NP 46-201") and the policies of the Exchange, securities of the Resulting Issuer held by a "principal" of the Resulting Issuer will be held in escrow following the listing on the Exchange. A principal is:

(a)	a person who acted as a promoter of the Resulting Issuer within the two years before the date of this Information Circular;

(b)	a director or senior officer of the Resulting Issuer or any of its material operating subsidiaries at the date of this Information Circular;

(c)	a person holding more than 20% of the securities of the emerging issuer before and immediately after the listing of the Resulting Issuer Shares on the Exchange; or

(d)	a person (i) carrying more than 10% of the securities before and immediately after the listing of the Resulting Issuer Shares on the Exchange and (ii) who also has the right to appoint one or more directors or senior officers of the emerging issuer.

Ten (10) persons (the "Principals") fall within the definition of "principal" and each of them will be entering into an escrow agreement with us and the National Issuer Services Inc. (the "Transfer Agent") substantially in the form of Form 46-201F1 – Escrow Agreement (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement, each of the Principals will agree that, until 36 months from the date on which the Resulting Issuer Shares are listed for trading on the Exchange, they will not transfer or otherwise dispose of their Resulting Issuer Shares unless in accordance with the terms of the Escrow Agreement, except that the following automatic timed releases will apply to such Resulting Issuer Shares:

Date of Automatic Timed Release	Amount of Escrowed Securities Released
The date on which Ascent's securities are listed on the Exchange (the "Listing Date")	1/10 of the escrowed securities
6 months after the Listing Date	1/6 of the remaining escrowed securities
12 months after the Listing Date	1/5 of the remaining escrowed securities
18 months after the Listing Date	1/4 of the remaining escrowed securities
24 months after the Listing Date	1/3 of the remaining escrowed securities
30 months after the Listing Date	1/2 of the remaining escrowed securities
36 months after the Listing Date	the remaining escrowed securities

To the knowledge of Paget and Ascent, as at the date of this Information Circular, the following table sets out information on the number of securities of the Resulting Issuer that will be deposited into escrow with the Escrow Agent and subject to the terms of the Escrow Agreement among us and the Transfer Agent:

Designation of Class	Number of securities held in escrow	Percentage of Class
Resulting Issuer Shares	59,435,120	19.2%
Resulting Issuer Stock Options	8,016,667	63.8%
Ascent Series D Warrants	323,154	10.6%

Principal Securityholders

To the knowledge of Ascent and Paget, there are no securityholders who, as of the date of this Information Circular, will beneficially own, control or direct, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of the voting securities of the Resulting Issuer upon completion of the Amalgamation.

Directors and Officers

In connection with the Amalgamation, it is proposed that each of the directors of Paget, with the exception of Mark T. Brown, will resign as directors and that the directors of Ascent, with the exception of Andrew Robinson, will be appointed as directors of the Resulting Issuer. In addition, Ascent and Paget anticipate that Dr. Perry Kendall, Amy Margolis and Mark T. Brown will be nominated for appointment as directors of the Resulting Issuer.

The following table sets forth certain information regarding each of the proposed individuals who will be directors and officers of the Resulting Issuer at Closing. The names of the directors and officers of the Resulting Issuer, their municipalities of residence, their positions with the Resulting Issuer, the periods served as a director of Ascent or Paget, as applicable, the number and percentage of voting securities of the Resulting Issuer that will be beneficially owned by them upon completion of the Amalgamation, directly or indirectly (on a non-diluted basis), or over which control or direction is proposed to be exercised, and their principal occupations during the past five (5) years are as follows:

Number of
Resulting Issuer
Shares
Beneficially
Owned,
	Proposed Position	Principal	Prior Position	Controlled, or
Name and Place	with the	Occupation for	with Ascent or	Directed, Directly
of Residence	Resulting Issuer	Past Five Years	Paget	or Indirectly(1)
JAMES POELZER New Westminster, British Columbia	President, Secretary, Chief Business Development Officer and Director	Officer and Director of Ascent since October 2013; Prior to October 2013, employed at City of New Westminster	October 10, 2013 (Director of Ascent); October 11, 2013 (President and Secretary of Ascent); February 5, 2017 (Chief Business Development Officer of Ascent)	2,946,512 Resulting Issuer Shares and 1,400,000 Resulting Issuer Stock Options to be owned directly
PHILIP CAMPBELL(4) Maple Ridge, British	Chief Executive Officer and Director	Co-Founder; Director of Ascent	September 29, 2015 (Director of Ascent);	26,827,239 Resulting Issuer Shares,

Columbia		since September 2015; Director and Officer of RMP Web Design & Consulting from October 2008 to October 2013	August 5, 2017 (Chief Executive Officer of Ascent)	135,654 Ascent Series D Warrants and 1,800,000 Resulting Issuer Stock Options to be owned directly and indirectly through Green Lane Holdings Ltd.
REID ASHLEY PARR(3) New Westminster, British Columbia	Chief Operating Officer and Director	Co-Founder; Director of Ascent since September 2015; Director and Officer of RMP Web Design & Consulting from October 2008 to October 2013	September 29, 2015 (Director of Ascent); September 29, 2015 to February 5, 2018 (Chief Financial Officer of Ascent); February 5, 2018 (Chief Operating Officer of Ascent)	26,956,506 Resulting Issuer Shares, 187,500 Ascent Series D Warrants and 1,600,000 Resulting Issuer Stock Options to be owned directly and indirectly through Bull Moose Holdings Ltd.
PAM BOPARAI Vancouver, British Columbia	Chief Financial Officer	Officer of Ascent since February 2018; Officer and Director of Boparai Consulting since August 2013; Managing Director of Alverez & Marsal from 2012 to August 2013	February 5, 2018 (Chief Financial Officer of Ascent)	271,000 Resulting Issuer Shares and 1,600,000 Resulting Issuer Stock Options to be owned directly
CHRIS LEE Vancouver, British Columbia	Chief Marketing Officer	Officer of Ascent since January 2017; President and Partner of Beyond Marketing Group from November 2010 to November 2016	January 1, 2017 (Chief Marketing Officer of Ascent)	165,000 Resulting Issuer Shares and 1,200,000 Resulting Issuer Stock Options owned directly
DAN WILLIAMS Portland, Oregon	Vice President, US Operations	VP Business Development and US General Counsel of Ascent since January 2016; Attorney at Brindle McCormack, P.C. from 2010 to 2016	January 1, 2016 (VP Business Development and US General Counsel of Ascent)	1,989,779 Resulting Issuer Shares and 400,000 Resulting Issuer Stock Options to be owned directly
DR. PERRY KENDALL(4) Vancouver, British Columbia	Director	Provincial Health Officer of BC from 1999 to 2018	-	-(2)
AMY MARGOLIS(3) Portland, Oregon	Director	Attorney since 2001; Principal at Margolis Legal	-	-(2)
MARK T. BROWN(3), (4) Vancouver, British Columbia	Director	President, Pacific Opportunity since 2001	November 13, 2015 (CEO and Director of Paget)	250,333 Resulting Issuer Shares to be owned indirectly through Pacific Opportunity(2),(5)

Notes:
(1)	All options vest equally over a four year period, with the first 25% of options vesting on February 5, 2019.
(2)	Each director will be entitled to an annual fee of $18,000, a fee per board meeting attended of $1,500, a fee per committee meeting attended of $1,000 and $25,000 in stock options.

(3)	Member of Audit Committee.
(4)	Member of Compensation & Governance Committee.
(5)	Without giving effect to the Paget Private Placement.

The term of office of the Resulting Issuer directors will expire on the date of the first annual meeting of the Resulting Issuer Shareholders or until their successors are duly elected, unless their office is earlier vacated in accordance with the BCBCA.

Management

The following is a summary biography of each member of management of the Resulting Issuer:

Philip Campbell, Chief Executive Officer and Director

Philip is the co-founder of Ascent and has been the Chief Executive Officer of Ascent since August 5, 2017 and a Director of the Ascent since September 29, 2015.

Philip has an extensive level of industry knowledge in the medical and recreational cannabis space both in Canada and the United States having been involved in the cannabis industry for a number of years. Philip has touched all aspects of Ascent's organization providing him with essential hands-on experience in, among other areas, the production and engineering side of the cannabis industry, as well as research and product development. Having previously co-founded a successful entrepreneurial company in the tech space, Philip also brings a wealth of other expertise to Ascent, including a strong background in business and marketing. Philip holds a Bachelor of Business Administration with a major in Marketing from Simon Fraser University.

Reid Parr, Chief Operating Officer and Director

With more than 10 years of industry experience in legal medical cannabis programs, Reid has been instrumental in identifying and cultivating strategic partnerships and investment opportunities for Ascent. Reid has extensive experience in corporate finance, accounting and bookkeeping. Having co-founded RPM Web Development Ltd. in 2007, Reid's entrepreneurial adeptness allowed RPM to emerge as a leader in online marketing and e-commerce platforms. Acting as an integral consultant to Canada's leading cannabis association, The Cannabis Trade Alliance of Canada (CTAC), Reid has provided valuable advocacy to all levels of government on strategies for a legal cannabis framework in Canada.

James Poelzer, President, Secretary, Chief Business Development Officer and Director

Spearheading on the ground business development for Ascent, James has been essential in targeting and executing cannabis license applications in multiple jurisdictions. Having successfully secured licenses in both Canada and Oregon, James always stays ahead of the curve, pursuing the next opportunity for Ascent, while also acting as the point man for any industry related public relations for Ascent. James has a Bachelor of Business Administration, Joint Major with Psychology, from Simon Fraser University.

Pam Boparai, Chief Financial Officer

With more than 20 years of corporate experience in M&A, management and restructuring for stakeholders representing up to multi-billion in investments, Pam brings both an entrepreneurial and corporate perspective to the cannabis industry. She is a CPA with past CFO experience and was formerly a Partner at KPMG in the Financial Advisory group as well as a Managing Director at Alvarez & Marsal. Pam has a Bachelor of Commerce from University of British Columbia and has also completed her CFA.

Chris Lee, Chief Marketing Officer

With a passion for delivering strategic and creative solutions for brands, Chris has over 20 years of marketing agency experience strategizing and developing brand campaigns for international companies including Google, Pepsi, Best Buy, Adidas, Toyota, Scion and XM Satellite Radio. Chris earned a Bachelor of Arts (B.A.) with a major in Communications and a minor in Psychology from Simon Fraser University and a diploma in Internet Marketing from the UBC Sauder School of Business.

Dan Williams, Vice President, US Operations

Dan has been a long-standing member of Oregon's cannabis community as an attorney and advocate since 2010 when he began his law practice in Portland. Steering the launch of Ascent's first US venture, Sweet Cannabis Oregon, Dan brings with him an exceptionally broad set of legal skills reaching nearly every part of the US State and Federal legal systems. Dan received his JD from Lewis & Clark Law School in Portland where he graduated with a Certificate in Business Law.

Directors

The following is a summary biography of each director of the Resulting Issuer, other than Philip Campbell, Reid Parr and James Poelzer whose biographies are set out above:

Dr. Perry Kendall, OBC, MBBS, FRCP, MHSc

Dr. Perry Kendall is one of Canada's leading public health professionals. He has devoted his long career to promoting innovated policies and actions to protect public health, prevent disease transmission, promote population wellness, and reduce the harms of difficult health issues like drug and alcohol addiction, including providing advice on evidence-based policy options.

As B.C.'s Provincial Health Officer from 1999 to 2018, he was the senior public health official in the province, responsible for advising the government on health issues in BC and monitoring the health of the people. He courageously and effectively advanced progress on a number of complex health issues, such as HIV and AIDs transmission, Indigenous Health disparities, the opioid crisis, emergency contraception policy, influenza prevention and pandemic planning. He has led the charge to contain the opioid overdose emergency.

Prior to his post as Provincial Health Officer, Perry was the Medical Health Officer for both the City of Toronto and of Victoria and the former CEO of the Addiction Research Foundation of Ontario. He has received multiple awards for his work, including the Queen's Diamond Jubilee Award and the Order of BC.

During his tenure his office produced more than 45 public health reports and publications, Perry is known for his clear and concise communication style and his evidence-based policies and approaches to some of society's most difficult and challenging health issues. He recently was on the Federal Cannabis Task Force.

Amy T. Margolis, JD

Ms. Margolis has been an attorney for more than 17 years and is the founder of the Oregon Cannabis Association, one of the largest state cannabis trade groups in the United States. Additionally, she formed one of the very first cannabis PACs. She frequently advises both businesses and investors on deploying capital, multi-jurisdtictional growth, public offerings and every other stage of business and corporate development. Ms. Margolis also started The Initiative, a business accelerator established to help female founded businesses succeed, and find funding, in the cannabis space.

Having touched the industry for more than two decades, Ms. Margolis has spoken across the country and internationally on cannabis policy, infrastructure creation, implementation of medical and adult use legalization models and investment strategies. She has spoken at dozens of conferences including Isreal's CannaTech, Mj Business Daily Conferences, the Democratic Governor's Conference, NCIA Seed to Sale Conference, the bipartisan Women in Government Conference and many others. She has also produced dozens of cannabis events- from educational events to the nationally recognized "Summer Fair".

Frequently called by the press as an expert on the emerging cannabis space, Ms. Margolis has been quoted by the Washington Post, LA Times, Fox News, Elle, Wall Street Journal and The Daily Beast among others.

Ms. Margolis was recently named by Cannabis Business Executive as one of the 2017's 100 most powerful political people in cannabis as well as one of the 50 most important women in cannabis in 2016 and 2017. She has been named by the Business Journal one of the 40 under 40 to watch in Oregon politics, one of the 12 Pioneering Women of Cannabis by Stoner Magazine and one of the 10 Most Influential Women by Herb Magazine. She has also been named as a Super Lawyer since 2011. She recently won the prestigious 2017 Portland Business Journal "Women of Influence" award given to only a small group of Oregon women every year.

In addition to her speaking engagements, Ms. Margolis has been called to help numerous states with implementing legalization, has testified at the Canadian Senate, has been crucially involved in the state of Oregon siting on almost every single advisory committee for both the medical and adult use programs, as well as consulting with those helping to shape international cannabis legalization. She is active both in state government and has led and organized four federal lobbying trips.

Mark T. Brown, B.Comm, CPA, CA

Mark T. Brown is the President of Pacific Opportunity, in Vancouver B.C. His corporate expertise is in merger and acquisition transactions, financing, strategic corporate planning, and corporate development. Mr. Brown has assisted in the successful establishment of several private and public companies. In the public company sector, Mr. Brown has played key roles in the success of several companies which his team at Pacific Opportunity has listed on the TSXV, the TSX and the NYSE Mkt Exchanges. One of the companies founded and operated by the team at POC was built into a plus $500 million market capitalization entity.

Prior to joining Pacific Opportunity, Mr. Brown managed the financial departments of two TSE 300 companies, Miramar Mining Corp. and Eldorado Gold Ltd. Mr. Brown has a Bachelor of Commerce from the University of British Columbia and qualified as a Chartered Accountant in 1993, while working with PricewaterhouseCoopers in Vancouver.

Conflicts of Interest

There are potential conflicts of interest to which some of the directors, officers, insiders and Promoters of the Resulting Issuer may be subject in connection with the operations of the Resulting Issuer. Some of the individuals who will be appointed as directors or officers of the Resulting Issuer are also directors and/or officers of other reporting and non-reporting issuers. As of the date of this Information Circular, and to the knowledge of the directors and officers of Paget and Ascent, there are no existing conflicts of interest between the Resulting Issuer and any of the individuals who will continue as directors or officers following the completion of the Amalgamation. Additional situations may arise where the directors and/or officers of the Resulting Issuer may be in competition with the Resulting Issuer. Conflicts, if any, will be subject to the procedures and remedies as provided under the BCBCA.

Corporate Governance

Corporate governance relates to the activities of the Resulting Issuer Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Resulting Issuer Board and who are charged with the day-to-day management of Resulting Issuer. The Resulting Issuer Board is committed to sound corporate governance practices, which are both in the interest of its shareholders and contribute to effective and efficient decision making. The following is an overview of the Resulting Issuer's approach to corporate governance matters.

Independence of the Board of Directors

The Resulting Issuer Board is proposed to be composed of six directors, two (2) of whom are considered to be independent of the Resulting Issuer. An "independent" director is a director who has no direct or indirect "material relationship" with the Resulting Issuer. A material relationship is a relationship which could, in the view of the Resulting Issuer Board, reasonably interfere with the exercise of a director's independent judgment. On this basis, Dr. Perry Kendall and Amy Margolis are considered to be independent directors. Additionally, Mark T. Brown will not be an executive officer, employee or control person of the Resulting Issuer.

Dr. Kendall is currently not a director or officer of any publicly listed companies. Amy Margolis is currently not a director or officer of any publicly listed companies.

Mark T. Brown is a director of the following companies listed on the TSXV: Avrupa Minerals Ltd., Alianza Minerals Ltd., Almadex Minerals Ltd., Azucar Minerals Ltd., Big Sky Petroleum Corporation, Mountain Boy Minerals Ltd., Strategem Capital Ltd., Sutter Gold Mining Inc. In addition, he is a director of Almaden Minerals Ltd. which is listed on the TSX.

Orientation and Continuing Education

New directors will participate in an orientation program regarding the role of the Resulting Issuer Board, its committees and its directors, and the nature and operations of the Resulting Issuer's business. Members of the Resulting Issuer Board will be encouraged to communicate with management of the Resulting Issuer, external legal counsel and auditors, and other external consultants to educate themselves about the Resulting Issuer's business, the industry, and applicable legal and regulatory developments. Members of the Resulting Issuer Board are encouraged to take continuing education programs at the Resulting Issuer's expense in order to keep themselves informed about current trends in corporate governance and to assist them in fulfilling their duty of stewardship of the Resulting Issuer.

Ethical Business Conduct

The directors of the Resulting Issuer will be required to act in accordance with the principles of a Code of Business Conduct and Ethics that the Resulting Issuer plans to institute. This code of ethics will require directors to act honestly, in good faith, in the best interests of the Resulting Issuer and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Resulting Issuer files with, or submits to, regulatory authorities and in other public communications made by it, and promote compliance with applicable governmental laws, rules and regulations. All directors, officers and employees of the Resulting Issuer will be required to be familiar with the code, comply with its provisions and report any suspected violations.

Nomination of Directors

The Board of the Resulting Issuer will be responsible for the identification and assessment of potential directors. In identifying and considering new candidates for Board nominations, the Board will consider among other factors, the impact of the number of directors upon the effectiveness of the Board and the appropriate number of directors to facilitate more effective decision making. The competencies that the Board should possess, and the skills, experience and reputation of each current director will be taken into consideration.

The Board will review the experience and performance of each nominee presented by a Board member for election to the Board. Members of the Board will be canvassed with respect to the qualifications of a prospective candidate and each candidate will be evaluated with respect to his or her experience and expertise, with particular attention paid to those areas of expertise that could complement and enhance current management. The Board will also assess any potential conflicts, independence or time commitment concerns that the candidate may present.

The Board will continuously be evaluated to assess directors' performance and to make any required improvements.

Compensation

The Board of the Resulting Issuer is expected to have a Compensation and Governance Committee whose purpose will be to assist the Board in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure. The principal responsibilities and duties of the Compensation and Governance Committee is expected to include: (i) reviewing at least annually the executive compensation plans; evaluating at least once a year the Chief Executive Officer's performance in light of the goals and objectives established by the Board and, based on such evaluation, determining the Chief Executive officer's annual compensation input from other independent members of the Board as required; (ii) reviewing on an annual basis the evaluation process and compensation structure for the executive officers and, in consultation with the Chief Executive Officer, reviewing the performance of the other executive officers in order to make recommendations to the Board with respect to the compensation for such officers; (iii) assessing the competitiveness and appropriateness of policies relating to the compensation of executive officers on an annual basis; and (iv) reviewing and, if appropriate, recommending to the Board the approval of any adoption, amendment and termination of the Resulting Issuer's incentive and equity-based incentive compensation plans (and the aggregate number of shares to be reserved for issuance thereunder), and overseeing their administration and discharging any duties imposed on the Compensation Committee by any of those plans. When required, the Compensation Committee will work with the Board to canvas for new candidates for executive positions.

Committees of the Resulting Issuer Board

The Resulting Issuer will establish two committees: the Audit Committee and the Compensation & Governance Committee (the "C&G Committee").

Audit Committee

The Audit Committee will initially consist of Mark T. Brown, Reid Parr and Amy Margolis, all of whom are considered "financially literate" within the meaning of NI 52-110. The majority of the members of the Audit Committee will not be executive officers, employees or control persons of the Resulting Issuer, as neither Mark T. Brown nor Amy Margolis will be executive officers, employees or control persons of the Resulting Issuer. Each of the proposed Audit Committee members has an understanding of the accounting principles generally used to prepare the Resulting Issuer's financial statements, experience analyzing or evaluating comparable financial statements and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

The Resulting Issuer Board will adopt a written charter for the Audit Committee which sets out the Audit Committee's responsibility in reviewing the financial statements of the Resulting Issuer and public disclosure documents containing financial information and reporting on such review to the Board, ensuring that adequate procedures are in place for the review of the Resulting Issuer's public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. The Audit Committee will also be responsible for recommending the adoption of an enterprise risk management program and an environmental management program for the Resulting Issuer and for supervising the Resulting Issuer's compliance with and implementation of the risk and environmental programs.

Compensation & Governance Committee

The C&G Committee will initially consist of Philip Campbell, Mark T. Brown and Dr. Perry Kendall. Dr. Perry Kendall is considered "independent" within the meaning of NI 58-101. Additionally, Mark T. Brown will not be an executive officer, employee or control person of the Resulting Issuer. The C&G Committee will be charged with reviewing, overseeing and evaluating the governance and nominating policies and the compensation policies of the Resulting Issuer. In addition, the C&G Committee will be responsible for: (i) assessing the effectiveness of the Board, each of its committees and individual directors; (ii) overseeing the recruitment and selection of candidates as directors of the Resulting Issuer; (iii) organizing an orientation and education program for new directors and coordinating continuing director development programs; (iv) considering and approving proposals by the directors to engage outside advisers on behalf of the Board as a whole or on behalf of the independent directors; (v) reviewing and making recommendations to the Board concerning any change in the number of directors composing the Board; (vi) administering any stock option or purchase plan of the Resulting Issuer or any other compensation incentive programs; (vii) assessing the performance of the officers and other members of the executive management team of the Resulting Issuer; (viii) reviewing and approving the compensation paid by the Resulting Issuer, if any, to consultants of the Resulting Issuer; and (ix) reviewing and making recommendations to the Board concerning the level and nature of the compensation payable, if any, to the directors and officers of the Resulting Issuer.

Assessments

The Resulting Issuer Board will meet annually to review its own performance. Evaluations will be based on specific criteria, including whether strategic and operational objectives are being met. Until the Resulting Issuer Board establishes formal assessments of the effectiveness and contribution of individual directors, the Audit Committee or the C&G Committee, assessments may be undertaken on an informal basis. The directors may, in the future, adopt a process of formal written assessments as to their individual effectiveness.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Ascent and Paget, no proposed director or executive officer of the Resulting Issuer is, at the date of this Information Circular, or was within 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that:

(e)	was subject to an Order, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer of the relevant company; or

(f)	was subject to an Order, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

To the knowledge of Ascent and Paget, no proposed director or executive officer of the Resulting Issuer, or shareholder holding a sufficient number of securities to affect materially the control of the Resulting Issuer is, as of the date of this Information Circular, or has been, within 10 years before the date hereof, a director or executive officer of any company that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

To the knowledge of Ascent and Paget, no proposed director or executive officer of the Resulting Issuer, or shareholder holding a sufficient number of securities to affect materially the control of the Resulting Issuer has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

To the knowledge of Ascent and Paget, no proposed director or executive officer of the Resulting Issuer, or shareholder holding a sufficient number of securities to affect materially the control of Ascent has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Executive Compensation

Introduction

The following discussion describes the significant elements of the Resulting Issuer's proposed executive compensation program, with particular emphasis on the process for determining compensation payable to each director of the Resulting Issuer and each executive officer of the Resulting Issuer who meets the definition of a "named executive officer" as set out in Form 51-102F6V – Statement of Executive Compensation – Venture Issuers (collectively, the "Named Executive Officers" or "NEOs").

The Resulting Issuer's compensation practices will be designed to retain, motivate and reward its executive officers for their performance and contribution to the Resulting Issuer's long-term success. The Resulting Issuer Board will seek to compensate the Resulting Issuer's executive officers by combining short and long-term cash and equity incentives. It will also seek to reward the achievement of corporate and individual performance objectives, and to align executive officers' incentives with shareholder value creation. The Resulting Issuer Board will seek to tie individual goals to the area of the executive officer's primary responsibility. These goals may include the achievement of specific financial or business development goals. The Resulting Issuer Board will also seek to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

The proposed NEOs for the Resulting Issuer are:

  Philip Campbell, Pam Boparai, Reid Parr.

Summary Compensation Table

The following table summarizes the compensation the Resulting Issuer expects to pay its NEOs and directors following the completion of the Amalgamation:

Table of Compensation Excluding Compensation Securities
	Salary,
	consulting
	fee, retainer
	or		Committee or	Value of all	Value of all other	Total
	commission	Bonus	meeting fees	perquisites	compensation	Compensation
Name and Position	($)	($)	($)	($)	($)	($)

Philip Campbell, CEO and Director	$150,000/yr	-	$1,500/ $1,000	-	-	$162,000
Reid Parr, COO and Director	$150,000/yr	-	$1,500/ $1,000	-	-	$162,000
James Poelzer, CBDO and Director	$150,000/yr	-	$1,500/ $1,000	-	-	$162,000
Pam Boparai, CFO	$250,000/yr	-	-	-	-	$250,000
Amy Margolis, Director	$18,000/yr	-	$1,500/ $1,000	-	-	$30,000
Dr. Perry Kendall, Director	$18,000/yr	-	$1,500/ $1,000	-	-	$30,000
Mark T. Brown, Director	$18,000/yr	-	$1,500/ $1,000	-	-	$30,000

The Resulting Issuer proposes to review compensation of directors and officers to ensure compensation is in line with industry standards.

Stock Options and Other Compensation Securities

The following table summarizes the stock options and other compensation securities the Resulting Issuer expects to be held by its NEOs and directors immediately following the completion of the Amalgamation:

Compensation Securities
		Number of
		compensation		Issue,
		securities, number		conversion
	Type of	of underlying		or exercise
	compensation	securities, and	Date of issue	price
Name and Position	security	percentage of class	or grant	($)	Expiry date

Philip Campbell, CEO and Director (1)	Options	1,800,000	February 5, 2018	$0.40	February 5, 2022

Reid Parr, COO and Director (1)	Options	1,600,000	February 5, 2018	$0.40	February 5, 2022

James Poelzer, CBDO and Director(1)	Options	1,400,000	February 5, 2018	$0.40	February 5, 2022

Pam Boparai, CFO	Options	1,600,000	February 5, 2018	$0.40	February 5, 2022

Amy Margolis, Director	Options	-(2)	-	-	-

Dr. Perry Kendall, Director	Options	-(2)	-	-	-

Mark T. Brown, Director	Options	-(2)	-	-	-

Notes:
(1)	Options vest equally over four years beginning February 5, 2019.
(2)	Directors will be entitled to $25,000 in Resulting Issuer Stock Options on terms to be determined.

The Resulting Issuer proposes to review compensation of directors and officers to ensure compensation is in line with industry standards.

Stock Options Plans and Other Incentive Plans

The Resulting Issuer will adopt the Ascent Stock Option Plan as the Resulting Issuer Stock Option Plan. For a description of the terms of the Ascent Stock Option Plan, see "Information Concerning Ascent – Executive Compensation – Stock Option Plan". A copy of the Ascent Stock Option Plan is included as Appendix K hereto.

Employment Agreements, Termination and Change of Control Benefits

Each of the executive officers have entered into an employment agreement with Ascent pursuant to which they have agreed to provide services in consideration for an agreed salary and incentive stock options. The agreements will continue until terminated by either party, and can be terminated immediately for cause by the Resulting Issuer (including in the event of fraud or material misconduct by the executive officer), as well as upon a specified notice period without case. The agreements contain non-competition provisions pursuant to which, in the event of the resignation or retirement of the executive direction or the termination of the agreement, the executive officer agrees not to compete, directly or indirectly, with the business of the Resulting Issuer for a specified time period ranging from eighteen (18) months to two (2) years from the date of resignation, retirement or termination. In addition, the agreements contain customary non-solicitation and non-disparagement provisions.

The Resulting Issuer intends on reviewing and updating all executive employment agreements to harmonize them with industry standards (including with respect to change of control provisions).

Oversight and Description of Director and Named Executive Officer Compensation

The C&G Committee will assist the Resulting Issuer Board in discharging the Board's oversight responsibilities relating to the compensation and retention of executive officers. The Compensation Committee's responsibilities will include, but not be limited to (a) setting policies for executive officers' remuneration, reviewing and approving and then recommending to the Resulting Issuer Board salary, bonus, and other benefits, direct or indirect, (b) considering the recommendations of the Chief Executive Officer and setting the terms and conditions of employment including, approving the salary, bonus, and other benefits, direct or indirect, of the executive and (c) overseeing the administration of the Resulting Issuer's compensation plans, including the Resulting Issuer Stock Option Plan.

The C&G Committee will make recommendations to the Board regarding (a) executive officers' base salary, annual bonus awards and share option grants; (b) annual and long-term quantitative goals and the annual qualitative goals for the executive officers; and (c) participation in the Resulting Issuer Share Option Plan and amendments to the Resulting Issuer Share Option Plan, as necessary.

Under the executive compensation program: (a) compensation levels and opportunities must be market competitive to attract and retain qualified and experienced executives, while being fair and reasonable to shareholder; (b) compensation must incorporate an appropriate balance of short and long-term rewards; and (c) compensation programs must align executives' long-term financial interests with those of shareholders by providing equity-based incentives.

The Resulting Issuer will review compensation programs of companies in its peer group to ensure that executive compensation is within the parameters of companies of a similar size and in the same industry. Levels of compensation will also be established and maintained with the intent of attracting and retaining superior quality employees while ensuring that the levels are not contrary to the interests of shareholders.

The general executive compensation philosophy is to, whenever possible, pay its executive officers a base compensation in the form of salaries that are competitive in comparison to those earned by executive officers holding comparable positions with other Canadian publicly traded entities similar to the Resulting Issuer while at the same time providing its Executive Officers with the opportunity to earn above average total compensation through the potential attainment of annual incentive bonuses and through the Resulting Issuer Stock Option Plan and other equity-based compensation structures as may be approved by shareholders.

Indebtedness of Directors and Officers

Upon completion of the Amalgamation, no director, officer or employee of the Parties or any person proposed to be a director, officer or employee of the Resulting Issuer or person who was a director, officer or employee of the Parties in the most recently completed financial year of the Parties, respectively, or any affiliate or associate of any such individual, will be indebted to the Resulting Issuer or any of the Resulting Issuer's subsidiaries or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by any of the Parties, the Resulting Issuer or any of their subsidiaries.

Risk Factors

There are certain risk factors relating to the Parties and the Amalgamation which should be carefully considered by Shareholders, including the fact that the Amalgamation may not be completed if, among other things, the Ascent Amalgamation Resolution and/or the Paget Amalgamation Resolution do not receive the requisite approval at the Meetings, or if any other conditions precedent to the completion of the Amalgamation are not satisfied or waived as applicable. In assessing the Amalgamation, Shareholders should carefully consider the risk factors which exist for each of Paget and Ascent as described in this Information Circular. See "Information Concerning Paget – Risk Factors" and "Information Concerning Ascent – Risk Factors".

Risks Related to the Amalgamation

The Amalgamation May Not Be Completed

Each of the Parties has the right to terminate the Amalgamation Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Parties provide any assurance, that the Amalgamation Agreement will not be terminated before the completion of the Amalgamation.

In addition, the completion of the Amalgamation is subject to a number of conditions precedent, certain of which are outside the control of the Parties, including approval of the Ascent Amalgamation Resolution by the Ascent Shareholders, approval of the Paget Amalgamation Resolution by the Paget Shareholders and approval of the Exchange. There is no certainty, nor can the Parties provide any assurance, that these conditions will be satisfied.

A substantial delay in obtaining satisfactory approvals and/or the imposition of unfavourable terms or conditions in the approvals to be obtained could have an adverse effect on the business, financial condition or results of operations of the Parties or could result in the termination of the Amalgamation Agreement. If (a) Ascent Shareholders and/or Paget Shareholders choose not to approve the Amalgamation, (b) any or each of Ascent or Paget otherwise fails to satisfy, or fails to obtain a waiver of the satisfaction of, the closing conditions to the transaction and the Amalgamation is not completed, (c) a Material Adverse Effect (as defined in the Amalgamation Agreement) has occurred that results in the termination of the Amalgamation Agreement, or (d) any legal proceeding results in enjoining the transactions contemplated by the Amalgamation, each of, or any of, the Parties could be subject to various adverse consequences, including that each of or any of the Parties would remain liable for significant costs relating to the Amalgamation, including, among others, legal, accounting, financial advisory and financial printing expenses. In addition, the financial condition of Paget and Ascent, as applicable, may be materially adversely affected.

Failure to Obtain all Regulatory Requirements for Completion of the Amalgamation

Completion of the Amalgamation is subject to, among other things, the approval of the Exchange and the receipt of all necessary regulatory, Ascent Shareholder and Paget Shareholder approvals. There can be no certainty, nor can either party provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. The requirement to take certain actions or to agree to certain conditions to satisfy such requirements or obtain any such approvals may have a material adverse effect on the business and affairs of the Resulting Issuer or the trading price of the Resulting Issuer Shares after completion of the Amalgamation.

Risks Related to the United States

Ability to Access Private and Public Capital

Ascent has historically relied entirely on access to private capital in order to support its continuing operations, and Ascent expects to continue to rely almost exclusively on the capital markets to finance its investments in the cannabis industry. Although such investments carry a higher degree of risk, and despite the illegal nature of cannabis under U.S. federal laws, Canadian-based issuers involved in making U.S. cannabis based investments have been successful in raising substantial amounts of private and public financing. However, there is no assurance the Resulting Issuer will continue to be successful, in whole or in part, in raising funds, particularly if the U.S. federal authorities change their position toward enforcing the CSA.

Application of U.S. Anti-Money Laundering Laws

The Resulting Issuer and its subsidiaries will be subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

In February 2014, the Financial Crimes Enforcement Network ("FCEN") of the Treasury Department issued a memorandum providing instructions to banks seeking to provide services to cannabis-related businesses. The FCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Under its guidelines, financial institutions must submit a Suspicious Activity Report ("SAR") in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. One notable enforcement priority within the FinCEN Memorandum is international transfers of funds derived from cannabis-related activities. On the same day as the publication of FinCEN Memorandum, the DOJ issued a memorandum (the "2014 Cole Memo") directing prosecutors to apply the enforcement priorities of the Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related conduct. The 2014 Cole Memo was rescinded as of January 4, 2018 at the same time as the Cole Memorandum, removing guidance that enforcement of applicable financial crimes was not a DOJ priority. As such, the Resulting Issuer cannot guarantee a lack of enforcement of any financial crimes. However, the revocation of the Cole Memorandum and the 2014 Cole Memo has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the 2014 Cole Memo and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum appears to be a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. Although the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance, it is unclear whether the current administration will continue to follow the guidelines of the FinCEN Memorandum.

In the event that any of the Resulting Issuer's investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States are found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Resulting Issuer to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while the Resulting Issuer has no current intention to declare or pay dividends on its common shares in the foreseeable future, in the event that a determination was made that the revenue of Sweet Oregon or Sweet Nevada (or any other future U.S. operations) could reasonably be shown to constitute proceeds of crime, the Resulting Issuer may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Heightened Scrutiny of Ascent's Operations in the United States

For the reasons set forth above, the Resulting Issuer's operations in the United States, and any future expansion of operations and investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Resulting Issuer may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Resulting Issuer's ability to invest in the United States or any other jurisdiction, in addition to those described herein.

Given the heightened risk profile associated with cannabis in the United States, CDS may implement procedures or protocols that would prohibit or significantly curtail the ability of CDS to settle trades for cannabis companies that have cannabis businesses or assets in the United States. It is not certain whether CDS will decide to enact such measures, nor whether it has the authority to do so unilaterally. On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of the MOU with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSXV. The MOU outlines the parties' understanding of Canada's regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If CDS were to decide that it will not handle trades in the Resulting Issuer's securities, it could have a material adverse effect on the ability of investors to make and settle trades and on the liquidity of the Resulting Issuer's securities generally. In particular, the Resulting Issuer Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of the Resulting Issuer Shares through the facilities of a stock exchange. While there can be no assurance that this would occur, and while it would be subject to regulatory approval, a third party has publicly expressed interest in providing clearing services should CDS decide not to do so.

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. A negative shift in the public's perception of medical cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical cannabis, thereby limiting the number of new state jurisdictions into which the Resulting Issuer could expand. Any inability to fully implement the Resulting Issuer's expansion strategy may have a material adverse effect on the Resulting Issuer's business, financial condition and results of operations.

Risks Related to the Operations of the Resulting Issuer

Volatile Stock Price

The stock price of the Resulting Issuer is expected to be highly volatile and will be drastically affected by governmental and regulatory regimes and community support for the cannabis industry. The Resulting Issuer cannot predict the results of its operations expected to take place in the future. The results of these activities will inevitably affect the Resulting Issuer's decisions related to future operations and will likely trigger major changes in the trading price of the Resulting Issuer Shares.

Internal Controls

Effective internal controls are necessary for the Resulting Issuer to provide reliable financial reports and to help prevent fraud. Although the Resulting Issuer will undertake a number of procedures and will implement a number of safeguards, in each case, in order to help ensure the reliability of its financial reports, including those imposed on the Resulting Issuer under Canadian securities law, the Resulting Issuer cannot be certain that such measures will ensure that the Resulting Issuer will maintain adequate control over financial processes and reporting. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Resulting Issuer's results of operations or cause it to fail to meet its reporting obligations. If the Resulting Issuer or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in the Resulting Issuer's consolidated financial statements and materially adversely affect the trading price of the shares.

Requirements to comply with public company reporting obligations, as well as those of any stock exchange, may strain the Resulting Issuer's systems and resources

As a public entity, the Resulting Issuer will be subject to the reporting requirements and related rules and regulations of the Canadian provincial securities regulators, as well as the rules of any stock exchange on which the Resulting Issuer's securities may be listed from time to time. These requirements may place a strain on the Resulting Issuer's systems and resources. The applicable securities legislation requires that the Resulting Issuer file annual, quarterly and event-driven reports with respect to its business and financial condition and operations, and requires that the Resulting Issuer maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of the Company's disclosure controls and procedures, significant resources and management oversight are required. The Resulting Issuer can provide no assurance that the procedures and processes adopted by it will be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, sustaining the Resulting Issuer's growth also will require it to commit additional management, operational and financial resources to identify new professionals to join the Resulting Issuer and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on the Resulting Issuer's business, financial condition, financial performance and cash flows.

Liquidity

The Resulting Issuer cannot predict at what prices the Resulting Issuer Shares will trade upon completion of the Amalgamation, and there can be no assurance that an active trading market in the Resulting Issuer Shares will develop or be sustained. Final approval of the Exchange has not yet been obtained. There is a significant liquidity risk associated with an investment in the Resulting Issuer Shares.

Promoters

Information about any promoters of the Resulting Issuer are described under "Information Concerning Ascent – Promoters".

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act relating to the Amalgamation generally applicable to an Ascent Shareholder or a Paget Shareholder who, for the purposes of the Tax Act and at all relevant times (i) deals at arm's length with Paget, the Resulting Issuer and Ascent, (ii) is not affiliated with Paget, the Resulting Issuer or Ascent, and (iii) holds all Ascent Shares and Paget Shares, and will hold all Resulting Issuer Shares, as capital property (each such Shareholder in this summary, a "Holder"). A Holder's Ascent Shares, Paget Shares and/or Resulting Issuer Shares will generally be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business or acquired the shares in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA"). This summary also takes into account all specific proposals to amend the Tax Act which have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), and assumes all such Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, or any considerations that may arise under any income tax convention or treaty, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is not applicable to a Holder (i) that is a "financial institution" as defined in the Tax Act for purposes of the "mark-to-market property" rules, (ii) that is a "specified financial institution" as defined in the Tax Act, (iii) an interest in which is a "tax shelter investment" as defined in the Tax Act, (iv) that reports its "Canadian tax results" within the meaning of section 261 of the Tax Act in a currency other than Canadian currency, (v) that has entered or will enter into, with respect to the Ascent Shares or the Resulting Issuer Shares, a "derivative forward agreement" as defined in the Tax Act or (vi) that is a "foreign affiliate", as defined in the Tax Act, of a taxpayer resident in Canada. In addition, this summary is not applicable to Holders who acquired their Ascent Shares on the exercise of an employee stock option. Such Holders should consult their own tax advisors.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for the purposes of the "foreign affiliate dumping" rules in section 212.3 of the Tax Act. Such a Holder should consult its own tax advisors.

This summary assumes that each of Paget, the Resulting Issuer and Ascent is, at all material times, a ''taxable Canadian corporation'' within the meaning of the Tax Act.

This summary is of a general nature only and is not exhaustive of all possible relevant Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Holder, and no representation with respect to the tax consequences to any particular Holder are made. Accordingly, Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Amalgamation and the holding and disposition of Resulting Issuer Shares in their particular circumstances.

This summary does not address the Canadian federal income tax considerations applicable to holders of options or warrants. Such holders should consult their own tax advisors as to the tax consequences of the Amalgamation applicable to them.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, is or is deemed to be resident in Canada for the purposes of the Tax Act (a "Resident Holder"). A Resident Holder to whom Ascent Shares, Paget Shares or Resulting Issuer Shares, as applicable might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Ascent Shares, Paget Shares or Resulting Issuer Shares, as applicable, and all other "Canadian Securities" as defined in the Tax Act, held by such Resident Holder in the taxation year of the election and in all subsequent taxation years, treated as capital property. Resident Holders should consult their own tax advisors regarding this election.

Exchange of Ascent Shares and Paget Shares for Resulting Issuer Shares

A Resident Holder (other than an Ascent Dissenting Shareholder or a Paget Dissenting Shareholder) who receives no consideration other than Resulting Issuer Shares in exchange for its Ascent Shares or Paget Shares, as the case may be, on the Amalgamation will not realize any capital gain or capital loss as a result of the exchange. Such Resident Holder will be deemed to have disposed of its Ascent Shares or Paget Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Ascent Shares to the Resident Holder immediately before the exchange and to have acquired its Resulting Issuer Shares at an aggregate cost equal to such proceeds of disposition. The Resident Holder's cost of such Resulting Issuer Shares acquired on the Amalgamation must be averaged with the cost of any other Resulting Issuer Shares acquired by the Resident Holder on the Amalgamation and which are held by the Resident Holder as capital property to determine the Resident Holder's adjusted cost base of its Resulting Issuer Shares immediately following the Amalgamation.

Dissenting Ascent Shareholders

Under the current administrative practice of the CRA, a Resident Holder who is an Ascent Dissenting Shareholder or a Paget Dissenting Shareholder (a "Resident Dissenter") should be considered to have disposed of its Ascent Shares or Paget Shares, as the case may be, for proceeds of disposition equal to the amount paid by the Resulting Issuer to the Resident Dissenter (excluding any interest awarded by the court) and should realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Ascent Shares or Paget Shares to such Resident Dissenter and any reasonable costs of disposition. The taxation of capital gains and capital losses is described below under "Holders Resident in Canada – Taxation of Capital Gains and Losses".

A Resident Dissenter will be required to include in computing its income any interest awarded by a court in connection with the exercise of the Resident Dissenter's Ascent Dissent Rights or Paget Dissent Rights, as the case may be. In addition, a Resident Dissenter that, throughout its relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay a refundable tax on its "aggregate investment income" (as defined in the Tax Act), including interest income, Resident Dissenters should consult their own tax advisors with respect to the Canadian federal income tax consequences of exercising their Dissent Rights.

Receipt of Dividends on Resulting Issuer Shares

A Resident Holder who is an individual will be required to include in income any dividend received or deemed to be received on Resulting Issuer Shares and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit for dividends that have been designated by the Resulting Issuer as "eligible dividends" (as defined in the Tax Act) in accordance with the provisions of the Tax Act.

A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on Resulting Issuer Shares and generally will be entitled to deduct an equivalent amount in computing its taxable income. In certain circumstances, a taxable dividend received by a Resident Holder that is a corporation will be treated under the Tax Act as proceeds of a disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A "private corporation" or a "subject corporation" (both as defined in the Tax Act) may be liable for refundable Part IV tax on any dividends received or deemed to be received on Resulting Issuer Shares.

Taxable dividends received by an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Disposition of Resulting Issuer Shares

A Resident Holder that disposes of, or is deemed to dispose of, a Resulting Issuer Share (other than to the Resulting Issuer where the Resulting Issuer does not purchase such shares in the open market in the manner in which shares would normally be purchased by any member of the public in the open market) will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Resulting Issuer Share exceed (or are less than) the aggregate of the Resident Holder's adjusted cost base of such Resulting Issuer Share immediately prior to the disposition and any reasonable costs of disposition. The taxation of capital gains and capital losses is described below under "Holders Resident in Canada – Taxation of Capital Gains and Losses".

Taxation of Capital Gains and Losses

A Resident Holder generally will be required to include in computing its income, for the taxation year of disposition, one-half of the amount of any capital gain (a "taxable capital gain") realized in such year. Subject to and in accordance with the detailed provisions of the Tax Act, a Resident Holder must deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized in the taxation year of disposition and any unused allowable capital loss may be applied to reduce net taxable capital gains realized by the Resident Holder in the three preceding taxation years or in any subsequent taxation year.

A Resident Holder that throughout the relevant taxation year is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income" for the year, which is defined to include certain taxable capital gains.

In the case of a Resident Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of Resulting Issuer Shares may be reduced by the amount of dividends previously received or deemed to have been received on such shares to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should contact their own tax advisors.

Capital gains realized by an individual, other than certain trusts, may be subject to an alternative minimum tax. Resident Holders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Eligibility for Investment

Resulting Issuer Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plan, a registered retirement income fund, a registered education savings plan, a registered disability savings plan, a tax-free savings account (each, a "Registered Plan") and a deferred profit sharing plan, provided that, at the time of acquisition, the Resulting Issuer Shares are listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the Exchange) or the Resulting Issuer is a "public corporation" for the purposes of the Tax Act.

Notwithstanding that the Resulting Issuer Shares may be a qualified investment for trusts governed by a Registered Plan, the annuitant, holder or subscriber (the "Controlling Individual") of, or under, the Registered Plan will be subject to a penalty tax on such shares if such shares are a "prohibited investment" (as defined in subsection 207.01(1) of the Tax Act). The Resulting Issuer Shares will not be a "prohibited investment" for a Registered Plan provided that the Controlling Individual of the Registered Plan (i), deals at arm's length with the Resulting Issuer for purposes of the Tax Act and does not have a "significant interest" (as defined in subsection 207.01(4) of the Tax Act) in the Resulting Issuer or (ii) the Resulting Issuer Shares are "excluded property" (as defined in subsection 207.01(1) of the Tax Act) for the Registered Plan.

Controlling Individuals of a Registered Plan, who intend to hold the Resulting Issuer Shares in such plans, should consult their own tax advisors in regards to the application of these rules in their particular circumstances.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, for the purposes of the Tax Act and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Ascent Shares, Paget Shares or Resulting Issuer Shares in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules not discussed in this summary may apply to a non-resident insurer carrying on an insurance business in Canada and elsewhere or "authorized foreign banks" (as defined in the Tax Act).

Ascent Shareholders or Paget Shareholders who are resident in a jurisdiction other than Canada should consult their tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions and with respect to the tax implications in such jurisdictions of receiving and owning Resulting Issuer Shares after the Amalgamation.

Exchange of Ascent Shares and Paget Shares for Resulting Issuer Shares and Subsequent Dispositions of Resulting Issuer Shares

A Non-Resident Holder (other than an Ascent Dissenting Shareholder or a Paget Dissenting Shareholder) will generally not be subject to tax under the Tax Act in respect of the exchange of Ascent Shares or Paget Shares, as the case may be, for Resulting Issuer Shares pursuant to the Amalgamation.

A Non-Resident Holder who disposes of its Resulting Issuer Shares will generally not be subject to tax under the Tax Act in respect of any gain resulting from the disposition, except where the Resulting Issuer Shares are taxable Canadian property and the Non-Resident Holder cannot benefit from an exemption under an applicable income tax treaty or convention.

Generally, provided that a Resulting Issuer Share is listed on a "designated stock exchange" (which currently includes the Exchange), such share will not be taxable Canadian property to a NonResident Holder unless at any time during the 60-month period immediately preceding the disposition of the share, both of the following conditions are met: (a) one or any combination of the Non-Resident Holder, Persons with whom the Non-Resident Holder does not deal at arm's length, a partnership in which the Non-Resident Holder or a non-arm's length Person holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of the capital stock of the Resulting Issuer, and (ii) more than 50% of the fair market value of the share was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada; (b) Canadian resource property; (c) timber resource property; and (d) options in respect of, or interests in or for civil law rights in, property described in (a) to (c), whether or not such property exists (properties in (a) to (d) being "TCP Property"). Notwithstanding the foregoing, a Resulting Issuer Share may be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act.

Even if a Resulting Issuer Share is taxable Canadian property to a Non-Resident Holder, any capital gain realized upon the disposition of such share may not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax treaty or convention. If a Non-Resident Holder to whom Resulting Issuer Shares are taxable Canadian property realizes a capital gain upon a disposition of such shares that is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the tax consequences described above under "Holders Resident in Canada – Disposition of Resulting Issuer Shares and Taxation of Capital Gains and Losses" will generally apply to such Non-Resident Holder in respect of the disposition of such shares.

Non-Resident Holders who dispose of Resulting Issuer Shares that are or are deemed to be "taxable Canadian property" (as defined in the Tax Act) should consult their own tax advisors concerning the Canadian income tax consequences of the disposition and the potential requirement to file a Canadian income tax return depending on their particular circumstances.

Receipt of Dividends on Resulting Issuer Shares

Where a Non-Resident Holder receives or is deemed to receive a dividend on Resulting Issuer Shares, the amount thereof will be subject to Canadian non-resident withholding tax at the rate of 25% of the gross amount of the dividend or such lower rate as may apply under the provisions of an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to benefits under the Canada-United States Income Tax Convention (1980) as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

Dissenting Non-Resident Holders

Under the current administrative practice of the CRA, a Non-Resident Holder who is an Ascent Dissenting Shareholder or a Paget Dissenting Shareholder (a "Non-Resident Dissenter") should be considered to have disposed of such holder's Ascent Shares or Paget Shares, as the case may be, for proceeds of disposition equal to the amount paid by the Resulting Issuer to the Non-Resident Dissenter (excluding any interest awarded by the court) and should realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Ascent Shares or Paget Shares to such Non-Resident Dissenter and any reasonable costs of disposition. A Non-Resident Dissenter will generally not be liable for Canadian income tax in respect of any gain resulting from such disposition, except where the Ascent Shares or Paget Shares constitute taxable Canadian property to the Non-Resident Dissenter and such Non-Resident Dissenter cannot benefit from an exemption in an applicable income tax treaty or convention.

Generally, an Ascent Share will not constitute taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the disposition of the share, more than 50% of the fair market value of an Ascent Share was derived directly or indirectly from one or any combination of TCP Property. Management of Ascent has advised counsel that the Ascent Shares are not likely to be considered taxable Canadian property in the circumstances. Notwithstanding the foregoing, an Ascent Share may be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act. Non-Resident Holders to whom these rules may be applicable should consult their own tax advisors.

Generally, a Paget Share will not constitute taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the disposition of the share, both of the following conditions are met: (a) one or any combination of the Non-Resident Holder, Persons with whom the Non-Resident Holder does not deal at arm's length, a partnership in which the Non-Resident Holder or a non-arm's length Person holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of the capital stock of Paget; and (b) more than 50% of the fair market value of a Paget Share was derived directly or indirectly from one or any combination of TCP Property. Notwithstanding the foregoing, a Paget Share may be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act. Non-Resident Holders to whom these rules may be applicable should consult their own tax advisors.

Any amount paid to the Non-Resident Dissenter as interest awarded by a court will not be subject to Canadian withholding tax.

GENERAL MATTERS

Legal Proceedings and Regulatory Actions

Neither of the Parties, nor any of its subsidiaries, are currently a party to any legal proceedings, and neither of the Parties, nor any of its subsidiaries, are currently contemplating any legal proceedings, which are material to its business. Upon completion of the Amalgamation, the Resulting Issuer is not expected to be a part to any legal proceedings or to be contemplating any legal proceedings which are material to its business, nor are any of its subsidiaries.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this Information Circular, there are no material interests, direct or indirect, of any of the Resulting Issuer's proposed directors or executive officers, any shareholder that is expected to beneficially own, or control or direct (directly or indirectly), more than 10% of any class or series of the Resulting Issuer's outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect the Resulting Issuer or any of its subsidiaries.

Auditor, Transfer Agent and Registrar

The auditors of the Resulting Issuer will be MNP LLP. The transfer agent and registrar for the Resulting Issuer will be National Issuer Services Inc. at its office in Vancouver, British Columbia.

Material Contracts

The only material contracts to which the Resulting Issuer will be a party are described under "Information Concerning Paget - Material Contracts" and "Information Concerning Ascent - Material Contracts".

Interest of Experts

The following are the names of each person or company who has prepared or certified a part of this Information Circular or prepared or certified a report or valuation in this Information Circular, either directly or in a document incorporated by reference, and whose profession or business gives authority to the statement made by the person or company:

  Stikeman Elliott LLP is Ascent's counsel with respect to Canadian legal matters herein; and

  Borden Ladner Gervais LLP is Paget's counsel with respect to Canadian legal matters herein.

To the Parties' knowledge, each of the aforementioned firms held less than 1% of the outstanding securities of any of the Parties or any associate or affiliate of the Parties as of the date of this Information Circular. None of the aforementioned firms received or will receive any direct or indirect interest in any securities of Paget, Ascent or the Resulting Issuer or of any associate or affiliate thereof in connection with the preparation of such reports.

The auditors of Ascent are MNP LLP. MNP LLP has advised Ascent that it is independent with respect to Ascent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of British Columbia.

The auditors of Paget are Davidson & Company LLP. Davidson & Company LLP has advised Paget that it is independent with respect to Paget within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of British Columbia.

Based on information provided by the relevant persons, none of the aforementioned firms, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Resulting Issuer or of any associate or affiliate of the Resulting Issuer.

Interest of Informed Persons in Material Transactions

Except as otherwise disclosed herein, no: (a) director, nominee for director, or executive officer of Paget; (b) person or company who beneficially owns, or controls or directs, directly or indirectly, common shares of Paget, or a combination of both carrying more than 10% of the voting rights attached to the common shares outstanding (any of these being an Insider); (c) director or executive officer of an Insider; or (d) associate or affiliate of any Insider, has had any material interest, direct or indirect, in any transaction since the commencement of either Paget's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Paget or any of its subsidiaries, except with an interest arising from the ownership of common shares where such person or company will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of the Resulting Issuer Shares.

Except as otherwise disclosed herein, no: (a) director, nominee for director, or executive officer of Ascent; (b) person or company who beneficially owns, or controls or directs, directly or indirectly, common shares of Ascent, or a combination of both carrying more than 10% of the voting rights attached to the common shares outstanding (any of these being an Insider); (c) director or executive officer of an Insider; or (d) associate or affiliate of any Insider, has had any material interest, direct or indirect, in any transaction since the commencement of either Ascent's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Ascent or any of its subsidiaries, except with an interest arising from the ownership of common shares where such person or company will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of the Resulting Issuer Shares.

Directors' and Officers' Liability Insurance

The Resulting Issuer intends to carry director' and officers' liability insurance. Under this insurance coverage, the Resulting Issuer will be reimbursed for insured claims where payments have been made under indemnity provisions on behalf of the directors and officers contained in the BCBCA, subject to a deductible for each loss, which will be paid by the Resulting Issuer. Individual directors and officers of the Resulting Issuer will also be reimbursed for insured claims arising during the performance of their duties for which they are not indemnified by the Resulting Issuer. Excluded from insurance coverage will be illegal acts, acts which result in personal profit and certain other acts. The current policy covers claims made against the insured during the policy period with a limit of $5,000,000 during the policy year which amount is expected to be increased.

Other Material Facts

The Parties are not aware of any other material facts relating to Ascent or Paget or to the Amalgamation that are not disclosed under the preceding items and are necessary in order for the Information Circular to contain full, true and plain disclosure of all material facts relating to Ascent or Paget, assuming completion of the Amalgamation, other than those set forth herein.

Additional Information

Additional information relating to Paget is available under Paget's corporate profile on SEDAR at www.sedar.com.

Approval of Directors

The contents of this Information Circular and of the accompanying forms of proxies, as applicable, and the distribution thereof to the Ascent Shareholders, have been approved by the Board of Directors of Ascent.

The contents of this Information Circular and of the accompanying forms of proxies, as applicable, and the distribution thereof to the Paget Shareholders, have been approved by the Board of Directors of Paget.

CERTIFICATE OF PAGET

The foregoing document constitutes full, true and plain disclosure of all material facts relating to the securities of Paget.

DATED: July 2, 2018.

(Signed) "Mark T. Brown"	(Signed) "Winnie Wong"
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

(Signed) "Mark T. Brown"	(Signed) "Richard Topham"
Director	Director

C-1

CERTIFICATE OF ASCENT INDUSTRIES CORP.

The foregoing document, as it relates to Ascent Industries Corp., constitutes full, true and plain disclosure of all material facts relating to the securities of Ascent Industries Corp.

DATED: July 2, 2018.

(Signed) "Philip Campbell"	(Signed) "Pardeep Boparai"
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

(Signed) "Philip Campbell"	(Signed) "Reid Parr"
Director	Director

C-2

APPENDIX A
GLOSSARY OF TERMS

Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Information Circular:

“ACMPR” means the Access to Cannabis for Medical Purposes Regulations of the Controlled Drugs and Substances Act (Canada).

“affiliate” has the meaning attributed to such term under section 1.2 of NI 45-106.

“Agency Agreement” means the agency agreement dated June 21, 2018, between Ascent, Paget and the Agents.

“Agents” means Clarus, Canaccord Genuity Corp., Haywood Securities Inc. and Echelon Wealth Partners Inc.

“Agrima” means Agrima Botanicals Corp.

“Agrima License” means the Licensed Producer license issued to Agrima under the ACMPR.

“Agrima Mortgage” means the mortgage on the Agrima Botanicals facility in Maple Ridge, British Columbia in a principal amount of $1.9 million.

“Agrima Scientific” means Agrima Scientific Corp.

“Amalgamation” means the amalgamation of Ascent and Paget pursuant to section 269 of the BCBCA to form the Resulting Issuer, on the terms and conditions set forth in the Amalgamation Agreement.

“Amalgamation Agreement” means the amalgamation agreement dated June 29, 2018 between Paget and Ascent with respect to the Amalgamation, set out in Appendix F hereto, including the schedules attached thereto.

“Ascent” means Ascent Industries Corp.

“Ascent Amalgamation Resolution” means a special resolution to be considered in respect of the Amalgamation under the Business Corporations Act (British Columbia) of Ascent and Paget, the text of which is attached hereto as Appendix E.

“Ascent Board” means the board of directors of Ascent.

“Ascent Convertible Debenture” means the senior secured convertible debenture dated May 30, 2017 granted to third-party lenders in the principal amount of $4,000,000, convertible to up to 11,428,571 Ascent Common Shares at any time on or prior to 5:00 p.m. (Vancouver time) on May 24, 2019, subject to certain acceleration provisions, which expiration date may be extended upon mutual agreement of Ascent and the debentureholder;

“Ascent Dissent Rights” means the rights of an Ascent Shareholder to dissent to adoption of the Amalgamation Agreement and to be paid the fair value of the securities in respect of which the holder dissents, all in accordance with the provisions of the BCBCA.

“Ascent Dissenting Shareholder” means an Ascent Shareholder who validly exercises the right of dissent available to such holder under section 272 of the BCBCA in respect of the adoption of the Amalgamation Agreement.

"Ascent Meeting" means the special meeting of the Ascent Shareholders to be held on July 26, 2018 to consider, and if deemed advisable approve, the Amalgamation.

"Ascent Preferred Shares" means preferred shares in the capital of Ascent.

"Ascent Series B Warrants" means the warrants issued as part of Ascent's Series B private placement financing, each exercisable to purchase one (1) Ascent Common Share at a price of $0.25 at any time on or prior to August 9, 2018, which expiration date may be extended upon mutual agreement of Ascent and the warrantholder.

"Ascent Series D Warrants" means the warrants issued as part of Ascent Series D private placement financing, each exercisable to purchase one (1) Ascent Common Share at a price of $0.50 at any time on or prior to June 19, 2020.

"Ascent Shareholder" means, at any time, a holder of Ascent Shares.

"Ascent Shares" means, the common shares in the capital of Ascent.

"Ascent Stock Option Plan" means the stock option plan of Ascent with an effective date of September 12, 2017.

"Ascent Stock Options" means the incentive stock options of Ascent, each exercisable upon vesting to purchase one (1) Ascent Common Share at a price of $0.40 at any time on or prior to February 5, 2024.

"Ascent Subscription Receipts" means the subscription receipts of Ascent issued pursuant to the Subscription Receipt Offering.

"Ascent Subscription Receipt Warrants" means the warrants each exercisable to purchase one (1) Ascent Common Share at a price of $0.60 at any time on or prior to 5:00 p.m. (Toronto time) on June 21, 2020, issuable upon the deemed exercise of the Ascent Subscription Receipts.

"Ascent Subscription Receipt Units" means the units issuable upon the deemed exercise of the Ascent Subscription Receipts, each comprised of one (1) Ascent Share and one (1) Ascent Subscription Receipt Warrant.

"Ascent Warrants" means, collectively, the Ascent Series B Warrants, the Ascent Series D Warrants and the Ascent Subscription Receipt Warrants.

"Applicable Laws" means, with respect to any Person, any laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, injunctions, orders, decisions, policies, standards, guidelines, rulings, determinations or awards, decrees or other requirements of or applied by any Governmental Authority, statutory body or self-regulatory authority (including the Exchange), including general principles of common law, that are binding upon or applicable to such Person.

"Applicable Securities Laws" means the Securities Act and, to the extent applicable, the equivalent legislation in the other provinces and territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins, and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada, as applicable, and the published rules and policies of the Exchange.

"associate" when used to indicate a relationship with a person has the same meaning as set forth in the Securities Act.

"Audit Committee" means the Audit Committee of the Resulting Issuer Board.

"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

"Broadridge" means Broadridge Financial Solutions, Inc.

"Broker Warrants" means the broker warrants issued to the Agents pursuant to the Subscription Receipt Offering, which are exercisable to acquire units at an exercise price equal to the Subscription Price at any time until June 21, 2020, each consisting of one (1) Ascent Share and one (1) warrant to purchase an Ascent Share at a price of $0.60 at any time until June 21, 2020.

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia.

"C&G Committee" means the Compensation and Governance Committee of the Resulting Issuer Board.

"CDS" means CDS Clearing and Depository Services Inc.

"CDSA" means the Controlled Drug and Substances Act (Canada).

"Clarus" means Clarus Securities Inc.

"Closing" means the completion of the Amalgamation on the Effective Date.

"Co-Lead Agents" means Clarus and Canaccord Genuity Corp.

"Cole Memorandum" means the memorandum authored by United States Deputy Attorney General James Cole in August 2013 regarding federal cannabis prosecutions in the United States.

"Consolidation" means the consolidation of the securities of Paget to be affected in accordance with the Amalgamation Agreement on the basis of six (6) pre-consolidation securities for one (1) post-consolidation security.

"Controlled Substances Act" means the United States Controlled Substances Act of 1970.

"Court" means the Supreme Court of British Columbia.

"CRA" means the Canada Revenue Agency.

"Dealer's License" means a License for Controlled Drugs and Substances, issuable by Health Canada pursuant to the Narcotics Control Regulations of the Controlled Drugs and Substances Act (Canada).

"De-listing" means the proposed voluntary de-listing of the Paget Shares from the NEX.

"De-listing Resolution" means an ordinary resolution of disinterested shareholders with respect to the De-listing.

"Depositary" means Computershare Trust Company of Canada.

"Effective Date" means the date Amalgamation is completed, as evidenced by the certificate of amalgamation issued by the registrar under the BCBCA in respect of the Amalgamation.

"Escrow Agent" means, in the context of the escrow agreements to be entered into between the principals of the Resulting Issuer and the Resulting Issuer, National Issuer Services Inc.

"Escrow Agreement" means the escrow agreement to be entered into between certain principals of Ascent, the Resulting Issuer and the Escrow Agent.

"Escrow Release Conditions" means, collectively, (i) all conditions precedent to closing the Amalgamation set out in the Letter of Intent, as amended, shall have been completed or satisfied; (ii) the Resulting Issuer Shares being approved for listing on the Exchange; and (iii) the receipt of all required regulatory, shareholder and third-party approvals, if any, required in connection with the Amalgamation.

"Escrowed Proceeds" means the net proceeds of the Subscription Receipt Offering being held in escrow by Stikeman Elliott LLP.

"Exchange" means the Canadian Securities Exchange.

"Form CB means a Form CB – Tender Offer/Rights Offering Notification Form

"Governmental Authority" means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"HESA" means the Parliamentary Standing Committee on Health of the Parliament of Canada.

"Holder" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations".

"IFRS" means International Financial Reporting Standards adopted by the International Accounting Standards Board, as updated and amended from time to time.

"Information Circular" means this joint management information circular of Ascent and Paget dated July 2, 2018 together with all appendices hereto prepared in respect of the Meetings.

"Law" or "Laws" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Authority.

"Letter of Intent" means the Letter of Intent entered into on April 12, 2018 by Paget and Ascent, which was amended by Paget and Ascent on June 20, 2018.

"Letter of Transmittal" means the Letter of Transmittal sent to Paget Shareholders with this Information Circular.

"Licensed Producer" or "LP" means a "licensed producer" as defined in the ACMPR.

"Lock-Up Agreements" means the lock-up agreements entered into between certain directors and officers of Ascent and the Agents, pursuant to the Agency Agreement.

"Material Adverse Effect" means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or liabilities, whether contractual or otherwise, of any party, as the case may be; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change: (i) that arises out of a matter that has been publicly disclosed prior to the date of the Amalgamation Agreement or otherwise disclosed in writing by a party to the other party prior to the date of the Amalgamation Agreement; (ii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada or the United States; or (iii) that is a direct result of any matter permitted by the Amalgamation Agreement or consented to in writing by the applicable party; provided, however, (A) if any change, event, occurrence, effect, state of facts or circumstances in clauses (i) through and including (iii) above has a materially disproportionate effect on a party, taken as a whole, relative to other comparable companies and entities operating in the industries in which the party operates, such effect may be taken into account in determining whether a Material Adverse Effect has occurred, and (B) references in certain Sections of the Amalgamation Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a "Material Adverse Effect" has occurred.

"Meetings" means collectively, the Paget Meeting and the Ascent Meeting.

"MMAR" means the Marihuana Medical Access Regulations of the Controlled Drugs and Substances Act (Canada).

"MMPR" means the Marihuana for Medical Purposes Regulations of the Controlled Drugs and Substances Act (Canada).

"NCR" means the Narcotic Control Regulations of the Controlled Drugs and Substances Act (Canada).

"Named Executive Officers" or "NEOs" has the meaning ascribed thereto in Form 51-102F6V – Statement of Executive Compensation – Venture Issuers.

"NEX" means the NEX Board of the TSXV.

"NI 45-106" means National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time.

"NI 52-110" means National Instrument 52-110 – Audit Committees

"NI 58-101" means National Instrument 58-101 – Disclosure of Corporate Governance Practices.

"NP 46-201" means National Policy 46-201 – Escrow for Initial Public Offerings of the Canadian Securities Administrators, as amended from time to time.

"NP 58-201" means National Policy 58-201 Corporate Governance Guidelines.

"Nevada DoT" means the Nevada State Department of Taxation.

"Notices of Meetings" means the Notice of the Paget Meeting and Notice of the Ascent Meeting, which accompany this Information Circular.

"OMMP" means the Oregon Medical Cannabis Program.

"Order" means a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days.

"Outside Date" means, unless otherwise agreed to in writing by Ascent and Paget, the earlier of (i) the day that is ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in the Amalgamation Agreement; or (ii) August 15, 2018.

"Pacific Opportunity" means Pacific Opportunity Capital Ltd.

"Paget" means Paget Minerals Corp.

"Paget Amalgamation Resolution" means a special resolution to be considered in respect of the amalgamation under the Business Corporations Act (British Columbia) of Ascent and Paget, the text of which is attached hereto as Appendix C.

"Paget Aggregate Warrants" means, collectively, the Paget PP Warrants and the Paget Warrants.

"Paget Board" means the board of directors of Paget.

"Paget Directors" has the meaning ascribed thereto under the heading "Business of the Paget Meeting – Election of Directors."

"Paget Dissent Rights" means the rights of a Paget Shareholder to dissent to adoption of the Amalgamation Agreement and to be paid the fair value of the securities in respect of which the holder dissents, all in accordance with the provisions of the BCBCA.

"Paget Dissenting Shareholders" means a Paget Shareholder who validly exercises the right of dissent available to such holder under section 272 of the BCBCA in respect of the adoption of the Amalgamation Agreement.

"Paget Finder's Options" means the finder's options of Paget, each exercisable into one (1) pre-Consolidation Paget Share and one (1) pre-Consolidation Paget Warrant at a price of $0.05 at any time on or before January 5, 2019.

"Paget Meeting" means the annual and special meeting of the Paget Shareholders to be held on July 26, 2018, to consider, and if deemed advisable approve, among other things, the Amalgamation and the De-listing.

"Paget Option Plan" means the stock option plan of Paget dated August 6, 2009.

"Paget Private Placement" means the private placement offering of units of Paget to raise gross proceeds of $2,000,000, at a price of $0.05 per unit on a pre-Consolidation basis, each such unit consisting of one pre-Consolidation Paget Share and one Paget PP Warrant.

"Paget PP Warrants" means the warrants to be issued in the Paget Private Placement, each exercisable to purchase one (1) pre-Consolidation Paget Share at a price of $0.10 at any time on or before the date that is 24 months after the closing date of the Paget Private Placement.

"Paget Shareholders" means, at any time, the holders of Paget Shares.

"Paget Shares" means the common shares in the capital of Paget.

"Paget Stock Options" means the stock options each exercisable upon vesting to purchase one (1) pre-Consolidation Paget Share at prices ranging from $0.10 to $1.50 with expiry dates ranging from December 19, 2018 to August 15, 2021.

"Paget Warrants" means the existing warrants of Paget each exercisable to purchase one (1) pre-consolidation Paget Share at a price of $0.10 at any time on or before January 5, 2019.

"Parties" means Ascent and Paget, together, and "Party" means either one of them.

"Person" includes an individual, partnership, association, body corporate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Authority), limited liability company, joint venture or any other entity, whether or not having legal status.

"PFIC" means "passive foreign investment company" within the meaning of Section 1291 of the United States Internal Revenue Code.

"President's List Purchaser" means certain purchasers introduced to the Agents by Ascent in connection with the Offering.

"Registered Shareholder" means an Ascent Shareholder whose name appears on the registers of Ascent as the owner of Ascent Shares or a Paget Shareholder whose name appears on the registers of Paget as the owner of Paget Shares.

"Replacement Ascent Warrants" means, collectively, the Ascent Series B Warrants, the Ascent Series D Warrants and the Replacement Ascent Subscription Receipt Warrants.

"Replacement Ascent Subscription Receipt Warrants" means the warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before 5:00 p.m. (Toronto time) on June 21, 2020, and which replace the Ascent Subscription Receipt Warrants pursuant to the Amalgamation Agreement.

"Replacement Paget Aggregate Warrants" means, collectively, the Replacement Paget PP Warrants and the Paget Warrants.

"Replacement Paget Finder's Options means the finder's options each exercisable to purchase one (1) Resulting Issuer Common Share and one (1) Replacement Paget Warrant at a price of $0.30 at any time on or before January 5, 2019 and which replace the Paget Finder's Options pursuant to the Amalgamation Agreement.

"Replacement Paget PP Warrants" means the warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before the date that is 24 months after the closing date of the Paget Private Placement, and which replace the Paget PP Warrants pursuant to the Amalgamation Agreement.

"Replacement Paget Warrants" means the warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before January 5, 2019, and which replace the Paget Warrants pursuant to the Amalgamation Agreement.

"Resulting Issuer" means the amalgamated entity existing under the provisions of the BCBCA upon completion of the Amalgamation, to be named "Ascent Industries Corp.".

"Resulting Issuer Board" means the board of directors of the Resulting Issuer.

"Resulting Issuer Preferred Shares" means preferred shares in the capital of the Resulting Issuer.

"Resulting Issuer Shareholders" means, at any time, the holders of Resulting Issuer Shares.

"Resulting Issuer Shares" means the common shares in the capital of the Resulting Issuer.

"Resulting Issuer Stock Option Plan" means the Ascent Stock Option Plan, to be adopted as the incentive stock option plan of the Resulting Issuer upon completion of the Amalgamation.

"Resulting Issuer Stock Options" means stock options of the Resulting Issuer issued pursuant to the Resulting Issuer Stock Option Plan.

"Resulting Issuer Unit" means a unit comprised of (1) Resulting Issuer Share and one (1) warrant to purchase a Resulting Issuer Share at a price of $0.60 anytime until June 21, 2020, issuable upon the exercise of a Broker Warrant after the completion of the Amalgamation.

"Resulting Issuer Warrants" means, collectively, the Ascent Series B Warrants, the Ascent Series D Warrants, the Replacement Ascent Subscription Receipt Warrants, the Replacement Paget Warrants and the Replacement Paget PP Warrants.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"SFU" means Simon Fraser University in Burnaby, British Columbia, Canada.

"Securities Act" means the Securities Act (British Columbia).

"Sessions Memorandum" means the memorandum issued on January 4, 2018 by U.S. Attorney General Jeff Sessions rescinding the Cole Memorandum.

"Shareholders" means, collectively, Ascent Shareholders and Paget Shareholders.

"Staff Notice" means CSA Staff Notice 51-532 (Revised) – Issuers with U.S. Cannabis Related Activities, published by the Canadian Securities Administrators on February 8, 2018.

"Subscription Price" means the offering price of $0.40 per Ascent Subscription Receipt.

"Subscription Receipt Agreement" means the subscription receipt agreement dated June 21, 2018 between National Issuer Services Inc., Ascent and Clarus governing the terms of the Ascent Subscription Receipts.

"Subscription Receipt Escrow Agreement" means the escrow agreement dated June 21, 2018 among Ascent, Clarus (on its own behalf and on behalf of the Agents) and Stikeman Elliott LLP.

"Subscription Receipt Offering" means the private placement offering of 48,085,500 Ascent Subscription Receipts.

"Subsidiary" has the meaning specified in NI 45-106.

"Sweet Nevada" means Luff Enterprises NV Inc., doing business as Sweet Cannabis NV.

"Sweet Oregon" means Luff Enterprises LLC, doing business as Sweet Cannabis.

"Task Force" means the Task Force on Cannabis Legalization and Regulation, established by the Canadian Federal Government.

"Tax Act" means, collectively, the Income Tax Act (Canada), including the regulations promulgated thereunder.

"Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, mining taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest, fines and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, fines, additional taxes and additions to tax imposed on such entity with respect to the foregoing and including an amount in respect of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under a contract, arrangement, agreement, understanding or commitment (whether written or oral) or by operation of law and any liability for the payment of any taxes described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period as a result of any tax sharing or tax allocation agreement, arrangement or understanding.

"Transfer Agent" means National Issuer Services Inc.

"TSXV" means the TSX Venture Exchange.

"US Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Warrant Indenture" means the warrant indenture dated June 21, 2018 between Ascent and National Issuer Services Ltd. governing the terms of the Ascent Subscription Receipt Warrants and the warrants to purchase Ascent Shares issuable upon the exercise of the Broker Warrants.

APPENDIX B
AUDIT COMMITTEE CHARTER OF PAGET MINERALS CORP.

The purpose of the Paget Mineral Corp's. (the "Company") Audit Committee (the "Committee") is to assist the Board of directors in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and the public, the systems of corporate controls, which Management and the Board of directors have established, and overseeing the audit process. It has general responsibility to oversee internal controls, accounting and auditing activities and legal compliance of the Company and its subsidiaries. The Committee also is mandated to review and approve all related party transactions.

1.	PURPOSE

The Committee's purpose is to:

  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance

  Ensure the effectiveness of the overall process of identifying and addressing principal business risk and adequacy of the related disclosure

  Monitor the independence and performance of the Company's independent auditors

  Provide an avenue of communications among the independent auditors, Management and the Board of directors

  Encourage adherence to, and continue improvement of the Company's policies, procedures and practices at all levels

  Prepare and/or approve any reports that are required by law or regulation to be included in any of the Company's public disclosure documents relating to the Committee.

2.	COMPOSITION

2.1 Number of Members

The Committee shall consist of not less than three members.

2.2 Independence of Members

The Committee shall be directors of the Board a majority of whom shall be "independent" as defined under National Instrument 52-110 Audit Committees ("NI 52-110") and other applicable laws and regulations.

2.3 Financial Literacy

Each member of the Committee shall satisfy the financial literacy requirements applicable to members of audit committees under the TSXV Corporate Governance Policy, NI 52-110 and other applicable laws and regulations.

2.4 Accounting or Related Financial Experience

At least one member of the Committee shall satisfy the financial expertise and experience requirements under the TSXV Corporate Governance Policy.

2.5 Annual Appointment of Members

The Committee and its Chair shall be appointed annually by the Board and each member of the Committee shall serve at the pleasure of the Board until he or she resigns, is removed or ceases to be a director of the Company.

3.	MEETINGS

3.1 Time and Place of Meetings

The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, that the Committee shall meet at least quarterly, a majority of the members of the Committee shall constitute a quorum, and the Committee shall maintain minutes or other records of its meetings and activities.

3.2 Meetings

As part of each meeting of the Committee at which it recommends that the Board approve the annual audited financial statements of the Company, and at such other times as the Committee deems appropriate, the Committee shall meet with the external auditor to discuss and review specific issues as appropriate.

4.	AUTHORITY

4.1 Direct Channels of Communication

The Committee shall have direct channels of communication with the Company's internal and external auditors to discuss and review specific issues as appropriate.

4.2 Retaining and Compensating Advisors

The Committee may retain at the expense of the Company such independent legal, accounting (other than the external auditor) or other advisors on such terms as the Committee may consider appropriate. 4.3 Funding The Company shall provide for appropriate and reasonable funding, as determined by the Committee, for payment of compensation of the external auditor and any advisor retained by the Committee under Section 4.2 of this Charter.

5.	REMUNERATION

5.1 Director Fees Only

No member of the Committee may accept, directly or indirectly, fees from the Company or any of its subsidiaries other than remuneration for acting as a member of the Committee, the Board or any other committee of the Board.

5.2 Other Payments

No member of the Committee shall accept any consulting, advisory or other compensatory fee from the Company.

6.	DUTIES AND RESPONSIBILITIES

6.1 Overview

The Committee's principal responsibility is to assist the Board in fulfilling its financial oversight responsibilities. The Company's management is responsible for preparing the Company's financial statements and the external auditor is responsible for auditing those financial statements.

The Committee's duties and responsibilities are:

(A) Financial and Related Information –

(i) Annual and Interim Financial Statements

The Committee shall review and discuss with management and the external auditor the Company's annual and interim financial statements and related MD&A, satisfy itself that the financial statements are prepared in accordance with generally accepted accounting principles, and report thereon to the Board before the Board approves such statements and MD&A. Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors.

(ii) Prospectuses and Other Documents

The Committee shall review and discuss with management and the external auditor the financial information, financial statements and related MD&A appearing in any prospectus, annual report, annual information form, management information circular or any other public disclosure document prior to its public release or filing and, if requested by the Board, report thereon to the Board.

(iii) Accounting Treatment

Prior to the completion of the annual external audit, and at any other time deemed advisable by the Committee, the Committee shall review and discuss with management and the external auditor (and shall arrange for the documentation of such discussions in a manner it deems appropriate) the quality and not just the acceptability of the Company's accounting principles and financial statements presentation, including but not limited to the following:

  all critical accounting policies and practices to be used, including, without limitation, the reasons why certain estimates or policies are or are not considered critical and how current and anticipated future events impact those determinations and an assessment of management's disclosures along with any significant proposed modifications by the auditors that were not included.

  all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including, without limitation, ramification of the use of such alternative disclosure and treatments, and the treatment preferred by the external auditor.

  other material written communications between the external auditor and management, such as any management letter, schedule of unadjusted differences, listing of adjustments and reclassifications not recorded, management representation letter, report on observations and recommendations on internal controls, engagement letter and independence letter.

(iv) Disclosure of Other Financial Information The Committee shall:

  review, and discuss generally with management the type and presentation of information to be included in, all public disclosures by the Company containing audited, unaudited or forward- looking financial information in advance of its public release by the Company, including, without limitation, earnings guidance and financial information based on unreleased financial statements.

  satisfy itself that adequate procedures are in place for the review of the Company's disclosure of financial information extracted or derived from the Company's financial statements, other than the Company's financial statements, MD&A and earnings press releases, and shall periodically assess the adequacy of those procedures.

(B) External Auditor

(i) Authority with Respect to External Auditor

As representative of the Company's shareholders and as a committee of the Board, the Committee shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the external auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In this capacity, the Committee shall have sole authority for recommending to the Board the proposed external auditor, whether at any time the incumbent external auditor should be removed from office, and the compensation of the external auditor. The Committee shall require the external auditor to confirm in an engagement letter to the Committee each year that the external auditor is accountable to the Board and the Committee as representatives of shareholders and that it will report directly to the Committee.

(ii) Approval of Audit Plan

The Committee shall approve, prior to the external auditor's audit, the external auditor's audit plan, the scope of the external auditor's review and all related fees.

(iii) Independence

The Committee shall satisfy itself as to the independence of the external auditor using appropriate means such as:

  Requiring the external auditor to submit periodically to the Committee a formal written statement confirming its independence under applicable laws and regulations and delineating all relationships between the auditor and the Company and the Committee.

  Discussing any disclosed relationships or services that may impact the objectivity and independence of the external auditor.

  In accordance with applicable laws and regulations, pre-approving any non-audit services provided to the Company or its subsidiaries by the external auditor or any auditor of any such subsidiary. considering whether these services maintain the external auditor's independence.

  Establishing a policy setting out the restrictions on the Company hiring employees and former employees of the current auditor or former auditor.

(iv) Regulatory Matters

The Committee shall discuss with the external auditor the matters required to be discussed by Section 5751 of the CICA Handbook – assurance relating to the conduct of the audit.

(v) Integrity

The Committee will, in consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

(vi) Identify Risk

The Committee shall gain an understanding of the current areas of greatest financial risk and whether management is managing these risks effectively.

(vii) Evaluation

The Committee shall evaluate the external auditor's performance for the preceding fiscal year, review their fees and make recommendation to the Board.

(C) Internal Controls

The Committee shall oversee management's design and implementation of and reporting on the Company's internal controls and review the adequacy and effectiveness of management's financial information systems and internal controls.

(D) Whistle Blowing

The Committee shall establish procedures for:

(i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(E) Related Party Transactions

The Committee shall review and approve any transaction between the Company and a related party and any transaction involving the Company and another party in which the parties' relationship could enable the negotiation of terms on other than an independent, arms' length basis.

(F) Public Reports

The Committee shall prepare and/or approve any report that is required by law or regulations to be included in any of the Company's public disclosure documents relating to the Committee.

(G) Other Matters

The Committee may, in addition to the foregoing, perform such other functions as may be necessary or appropriate for the performance of its oversight function.

7.	EVALUATION OF CHARTER

7.1 Amendments to Charter

(A) Review by Audit Committee

On at least an annual basis, the Committee shall review and discuss the adequacy of this Charter and recommend any proposed changes to the Board of Directors.

(B) Review by Board

The Board will review and reassess the adequacy of the Charter on an annual basis and at such other times as it considers appropriate.

8.	LEGISLATIVE AND REGULATORY CHANGES

8.1 Compliance with applicable laws and regulations

It is the Board's intention that this mandate shall reflect at all times all legislative and regulatory requirements applicable to the Committee. Accordingly, this Charter shall be deemed to have been updated to reflect any amendments to such legislative and regulatory requirements and shall be formally amended at least annually to reflect such amendments.

APPENDIX C
PAGET AMALGAMATION RESOLUTION

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.

The amalgamation under the Business Corporations Act (British Columbia) of Ascent Industries Corp. ("Ascent") and Paget Minerals Corp. ("Paget"), as provided for in and subject to the terms and conditions set forth in the amalgamation agreement (the "Amalgamation Agreement") among Ascent and Paget, all as more particularly described in the joint management information circular of Ascent and Paget dated July 2, 2018 (the "Information Circular"), be and is hereby authorized and approved.

2.	The Amalgamation Agreement, substantially in the form attached to the Information Circular as Appendix F, be and is hereby approved and authorized.

3.

Notwithstanding that this resolution has been passed by the registered holders of common shares in the capital of Paget ("Paget Shareholders"), the board of directors of Paget (the "Paget Board") is hereby authorized and empowered without further notice to or approval of the Paget Shareholders to (i) amend the Amalgamation Agreement; or (ii) decide not to proceed with the Amalgamation or revoke this resolution at any time prior to the Effective Date (as defined in the Amalgamation Agreement) without further notice to or approval of the Paget Shareholders.

4.

Any director or officer of Paget be, and such director or officer of Paget hereby is, authorized, instructed and empowered, acting for, in the name of and on behalf of Paget, to do or to cause to be done all such other acts and things in the opinion of such director or officer of Paget as may be necessary or desirable in order to fulfill the intent of this resolution and the matters authorized hereby.

5.

The Paget Board may, without the further approval of the Paget Shareholders, revoke the above resolution if the Paget Board determines, in its sole discretion, that it would be in the best interests of Paget to do so.

C - 1

APPENDIX D
PAGET OPTION PLAN

See attached.

PAGET MINERALS CORP.

STOCK OPTION PLAN (August 2009)

PART 1
INTERPRETATION

1.01 Definitions In this Plan the following words and phrases shall have the following meanings, namely:

(a)	“Award Date” means the date on which the Board grants and announces a particular Option;

(b)	"Board" means the board of directors of the Company and includes any committee of directors appointed by the directors as contemplated by to Section 3.01 hereof;

(c)	"Company" means Paget Minerals Corp.;

(d)

“Consultant” means an individual who provides consulting, technical, management or other services to the Company or any of its subsidiaries, including a Service Provider as defined by The Toronto Stock Exchange if the Company becomes listed on The Toronto Stock Exchange, and who is permitted by Exchange Policy and by Securities Laws to receive, either directly or through a company, shares or options of the Company in exchange for services;

(e)	"Director" means any director of the Company or of any of its subsidiaries;

(f)	“Discounted Market Price” has the meaning ascribed thereto in Exchange Policy;

(g)	"Employee" means any individual in the employment of the Company or any of its subsidiaries or of a company providing management or administrative services to the Company;

(h)	"Exchange" means the TSX Venture Exchange and any other stock exchange on which the Shares are listed for trading;

(i)	“Exchange Policy” means the policies, bylaws, rules and regulations of the Exchange governing the granting of options by the Company, as amended from time to time;

(j)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(k)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with Section 4.01

(l)	“Expiry Date” means not later than five years from the date of grant of the option or such shorter period as prescribed by the Exchange for so long as the Company is designated Tier 2 on the Exchange;

(m)	“Insider” has the meaning ascribed thereto in the Securities Act (British Columbia);

(n)	“Investor Relations Activities” has the meaning ascribed thereto in Exchange Policy;

(o)	"Joint Actor" means a person acting "jointly or in concert with" another person as that phrase is interpreted in section 96 of the Securities Act;

(p)	"Officer" means any senior officer of the Company or of any of its subsidiaries as defined in the Securities Act (British Columbia);

(q)	“Option Certificate” means the certificate, substantially in the form set out as Schedule “A” hereto, evidencing an Option;

(r)	“Option Holder” means a current or former Director, Employee or Consultant who holds an unexercised and unexpired Option;

(s)	"Option Price" means the price at which options may be granted in accordance with Exchange Policy and Securities Laws;

(t)	"Outstanding Issue" is determined by Exchange Policy and by Securities Laws;

(u)	"Plan" means this stock option plan as from time to time amended;

(v)	"Securities Act" means the Securities Act, R.S.B.C. 1996, c.418, as amended, from time to time;

(w)	“Securities Laws” means the act, policies, bylaws, rules and regulations of the securities commissions governing the granting of options by the Company, as amended from time to time;

(x)	"Shares" means common shares of the Company.

1.02 Gender Throughout this Plan, words importing the masculine gender shall be interpreted as including the female gender.

PART 2
PURPOSE OF PLAN

2.01 Purpose The purpose of this Plan is to attract and retain Employees, Consultants, Officers or Directors to the Company and to motivate them to advance the interests of the Company by affording them with the opportunity to acquire an equity interest in the Company through options granted under this Plan to purchase Shares.

PART 3
GRANTING OF OPTIONS

3.01 Administration This Plan shall be administered by the Board or, if the Board so elects, by a committee (which may consist of only one person) appointed by the Board from its members.

3.02 Committee's Recommendations The Board may accept all or any part of recommendations of the committee or may refer all or any part thereof back to the committee for further consideration and recommendation.

3.03 Grant by Resolution The Board may, by resolution, designate eligible persons who are bona fide Employees, Consultants, Officers or Directors, or corporations employing or wholly owned by such Employee, Consultant, Officer or Director, to whom options should be granted and specify the terms of such options which shall be in accordance with Exchange Policy and Securities Laws.

3.04 Terms of Option The resolution of the Board shall specify the number of Shares that should be placed under option to each such Employee, Consultant, Officer or Director, the Option Price to be paid for such Shares upon the exercise of each such option, and the period, including any applicable vesting periods required by Exchange Policy, or by the Board or Committee, during which such option may be exercised.

3.05 Vesting Schedule Options granted to Consultants performing Investor Relations Activities must vest in stages over 12 months with no more than ¼ of the options vesting in any three month period.

3.05 Option Certificate Every option granted under this Plan shall be evidenced by an Option Certificate, and all Option Certificates will be so legended as required by Exchange Policy and Securities Laws.

PART 4
CONDITIONS GOVERNING THE GRANTING AND EXERCISING OF OPTIONS

4.01 Exercise Price The exercise price of an option granted under this Plan shall not be less than the Discounted Market Price at the time of granting the options. In any event, no options shall be granted which are exercisable at a price of less than permitted by Exchange Policy.

4.02 Expiry Date Each option shall, unless sooner terminated, expire on a date to be determined by the Board which will not be later than the Expiry Date.

4.03 Different Exercise Periods, Prices and Number The Board may, in its absolute discretion, upon granting an option under this Plan and subject to the provisions of Section 6.03 hereof, specify a particular time period or periods following the date of granting the option during which the optionee may exercise his option to purchase Shares and may designate the exercise price and the number of Shares in respect of which such optionee may exercise his option during each such time period.

4.04 Number of Shares The number of Shares reserved for issuance under the Plan shall:

(a)	not exceed 5% of the Outstanding Issue to any one individual in any 12 month period;

(b)	not exceed 2% of the Outstanding Issue to any one Consultant in any 12 month period, where that Optionee is a Consultant; and

(c)	not exceed an aggregate 2% of the Outstanding Issue to all Employees conducting Investor Relations Activities, in any 12 month period.

4.05 Termination of Employment If a Director, Officer, Consultant or Employee ceases to be so engaged by the Company for any reason other than death, such Director, Officer, Consultant or Employee shall have such rights to exercise any option not exercised prior to such termination within a period of 90 calendar days after the date of termination, or such shorter period as may be set out in the optionee’s Option Certificate. If an Employee or Consultant conducting Investor Relations Activities ceases to provide Investor Relations Activities for any reason other than death, such Employee or Consultant shall have such rights to exercise any option not exercised prior to such termination within a period of 30 calendar days after the date of termination, or such shorter period as may be set out in the optionee’s Option Certificate.

4.06 Death of Optionee If a Director, Officer, Consultant or Employee dies prior to the expiry of his option, his legal representatives may, within the lesser of one year from the date of the optionee's death or the expiry date of the option, exercise that portion of an option granted to the Director, Officer, Consultant or Employee under this Plan which remains outstanding.

4.07 Assignment No option granted under this Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by the rules and policies of the Exchange, an optionee shall have the right to assign any option granted to him hereunder to a trust, RRSP, RESP or similar legal entity established by such optionee.

4.08 Notice Options shall be exercised only in accordance with the terms and conditions of the option certificates under which they are respectively granted and shall be exercisable only by notice in writing to the Company.

4.09 Payment Options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an optionee on exercise of an option shall be paid for in full, in cash or by certified cheque, at the time of their purchase.

4.10 Options to Employees, Consultants or Management Company Employees In the case of options granted to Employees, Consultants or Management Company Employees, the optionee must be a bona-fide Employee, Consultant or Management Company Employee, as the case may be, of the Company or its subsidiary.

4.11 Withholding Tax Requirements Upon exercise of an option, the Option Holder shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the Shares, pay to the Company amounts necessary to satisfy applicable withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. In order to implement this provision, the Company or any related company shall have the right to retain and withhold from any payment of cash or Shares under this Plan the amount of taxes required to be withheld or otherwise deducted and paid in respect of such payment. At its discretion, the Company may require an Option Holder receiving the Shares to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution to the Option Holder in whole or in part until the Company is so reimbursed. In lieu thereof, the Company or any related company shall have the right to withhold from any cash amount due or to become due from the Company or such related company to the Option Holder an amount equal to such taxes. The Company may also retain and withhold or the Option Holder may elect, subject to approval by the Company at its sole discretion, to have the Company retain and withhold a number of Shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for such taxes and cancel, in whole or in part, any such Shares so withheld.

PART 5
RESERVE OF SHARES FOR OPTIONS

5.01 Sufficient Authorized Shares to be Reserved Whenever the Notice of Articles or Articles of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of options granted under this Plan. Shares that were the subject of options that have lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an option granted under this Plan.

5.02 Maximum Number of Shares to be Reserved Under Plan The aggregate number of Shares which may be subject to issuance pursuant to options granted under this Plan, inclusive of all other stock options outstanding shall not be greater than 10% of the shares issued and outstanding at the date of the grant of options.

5.03 Maximum Number of Shares Reserved Unless authorized by disinterested shareholders of the Company, this Plan, together with all of the Company's other previously established or proposed stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, shall not result, at any time, in the issuance to Insiders, within a one year period, of a number of Shares exceeding 10% of the Outstanding Issue.

PART 6
CHANGES IN OPTIONS

6.01 Share Consolidation or Subdivision In the event that the Shares are at any time subdivided or consolidated, the number of Shares reserved for option and the price payable for any Shares that are then subject to option shall be adjusted accordingly.

6.02 Stock Dividend In the event that the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for option and the price payable for any Shares that are then subject to option may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.03 Effect of a Take-Over Bid If a bona fide offer (an "Offer") for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Shares subject to such Option (“Option Shares”) will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein including any extensions thereof; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become vested pursuant to section 4.03 shall be reinstated. If any Option Shares are returned to the Company under this section 6.03, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

6.04 Acceleration of Expiry Date Subject to prior written Exchange approval, if at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

6.05 Effect of a Change of Control Subject to prior written Exchange approval, if a Change of Control (as defined below) occurs, all Option Shares subject to each outstanding Option will become vested, whereupon such Option may be exercised in whole or in part by the Optionee. "Change of Control" means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

PART 7
SECURITIES LAWS AND EXCHANGE POLICIES

7.01 Exchange's Rules and Policies Apply This Plan and the granting and exercise of any options hereunder are also subject to such other terms and conditions as are set out from time to time in the Securities Laws and Exchange Policies and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. In the event of an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern. In the event that the Company’s listing changes from one tier to another tier on a stock exchange or the Company’s shares are listed on a new stock exchange, the granting of options shall be governed by the rules and policies of such new tier or new stock exchange and unless inconsistent with the terms of this Plan, the Company shall be able to grant options pursuant to the rules and policies of such new tier or new stock exchange without requiring shareholder approval.

PART 8
AMENDMENT OF PLAN

8.01 Board May Amend The Board may, by resolution, amend or terminate this Plan, but no such amendment or termination shall, except with the written consent of the optionees concerned, affect the terms and conditions of options previously granted under this Plan which have not then been exercised or terminated.

8.02 Exchange Approval Any amendment to this Plan or options granted pursuant to this Plan shall not become effective until such Exchange and shareholder approval as is required by Exchange Policy and Securities Laws has been received.

8.03 Amendment to Insider’s Options Any amendment to Options held by Insiders of the Company at the time of the amendment, which results in a reduction in the exercise price of the options, is conditional upon the obtaining of disinterested shareholder approval to that amendment.

PART 9
EFFECT OF PLAN ON OTHER COMPENSATION OPTIONS

9.01 Other Options Not Affected This Plan is in addition to any other existing stock options granted prior to and outstanding as at the date of this Plan and shall:

(a)	include any previously granted options in the calculations used to determine the maximum 10% of stock options available for grant; and

(b)	not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Consultants and Employees.

PART 10
OPTIONEE'S RIGHTS AS A SHAREHOLDER

10.01 No Rights Until Option Exercised An optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to him upon exercise of an option.

PART 11
EFFECTIVE DATE OF PLAN

11.01 Effective Date This Plan shall become effective upon the later of the date of acceptance for filing of this Plan by the Exchange or the approval of this Plan by the shareholders of the Company, however, options may be granted under this Plan prior to the receipt of approval by shareholders and acceptance from the Exchange.

DATE OF PLAN: August 6, 2009

Schedule A

PAGET MINERALS CORP.

STOCK OPTION PLAN

OPTION CERTIFICATE

This certificate is issued pursuant to the provisions of the Paget Minerals Corp. (the “Company”) Stock Option Plan (the “Plan”) and evidences that (Name of Optionee) ____________________________________ ____________________ is the holder of an option (the “Option”) to purchase up to _________________ (Number of Shares) common shares (the “Shares”) in the capital stock of the Company at a purchase price of $_________ per Share. Subject to the provisions of the Plan:

(a)	the Award Date of this Option is ___________________________(insert date of grant); and

(b)	the Expiry Date of this Option is ______________________________ (insert date of expiry).

Additional Vesting or Other Restrictions: (insert as applicable)

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 p.m. (Vancouver time) on the Expiry Date, by delivering to the Company an Exercise Notice, in the form provided in the Plan, together with this certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

Signed this _________ day of _____________________, 20_____.

PAGET MINERALS CORP.
by its authorized signatory:

__________________________

NAME: ____________________

TITLE: ____________________

Schedule B

EXERCISE NOTICE

TO:	PAGET MINERALS CORP. (the “Company”)

AND TO:	THE BOARD OF DIRECTORS

The undersigned hereby irrevocably gives notice, pursuant to the Company’s Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	__________________ of the Shares, which are the subject of the Option Certificate attached hereto.

Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercise:	____________	Shares

(ii)	multiplied by the Exercise Price per Share:	$___________

TOTAL EXERCISE PRICE, enclosed herewith:		$___________

The undersigned tenders herewith a certified cheque or bank draft in an amount equal to the total Exercise Price of the aforesaid Shares, as calculated above, and directs the Company to issue the share certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

_____________________________________________

_____________________________________________

_____________________________________________

DATED the ______ day of _____________________, 20___.

Signature of Option Holder

Name of Option Holder (please print)

APPENDIX E
ASCENT AMALGAMATION RESOLUTION

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.

The amalgamation under the Business Corporations Act (British Columbia) of Ascent Industries Corp. ("Ascent") and Paget Minerals Corp. ("Paget"), as provided for in and subject to the terms and conditions set forth in the amalgamation agreement (the "Amalgamation Agreement") among Ascent and Paget, all as more particularly described in the joint management information circular of Ascent and Paget dated July 2, 2018 (the "Information Circular"), be and is hereby authorized and approved.

2.	The Amalgamation Agreement, substantially in the form attached to the Information Circular as Appendix F, be and is hereby approved and authorized.

3.

Notwithstanding that this resolution has been passed by the registered holders of common shares in the capital of Ascent ("Ascent Shareholders"), the board of directors of Ascent (the "Ascent Board") is hereby authorized and empowered without further notice to or approval of the Ascent Shareholders to (i) amend the Amalgamation Agreement; or (ii) decide not to proceed with the Amalgamation or revoke this resolution at any time prior to the Effective Date (as defined in the Amalgamation Agreement) without further notice to or approval of the Ascent Shareholders.

4.

Any director or officer of Ascent be, and such director or officer of Ascent hereby is, authorized, instructed and empowered, acting for, in the name of and on behalf of Ascent, to do or to cause to be done all such other acts and things in the opinion of such director or officer of Ascent as may be necessary or desirable in order to fulfill the intent of this resolution and the matters authorized hereby.

5.

The Ascent Board may, without the further approval of the Ascent Shareholders, revoke the above resolution if the Ascent Board determines, in its sole discretion, that it would be in the best interests of Ascent to do so.

E - 1

APPENDIX F
AMALGAMATION AGREEMENT

See attached.

F - 1

ASCENT INDUSTRIES CORP.

- and -

PAGET MINERALS CORP.

AMALGAMATION AGREEMENT

June 29, 2018

ARTICLE 1
INTERPRETATION

ARTICLE 2
THE AMALGAMATION

ARTICLE 3
AMALGAMATION STEPS

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ASCENT

Section 4.1	Representations and Warranties of Ascent	15

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PAGET

Section 5.1	Representations and Warranties of Paget	19

(i)

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1	Covenants of Ascent.	22
Section 6.2	Covenants of Paget.	23
Section 6.3	Conduct of Business	23
Section 6.4	No Shop.	24

ARTICLE 7
CONDITIONS

Section 7.1	Mutual Conditions Precedent.	25
Section 7.2	Conditions for the Benefit of Paget	25
Section 7.3	Conditions for the Benefit of Ascent	26

ARTICLE 8
TERMINATION

Section 8.1	Term	27
Section 8.2	Termination Rights.	27
Section 8.3	Effect of Termination.	28

ARTICLE 9
MISCELLANEOUS

Schedule "A"	Articles of the Resulting Issuer
Schedule "B"	Form of Amalgamation Application

(ii)

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is dated as of June 29, 2018 between Ascent Industries Corp. ("Ascent") and Paget Minerals Corp. ("Paget").

WHEREAS Ascent and Paget wish to amalgamate and continue as one company to be known as "Ascent Industries Corp." in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties (as defined below) contained herein, and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"1934 Act" has the meaning specified in Section 4.1(aa);

"Agency Agreement" means the agency agreement dated June 21, 2018 among Ascent, Paget, Clarus Securities Inc., Canaccord Genuity Corp., Haywood Securities Inc. and Echelon Wealth Partners Inc. entered into in connection with the Offering;

"Agreement" means this amalgamation agreement, as such agreement may be amended, varied, modified or restated from time to time, together with all Schedules appended to the Agreement;

"Amalgamating Parties" means, together, Ascent and Paget, and "Amalgamating Party" means either one of them;

"Amalgamation" means the amalgamation of Ascent and Paget pursuant to the BCBCA on the terms set forth in this Agreement;

"Amalgamation Application" means the Form 13 – Amalgamation Application to be filed with the Registrar in accordance with the BCBCA in order to effect the Amalgamation, substantially in the form attached hereto as Schedule "B";

"Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

"Articles" means the articles of the Resulting Issuer, attached hereto as Schedule "A";

"Ascent" means Ascent Industries Corp., a company existing under the BCBCA;

"Ascent Amalgamation Resolution" means the special resolution approving the Amalgamation to be voted on by Ascent Shareholders at the Ascent Meeting, as more particularly set forth in the Joint Circular;

"Ascent Board" means the board of directors of Ascent;

"Ascent Broker Warrants" means, collectively, the 2,885,130 warrants each exercisable to purchase one (1) Ascent Common Share and one (1) Ascent Subscription Receipt Warrant at a price of $0.40 at any time on or prior to 5:00 p.m. (Toronto time) on June 21, 2020;

"Ascent Common Shares" means the common shares in the capital of Ascent;

"Ascent Convertible Debenture" means the senior secured convertible debenture dated May 30, 2017, convertible to up to 11,428,571 Ascent Common Shares at any time on or prior to 5:00 p.m. (Vancouver time) on May 24, 2019, subject to certain acceleration provisions, which expiration date may be extended upon mutual agreement of Ascent and the debentureholder;

"Ascent Financial Statements" means: (i) the audited consolidated financial statements of Ascent for the years ended May 31, 2017 and 2016; and (ii) the unaudited condensed interim consolidated financial statements of Ascent for the nine-month period ending on February 28, 2018;

"Ascent Material Contracts" has the meaning specified in Section 4.1(m);

"Ascent Meeting" means the special meeting of Ascent Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to consider the Ascent Amalgamation Resolution and for any other purpose set out in the Joint Circular;

"Ascent Replacement Securities" has the meaning ascribed thereto in Section 2.15(2);

"Ascent Securityholders" means the holders of Ascent Common Shares, the Ascent Convertible Debenture, Ascent Stock Options, Ascent Series B Warrants, Ascent Series D Warrants, Ascent Subscription Receipts, Ascent Subscription Receipt Warrants, and the Ascent Broker Warrants from time to time;

"Ascent Series B Warrants" means the 8,833,333 warrants each exercisable to purchase one (1) Ascent Common Share at a price of $0.25 at any time on or prior to August 9, 2018, which expiration date may be extended upon mutual agreement of Ascent and the warrantholder;

"Ascent Series D Warrants" means the 30,591,135 warrants each exercisable to purchase one (1) Ascent Common Share at a price of $0.50 at any time on or prior to June 19, 2020;

"Ascent Shareholders" means the holders of Ascent Common Shares from time to time;

"Ascent Stock Options" means the 12,470,000 stock options each exercisable upon vesting to purchase one (1) Ascent Common Share at a price of $0.40 at any time on or prior to February 5, 2024;

"Ascent Subscription Receipts" means the 48,085,500 subscription receipts of Ascent issued pursuant to the Offering;

"Ascent Subscription Receipt Warrants" means the 48,085,500 warrants each exercisable to purchase one (1) Ascent Common Share at a price of $0.60 at any time on or prior to 5:00 p.m. (Toronto time) on June 21, 2020, issuable upon the deemed conversion of the Ascent Subscription Receipts;

"Assets" means all of the right, title, estate and interest in and to the property and assets, real and personal, moveable and immovable, of whatsoever nature and kind and wheresoever situated, of Ascent;

"BCBCA" means the Business Corporations Act (British Columbia), as from time to time amended or re-enacted;

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia;

"CSE" means the Canadian Securities Exchange;

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Registrar, evidencing that the Amalgamation is effective;

"Closing" means the completion of the Amalgamation on the terms and subject to the conditions set forth herein;

"Consolidation" means the consolidation of the Paget Common Shares on a six-to-one basis and the consolidation of securities convertible to Paget Common Shares on a similar basis, as set out in Section 2.13;

"Constating Documents" means, in respect of Ascent or Paget, as the case may be, its notice of articles and articles and all amendments to such notice of articles or articles;

"Effective Date" means the date shown on the Certificate of Amalgamation issued by the Registrar giving effect to the Amalgamation;

"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date;

"Foreign Private Issuer" means a "foreign private issuer" as that term is defined in Rule 405 under the U.S. Securities Act of 1933, as amended. Without limiting the foregoing, but for greater clarity, it means any issuer that is a corporation or other organization incorporated or organized under the laws of any country other than the United States, except an issuer meeting the following conditions as of the last business day of its most recently completed second fiscal quarter: (1) more than 50% of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or majority of directors are United States citizens or residents, (ii) more than 50% of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

"IFRS" means International Financial Reporting Standards;

"Joint Circular" means the notice of the Paget Meeting and the Ascent Meeting, and accompanying management information circular, including all schedules and appendices attached thereto, to be sent to the Paget Shareholders and Ascent Shareholders in connection with the Paget Meeting and the Ascent Meeting;

"Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies, forms and guidelines, fee schedules, tariffs, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority (including, but not limited to, the CSE and the TSXV), and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

"Lien" means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, right of pre-emption, privilege or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

"Material Adverse Effect" means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or liabilities, whether contractual or otherwise, of any Party, as the case may be; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change: (i) that arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement; (ii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada or the United States; or (iii) that is a direct result of any matter permitted by this Agreement or consented to in writing by the applicable Party; provided, however, (A) if any change, event, occurrence, effect, state of facts or circumstances in clauses (i) through and including (iii) above has a materially disproportionate effect on a Party, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Party operates, such effect may be taken into account in determining whether a Material Adverse Effect has occurred, and (B) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a "Material Adverse Effect" has occurred.

"Misrepresentation" means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

"NEX" means the NEX Board of the TSXV;

"Notice" has the meaning specified in Article 9;

"Offering" means the private placement offering of 48,085,500 Ascent Subscription Receipts offered at a price of $0.40 per Ascent Subscription Receipt for aggregate gross proceeds of $19,234,200, which Offering was completed on June 21, 2018;

"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in a prudent and business-like manner in the ordinary course of the normal day-to-day operations of the Person;

"Outside Date" means, unless otherwise agreed to in writing by the Parties, the earlier of: (i) the day that is ten (10) Business Days following the satisfaction or waiver of all conditions precedent set forth in this Agreement; or (ii) August 15, 2018;

"Paget" means Paget Minerals Corp., a company existing under the BCBCA;

"Paget Amalgamation Resolution" means the special resolution approving the Amalgamation to be voted on by Paget Shareholders at the Paget Meeting, as more particularly set forth in the Joint Circular;

"Paget Board" means the board of directors of Paget;

"Paget Common Shares" means common shares in the capital of Paget;

"Paget Finder's Options means, collectively, the 70,000 finder's options of Paget, each exercisable into one (1) pre-Consolidation Paget Common Share and one (1) pre-Consolidation Paget Warrant at a price of $0.05 at any time on or before January 5, 2019;

"Paget Financial Statements" means: (i) the audited consolidated financial statements of Paget for the years ended December 31, 2017 and 2016; and (ii) the unaudited condensed interim consolidated financial statements of Paget for the three-month period ended March 31, 2018;

"Paget Material Contracts" has the meaning specified in Section 5.1(k);

"Paget Meeting" means the special meeting of Paget Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement to consider the Paget Amalgamation Resolution and for any other purpose set out in the Joint Circular;

"Paget PP" means the private placement offering of units of Paget to raise gross proceeds of $2,000,000, at a price of $0.05 per unit on a pre-Consolidation basis, each such unit consisting of one pre-Consolidation Paget Common Share and one Paget PP Warrant;

"Paget PP Warrants" means the 40,000,000 warrants each exercisable to purchase one (1) pre-Consolidation Paget Common Share at a price of $0.10 at any time on or before the date that is 24 months after the closing date of the Paget PP;

"Paget Replacement Securities" has the meaning ascribed thereto in Section 2.15(1);

"Paget Securityholders" means the holders of Paget Common Shares, Paget Stock Options, Paget Warrants, Paget PP Warrants and Paget Finder's Options, from time to time;

"Paget Shareholders" means the holders of Paget Common Shares, from time to time;

"Paget Stock Option Plan" means the stock option plan of Paget dated August 6, 2009;

"Paget Stock Options" means the 628,334 stock options each exercisable upon vesting to purchase one (1) pre-Consolidation Paget Common Share at prices ranging from $0.10 to $1.50 with expiry dates ranging from December 19, 2018 to August 15, 2021;

"Paget Warrants" means the 3,000,000 existing warrants of Paget each exercisable to purchase one (1) pre-consolidation Paget Common Share at a price of $0.10 at any time on or before January 5, 2019;

"Parties" means, collectively, Ascent and Paget, and any other Person who may become a party to this Agreement; and "Party" means any one of them;

"Permitted Liens" means: (i) Liens for Taxes not yet due and delinquent; and (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property or interests in real property in any material respect.

"Person" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns having a similarly extended meaning;

"post-Consolidation Paget Finder's Options" means the 11,666 finder's options of Paget outstanding upon completion of the Consolidation, each exercisable into one (1) post-Consolidation Paget Common Share and one (1) post-Consolidation Paget Warrant at a price of $0.30 at any time on or before January 5, 2019;

"post-Consolidation Paget PP Warrants" means the 6,666,667 warrants of Paget outstanding upon completion of the Consolidation, each exercisable to purchase one (1) post-Consolidation Paget Common Share at a price of $0.60 at any time on or before the date that is 24 months after the closing date of the Paget PP;

"post-Consolidation Paget Stock Options" means the 104,722 stock options of Paget outstanding upon completion of the Consolidation, each exercisable to purchase one (1) post-Consolidation Paget Common Share at prices ranging from $0.60 to $9.00 with expiry dates ranging from December 19, 2018 to August 15, 2021;

"post-Consolidation Paget Warrants" means the 500,000 warrants of Paget outstanding upon completion of the Consolidation, each exercisable to purchase one (1) Paget Share at a price of $0.60 at any time on or before January 5, 2019;

"pre-Amalgamation Ascent Securities" has the meaning ascribed thereto in Section 2.15(2);

"pre-Amalgamation Paget Securities" has the meaning ascribed thereto in Section 2.15(1);

"Public Statement" has the meaning ascribed thereto in Section 9.3;

"Registrar" means the Registrar of Companies appointed under Section 400 of the BCBCA;

"Regulatory Approval" means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Amalgamation, including any such approval from the CSE or the TSXV;

"Replacement Ascent Subscription Receipt Warrants" means the 48,085,500 warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before 5:00 p.m. (Toronto time) on June 21, 2020, and which replace the Ascent Subscription Receipt Warrants pursuant to Section 2.13;

"Replacement Paget Finder's Options means the 11,666 finder's options each exercisable to purchase one (1) Resulting Issuer Common Share and one (1) Replacement Paget Warrant at a price of $0.30 at any time on or before January 5, 2019, and which replace the Paget Finder's Options pursuant to Section 2.13;

"Replacement Paget PP Warrants" means the 6,666,667 warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before the date that is 24 months after the closing date of the Paget PP, and which replace the Paget PP Warrants pursuant to Section 2.13;

"Replacement Paget Warrants" means the 500,000 warrants each exercisable to purchase one (1) Resulting Issuer Share at a price of $0.60 at any time on or before January 5, 2019, and which replace the Paget Warrants pursuant to Section 2.13;

"Replacement Securities" has the meaning ascribed thereto in Section 2.15(2);

"Resulting Issuer" means the company resulting from the Amalgamation, to be named "Ascent Industries Corp.";

"Resulting Issuer Common Shares" means the common shares of the Resulting Issuer;

"Resulting Issuer Stock Option Plan" means the stock option plan of Ascent with an effective date of September 12, 2017, to be adopted by the Resulting Issuer upon completion of the Amalgamation;

"Resulting Issuer Stock Options" means stock options of the Resulting Issuer issued pursuant to the Resulting Issuer Stock Option Plan;

"Securities Reports" has the meaning ascribed thereto in Section 5.1(p);

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Series D Financing" means the private placement offering of 30,000,000 units of Ascent at a price of $0.40 per unit, each such unit consisting one Ascent Common Share and one Ascent Series D Warrant, for aggregate gross proceeds of $12,000,000, and in connection with which a total of 591,135 Ascent Common Shares and 591,135 Ascent Series D Warrants were issued and $46,289.94 was payable as finders' fees;

"Standstill Period" has the meaning specified in Section 6.4;

"Subsidiary" has the meaning specified in National Instrument 45-106 - Prospectus Exemptions as in effect on the date of this Agreement;

"Taxes" has the meaning specified in Section 4.1(h); and

"TSXV" means the TSX Venture Exchange.

Section 1.2	Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect in any way the meaning or interpretation of this Agreement.

Section 1.4	Currency.

All references in this Agreement or any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5	Certain Phrases, etc.

In this Agreement and any Ancillary Agreement: (i) the words "including", "includes" and "include" mean "including (or includes or include) without limitation"; and (ii) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of". In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

Section 1.6	Knowledge.

Any reference herein to the knowledge of any Party shall be deemed to mean the actual knowledge of the directors and executive officers of such Party after reasonable inquiry.

Section 1.7	Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS.

Section 1.8	Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Section 1.9	References to Persons and Agreements.

Any reference in this Agreement or any Ancillary Agreement to a Person includes such Person's heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement or any Ancillary Agreement, the term "Agreement" and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.10	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11	Non-Business Days.

Whenever payments are to be made or an action is to be taken on or not later than a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2
THE AMALGAMATION

Section 2.1	Amalgamation.

The Parties hereby agree to amalgamate and continue as one company under the provisions of the BCBCA upon the terms and conditions hereinafter set out.

Section 2.2	Effect of Amalgamation.

At the Effective Time, subject to the BCBCA:

(1)	the amalgamation of the Parties and their continuation as one company, the Resulting Issuer, under the terms and conditions prescribed in this Agreement shall be effective;

(2)	the property, rights and interests of each of the Parties shall continue to be the property of the Resulting Issuer;

(3)	the Resulting Issuer shall continue to be liable for the obligations of each of the Parties;

(4)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Parties shall be unaffected;

(5)	a legal proceeding prosecuted or pending by or against any of the Amalgamating Parties may be prosecuted, or its prosecution may be continued, as the case may be, by or against the Resulting Issuer;

(6)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against the Resulting Issuer; and

(7)	the notice of articles of the Resulting Issuer are those contained in the Amalgamation Application and are in the prescribed form as required by the Act.

Section 2.3	Name.

The name of the Resulting Issuer shall be "Ascent Industries Corp."

Section 2.4	Registered Office.

The registered office of the Resulting Issuer shall be located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Section 2.5	Authorized Capital.

The authorized capital of the Resulting Issuer shall consist of (i) an unlimited number of Resulting Issuer Common Shares, as set out in the notice of articles of the Resulting Issuer, which shares are without special rights or restrictions; and (ii) an unlimited number of preferred shares, as set out in the notice of articles, which shares shall have the special rights and restrictions described in the Articles.

Section 2.6	Restrictions on Business.

There shall be no restrictions on the business which the Resulting Issuer is authorized to carry on.

Section 2.7	Transfer Restrictions.

There shall be no restrictions on transfer of the securities of the Resulting Issuer.

Section 2.8	Articles.

The Articles are attached hereto as Schedule "A". Prior to the Effective Time, a copy of the Articles may be examined at the registered address of Ascent at any time during regular business hours.

Section 2.9	Form of Amalgamation Application.

The form of Amalgamation Application is attached hereto as Schedule "B".

Section 2.10	Number of Directors.

The initial number of directors of the Resulting Issuer shall be six (6). The number of directors of the Resulting Issuer may subsequently be modified as set out in the Articles.

Section 2.11	First Directors.

The first directors of the Resulting Issuer shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of the Resulting Issuer or until their successors are duly elected or appointed and will be responsible for the subsequent management and operation of the Resulting Issuer:

Name	Address
Philip Andrew Campbell	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Reid Ashley Parr	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
James Francis Poelzer	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Dr. Perry Kendall	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Amy Margolis	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Mark T. Brown	410-325 Howe Street, Vancouver, British Columbia V6C 1Z7

Section 2.12	Officers

The officers of the Resulting Issuer shall be the Persons whose names and addresses are set out below, and each such Person shall hold the office of the Resulting Issuer set out beside his or her name:

Name	Office	Address
Philip Andrew Campbell	Chief Executive Officer	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5

Name	Office	Address
James Francis Poelzer	President, Secretary and Business Development Officer	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Reid Ashley Parr	Chief Operating Officer	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Pardeep Boparai	Chief Financial Officer	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5

Section 2.13	Treatment of Issued Capital.

(1)

Prior to the Amalgamation, the Consolidation shall occur such that each of the issued and outstanding Paget Common Shares is consolidated on the basis of six (6) pre-Consolidation Paget Common Shares for one (1) post-Consolidation Paget Common Share, and each outstanding security convertible into Paget Common Shares is consolidated on the basis of six (6) rights to convert such convertible security into a pre-Consolidation Paget Common Share for one (1) equivalent right to convert such convertible security into a post-Consolidation Paget Common Share, as further described below:

(a)	Paget Warrants will be replaced with post-Consolidation Paget Warrants based on a six- to-one ratio such that there will be 500,000 post-Consolidation Paget Warrants outstanding;

(b)	Paget PP Warrants will be replaced with post-Consolidation Paget PP Warrants based on a six-to-one ratio such that there will be 6,666,667 post-Consolidation Paget PP Warrants outstanding;

(c)	Paget Stock Options will be replaced with post-Consolidation Paget Stock Options based on a six-to-one ratio such that there will be 104,722 post-Consolidation Paget Stock Options outstanding; and

(d)	Paget Finder's Options will be replaced with post-Consolidation Paget Finder's Options based on a six-to-one ratio such that there will be 11,666 post-Consolidation Paget Finder's Options outstanding.

(2)	At the Effective Time, the issued shares of each Party shall be exchanged as follows:

(a)

each issued and outstanding post-Consolidation Paget Common Share will be cancelled and replaced by one (1) issued and fully paid Resulting Issuer Share for each post- Consolidation Paget Common Share held by existing Paget Shareholders, and each such post-Consolidation Paget Common Share shall be cancelled; and

(b)

each issued and outstanding Ascent Common Share (including the Ascent Common Shares issuable upon the deemed conversion of the Ascent Subscription Receipts) will be cancelled and replaced by one (1) issued and fully paid Resulting Issuer Share for each Ascent Common Share held by existing Ascent Shareholders (including holders of Ascent Subscription Receipts), and each such Ascent Common Share shall be cancelled;

(3)	At the Effective Time, the other outstanding securities of each Party shall be exchanged, or convertible into Resulting Issuer Shares in accordance with their terms, as follows:

(a)	each outstanding post-Consolidation Paget Warrant will be replaced with one (1) Replacement Paget Warrant, and each such post-Consolidation Paget Warrant will be cancelled;

(b)	each outstanding post-Consolidation Paget PP Warrant will be replaced with one (1) Replacement Paget PP Warrant, and each such post-Consolidation Paget PP Warrant will be cancelled;

(c)	each outstanding post-Consolidation Paget Stock Option will be replaced with one (1) Resulting Issuer Stock Option, and each such post-Consolidation Paget Stock Option will be cancelled;

(d)	each outstanding post-Consolidation Paget Finder's Option will be replaced with one (1) Replacement Paget Finder's Option, and each such post-Consolidation Paget Finder's Option will be cancelled;

(e)	each outstanding Ascent Series B Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein;

(f)	the Ascent Convertible Debenture will be convertible into Resulting Issuer Shares in accordance with the terms therein;

(g)	each outstanding Ascent Series D Warrant will be convertible into one (1) Resulting Issuer Share in accordance with the terms therein;

(h)	each outstanding Ascent Subscription Receipt Warrant will be replaced with one (1) Replacement Ascent Subscription Receipt Warrant, and each such Ascent Subscription Receipt Warrant will be cancelled;

(i)	each outstanding Ascent Broker Warrant will be exercisable for one (1) Resulting Issuer Share and one (1) warrant to purchase a Resulting Issuer Share in accordance with the terms therein; and

(j)	each outstanding Ascent Stock Option will be replaced with one (1) Resulting Issuer Stock Option, and each such Ascent Stock Option will be cancelled.

(4)

At the Effective Time, subject to replacement of the post-Consolidation Paget Stock Options with Resulting Issuer Stock Options (as provided for in Section 2.13(3)(c)), the Paget Stock Option Plan will be terminated.

Section 2.14	No Fractional Securities upon Conversion.

Subject to the BCBCA, no securityholder of Paget or securityholder of Ascent shall be entitled to, and the Resulting Issuer will not issue, fractions of Resulting Issuer Common Shares, Replacement Paget Warrants, Replacement Paget PP Warrants, Replacement Paget Finder's Options, Replacement Ascent Subscription Receipt Warrants or Resulting Issuer Stock Options, as the case may be, and no cash amount will be payable by the Resulting Issuer in lieu thereof. To the extent any securityholder of Paget or securityholder of Ascent is entitled to receive a fractional Resulting Issuer Common Share, Replacement Paget Warrant, Replacement Paget PP Warrant, Replacement Paget Finder's Option, Replacement Ascent Subscription Receipt Warrant or Resulting Issuer Stock Option, as the case may be, such fraction shall be rounded down to the closest whole number of the applicable security.

Section 2.15	Certificates and Registration.

At the Effective Time:

(1)

the registered holders of the post-Consolidation Paget Common Shares, Paget Warrants, Paget PP Warrants, Paget Stock Options and Paget Finder's Options (collectively, the "Pre-Amalgamation Paget Securities") shall be deemed to be the registered holders of Resulting Issuer Common Shares, Replacement Paget Warrants, Replacement Paget PP Warrants, Resulting Issuer Stock Options and Replacement Paget Finder's Options (collectively, the "Paget Replacement Securities"), respectively, to which they are entitled hereunder, and upon surrender to Paget of the certificates representing the issued and outstanding Paget Securities (to the extent that such certificates have been issued), such holders of Paget Securities shall be entitled, in exchange, to receive certificates representing the Paget Replacement Securities, as the case may be, as set forth in Section 2.13;

(2)

the registered holders of Ascent Common Shares, Subscription Receipt Warrants and Ascent Stock Options (collectively, the "Pre-Amalgamation Ascent Securities") shall be deemed to be the registered holders of Resulting Issuer Common Shares, Replacement Ascent Subscription Receipt Warrants and Resulting Issuer Stock Options (collectively, the "Ascent Replacement Securities", and collectively with the Paget Replacement Securities, the "Replacement Securities"), respectively, to which they are entitled hereunder, and upon surrender to Ascent of the certificates representing the issued and outstanding Pre-Amalgamation Ascent Securities (to the extent that such certificates have been issued), such holders of Pre-Amalgamation Ascent Securities shall be entitled, in exchange, to receive certificates representing the Ascent Replacement Securities, as the case may be, as set forth in Section 2.13;

(3)

share certificates evidencing Paget Common Shares, certificates representing the other Paget Securities, share certificates evidencing Ascent Common Shares, certificates representing the other Ascent Securities, shall cease to represent any claim upon or interest in Paget, Ascent or the Resulting Issuer other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, the applicable Replacement Securities or the applicable securities of the Resulting Issuer in accordance with Section 2.13; and

(4)

upon the delivery and surrender by a Paget Securityholder or an Ascent Securityholder to the Resulting Issuer of certificates representing all of the Pre-Amalgamation Paget Securities or Pre-Amalgamation Ascent Securities, as applicable, owned by such Person which have been exchanged for Replacement Securities in accordance with the provisions of Section 2.12, the Resulting Issuer shall, on the later of (i) the third Business Day following the Effective Time; and (ii) the date of receipt by the Resulting Issuer of the certificates referred to above, issue to each such Paget Securityholder or Ascent Securityholder, as applicable, certificates representing the number of Replacement Securities to which such holder is entitled.

Section 2.16	Lost Certificates.

If any certificate which immediately prior to the Effective Time represented one or more outstanding Pre-Amalgamation Paget Securities or Pre-Amalgamation Ascent Securities that are exchanged pursuant to Section 2.13 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, claiming such certificate to be lost, stolen or destroyed, the Resulting Issuer will, at the request of such Person, issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing the applicable Replacement Security pursuant to Section 2.13. The holder to whom certificates representing Replacement Securities are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Resulting Issuer in such sum as the Resulting Issuer may direct or otherwise indemnify the Resulting Issuer in a manner satisfactory to the Resulting Issuer against any claim that may be made against the Resulting Issuer with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 3
AMALGAMATION STEPS

(1)

Each of the Parties covenants to take all such actions as are within its power and control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power and control, so as to complete the Amalgamation as set forth in this Article 3 and otherwise on the terms, and subject to the conditions, set forth in this Agreement and subject to the approval of the CSE and the TSXV (if and to the extent applicable).

(2)

Each Party hereby agrees, unless such steps have already been completed, that as soon as reasonably commercially practicable after the date hereof or at such other time as is specifically indicated below in this Article 3(2), and on the applicable terms, and subject to the applicable conditions, set forth in this Agreement, it shall take the following steps:

(a)

Preparation and Mailing of the Joint Circular. Each Party shall (i) prepare and complete the Joint Circular together with any other documents required by Law in connection with the Paget Meeting, the Ascent Meeting and the Amalgamation; and (ii) cause the Joint Circular and such other documents to be filed under the profile of Paget on SEDAR and sent to each Paget Shareholder, Ascent Shareholder and such other Persons as required by applicable Law.

(b)

Contents of the Joint Circular. Each Party shall ensure that the Joint Circular complies in all material respects with applicable Laws, does not contain any Misrepresentation (as it relates to the disclosure of such Party) and provides the Paget Shareholders and the Ascent Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Paget Meeting and the Ascent Meeting, as applicable. Each Party shall promptly notify the other Party if it becomes aware that the Joint Circular contains any Misrepresentation (as it relates to the disclosure of such Party) or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Parties shall, as required by applicable Laws, promptly file on SEDAR and mail or otherwise publicly disseminate any such amendment or supplement to the Paget Shareholders and the Ascent Shareholders and, if required by Law, file the same with any other Governmental Entity as required.

(c)

Paget Meeting. Paget shall convene and conduct the Paget Meeting on or before July 26, 2018 and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Paget Meeting without the prior written consent of Ascent, except in the case of an adjournment as required for quorum purposes.

(d)

Ascent Meeting. Ascent shall convene and conduct the Ascent Meeting on or before July 26, 2018 and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Ascent Meeting without the prior written consent of Paget, except in the case of an adjournment as required for quorum purposes.

(e)	Consolidation. Paget shall complete the Consolidation prior to the Amalgamation.

(f)	TSXV Delisting. Subject to obtaining the required approvals of the Paget Shareholders and the TSXV, Paget shall commence the voluntary delisting of the Paget Common Shares from the NEX.

(g)

Filing of Amalgamation Application. Subject to obtaining the required approvals of the Ascent Shareholders and the Paget Shareholders, and subject to the satisfaction or waiver of the applicable conditions of Closing as set forth in this Agreement, the Amalgamating Parties shall jointly file the Amalgamation Application and such other documents as may be required under the BCBCA in connection therewith to give effect to the Amalgamation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ASCENT

Section 4.1	Representations and Warranties of Ascent.

Ascent represents and warrants as follows to Paget and acknowledges and confirms that Paget is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Ascent is a company duly incorporated and validly subsisting under the laws of the Province of British Columbia and has the requisite corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement. Ascent is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Ascent.

(b)

The execution and delivery of and performance by Ascent of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of Ascent.

(c)	The execution and delivery of and performance by Ascent of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)

This Agreement and each of the Ancillary Agreements to which Ascent is a party have been duly executed and delivered by Ascent and constitute legal, valid and binding agreements of Ascent enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors' rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)

Ascent has an authorized capital of (i) an unlimited number of Ascent Common Shares of which, as at the date hereof (and without giving effect to the Offering or the Series D Financing), there are 252,885,817 issued and outstanding; and (ii) an unlimited number of preferred shares of which, as at the date hereof, there are nil issued and outstanding. Other than as previously disclosed to Paget, there are no outstanding shares of Ascent or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of Ascent or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Ascent of any shares of Ascent (including Ascent Common Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Ascent Common Shares or other equity securities of Ascent. All outstanding Ascent Common Shares have been duly authorized and validly issued, and are fully paid and non- assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights.

(f)

There are no material suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Ascent, contemplated or threatened, to which Ascent is a party or to which the property of Ascent is subject. There is not presently outstanding against Ascent any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(g)

The Ascent Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Ascent as at the respective dates of the Ascent Financial Statements and the sales, earnings and results of operations of Ascent for the respective periods covered by the Ascent Financial Statements.

(h)

All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, the "Taxes") due and payable by Ascent have been paid within the required time period except for where the failure to pay such taxes would not constitute an adverse material fact of Ascent, or result in a Material Adverse Effect to Ascent taken as a whole.

(i)

Ascent has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation.

(j)	Ascent is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(k)

Ascent or one of its Subsidiaries has a valid contractual interest in all of its material properties and Assets, including, without limitation, all properties and Assets reflected in the Ascent Financial Statements, free and clear of all Liens whatsoever, other than Permitted Liens.

(l)

Ascent has not received notice of any material defect in its title or claim to the Assets or any notice from any third party claiming such an interest, and, for the period of time that Ascent has owned the Assets, as applicable, all material relevant obligations of Ascent have been performed and observed.

(m)

Other than documents and contracts entered into in the ordinary course of business, the material contracts of Ascent and its Subsidiaries disclosed in the Joint Information Circular (the "Ascent Material Contracts") are the only material documents and contracts currently in effect under and by virtue of which Ascent is entitled to the Assets and conducts its business. Each of the Ascent Material Contracts is in full force and effect and is unamended and there are no outstanding defaults or breaches under any of the Ascent Material Contracts on the part of Ascent which would have a Material Adverse Effect.

(n)

There is no agreement, judgement, injunction, order or decree binding upon Ascent that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Ascent or the conduct of business by Ascent as currently conducted or contemplated, other than such agreements, judgments, injunctions orders or decrees as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)

There are no payments required to be made to directors, officers and employees of Ascent as a result of this Agreement or the Amalgamation under all contract settlements, bonus plans, retention agreements, change of control agreements and severance obligations (whether resulting from termination, change of control or alteration of duties).

(p)

Ascent is not a "reporting issuer" within the meaning of the Securities Act (British Columbia) and does not have a similar status in any other province or territory of Canada. No securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Ascent, no such proceeding is, to the knowledge of Ascent, pending, contemplated or threatened and Ascent is not, to its knowledge, in default of any requirement of any securities laws, rules or policies applicable to Ascent or its securities.

(q)

Ascent is not in any discussions and has not entered any outstanding proposals, letters of intent, agreements or any understandings with any Person (other than Paget) with respect to an amalgamation, merger, business combination or similar transaction.

(r)

Other than in connection with or in compliance with the provisions of applicable Laws, no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary by Ascent in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any Material Adverse Effect on the ability of Ascent to consummate the transactions contemplated hereby.

(s)

Except for Clarus Securities Inc., Canaccord Genuity Corp., Haywood Securities Inc. and Echelon Wealth Partners Inc., as agents in respect of the Offering, and certain finders in respect of the Series D Financing, Ascent has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(t)	Ascent has made available to Paget all material information concerning Ascent and all such information as made available to Paget is accurate, true and correct in all material respects.

(u)

Except with respect to the Regulatory Approvals and the requisite approvals in respect of the Ascent Amalgamation Resolution, there are no third party consents required to be obtained by Ascent in order to complete the transactions contemplated hereby.

(v)

Neither this Agreement nor any Ancillary Agreement to which Ascent is a party: (i) contains any untrue statement of a material fact in respect of Ascent, the affairs, prospects, operations or condition of Ascent; or (ii) to the knowledge of Ascent, omits any statement of a material fact necessary in order to make the statements in respect of Ascent, the affairs, prospects, operations or condition of Ascent contained herein or therein not misleading.

(w)	Ascent is a Foreign Private Issuer.

(x)

Ascent (and all entities "controlled by" Ascent for purposes of the United States Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended) does not hold assets located in the United States with a fair market value of greater than US$84.4 million and has not made aggregate sales in or into the United States of over US$84.4 million in its most recent fiscal year.

(y)	Ascent is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.

(z)	Ascent is not registered or required to be registered as an "investment company" pursuant to the United States Investment Company Act of 1940, as amended.

(aa)

No class of securities of Ascent is registered or required to be registered under Section 12 of the U.S. Exchange Act of 1934, as amended (the "1934 Act"), nor does Ascent have a reporting obligation under Section 15(d) of the 1934 Act.

(bb)

Paget shall have the benefit of the representations and warranties made by Ascent in the Agency Agreement to the Agents and to the Purchasers (each as defined in the Agency Agreement), to the extent that such representations and warranties are not inconsistent with this Article 4. Such representations and warranties (to the extent that they are not inconsistent with this Article 4) shall form an integral part of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PAGET

Section 5.1	Representations and Warranties of Paget.

Paget represents and warrants as follows to Ascent and acknowledges and confirms that Ascent is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Paget is a company incorporated and existing under the laws of the Province of British Columbia; and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(b)

The execution and delivery of and performance by Paget of this Agreement, and by Paget of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of Paget.

(c)	The execution and delivery of and performance by Paget of this Agreement, and by Paget of each of the Ancillary Agreements to which it is a party:

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)

This Agreement and each of the Ancillary Agreements to which Paget is a party have been duly executed and delivered by Paget and constitute legal, valid and binding agreements of Paget enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors' rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)

Paget has an authorized capital of an unlimited number of Paget Common Shares of which, as at the date hereof, Paget has issued and outstanding 9,279,834 Paget Common Shares. Other than as previously disclosed to Ascent, there are no outstanding shares of Paget or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of Paget or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Paget of any shares of Paget (including Paget Common Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Paget Common Shares or other equity securities of Paget. All outstanding Paget Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights, and all Paget Common Shares issuable pursuant to agreements evidencing rights to acquire shares will, when issued in accordance with their respective terms, be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(f)

There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Paget, contemplated or threatened, to which Paget is a party or to which the property of Paget is subject. There is not presently outstanding against Paget any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(g)

The Paget Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Paget as at the respective dates of the Paget Financial Statements and the sales, earnings and results of operations of Paget for the respective periods covered by the Paget Financial Statements.

(h)

All Taxes due and payable by Paget have been paid within the required time period except for where the failure to pay such taxes would not constitute an adverse material fact of Paget, or result in a Material Adverse Effect to Paget taken as a whole.

(i)

Paget has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation.

(j)	Paget is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(k)

The material contracts of Paget previously disclosed in writing to Ascent or its designee (the "Paget Material Contracts") are the only material documents and contracts currently in effect. Each of the Paget Material Contracts is in full force and effect and is unamended and there are no outstanding defaults or breaches under any of the Paget Material Contracts on the part of Paget which would have a Material Adverse Effect.

(l)

There are no payments required to be made to directors, officers and employees of Paget as a result of this Agreement or the Amalgamation under all contract settlements, bonus plans, retention agreements, change of control agreements and severance obligations (whether resulting from termination, change of control or alteration of duties).

(m)

Paget is a "reporting issuer" under the laws of British Columbia and Alberta and is not in default in any material respect of any requirements of applicable Canadian provincial securities Laws related thereto. Paget is not, as at the date hereof, included on the list of defaulting reporting issuers maintained by any of the applicable securities regulatory authorities.

(n)

Except for customary indemnity to its directors and officers, Paget is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment respecting the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation, other than as provided in the Ordinary Course, in transfer agency agreements, underwriting and agency agreements and agreements in connection with indebtedness of Paget outstanding on the date hereof.

(o)

The Paget Common Shares are listed and posted for trading on the NEX and other than as publicly disclosed, no order ceasing or suspending trading in any securities of Paget is currently outstanding and no proceeding for such purpose are pending, or to the knowledge of Paget, threatened.

(p)

Paget has filed all reports and other continuous disclosure documents required to be filed by it by applicable Canadian provincial securities Laws ("Securities Reports"). Each Securities Report was, as of the date of filing, in compliance in all material respects with all applicable requirements under applicable Canadian provincial securities Laws and none of the Securities Reports, as of their respective filing dates, contained any Misrepresentation. No material change has occurred in relation to Paget which is not disclosed in the Securities Reports, and Paget has not filed any confidential material change reports which continue to remain confidential.

(q)

Paget is not in any discussions and has not entered any outstanding proposals, letters of intent, agreements or any understandings with any Person (other than Ascent) with respect to an amalgamation, merger, business combination or similar transaction.

(r)	Paget is not a party to any lease, management or service agreement that cannot be immediately terminated without notice or penalty or both.

(s)	Paget has made available to Ascent all material information concerning Paget and all such information as made available to Ascent is accurate, true and correct in all material respects.

(t)

Paget shall have cash on hand of not less than an amount equal to the gross proceeds of the Paget PP, less (i) the amount of actual expenses incurred by Paget in connection with the transactions contemplated hereby; and (ii) $100,000, and any deviations from this amount must be previously approved in writing by Ascent, in its sole discretion.

(u)

Other than in connection with or in compliance with the provisions of applicable Laws, no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary by Paget in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any Material Adverse Effect on the ability of Paget to consummate the transactions contemplated hereby.

(v)

Except for certain finders in respect of the Paget PP, Paget has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(w)

Except with respect to the Regulatory Approvals and the requisite approvals in respect of the Paget Amalgamation Resolution, there are no third party consents required to be obtained by Paget in order to complete the transactions contemplated hereby.

(x)

Neither this Agreement nor any Ancillary Agreement to which Paget is a party: (i) contains any untrue statement of a material fact in respect of Paget, the affairs, prospects, operations or condition of Paget; or (ii) to the knowledge of Paget, omits any statement of a material fact necessary in order to make the statements in respect of Paget, the affairs, prospects, operations or condition of Paget contained herein or therein not misleading.

(y)	Paget is a Foreign Private Issuer.

(z)

Paget (and all entities "controlled by" Paget for purposes of the United States Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended) does not hold assets located in the United States with a fair market value of greater than US$84.4 million and has not made aggregate sales in or into the United States of over US$84.4 million in its most recent fiscal year.

(aa)	Paget is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.

(bb)	Paget is not registered or required to be registered as an "investment company" pursuant to the United States Investment Company Act of 1940, as amended.

(cc)	No class of securities of Paget is registered or required to be registered under Section 12 of the 1934 Act, nor does Paget have a reporting obligation under Section 15(d) of the 1934 Act.

(dd)

Ascent shall have the benefit of the representations and warranties made by Paget in the Agency Agreement to the Agents and to the Purchasers (each as defined in the Agency Agreement), to the extent that such representations and warranties are not inconsistent with this Article 5. Such representations and warranties (to the extent that they are not inconsistent with this Article 5) shall form an integral part of this Agreement.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1	Covenants of Ascent.

Ascent covenants and agrees with Paget that it shall:

(1)

use commercially reasonable efforts to obtain any resolutions of the holders of Ascent Common Shares necessary to consummate the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the BCBCA;

(2)

cooperate with Paget to file a Form CB with the US Securities and Exchange Commission in order to establish an exemption for the issuance of securities in the Amalgamation to shareholders in the United States;

(3)

take all such actions as are within its power and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent set forth in favour of Paget as set forth in this Agreement; and

(4)	subject to the approval of the shareholders of each of Ascent and Paget being obtained for the completion of the Amalgamation and subject to all applicable Regulatory Approvals being obtained, thereafter jointly file with the Registrar the Amalgamation Application and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

Section 6.2	Covenants of Paget.

Paget covenants and agrees with Ascent that it shall:

(1)

use commercially reasonable efforts to obtain any resolutions of the holders of Paget Common Shares necessary to consummate the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the BCBCA;

(2)

cooperate with Ascent to file a Form CB with the US Securities and Exchange Commission in order to establish an exemption for the issuance of securities in the Amalgamation to shareholders in the United States;

(3)

take all such actions as are within its power and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent set forth in favour of Ascent as set forth in this Agreement;

(4)	complete the Consolidation prior to the Amalgamation; and

(5)

subject to the approval of the shareholders of each of Ascent and Paget being obtained for the completion of the Amalgamation and subject to all applicable Regulatory Approvals being obtained, thereafter jointly file with the Registrar the Amalgamation Application and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

Section 6.3	Conduct of Business.

(1)

During the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, each Party shall conduct its business in the Ordinary Course.

(2)

Without limiting the generality of Section 6.3(1), each Party covenants with the other Party as follows for the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms:

(a)	its business shall be conducted only in the Ordinary Course and each Party shall keep the other Party promptly apprised of all material developments relating thereto.

(b)

it shall not directly or indirectly do or permit to occur any of the following: (i) amend its Constating Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) except with the prior written consent of the other Party, issue (other than pursuant to the Amalgamation, in connection with the Offering, the Series D Financing or the Paget PP, or, in the case of Ascent, pursuant to the grant, exercise, conversion of stock options and other similar issuances pursuant to any existing stock option plan, profits interest plan or similar equity compensation arrangements,), issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, its shares; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities, except as permitted hereunder and other than pursuant to the Amalgamation; (v) other than the Consolidation, split, combine or reclassify any of its shares; (vi) reduce its stated capital; (vii) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; (viii) take any action, or refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or adversely affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement or commitment with respect to any of the foregoing.

(c)

it shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees, except as is necessary to comply with applicable Laws or with respect to existing provisions of any such plans, programs, or agreements.

(d)

it shall not grant any officer, director, employee or consultant an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies for any directors, officers, employees or consultants, nor adopt or amend (other than to permit accelerated vesting of options) or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan from a trust fund for the benefit of directors, officers, employees or consultants, except as is necessary to comply with applicable Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements.

(e)

it shall promptly notify the other Party in writing of any Material Adverse Effect on itself or of any material breach by it of any representation or warranty or covenant provided by it in this Agreement with respect to itself.

Section 6.4	No Shop.

From the date hereof until the earliest of: (a) the date that this Agreement is terminated in accordance with Section 8.2 hereof; (b) 90 days from date of this Agreement; and (c) the Effective Date (the "Standstill Period"), each Party will not, nor will it permit any of its directors, officers, employees, representatives or agents (including and without limitation, investment bankers, legal counsel and accountants) directly or indirectly to, solicit or accept any offer for the purchase of outstanding securities of such Party or the business or the assets of such Party, whether as a primary or backup offer, or take any other action that would reasonably be expected to lead to any commitment or agreement to sell such Party or business or the assets of such Party, or any other transaction which would be inconsistent with the transaction and the other matters contemplated herein. In addition, each Party agrees that during the Standstill Period, no access will be given to any third party to any of such Party's premises, to any confidential information or any other information relating to such Party for the purpose of enabling that third party to make a determination as to whether to enter into a transaction with such Party or other persons that would be inconsistent with the Amalgamation and the other matters contemplated herein.

Notwithstanding the foregoing, nothing herein will restrict the Parties hereto and their respective directors, officers, employees, representatives or agents (including without limitation, investment bankers, legal counsel and accountants) from taking such actions as may be required in order to discharge their obligations pursuant to applicable Laws.

ARTICLE 7
CONDITIONS

Section 7.1	Mutual Conditions Precedent.

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)

All resolutions required to be passed by the Ascent Shareholders and Paget Shareholders to consummate the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the BCBCA, including the Ascent Amalgamation Resolution and the Paget Amalgamation Resolution, have been approved and adopted by the Ascent Shareholders and Paget Shareholders, as applicable.

(2)	No Law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins Ascent or Paget from consummating the Amalgamation.

(3)

Each Regulatory Approval necessary to consummate the Amalgamation, and all necessary approvals of the TSXV and the CSE, as applicable, has been made, given or obtained on terms acceptable to Ascent and Paget, each acting reasonably, and each such Regulatory Approval is in force and has not been modified.

(4)	There shall not have occurred a Material Adverse Effect with respect to Ascent or Paget.

Section 7.2	Conditions for the Benefit of Paget.

(1)

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Paget and may be waived, in whole or in part, by Paget in its sole discretion:

(a)

The representations and warranties of Ascent which are qualified by references to materiality or by the expression "Material Adverse Effect" were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of Ascent were true and correct as of the date of this Agreement and are true and correct as of the Effective Date in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and Ascent shall have executed and delivered a certificate of an officer to that effect.

(b)

Ascent shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and the Ancillary Agreements to be fulfilled or complied with by Ascent at or prior to the Effective Date, and Ascent shall have executed and delivered a certificate to that effect.

(2)	Ascent shall deliver or cause to be delivered to Paget or prior to the Effective Date the following in form and substance satisfactory to Paget acting reasonably:

(a)

a certified copy of: (A) all resolutions of the Ascent Board approving the entering into of this Agreement and the completion of the Amalgamation; (B) all resolutions of the Ascent Shareholders passed in connection with the Ascent Meeting; and (C) a list of the directors and officers of Ascent authorized to sign agreements together with their specimen signatures; and

(b)	a certificate of good standing with respect to Ascent issued by the Registrar.

Section 7.3	Conditions for the Benefit of Ascent.

(1)

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Ascent and may be waived, in whole or in part, by Ascent in its sole discretion:

(a)

The representations and warranties of Paget which are qualified by references to materiality or by the expression "Material Adverse Effect" were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of Paget were true and correct as of the date of this Agreement and are true and correct as of the Effective Date in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and Paget shall have executed and delivered a certificate to that effect.

(b)

Paget shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and any Ancillary Agreement to be fulfilled or complied with by it at or prior to the Effective Date, and Paget shall have executed and delivered a certificate to that effect.

(c)

Paget shall have caused the delivery of letters of resignation of all directors and officers of Paget (and shall have arranged reciprocal releases of such individuals) holding such office(s), other than Mark T. Brown, prior to the Amalgamation.

(d)	Paget shall have caused the termination of all agreements involving Paget relating to administration or leases, without any further liability to Paget.

(e)	Paget shall have completed the Consolidation.

(f)	The gross proceeds of the Paget PP shall be an amount equal to $2,000,000, or such amount as acceptable to Ascent in its sole discretion.

(g)

Paget shall have cash on hand of not less than an amount equal to the gross proceeds of the Paget PP Proceeds, less (i) the amount of actual expenses incurred by Paget in connection with the transactions contemplated hereby; and (ii) $100,000, and Paget shall have executed and delivered a certificate to that effect, and any deviations from this amount must be previously approved in writing by Ascent in its sole discretion.

(2)	Paget shall deliver or cause to be delivered to Ascent at or prior to the Effective Date the following in form and substance satisfactory to Ascent acting reasonably:

(a)

a certified copy of: (A) all resolutions of the Paget Board approving the entering into of this Agreement, the completion of the Consolidation, the termination of the Paget Stock Option Plan (such termination to be subject to the replacement of the post-Consolidation Paget Stock Options with Resulting Issuer Stock Options as contemplated in Section 2.13(3)(c)) and the completion of the Amalgamation; (B) all resolutions of the Paget Shareholders passed in connection with the Paget Meeting; and (C) a list of the directors and officers authorized to sign agreements together with their specimen signatures; and

(b)	a certificate of good standing with respect to Paget issued by the Registrar.

ARTICLE 8
TERMINATION

Section 8.1	Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 8.2	Termination Rights.

This Agreement may, by Notice in writing given prior to the Effective Date, be terminated:

(a)	by mutual consent of Ascent and Paget;

(b)	by either Ascent or Paget if:

(i)

the approval of Ascent Shareholders of the Amalgamation or the approval of Paget Shareholders of all matters to be considered at the Paget Meeting, is not obtained, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(i) if the failure to obtain such approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins Ascent or Paget from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; or

(iii)

the Effective Date does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(iii) if the failure of the Effective Date to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)

by Ascent if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Paget under this Agreement occurs that would cause any condition in Section 7.3(1)(a) or Section 7.3(1)(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that Ascent is not then in breach of this Agreement so as to cause any condition in Section 7.2(1)(a) or Section 7.2(1)(b) not to be satisfied.

(d)

by Paget if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ascent under this Agreement occurs that would cause any condition in Section 7.2(1)(a) or Section 7.2(1)(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date;

provided that Paget is not then in breach of this Agreement so as to cause any condition in Section 7.3(1)(a) or Section 7.3(1)(b) not to be satisfied.

Section 8.3	Effect of Termination.

(1)

If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver shall be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)

If this Agreement is terminated, the Parties are released from all of their respective obligations under this Agreement except that each Party's obligations under Section 9.3 and Section 9.5 will survive.

ARTICLE 9
MISCELLANEOUS

Section 9.1	Notices.

Any notice, direction or other communication (each, a "Notice") given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or by e-mail and addressed:

(a)	to Paget at:

Paget Minerals Corp.
410 – 325 Howe Street
Vancouver, British Columbia V6C 1Z7

Attention: Mark T. Brown
E-mail: mtbrown@pacificopportunity.com

With a copy to (not to constitute notice):

Borden Ladner Gervais LLP
Centennial Place, East Tower, 1900
520 – 3rd Ave S.W.
Calgary, Alberta T2P 0R3

Attention: Robb McNaughton
E-mail: RMcNaughton@blg.com

(b)	to Ascent at:

Ascent Industries Corp.
260-22529 Lougheed Highway
Maple Ridge, British Columbia V2X 0T5

Attention: Philip Campbell, Chief Executive Officer
E-mail: philip@ascentindustriescorp.com

With a copy to (not to constitute notice):

Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, British Columbia V6C 2X8

Attention: Noordin S. K. Nanji
E-mail: nnanji@stikeman.com

A Notice is deemed to be delivered and received: (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; or (iv) if sent by e-mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 9.2	Time of the Essence.

Time is of the essence in this Agreement.

Section 9.3	Confidentiality

Each of Paget and Ascent:

(1)

acknowledges that it has provided to the other information that is non-public, confidential, and proprietary in nature. Each of Paget and Ascent (and their respective directors, officers, affiliates, representatives, agents and employees) shall keep such information confidential and shall not, except as otherwise provided below, disclose such information or use such information for any purpose other than (a) for the consummation of the Amalgamation; or (b) as necessary for the completion of the Offering or the Paget PP. The foregoing shall not apply to information that:

(a)	becomes generally available to the public absent any breach of the foregoing;

(b)	was available on a non-confidential basis to a party prior to it receiving such information pursuant to this letter of intent; or

(c)	becomes available to a party on a non-confidential basis from a third party who is not bound to keep such information confidential; and

(2)

agrees that immediately upon any discontinuance of activities by either party that result in the Amalgamation not being consummated, it will return to the other party all confidential information, provided that the counsel to each Party may retain one copy of all such confidential information for the sole purpose of maintaining a record of the confidential information that was exchanged hereunder.

Section 9.4	Announcements.

No press release, public statement or announcement or other public disclosure (a "Public Statement") with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of Ascent and Paget, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use commercially reasonable best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 9.5	Expenses.

If the Amalgamation is not completed: (a) until such time as the completion of the Paget PP, Ascent shall be responsible for the costs and expenses of each of Paget and Ascent associated with the Transaction, provided that Ascent shall only be responsible for such costs and expenses of Paget up to a total amount of CAD$90,000; and (b) upon completion of the Paget PP, each of Paget and Ascent will bear their own respective costs and expenses associated with the Amalgamation. It is expressly understood that Ascent's counsel will be responsible for preparing the documents required to complete the Transaction and the Paget PP, including the Joint Circular, at the sole cost and expense of Ascent (which for greater certainty, shall not be included in determining the CAD$90,000 threshold in (a) above), with assistance and review from counsel to Paget.

Section 9.6	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 9.7	Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.8	Entire Agreement.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Section 9.9	Successors and Assigns.

(1)

This Agerement becomes effective only when executed by Ascent and Paget. After that time, it will be binding upon and enure to the benefit of Ascent and Paget and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 9.10	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 9.11	Governing Law.

(1)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 9.12	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other form of electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement.

ASCENT INDUSTRIES CORP.

By:	"Philip Campbell"
Authorized Signatory

PAGET MINERALS CORP.

By:	"Mark T. Brown"
Authorized Signatory

Schedule "A"
Articles of the Resulting Issuer

"A" - 1

Incorporation Number ____________________
Effective as of ____________________

ARTICLES

OF

ASCENT INDUSTRIES CORP.

BUSINESS CORPORATIONS ACT

BRITISH COLUMBIA

PART 1
INTERPRETATION

1.1	Definitions	1
1.2	Business Corporations Act and Interpretation Act Definitions Applicable	2

PART 2
SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure	2
2.2	Form of Share Certificate	2
2.3	Shareholder Entitled to Certificate or Acknowledgment	2
2.4	Delivery by Mail	3
2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	3
2.6	Replacement of Lost, Destroyed or Wrongfully Taken Certificate	3
2.7	Recovery of New Share Certificate	3
2.8	Splitting Share Certificates	4
2.9	Certificate Fee	4
2.10	Recognition of Trusts	4

PART 3
ISSUE OF SHARES

3.1	Directors Authorized	4
3.2	Commissions and Discounts	4
3.3	Brokerage	5
3.4	Conditions of Issue	5
3.5	Share Purchase Warrants and Rights	5

PART 4
SHARE REGISTERS

4.1	Central Securities Register	5
4.2	Appointment of Agent	5
4.3	Closing Register	6

PART 5
SHARE TRANSFERS

5.1	Registering Transfers	6
5.2	Waivers of Requirements for Transfer	6
5.3	Form of Instrument of Transfer	7
5.4	Transferor Remains Shareholder	7
5.5	Signing of Instrument of Transfer	7
5.6	Enquiry as to Title Not Required	7
5.7	Transfer Fee	7

(i)

PART 6
TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death	8
6.2	Rights of Legal Personal Representative	8

PART 7
ACQUISITION OF COMPANY'S SHARES

7.1	Company Authorized to Purchase or Otherwise Acquire Shares	8
7.2	No Purchase, Redemption or Other Acquisition When Insolvent	8
7.3	Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares	9

PART 8
BORROWING POWERS

8.1	Borrowing Powers	9

PART 9
ALTERATIONS

9.1	Alteration of Authorized Share Structure	9
9.2	Special Rights or Restrictions	10
9.3	No Interference with Class or Series Rights without Consent	10
9.4	Change of Name	11
9.5	Other Alterations	11

PART 10
MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings	11
10.2	Resolution Instead of Annual General Meeting	11
10.3	Calling of Meetings of Shareholders	11
10.4	Notice for Meetings of Shareholders	11
10.5	Record Date for Notice and Voting	12
10.6	Failure to Give Notice and Waiver of Notice	12
10.7	Notice of Special Business at Meetings of Shareholders	12
10.8	Class Meetings and Series Meetings of Shareholders	12
10.9	Electronic Meetings	12
10.10	Advance Notice Provisions	13

PART 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business	17
11.2	Special Majority	18
11.3	Quorum	18
11.4	One Shareholder May Constitute Quorum	18
11.5	Persons Entitled to Attend Meeting	18

(ii)

11.6	Requirement of Quorum	18
11.7	Lack of Quorum	18
11.8	Lack of Quorum at Succeeding Meeting	19
11.9	Chair	19
11.10	Selection of Alternate Chair	19
11.11	Adjournments	19
11.12	Notice of Adjourned Meeting	19
11.13	Electronic Voting	20
11.14	Decisions by Show of Hands or Poll	20
11.15	Declaration of Result	20
11.16	Motion Need Not be Seconded	20
11.17	Casting Vote	20
11.18	Manner of Taking Poll	20
11.19	Demand for Poll on Adjournment	21
11.20	Chair Must Resolve Dispute	21
11.21	Casting of Votes	21
11.22	No Demand for Poll on Election of Chair	21
11.23	Demand for Poll Not to Prevent Continuance of Meeting	21
11.24	Retention of Ballots and Proxies	21

PART 12
VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares	21
12.2	Votes of Persons in Representative Capacity	22
12.3	Votes by Joint Holders	22
12.4	Legal Personal Representatives as Joint Shareholders	22
12.5	Representative of a Corporate Shareholder	22
12.6	When Proxy Holder Need Not Be Shareholder	23
12.7	When Proxy Provisions Do Not Apply to the Company	23
12.8	Appointment of Proxy Holders	23
12.9	Alternate Proxy Holders	24
12.10	Deposit of Proxy	24
12.11	Validity of Proxy Vote	24
12.12	Form of Proxy	24
12.13	Revocation of Proxy	25
12.14	Revocation of Proxy Must Be Signed	25
12.15	Chair May Determine Validity of Proxy.	26
12.16	Production of Evidence of Authority to Vote	26

PART 13
DIRECTORS

13.1	Number of Directors	26
13.2	Change in Number of Directors	26
13.3	Directors' Acts Valid Despite Vacancy	26
13.4	Qualifications of Directors	27
13.5	Remuneration of Directors	27

(iii)

13.6	Reimbursement of Expenses of Directors	27
13.7	Special Remuneration for Directors	27

PART 14
ELECTION AND REMOVAL OF DIRECTORS

14.1	Election at Annual General Meeting	27
14.2	Consent to be a Director	28
14.3	Failure to Elect or Appoint Directors	28
14.4	Directors May Fill Casual Vacancies	28
14.5	Remaining Directors' Power to Act	28
14.6	Shareholders May Fill Vacancies	28
14.7	Additional Directors	29
14.8	Ceasing to be a Director	29
14.9	Removal of Director by Shareholders	29
14.10	Removal of Director by Directors	29

PART 15
POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management	29
15.2	Appointment of Attorney of Company	30

PART 16
INTERESTS OF DIRECTORS AND OFFICERS

16.1	Director Holding Other Office in the Company	30
16.2	No Disqualification	30
16.3	Director or Officer in Other Corporations	30

PART 17
PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors	31
17.2	Voting at Meetings	31
17.3	Chair of Meetings	31
17.4	Meetings by Telephone or Other Communications Medium	31
17.5	Calling of Meetings	32
17.6	Notice of Meetings	32
17.7	When Notice Not Required	32
17.8	Meeting Valid Despite Failure to Give Notice	32
17.9	Waiver of Notice of Meetings	32
17.10	Quorum	33
17.11	Validity of Acts Where Appointment Defective	33
17.12	Consent Resolutions in Writing	33

(iv)

PART 18
BOARD COMMITTEES

18.1	Appointment and Powers of Committees	33
18.2	Obligations of Committees	34
18.3	Powers of Board	34
18.4	Committee Meetings	34

PART 19
OFFICERS

19.1	Directors May Appoint Officers	35
19.2	Functions, Duties and Powers of Officers	35
19.3	Qualifications	35
19.4	Remuneration and Terms of Appointment	35

PART 20
INDEMNIFICATION

20.1	Definitions	36
20.2	Mandatory Indemnification of Directors and Officers	36
20.3	Deemed Contract	36
20.4	Permitted Indemnification	36
20.5	Non-Compliance with Business Corporations Act	36
20.6	Company May Purchase Insurance	37

PART 21
DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights	37
21.2	Declaration of Dividends	37
21.3	No Notice Required	37
21.4	Record Date	37
21.5	Manner of Paying Dividend	38
21.6	When Dividend Payable	38
21.7	Dividends to be Paid in Accordance with Number of Shares	38
21.8	Receipt by Joint Shareholders	38
21.9	Dividend Bears No Interest	38
21.10	Fractional Dividends	38
21.11	Payment of Dividends	38
21.12	Capitalization of Retained Earnings or Surplus	39

PART 22
ACCOUNTING RECORDS AND AUDITOR

22.1	Recording of Financial Affairs	39
22.2	Inspection of Accounting Records	39
22.3	Remuneration of Auditor	39

(v)

PART 23
NOTICES

23.1	Method of Giving Notice	39
23.2	Deemed Receipt	40
23.3	Certificate of Sending	41
23.4	Notice to Joint Shareholders	41
23.5	Notice to Legal Personal Representatives and Trustees	41
23.6	Undelivered Notices	41

PART 24
SEAL

24.1	Who May Attest Seal	41
24.2	Sealing Copies	42
24.3	Mechanical Reproduction of Seal	42

PART 25
FORUM SELECTION

25.1	Forum for Adjudication of Certain Disputes	42

PART 26
SPECIAL RIGHTS OR RESTRICTIONS

26.1	Common Shares	43
26.2	Preferred Shares	43

(vi)

Incorporation Number ____________________

ARTICLES

OF

ASCENT INDUSTRIES CORP.

(the "Company")

PART 1
INTERPRETATION

1.1 Definitions

In these Articles (the "Articles"), unless the context otherwise requires:

(1)	"appropriate person" has the meaning assigned in the Securities Transfer Act;

(2)	"board of directors", "directors" and "board" mean the directors of the Company for the time being;

(3)

"Business Corporations Act" means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(4)

"Interpretation Act" means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(5)	"legal personal representative" means the personal or other legal representative of a shareholder;

(6)	"protected purchaser" has the meaning assigned in the Securities Transfer Act;

(7)	"registered address" of a shareholder means the shareholder's address as recorded in the central securities register;

(8)	"seal" means the seal of the Company, if any;

(9)	"Securities Act" means the Securities Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(10)

"securities legislation" means statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes; "Canadian securities legislation" means the securities legislation in any province or territory of Canada and includes the Securities Act; and "U.S. securities legislation" means the securities legislation in the federal jurisdiction of the United States and in any state of the United States and includes the Securities Act of 1933 and the Securities Exchange Act of 1934;

(11)

"Securities Transfer Act" means the Securities Transfer Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict or inconsistency between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

PART 2
SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2 Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder's name or (b) a non-transferable written acknowledgment of the shareholder's right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent of one of the joint shareholders will be sufficient delivery to all.

2.4 Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder's right to obtain a share certificate may be sent to the shareholder by mail at the shareholder's registered address and neither the Company nor any director, officer or agent of the Company (including the Company's legal counsel or transfer agent) is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the Company is satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder's right to obtain a share certificate is worn out or defaced, it must, on production to it of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as it thinks fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6 Replacement of Lost, Destroyed or Wrongfully Taken Certificate

If a person entitled to a share certificate claims that the share certificate has been lost, destroyed or wrongfully taken, the Company must issue a new share certificate, if that person:

(1)	so requests before the Company has notice that the share certificate has been acquired by a protected purchaser;

(2)	provides the Company with an indemnity bond sufficient in the Company's judgement to protect the Company from any loss that the Company may suffer by issuing a new certificate; and

(3)	satisfies any other reasonable requirements imposed by the Company.

A person entitled to a share certificate may not assert against the Company a claim for a new share certificate where a share certificate has been lost, apparently destroyed or wrongfully taken if that person fails to notify the Company of that fact within a reasonable time after that person has notice of it and the Company registers a transfer of the shares represented by the certificate before receiving a notice of the loss, apparent destruction or wrongful taking of the share certificate.

2.7 Recovery of New Share Certificate

If, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights under any indemnity bond, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.

2.8 Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder's name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as represented by the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.9 Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.8, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.10 Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

PART 3
ISSUE OF SHARES

3.1 Directors Authorized

Subject to the Business Corporations Act and the rights, if any, of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

PART 4
SHARE REGISTERS

4.1 Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain a central securities register, which may be kept in electronic form.

4.2 Appointment of Agent

The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

If the Company has appointed a transfer agent, references in Articles 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, and 5.7 to the Company include its transfer agent.

4.3 Closing Register

The Company must not at any time close its central securities register.

PART 5
SHARE TRANSFERS

5.1 Registering Transfers

The Company must register a transfer of a share of the Company if either:

(1)	the Company or the transfer agent or registrar for the class or series of share to be transferred has received:

(a)

in the case where the Company has issued a share certificate in respect of the share to be transferred, that share certificate and a written instrument of transfer (which may be on a separate document or endorsed on the share certificate) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b)

in the case of a share that is not represented by a share certificate (including an uncertificated share within the meaning of the Business Corporations Act and including the case where the Company has issued a non-transferable written acknowledgement of the shareholder's right to obtain a share certificate in respect of the share to be transferred), a written instrument of transfer, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person; and

(c)

such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor's right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser; or

(2)	all the preconditions for a transfer of a share under the Securities Transfer Act have been met and the Company is required under the Securities Transfer Act to register the transfer.

5.2 Waivers of Requirements for Transfer

The Company may waive any of the requirements set out in Article 5.1(1) and any of the preconditions referred to in Article 5.1(2).

5.3 Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company's share certificates or in any other form that may be approved by the Company or the transfer agent for the class or series of shares to be transferred.

5.4 Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.5 Signing of Instrument of Transfer

If a shareholder or other appropriate person or an agent who has actual authority to act on behalf of that person, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified but share certificates are deposited with the instrument of transfer, all the shares represented by such share certificates:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.6 Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.7 Transfer Fee

Subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, there must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

PART 6
TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death

In the case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder's name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder's interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the directors may require the original grant of probate or letters of administration or a court certified copy of them or the original or a court certified or authenticated copy of the grant of representation, will, order or other instrument or other evidence of the death under which title to the shares or securities is claimed to vest.

6.2 Rights of Legal Personal Representative

The legal personal representative of a shareholder has the rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles and applicable securities legislation, if appropriate evidence of appointment or incumbency within the meaning of the Securities Transfer Act has been deposited with the Company. This Article 6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the shareholder's name and the name of another person in joint tenancy.

PART 7
ACQUISITION OF COMPANY'S SHARES

7.1 Company Authorized to Purchase or Otherwise Acquire Shares

Subject to Article 7.2, the special rights or restrictions attached to the shares of any class or series of shares, the Business Corporations Act and applicable securities legislation, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

7.2 No Purchase, Redemption or Other Acquisition When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

PART 8
BORROWING POWERS

8.1 Borrowing Powers

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(2)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

PART 9
ALTERATIONS

9.1 Alteration of Authorized Share Structure

Subject to Articles 9.2 and 9.3, the special rights or restrictions attached to the shares of any class or series of shares and the Business Corporations Act, the Company may:

(1)	by ordinary resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(d)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(e)	alter the identifying name of any of its shares; or

(f)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

and, if applicable, alter its Notice of Articles and Articles accordingly; or

(2)

by resolution of the directors, subdivide or consolidate all or any of its unissued, or fully paid issued, shares and if applicable, alter its Notice of Articles and, if applicable, its Articles accordingly.

9.2 Special Rights or Restrictions

Subject to the special rights or restrictions attached to any class or series of shares and the Business Corporations Act, the Company may by ordinary resolution:

(1)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles and Notice of Articles accordingly.

9.3 No Interference with Class or Series Rights without Consent

A right or special right attached to issued shares must not be prejudiced or interfered with under the Business Corporations Act, the Notice of Articles or these Articles unless the holders of shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of the holders of such class or series of shares.

9.4 Change of Name

The Company may by directors' resolution or ordinary resolution authorize an alteration to its Notice of Articles in order to change its name.

9.5 Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles.

PART 10
MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place, either in or outside British Columbia, as may be determined by the directors.

10.2 Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company's annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Meetings of Shareholders

The directors may, at any time, call a meeting of shareholders, to be held at such time and place, either in or outside British Columbia, as may be determined by the directors.

10.4 Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.5 Record Date for Notice and Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, any meeting of shareholders.

10.6 Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.7 Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company's records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.8 Class Meetings and Series Meetings of Shareholders

Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply, with the necessary changes and so far as they are applicable, to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.9 Electronic Meetings

The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.10 Advance Notice Provisions

(1) Nomination of Directors

Subject only to the Business Corporations Act and these Articles, only persons who are nominated in accordance with the procedures set out in this Article 10.10 shall be eligible for election as directors to the board of directors of the Company. Nominations of persons for election to the board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose at which the election of directors is a matter specified in the notice of meeting, as follows:

(a)	by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a valid proposal made in accordance with the provisions of the Business Corporations Act or a valid requisition of shareholders made in accordance with the provisions of the Business Corporations Act; or

(c)	by any person entitled to vote at such meeting (a "Nominating Shareholder"), who:

(i)

is, at the close of business on the date of giving notice provided for in this Article 10.10 and on the record date for notice of such meeting, either entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Company; and

(ii)	has given timely notice in proper written form as set forth in this Article 10.10.

(2) Exclusive Means

For the avoidance of doubt, this Article 10.10 shall be the exclusive means for any person to bring nominations for election to the board before any annual or special meeting of shareholders of the Company.

(3) Timely Notice

In order for a nomination made by a Nominating Shareholder to be timely notice (a "Timely Notice"), the Nominating Shareholder's notice must be received by the corporate secretary of the Company at the principal executive offices or registered office of the Company:

(a)

in the case of an annual meeting of shareholders (including an annual and special meeting), not later than 5:00 p.m. (Vancouver time) on the 30th day before the date of the meeting; provided, however, if the first public announcement made by the Company of the date of the meeting (each such date being the "Notice Date") is less than 50 days before the meeting date, notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board, not later than the close of business on the 15th day following the Notice Date;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Article 10.10(3)(a) or 10.10(3)(b), and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

(4) Proper Form of Notice

To be in proper written form, a Nominating Shareholder's notice to the corporate secretary must comply with all the provisions of this Article 10.10 and disclose or include, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a "Proposed Nominee"):

(i)	the name, age, business and residential address of the Proposed Nominee;

(ii)	the principal occupation/business or employment of the Proposed Nominee, both presently and for the past five years;

(iii)

the number of securities of each class of securities of the Company or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)

full particulars of any relationships, agreements, arrangements or understandings (including financial, compensation or indemnity related) between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

(v)

any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Business Corporations Act or applicable securities law; and

(vi)

a written consent of each Proposed Nominee to being named as nominee and certifying that such Proposed Nominee is not disqualified from acting as director under the provisions of subsection 124(2) of the Business Corporations Act; and

(b)	as to each Nominating Shareholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made:

(i)	their name, business and residential address;

(ii)

the number of securities of the Company or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Company or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)

their interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person's economic interest in a security of the Company or the person's economic exposure to the Company;

(iv)

any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Nominating Shareholder or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder and any Proposed Nominee;

(v)

full particulars of any proxy, contract, relationship arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the board;

(vi)

a representation that the Nominating Shareholder is a holder of record of securities of the Company, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vii)

a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Company in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Company in support of such nomination; and

(viii)

any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act or as required by applicable securities law.

Reference to "Nominating Shareholder" in this section 10.10(4) shall be deemed to refer to each shareholder that nominated or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

(5) Currency of Nominee Information

All information to be provided in a Timely Notice pursuant to this Article 10.10 shall be provided as of the date of such notice. The Nominating Shareholder shall provide the Company with an update to such information forthwith so that it is true and correct in all material respects as of the date that is 10 business days before the date of the meeting, or any adjournment or postponement thereof.

(6) Delivery of Information

Notwithstanding Part 23 of these Articles, any notice, or other document or information required to be given to the corporate secretary pursuant to this Article 10.10 may only be given by personal delivery or courier (but not by fax or email) to the corporate secretary at the address of the principal executive offices or registered office of the Company and shall be deemed to have been given and made on the date of delivery if it is a business day and the delivery was made prior to 5:00 p.m. (Vancouver time) and otherwise on the next business day.

(7) Defective Nomination Determination

The chair of any meeting of shareholders of the Company shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Article 10.10, and if any proposed nomination is not in compliance with such provisions, must as soon as practicable following receipt of such nomination and prior to the meeting declare that such defective nomination shall not be considered at any meeting of shareholders.

(8) Failure to Appear

Despite any other provision of this Article 10.10, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

(9) Waiver

The board may, in its sole discretion, waive any requirement in this Article 10.10.

(10) Definitions

For the purposes of this Article 10.10, "public announcement" means disclosure in a press release disseminated by the Company through a national news service in Canada, or in a document filed by the Company for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

PART 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of an auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(i)	any non-binding advisory vote.

11.2 Special Majority

The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares and to Article 11.4, a quorum for the transaction of business at a meeting of shareholders is present if shareholders who, in the aggregate, hold at least 25% of the voting rights attached to issued shares entitled to be voted at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

11.4 One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Persons Entitled to Attend Meeting

In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the officers, any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Business Corporations Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6 Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7 Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8 Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9 Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10 Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11 Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12 Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13 Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of communications facilities.

11.14 Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of electronic, telephonic or other communications facility, unless a poll, before or on the declaration of the result of the vote by show of hands or the functional equivalent of a show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy.

11.15 Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16 Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17 Casting Vote

In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18 Manner of Taking Poll

Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.19 Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20 Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21 Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22 No Demand for Poll on Election of Chair

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23 Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of the meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24 Retention of Ballots and Proxies

The Company or its agent must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company or its agent may destroy such ballots and proxies.

PART 12
VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)

if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders registered in respect of that share.

12.5 Representative of a Corporate Shareholder

If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must be received:

(a)

at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned or postponed meeting; or

(b)

at the meeting or any adjourned or postponed meeting, by the chair of the meeting or adjourned or postponed meeting or by a person designated by the chair of the meeting or adjourned or postponed meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company or its transfer agent by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(1)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(2)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

(3)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(4)	the Company is a public company.

12.7 When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company, Articles 12.8 to 12.16 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.8 Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders may, by proxy, appoint one or more proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy. The instructing of proxy holders may be carried out by means of telephonic, electronic or other communications facility in addition to or in substitution for instructing proxy holders by mail.

12.9 Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.10 Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting;

(2)

unless the notice provides otherwise, be received, at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting; or

(3)	be received in any other manner determined by the board or the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages or by using such available internet or telephone voting services as may be approved by the directors.

12.11 Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)

at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)	at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.12 Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the "Company")

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned): _________________________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder - printed]

12.13 Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is received:

(1)

at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)	at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.14 Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15 Chair May Determine Validity of Proxy.

The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Part 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at the meeting, and any such determination made in good faith shall be final, conclusive and binding upon the meeting.

12.16 Production of Evidence of Authority to Vote

The board or the chair of any meeting of shareholders may, but need not, at any time (including before, at or subsequent to the meeting) inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence for the purposes of determining a person's share ownership as at the relevant record date and the authority to vote.

PART 13
DIRECTORS

13.1 Number of Directors

The Company shall have a minimum of three and a maximum of 15 directors. The number of directors is the number within the minimum and maximum determined by the directors from time to time. If the number of directors has not been determined as provided in this section, the number of directors is the number of directors holding office immediately following the most recent election or appointment of directors, whether at an annual or special general meeting of the shareholders, or by the directors pursuant to Article 14.7.

13.2 Change in Number of Directors

If the number of directors is set under Article 13.1:

(1)	the shareholders may elect the directors needed to fill any vacancies in the board of directors up to that number; or

(2)	the directors, subject to Article 14.7, may appoint directors to fill those vacancies.

No decrease in the number of directors will shorten the term of an incumbent director.

13.3 Directors' Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5 Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine.

13.6 Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7 Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of, or not in his or her capacity as, a director, or if any director is otherwise specially occupied in or about the Company's business, he or she may be paid remuneration fixed by the directors and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

PART 14
ELECTION AND REMOVAL OF DIRECTORS

14.1 Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set by the directors under these Articles; and

(2)

all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment, subject to being nominated in accordance with Article 10.10.

14.2 Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act; or

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3 Failure to Elect or Appoint Directors

If:

(1)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	when his or her successor is elected or appointed; and

(4)	when he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4 Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.5 Remaining Directors' Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.6 Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.7 Additional Directors

Notwithstanding Article 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.7 must not at any time exceed one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.7.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or reappointment, subject to being nominated in accordance with Article 10.10.

14.8 Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.9 or 14.10.

14.9 Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.10 Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

PART 15
POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

PART 16
INTERESTS OF DIRECTORS AND OFFICERS

16.1 Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.2 No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.3 Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

PART 17
PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any; or

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the corporate secretary, if any, or any other director, that they will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors:

(1)	in person;

(2)	by telephone; or

(3)	with the consent of all directors who wish to participate in the meeting, by other communications medium;

if all directors participating in the meeting, whether in person, or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5 Calling of Meetings

A director may, and the corporate secretary or an assistant corporate secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1 or as provided in Article 17.7, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone conversation with a director.

17.7 When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

Attendance of a director at a meeting of the directors is a waiver of notice of the meeting, unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10 Quorum

The quorum necessary for the transaction of the business of the directors is a majority of the number of directors in office or such other number as the directors may determine from time to time.

17.11 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(2)

in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this Article 17.12 may be by any written instrument, e-mail or any other method of transmitting legibly recorded messages in which the consent of the director is evidenced, whether or not the signature of the director is included in the record. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of the directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

PART 18
BOARD COMMITTEES

18.1 Appointment and Powers of Committees

The directors may, by resolution:

(1)	appoint one or more committees consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors' powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director or appoint additional directors;

(c)	the power to set the number of directors;

(d)

the power to create a committee of directors, create or modify the terms of reference for a committee of the directors, or change the membership of, or fill vacancies in, any committee of the directors;

(e)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation permitted by paragraph (2) subject to the conditions set out in the resolution or any subsequent directors' resolution.

18.2 Obligations of Committees

Any committee appointed under Article 18.1, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.3 Powers of Board

The directors may, at any time, with respect to a committee appointed under Article 18.1:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

18.4 Committee Meetings

Subject to Article 18.2(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Article 18.1:

(1)	the committee may meet and adjourn as it thinks proper;

(2)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

PART 19
OFFICERS

19.1 Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	delegate to the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

PART 20
INDEMNIFICATION

20.1 Definitions

In this Part 20:

(1)	"eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)

"eligible proceeding" means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director or former director or an officer or former officer of the Company (each, an "eligible party") or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	"expenses" has the meaning set out in the Business Corporations Act;

(4)	"officer" means an officer appointed by the board of directors.

20.2 Mandatory Indemnification of Directors and Officers

Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding to the fullest extent permitted by the Business Corporations Act.

20.3 Deemed Contract

Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in Article 20.2.

20.4 Permitted Indemnification

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person, including directors, officers, employees, agents and representatives of the Company.

20.5 Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part 20.

20.6 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, officer, employee or agent of the Company;

(2)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

PART 21
DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights

The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may consider appropriate.

21.3 No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

21.6 When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.7 Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.8 Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.9 Dividend Bears No Interest

No dividend bears interest against the Company.

21.10 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.11 Payment of Dividends

Any dividend or other distribution payable in money in respect of shares may be paid;

(1)

by cheque, made payable to the order of the person to whom it is sent, and mailed to the registered address of the shareholder, or in the case of joint shareholders, to the registered address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing; or

(2)	by electronic transfer, if so authorized by the shareholder.

The mailing of such cheque or the forwarding by electronic transfer will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.12 Capitalization of Retained Earnings or Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

PART 22
ACCOUNTING RECORDS AND AUDITOR

22.1 Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3 Remuneration of Auditor

The directors may set the remuneration of the auditor of the Company.

PART 23
NOTICES

23.1 Method of Giving Notice

Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder's registered address;

(b)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder's registered address;

(b)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	unless the intended recipient is the auditor of the Company, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)

unless the intended recipient is the auditor of the Company, sending the record by e- mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient;

(6)

creating and providing a record posted on or made available through a general accessible electronic source and providing written notice by any of the foregoing methods as to the availability of such record; or

(7)	as otherwise permitted by applicable securities legislation.

23.2 Deemed Receipt

A notice, statement, report or other record that is:

(1)

mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing;

(2)	faxed to a person to the fax number provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed;

(3)	e-mailed to a person to the e-mail address provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed; and

(4)	delivered in accordance with Section 23.1(6), is deemed to be received by the person on the day such written notice is sent.

23.3 Certificate of Sending

A certificate signed by the corporate secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Legal Personal Representatives and Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)

if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

23.6 Undelivered Notices

If, on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

PART 24
SEAL

24.1 Who May Attest Seal

Except as provided in Articles 24.1(2) and 24.1(3), the Company's seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

24.3 Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under Article 24.1 to attest the Company's seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

PART 25
FORUM SELECTION

25.1 Forum for Adjudication of Certain Disputes

Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers, but this paragraph (iv) does not include claims related to the business carried on by the Company or such affiliates. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a "Foreign Action") in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the provincial and federal Courts located within the Province of British Columbia in connection with any action or proceeding brought in any such Court to enforce the preceding sentence and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder's counsel in the Foreign Action as agent for such securityholder.

PART 26
SPECIAL RIGHTS OR RESTRICTIONS

26.1 Common Shares

(1) Dividends; Rights on Liquidation, Dissolution, or Winding-Up.

The Common Shares shall be subject to and subordinate to the special rights or restrictions attached to the Preferred Shares and the shares of any other class ranking senior to the Common Shares. For the avoidance of doubt, holders of Common Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Common Shares, be entitled to receive (i) such dividends and any amount payable on any distribution of assets constituting a return of capital as the board of directors of the Company may determine from time to time in their absolute discretion, and (ii) in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Company.

(2) Meetings and Voting Rights

Each holder of Common Shares shall be entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote. At each such meeting, each Common Share shall entitle the holder thereof to one (1) vote.

26.2 Preferred Shares

(1) Issuable in Series

(a)	The Preferred Shares may at any time and from time to time be issued in one or more series.

(b)

Subject to Article 9.3 and the Business Corporations Act, the board may from time to time, by directors' resolution, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)

determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this paragraph (i) or otherwise in relation to a maximum number of those shares;

(ii)	create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and

(iii)

attach special rights or restrictions to the shares of any of those series of Preferred Shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non- cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(B)

any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(D)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(E)	any voting rights and restrictions;

(F)	the terms and conditions of any share purchase plan or sinking fund;

(G)	restrictions respecting payment of dividends on, or the return of capital, repurchase or redemption of, any other shares of the Company; and

(H)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(c)

No special rights or restrictions attached to any series of Preferred Shares will confer upon the shares of that series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital. The Preferred Shares of each series will, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

(2) Class Rights or Restrictions

(a)

Holders of Preferred Shares will be entitled to preference with respect to payment of dividends over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

(b)

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

(c)

The Preferred Shares may also be given such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be fixed by directors' resolution as to the respective series authorized to be issued.

Dated _______________________, 2018.

SIGNATURE AND FULL NAME OF A PROPOSED
DIRECTOR OF THE (AMALGAMATED) COMPANY

_________________________________________

Schedule "B"
Form of Amalgamation Application

"B" - 1

Telephone: 1 877 526-1526 www.bcregistryservices.gov.bc.ca	AMALGAMATION APPLICATION FORM 13 - BC COMPANY Sections 275 Business Corporations Act

DO NOT MAIL THIS FORM to the BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the Business Corporations Act requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA)
Personal information provided on this form is collected, used and disclosed under the authority of the FOIPPA and the Business Corporations Act for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A. INITIAL INFORMATION – When the amalgamation is complete, your company will be a BC limited company.

What kind of company(ies) will be involved in the amalgamation?
(Check all applicable boxes.)

[ X ] BC company

[   ] BC unlimited liability company

B. NAME OF COMPANY – Choose one of the following:

[   ] The name _______________________________ is the name reserved for the amalgamated company. The name reservation number is: _________________, OR

[   ] The company is to be amalgamated with a name created by adding “B.C. Ltd.” after the incorporation number, OR

[ X ] The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

Ascent Industries Corp.

The incorporation number of that company is: BC0971372

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

C. AMALGAMATION STATEMENT – Please indicate the statement applicable to the amalgamation.

[   ] With Court Approval:
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

[ X ] Without Court Approval:
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

Rev.2011 / 06 / 22
FORM 13 – ALF Software Inc. (September 2011) – Approved June 3, 2013	Page 1
Adapted and reprinted with permission of the Province of British Columbia – © 2013

D. AMALGAMATION EFFECTIVE DATE – Choose one of the following:

[   ] The amalgamation is to take effect at the time that this application is filed with the registrar.

[ X ] The amalgamation is to take effect at 12:01 a.m. Pacific Time on ____________________ being a date that is not more than ten days after the date of the filing of this application.

[   ] The amalgamation is to take effect at __________ [   ] a.m. or [   ] p.m. Pacific Time on __________ being a date and time that is not more than ten days after the date of the filing of this application.

E. AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation’s jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company’s registration number. Attach an additional sheet if more space is required.

	NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION’S JURISDICTION
1.	Ascent Industries Corp.	BC0971372
2.	Paget Minerals Corp.	BC0858384
3.
4.

F. FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation’s jurisdiction to be filed.

[   ] This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

G. CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
THE AMALGAMATING CORPORATION FOR	FOR THE AMALGAMATING CORPORATION	(YYYY / MM / DD)
ASCENT INDUSTRIES CORP.
1.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
THE AMALGAMATING CORPORATION FOR	FOR THE AMALGAMATING CORPORATION	(YYYY / MM / DD)
PAGET MINERALS CORP.
2.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	(YYYY / MM / DD)

3.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	(YYYY / MM / DD)

4.	X

Rev.2011 / 06 / 22
FORM 13 – ALF Software Inc. (September 2011) – Approved June 3, 2013	Page 2
Adapted and reprinted with permission of the Province of British Columbia – © 2013

NOTICE OF ARTICLES

A. NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application. Ascent Industries Corp. (Copy 1)

B. TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C. DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual’s residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME FIRST NAME MIDDLE NAME	DELIVERY ADDRESS INCLUDING	MAILING ADDRESS INCLUDING
	PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE	PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE
Campbell, Phillip Andrew	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Parr, Reid Ashley	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Kendall, Dr. Perry	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Margolis, Amy	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5
Brown, Mark	410-325 Howe Street, Vancouver, British Columbia V6C 1Z7
Poelzer, James Francis	260-22529 Lougheed Highway, Vancouver, British Columbia V2X 0T5

D. REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY’S REGISTERED OFFICE
Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8

MAILING ADDRESS OF THE COMPANY’S REGISTERED OFFICE
Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8

E. RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY’S RECORDS OFFICE
Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8

MAILING ADDRESS OF THE COMPANY’S RECORDS OFFICE
Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8

Rev.2011 / 06 / 22
FORM 13 – ALF Software Inc. (September 2011) – Approved June 3, 2013	NOA Page 1
Adapted and reprinted with permission of the Province of British Columbia – © 2013

F. AUTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number	Kind of shares of this class or series of shares		Are there special rights or restrictions attached to the shares of this class or series of shares?
	MAXIMUM NUMBER OF SHARES AUTHORIZED OR NO MAXIMUM NUMBER	PAR VALUE OR WITHOUT PAR VALUE	TYPE OF CURRENCY	YES/NO
Common	no maximum number	without par value	n/a	Yes
Preferred	no maximum number	without par value	n/a	Yes

Rev.2011 / 06 / 22
FORM 13 – ALF Software Inc. (September 2011) – Approved June 3, 2013	NOA Page 2
Adapted and reprinted with permission of the Province of British Columbia – © 2013

APPENDIX G
SECTIONS 237 TO 247 OF THE BCBCA

Division 2 — Dissent Proceedings

Definitions and application

237 (1) In this Division:

"dissenter" means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c)

in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a)	under section 260, in respect of a resolution to alter the articles

(i)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on, or

(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91;

(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g)	in respect of any other resolution, if dissent is authorized by the resolution;

(h)	in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

(a)	prepare a separate notice of dissent under section 242 for

(i)	the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c)	dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b)

any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a statement advising of the right to send a notice of dissent.

(3)If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,

(b)	a statement advising of the right to send a notice of dissent, and

(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and

(b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a)

if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and

(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a)

if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b)

if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner, and

(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)	the date on which the company forms the intention to proceed, and

(ii)	the date on which the notice of dissent was received, or

(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a)	be dated not earlier than the date on which the notice is sent,

(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,

(b)	the certificates, if any, representing the notice shares, and

(c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a)	the dissenter is deemed to have sold to the company the notice shares, and

(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)	promptly pay that amount to the dissenter, or

(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a)

determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c)	make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a)

pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a)

the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)

if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b)	the resolution in respect of which the notice of dissent was sent does not pass;

(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h)	the notice of dissent is withdrawn with the written consent of the company;

(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)

the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX H
ORGANIZATIONAL CHART OF ASCENT

See attached.

H - 1

APPENDIX I
ORGANIZATIONAL CHART OF THE RESULTING ISSUER

See attached.

I - 1

APPENDIX J
ASCENT STOCK OPTION PLAN

See attached.

J - 1

ASCENT INDUSTRIES INC.

STOCK OPTION PLAN

EFFECTIVE DATE: SEPTEMBER 12, 2017

PART 1	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Choice of Law	5
1.3	Headings	5
PART 2	PURPOSE AND PARTICIPATION	5
2.1	Purpose	5
2.2	Participation	6
2.3	Notification of Award	6
2.4	Copy of Plan	6
2.5	Limitation	6
PART 3	TERMS AND CONDITIONS OF OPTIONS	6
3.1	Board to Issue Shares	6
3.2	Number of Shares Subject to the Plan	6
3.3	Term of Option	7
3.4	Termination	7
3.5	Exercise Price	10
3.6	Additional Terms	11
3.7	Assignment of Options	11
3.8	Adjustments	11
3.9	Vesting	12
PART 4	EXERCISE OF OPTION	12
4.1	Exercise of Option	12
4.2	Issue of Share Certificates	12
4.3	Condition of Issue	12
PART 5	ADMINISTRATION	13
5.1	Administration	13
5.2	Interpretation	13
PART 6	AMENDMENT, TERMINATION AND NOTICE	13
6.1	Prospective Amendment	13
6.2	Retrospective Amendment	13
6.3	Amendment to Option	14
6.4	Approvals	14
6.5	Termination	14
6.6	Agreement	14
6.7	Notice	14
PART 7	LIMITATIONS	16
7.1	Corporate Action	16
7.2	Government Regulation	16
7.3	Withholding Taxes	17
7.4	Incentive Stock Options (US Eligible Persons)	17
7.5	Indemnification	17
7.6	Other Limitations	17

2

STOCK OPTION PLAN

PART 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings set forth below:

(a)	“Administrator” means such director or senior officer or employee of the Corporation as may be designated as Administrator by the Board from time to time.

(b)	"Affiliate" has the meaning ascribed to that term by the Securities Act (British Columbia).

(c)	“Award Date” means the date on which the Board awards a particular Option or such other effective date as determined by the Board.

(d)	“Board” means the board of directors of the Corporation, or any Committee thereof to which the board of directors of the Corporation has delegated the power to administer and grant Options under the Plan.

(e)	“Cause” means:

(i) in the case of an Employee (1) cause as such term is defined in the written employment agreement with the Employee or if there is no written employment agreement or cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the Employee is employed; or (2) the termination of employment as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(ii) in the case of a Consultant (1) the occurrence of any event which, under the written consulting contract with the Consultant or the common law or the laws of the jurisdiction in which the Consultant provides services, gives the Corporation or any of its Affiliates the right to immediately terminate the consulting contract; or (2) the termination of the consulting contract as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(iii) in the case of a Director, ceasing to be a Director as a result of (1) ceasing to be qualified to act as a Director pursuant to the section 124 of the Business Corporations Act (British Columbia) (the “BCBCA”); (2) a resolution having been passed by the shareholders pursuant to section 128(3)(a) of the BCBCA, or (3) an order made by any Regulatory Authority having jurisdiction to so order; or

3

(iv) in the case of an Officer, ceasing to be an Officer as a result of an order made by any Regulatory Authority having jurisdiction to so order.

(f)	“Change of Control” means an occurrence when either:

(i) a Person or Entity, together with all “affiliates” and “associates”, as those terms are defined in the BCBCA, comes to beneficially own greater than 50% of the voting shares of the Corporation; or

(ii) a majority of the directors elected at any annual or special meeting of shareholders of the Corporation are not individuals nominated by the Corporation’s then-incumbent Board.

(g)	“Committee” means the compensation committee of the Corporation, if and as constituted from time to time, or any committee of the Board struck to perform similar functions and duties.

(h)	“Corporation” means Ascent Industries Corp.

(i)	"Consultant" means an individual, other than an employee, director or officer of the Corporation or its Affiliate or a registrant under the Securities Act (British Columbia), that:

(i) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate of the Corporation, other than services provided in relation to a distribution;

(ii) provides the services under a written contract between the Corporation or its Affiliate and the individual Consultant or a Consultant Company or Consultant Partnership of the individual;

(iii) in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and

(iv) has a relationship with the Corporation or its Affiliate that enables the individual Consultant to be knowledgeable about the business and affairs of the Corporation;

(j)	"Consultant Company" means for an individual Consultant, the company of which the individual consultant is an employee or shareholder;

(k)	"Consultant Partnership" means for an individual consultant, a partnership of which the individual Consultant is an employee or partner;

(l)	“Director” has the meaning given to that term in the Securities Act (British Columbia), and for the purposes of the Plan includes directors of the Corporation and any of its Affiliates.

(m)	“Eligible Persons” means Directors, Officers, Employees and Consultants.

4

(n)	“Employee” means any individual regularly employed, personally or through a wholly owned entity, on a full-time basis by the Corporation or any of its subsidiaries.

(o)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(p)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

(q)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with section 3.5.

(r)	“Expiry Date” means the date determined in accordance with section 3.4 and after which a particular Option cannot be exercised.

(s)	“Fixed Expiry Date” has the meaning given to that term under section 3.4.

(t)	“IPO” means the offering and sale to the public of securities of the Corporation in connection with which the securities of the Corporation are listed or quoted on an organized trading facility.

(u)	“Market Value” means the market value of the Corporation’s Shares, as determined in accordance with section 3.5.

(v)	“Officer” means a senior officer as such term is defined in the Securities Act (British Columbia), and for the purposes of the Plan includes senior officers of the Corporation and any of its Affiliates.

(w)	“Option” means an option to acquire Shares awarded to an Eligible Person pursuant to the Plan.

(x)	“Option Certificate” means the certificate, in the form set out as Schedule “A” hereto, evidencing an Option.

(y)	“Option Holder” means a person who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(z)	“Person or Entity” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person or Entity.

(aa)	“Personal Representative” means:

(i) in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

5

	(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(bb)	“Plan” means this stock option plan.

(cc)	“Regulatory Authorities” means all stock exchanges, inter-dealer quotation networks and other organized trading facilities on which the Corporation’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation.

(dd)	“Share” or “Shares” means, as the case may be, the common shares in the capital of the Corporation.

(ee)	“Termination Date” means:

	(i)	in the case of the Option Holder’s resignation from employment or the termination of the Option Holder’s consulting contract by the Option Holder, the date that the Option Holder provides notice of such resignation or termination to the Corporation or any of its Affiliates; or

	(ii)	in the case of the termination of the Option Holder’s employment or consulting contract by the Corporation or any of its Affiliates for any reason (whether such termination is lawful or unlawful) other than death, the date that the Corporation or any of its Affiliates delivers written notice of such lawful or unlawful termination of the Option Holder’s employment or consulting contract to the Option Holder; or

	(iii)	in the case of the expiry of a fixed-term employment agreement or consulting contract that is not renewed or extended, the last day of the term.

(ff)	“Triggering Event” means:

	(i)	the proposed dissolution, liquidation or wind-up of the Corporation;

	(ii)	a proposed merger, amalgamation, arrangement or reorganization of the Corporation with one or more corporations as a result of which, immediately following such event, the shareholders of the Corporation as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

	(iii)	the proposed acquisition of all or substantially all of the issued and outstanding shares of the Company by one or more Persons or Entities;

	(iv)	a proposed Change of Control of the Corporation;

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(v)	the proposed sale or other disposition of all or substantially all of the assets of the Corporation;

(vi)	the proposed listing of a class of the Corporation’s shares on a stock exchange or other organized stock trading facility;

(vii)	the Corporation proposing to become a “reporting issuer” as defined in section 1 of the Securities Act (British Columbia), or where, in the opinion of the Board, the Corporation is to become the equivalent in another jurisdiction or under another corporate or securities law statute; or

(viii)	a proposed material alteration of the capital structure of the Corporation which, in the opinion of the Board, is of such a nature that it is not practical or feasible to make adjustments to the Plan or to the Options granted hereunder to permit the Plan and Options granted hereunder to stay in effect.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan will be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

PART 2

PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees, Officers and Consultants, to reward such of those Directors, Employees, Officers and Consultants as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Corporation and to enable and encourage such Directors, Employees, Officers and Consultants to acquire shares in the capital of the Corporation as long term investments.

2.2	Participation

The Board will, from time to time and in its sole discretion, determine which of the Eligible Persons, if any, will be awarded Options and the number of Shares in respect of which such Options may be exercised. The Board shall, in its discretion determine whether each such Eligible Person shall be awarded an Option to purchase Shares.

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2.3	Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator will notify the Option Holder in writing of the award and will enclose with such notice the Option Certificate representing the Option so awarded.

2.4	Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, will be provided with a copy of the Plan. A copy of any amendment to the Plan will be promptly provided by the Administrator to each Option Holder.

2.5	Limitation

The Plan does not give any Option Holder that is a Director or Officer the right to serve or continue to serve as a Director or Officer of the Corporation or any of its Affiliates nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed with or have a consulting contract with the Corporation or any of its Affiliates.

PART 3

TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Issue Shares

The Shares to be issued to Option Holders upon the exercise of Options will be authorized and unissued Shares, the issuance of which will have been authorized by the Board.

3.2	Number of Shares Subject to the Plan

Subject to adjustment as provided for herein, the number of Shares which will be available for purchase pursuant to Options granted pursuant to the Plan will not exceed 10% of the issued and outstanding Shares of the Corporation. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of such expired or terminated Option shall again be available for the purposes of granting Options pursuant to the Plan.

3.3	Term of Option

Subject to such other terms or conditions that may be attached to an Option granted hereunder, an Option Holder may exercise any vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

3.4	Termination

Subject to subsections (a) to (f) below, the Expiry Date of an Option will be the date fixed by the Board at the time the particular Option is awarded (the “Fixed Expiry Date”), provided that the Expiry Date will be no later than the tenth anniversary of the Award Date of such Option:

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(a)	Death

In the event that the Option Holder should die while his or her Option is outstanding, the Expiry Date for any vested portion or portions of the Option will be the earlier of the Fixed Expiry Date and the date that is one year after the date of the Option Holder’s death. The Expiry Date for any unvested portion of the Option will be the date of the Option Holder’s death.

(b)	Ceasing to be a Director

If the Option Holder holds an Option as a Director and the Option Holder ceases to be a Director (other than by reason of death), the Expiry Date for any vested portion or portions of the Option will be, unless otherwise provided for in the Option Certificate, the earlier of the Fixed Expiry Date and the 3rd year following the date that the Option Holder ceases to be a Director, unless the Option Holder ceases to be a Director for Cause, in which case the Expiry Date will be the date that the Option Holder ceases to be a Director. The Expiry Date for any unvested portion of the Option will be the date that the Option Holder ceases to be a Director.

(c)	Ceasing to be an Employee or Consultant

If the Option Holder holds an Option as an Employee or Consultant and the Option Holder ceases to be an Employee or Consultant (other than by reason of death), the Expiry Date for any vested portion or portions of the Option will be, unless otherwise provided for in the Option Certificate, the earlier of the Fixed Expiry Date and the 30th day following the Termination Date unless the Option Holder ceases to be an Employee or Consultant as a result of Cause, in which case the Expiry Date will be the Termination Date. The Expiry Date for any unvested portion of the Option will be the Termination Date. For greater certainty, if the Corporation or one of its Affiliates gives an Employee or Consultant working notice of termination of employment or the consulting contract or payment in lieu of notice, no further vesting will occur during (i) the working notice period; or (ii) the deemed notice period for which the Employee or Consultant is receiving payment in lieu of notice.

(d)	Ceasing to be an Officer

If the Option Holder holds an Option as an Officer and the Option Holder ceases to be an Officer (other than by reason of death), the Expiry Date for any vested portion or portions of the Option will be, unless otherwise provided for in the Option Certificate, the earlier of the Fixed Expiry Date and the 30th day following the date that the Option Holder ceases to be an Officer unless the Option Holder ceases to be an Officer for Cause, in which case the Expiry Date will be the date that the Option Holder ceases to be an Officer. The Expiry Date for any unvested portion of the Option will be the date that the Option Holder ceases to be an Officer.

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(e)	Initial Public Offering

In the event the Corporation undertakes an IPO, the Board, the Regulatory Authorities, the stock exchange, the agents or the underwriters may, prior to completion of the IPO, require that some or all of the Options be cancelled, repriced upwards or otherwise revised, in which case the Board may, in its sole discretion, deal with the Options in the manner it deems fair and reasonable. Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Option Holder:

(i)	deliver a notice to the Option Holder advising the Option Holder that the unvested portion of the Option held by the Option Holder, if any, will immediately vest;

(ii)	deliver a notice to the Option Holder advising the Option Holder that the Option Holder will have 14 days following the date of the notice to exercise any vested portion or portions of the Option held by the Option Holder, failing which the vested portion or portions of the Option will be deemed to have been exercised in full without any payment by the Option Holder and, in such case, the Option Holder will be entitled to receive the number of Shares, as applicable, of the Corporation as is determined by the following formula:

(X – Y) x Z
X

where X equals the price at which the Corporation proposes to offer the Shares to the public by way of its IPO, Y equals the Exercise Price of the Option and Z equals the number of Shares, issuable upon the exercise of the vested portion or portions of the Option Holder’s Option. The Expiry Date of any unvested portion of the Option Holder’s Option will be the date of the notice. Any fractional amounts resulting from the above calculation will be rounded up to the nearest whole number of Shares, as applicable; or

(iii)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

If the Corporation proceeds to list its Shares on a public stock exchange or commences an IPO, each Option Holder will promptly enter into all such escrow, pooling or other agreements as are required by the Regulatory Authorities, the stock exchange, the agents or the underwriters in connection with such listing or IPO. In the event that the Corporation does not complete the IPO, the Corporation will, to the extent reasonably practicable, grant to the Option Holder an Option equivalent (including the original vesting terms, if any) to the Option cancelled or exercised, provided that in the case of an Option that was exercised or deemed to be exercised, the Option Holder surrenders for cancellation the Shares, as applicable, acquired upon the exercise or deemed exercise of the Option.

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(f)	Triggering Event

In the event of a Triggering Event, the Board may, in its sole discretion, deal with outstanding Options in the manner it deems fair and reasonable in light of the circumstances of the Triggering Event. Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Option Holder:

(i)	deliver a notice to the Option Holder advising the Option Holder that the unvested portion, or any portion of such unvested portion, of the Option held by the Option Holder, if any, will immediately vest;

(ii)	deliver a notice to an Option Holder advising the Option Holder that the Expiry Date for any vested portion or portions of the Option will be the earlier of the Fixed Expiry Date and the 5th day following the date of the notice and the Expiry Date for any unvested portion of the Option will be the date of the notice;

(iii)	send a notice to an Option Holder advising the Option Holder that the Option is, in connection with any Triggering Event, either to be assumed by a purchasing party or parent thereof or to be replaced with a comparable stock option to purchase shares in the capital of such purchasing party or parent thereof. In the event the Option is assumed or replaced by such purchasing party or parent thereof, the terms and conditions of the Option may be subject to adjustment, and the notice will specify any adjustment to the terms and conditions of the Option including, without limitation, the number and class of shares that may be purchased, the exercise price and the vesting terms;

(iv)	provided that the price per Share being offered by a purchasing party is greater than the Exercise Price, deem an Option to have been exercised in full and the Shares, as applicable, to have been tendered pursuant to any Triggering Event and apply a portion of the Option Holder’s proceeds from the closing under the Triggering Event to the Exercise Price payable by the Option Holder;

(v)	deem an Option to have been exercised in full without any payment by the Option Holder and, in such case, the Option Holder will be entitled to receive the number of Shares of the Corporation as is determined by the following formula:

(X – Y) x Z
X

where X equals the purchase price for a Share under the Triggering Event, Y equals the Exercise Price of the Option and Z equals the number of Shares, with respect to which the Option is being exercised;

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(vi)	cancel an Option and pay to the Option Holder the amount that the Option Holder would have received under the Triggering Event, after deducting the Exercise Price of the Option, had the Option been exercised in full; or

(vii)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

The Corporation may also require the Option Holder to sell all of the Shares acquired by the Option Holder upon the exercise of an Option under the Triggering Event. If the transaction contemplated by the Triggering Event does not close, the Corporation will, upon the request of an Option Holder to the extent permitted by applicable laws, grant to the Option Holder an Option equivalent (including original vesting terms, if any) to the Option cancelled or exercised, provided that in the case of an Option which was exercised, the Option Holder surrenders for cancellation the Shares purchased upon the exercise of the Option.

3.5	Exercise Price

The price at which an Option Holder may purchase a Share upon the exercise of an Option will be as set forth in the Option Certificate issued in respect of such Option and, unless otherwise determined by the Board in its sole discretion, will not be less than the Market Value of the Shares as of the Award Date. The Market Value of the Shares for a particular Award Date will be determined as follows:

(a)	for each organized trading facility on which the Shares are listed, Market Value will be: (a) the closing trading price of the Shares on the last trading day immediately preceding the Award Date; or (ii) a value that is within the parameters set by the guidelines or policies of such organized trading facility;

(b)	if the Shares trade on an organized trading facility outside of Canada, then the Market Value determined for that organized trading facility will be converted into Canadian dollars at a conversion rate determined by the Administrator having regard for the published conversion rates as of the Award Date;

(c)	if the Shares are listed on more than one organized trading facility, then Market Value will be the greatest of the Market Values determined for each organized trading facility on which those Shares are listed as determined for each organized trading facility in accordance with subsection (a) above;

(d)	if the Shares are listed on one or more organized trading facility but have not traded during the ten trading day period immediately preceding the Award Date, then the Market Value will be, subject to the necessary approvals of the applicable Regulatory Authorities, such value as is determined by resolution of the Board; and

(e)	if the Shares are not listed on any organized trading facility, then the Market Value will be, subject to the necessary approvals of the applicable Regulatory Authorities, such value as is determined by the Board.

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Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities as would apply to the Award Date in question.

3.6	Additional Terms

Subject to all applicable securities laws and regulations and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate. These terms and conditions may include, but are not necessarily limited to, providing that a portion or portions of an Option expire after certain periods of time or upon the occurrence of certain events, other than as provided for herein, provided that no Option will expire more than 10 years after the Award Date.

3.7	Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by section 4.1, exercise the Option within the Exercise Period.

3.8	Adjustments

If:

(a)	the Shares are changed into or exchanged for a different number or kind of Shares of the Corporation or securities of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation;

(b)	a dividend is declared upon the Shares, other than in lieu of dividends paid in the ordinary course; or

(c)	there is any other change that the Board, in its sole discretion, determines equitably requires an adjustment to be made,

then, subject to any required action by any of the shareholders of the Corporation, any term that the Board determines requires adjustment (including the number of Shares subject to each outstanding Option and the aggregate number of Shares that have been authorized for issuance under the Plan, but as to which no Options have yet been granted or that have again become available for the purposes of the Plan, the Exercise Price of each outstanding Option, as well as any other terms that the Board determines require adjustment) will be adjusted by the Board in the manner the Board deems appropriate and its determination will be final, binding and conclusive. Except as the Board determines, no issuance by the Corporation of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or Exercise Price of the Shares subject to an Option. No fractional shares will be issued upon the exercise of an Option and accordingly, if as a result of the adjustment, an Option Holder would become entitled to a fractional Share, the Option Holder will have the right to purchase only the next lowest whole number of Shares, as

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applicable, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.9	Vesting

The vesting schedule for an Option, if any, shall be determined by the Board, in its sole discretion, and unless otherwise stated in a particular Option, shall be as set out in the form of Option Certificate attached hereto as Schedule “A”. The Board may also, in its sole discretion, elect at any time, to accelerate the vesting schedule of one or more Options including, without limitation, on a Triggering Event, and such acceleration will not be considered an amendment to the Option in question requiring the consent of the Option Holder under section 6.1 of the Plan.

PART 4
EXERCISE OF OPTION

4.1	Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder. Unless otherwise provided in an Option Holder’s Option Certificate, an Option Holder or the Personal Representative of the Option Holder may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate Exercise Price of the Shares, as applicable, to be purchased pursuant to the exercise of the Option.

4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice (or following receipt of the executed shareholders’ agreement, if required), the Administrator will in his sole discretion either cause to be delivered to the Option Holder a certificate for the Shares purchased by the Option Holder or cause to be delivered to the Option Holder a copy of such certificate and the original of such certificate will be placed in the minute books of the Corporation. If the number of Shares in respect of which the Option was exercised is less than the number of Shares subject to the Option Certificate surrendered, the Administrator will forward a new Option Certificate to the Option Holder concurrently with delivery of the share certificate for the balance of the Shares available under the Option.

4.3	Condition of Issue

The Options and the issue of Shares, as applicable, by the Corporation pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Shares, as applicable, and to all applicable securities laws and regulations. The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Corporation any information, reports or undertakings required to comply with, and to fully cooperate with, the Corporation in complying with such laws, regulations, rules and policies.

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PART 5
ADMINISTRATION

5.1	Administration

The Plan will be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations will form part of the Plan. The Board may delegate to the Administrator or any director, officer or employee of the Corporation such administrative duties and powers as it may see fit.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

PART 6
AMENDMENT, TERMINATION AND NOTICE

6.1	Prospective Amendment

The Board may from time to time and in accordance with any third party obligations of the Corporation, amend the Plan and the terms and conditions of any Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the Plan, any Option, the Shares or for any other purpose which may be permitted by all relevant laws, regulations, rules and policies provided always that any such amendment will not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment.

6.2	Retrospective Amendment

The Board may from time to time retrospectively amend the Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options that have been previously granted.

6.3	Amendment to Option

Notwithstanding anything else contained in the Plan and subject to any necessary approval from the Option Holder, the Corporation’s shareholders and the Regulatory Authorities, if any, the Board may in its discretion (a) extend the Expiry Date of any Option, provided that in no case will an Option expire more than 10 years after the Award Date; (b) alter or change the vesting terms applicable to an Option, including accelerating the vesting schedule to make the Option

15

exercisable immediately, in full; (c) lower the Exercise Price; or (d) amend any other term of an outstanding Option.

6.4	Approvals

The Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities and the shareholders, if any.

6.5	Termination

The Board may terminate the Plan at any time provided that such termination will not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination, which will continue to be governed by the provisions of the Plan.

6.6	Agreement

The Corporation and every Option awarded hereunder will be bound by and subject to the terms and conditions of the Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Corporation to be bound by the terms and conditions of the Plan.

6.7	Notice

Any notice or other communication contemplated under the Plan to be given by the Corporation to an Option Holder will be given by the Corporation delivering, faxing or emailing the notice to the Option Holder at the last address, fax number or email address for the Option Holder in the Corporation’s records. Any such notice will be deemed to have been given on the date on which it was delivered, or in the case of fax or email, the next business day after transmission. An Option Holder may, at any time, advise the Corporation of a change in the Option Holder’s address, fax number or email address.

PART 7
LIMITATIONS

7.1	Corporate Action

Nothing contained in the Plan or in the Option shall be construed so as to prevent the Corporation or any Affiliate of the Company from taking corporate action that is deemed by the Company or the Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

7.2	Government Regulation

The Corporation’s obligation to issue and deliver Shares under any Option is subject to:

(a)	the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required; and

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(b)	the receipt from an Eligible Person of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

7.3	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that an Eligible Person pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Eligible Person for tax purposes.

7.4	Incentive Stock Options (US Eligible Persons)

In addition to the other provisions of this Plan that are not inconsistent therewith, for Options to qualify as incentive stock options under Section 422 of the United States’ Internal Revenue Code of 1986, as amended (the “Code”), such Options must meet the applicable requirements for incentive stock options under the Code. The Corporation makes no representation or warranty to any Eligible Person that any Option will, at the date hereof of any time in future, qualify as an incentive stock option under the Code and each Eligible Person specifically acknowledges this limitation.

7.5	Indemnification

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

7.6	Other Limitations

The participation of an Eligible Person in the Plan shall not be interpreted as conferring upon such person any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility

17

for the income or other tax consequences of an Eligible Person and they are advised to consult with their own tax advisors.

DATED: September 12, 2017

ASCENT INDUSTRIES CORP.

Per:
Administrator, Stock Option Plan

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SCHEDULE “A”
ASCENT INDUSTRIES CORP.
STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of ASCENT INDUSTRIES CORP.’S (the “Corporation”) stock option plan (the “Plan”) and evidences that _______________________ is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to ________ Shares in the capital stock of the Corporation at a purchase price of Cdn.$_________ per Share.

Subject to the provisions of the Plan:

(a)	the Award Date of the Option is ____________________; and

(b)	the Fixed Expiry Date of the Option is ___________________.

The vested portion or portions of the Option may be exercised at any time and from time to time from and including the Award Date through to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby are not assignable, transferable or negotiable and are subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder hereby expressly agrees with the Corporation to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Corporation shall prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto. All terms not otherwise defined in this Certificate shall have the meanings given to them under the Plan.

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THE OPTION HOLDER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS CERTIFICATE OR THE PLAN SHALL CONFER UPON THE OPTION HOLDER ANY RIGHT WITH RESPECT TO CONTINUED EMPLOYMENT OR DIRECTORSHIP OR A CONTINUING CONSULTANT OR SERVICE PROVIDER CONTRACT, NOR SHALL IT INTERFERE WITH THE OPTION HOLDER’S RIGHT OR THE

CORPORATION’S RIGHT TO TERMINATE SUCH EMPLOYMENT, DIRECTORSHIP OR CONTRACT FOR ANY REASON OR NO REASON.

Dated this _____ day of _______________________, 201__.

ASCENT INDUSTRIES CORP.

Per:
Administrator, Stock Option Plan

By:
Signature

Print Name

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SCHEDULE “B”
ASCENT INDUSTRIES CORP.
STOCK OPTION PLAN

NOTICE OF EXERCISE OF OPTION

TO:

The undersigned hereby irrevocably gives notice, pursuant to the ASCENT INDUSTRIES CORP. stock option plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or
(b)	of the Shares;
which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to “ASCENT INDUSTRIES CORP.” in an amount equal to the aggregate Exercise Price of the aforesaid Shares exercised and directs the Corporation to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Notice of Exercise of Option the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Exercise of Option shall have the meanings given to them under the Plan.

DATED the ________ day of ____________________, __________.

Signature of Option Holder
Print Name

APPENDIX K
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PAGET

See attached.

K - 1

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

PAGET MINERALS CORP.
(An Exploration Stage Company)
MANAGEMENT’S DISCUSSION AND ANALYSIS
FOR THE YEAR ENDED DECEMBER 31, 2016

INTRODUCTION

This is Management’s Discussion and Analysis (“MD&A”) for Paget Minerals Corp. (“Paget” or the “Company”) and has been prepared based on information known to management as of March 28, 2017. This MD&A is intended to help the reader understand the financial statements of Paget.

The following information should be read in conjunction with the audited financial statements and the related notes for the years ended December 31, 2016 and December 31, 2015 and the related notes thereto, prepared in accordance with International Financial Reporting Standards (“IFRS”).

The MD&A provides a review of the performance of the company for the year ended December 31, 2016. Additional information relating to the Company can be found on SEDAR www.sedar.com.

Management is responsible for the preparation and integrity of the financial statements, including the maintenance of appropriate information systems, procedures and internal controls. Management also ensures that information used internally or disclosed externally, including the financial statements and MD&A, is complete and reliable.

The Company’s board of directors follows recommended corporate-governance guidelines for public companies to ensure transparency and accountability to shareholders. The board’s audit committee meets with management regularly to review the financial statements, including the MD&A, and to discuss other financial, operating and internal-control matters.

All currency amounts are expressed in Canadian dollars unless otherwise noted.

FORWARD LOOKING STATEMENTS

Certain sections of this MD&A provide, or may appear to provide, a forward-looking orientation with respect to the Company’s activities and its future financial results. Consequently, certain statements contained in this MD&A constitute express or implied forward-looking statements.

Terms including, but not limited to, “anticipate”, “estimate”, “believe” and “expect” may identify forward-looking statements. Forward-looking statements, while they are based on the current knowledge and assumptions of the Company’s management, are subject to risks and uncertainties that could cause or contribute to the actual results being materially different than those expressed or implied. Readers are cautioned not to place undue reliance on any forward-looking statement that may be in this MD&A.

Paget Minerals Corp.	Page 1 of 18
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

The following forward looking statements have been made in this MD&A:

  Expectations regarding the ability to raise capital and to continue its search for opportunities in the exploration and evaluation assets.

ADDITIONAL INFORMATION

Financial statements, MD&A’s and additional information relevant to the Company and the Company’s activities can be found on SEDAR at www.sedar.com, and/or on the Company’s website at www.pagetminerals.com.

SUMMARY AND OUTLOOK

Paget is a publicly traded company focused on mineral exploration and as a prospect generator continues to identify and acquire target properties in Canada and the Americas Cordillera

During 2015, the Company reduced its corporate head office costs, sold its 100% interest in Ball Creek to Evrim Resources Corp. (“Evrim”), and settled certain indebtedness with shares.

On January 21, 2016, the Company completed a non-brokered private placement by issuing 3,000,000 subscription receipts (“Subscription Receipts) at a price of $0.05 per Subscription Receipt for gross proceeds of $150,000. On January 21, 2016, the Subscription Receipts converted into units (“Units”) upon the Company receiving the approvals from its shareholders and the TSX-V regarding the consolidation of its common shares (“Share Consolidation”) on the basis of one (1) post-consolidated common share for every fifteen (15) pre-consolidated common shares held.

With the funds in hand and a tight share structure, Paget will focus on gold, silver and copper opportunities in mining-friendly, stable jurisdictions of the Americas Cordillera and Canada. Ore grade will be a prime determinant in acquisitions ranging from early-stage exploration to initial resource stage.

Following the Annual General Meeting held on June 8, 2016, Alan Whitehead and George Tikkanen retired from the Board while Paul Kuhn and Richard Topham were elected as new directors, along with Arnold Armstrong, David Volkert and Mark T. Brown being re-elected. On July 11, 2016, David Volkert resigned as the Chief Executive Officer (“CEO”) and Mark T. Brown was appointed as the interim CEO. On September 2, 2016, David Volkert resigned as the director of the Company.

Management’s overall expectations for the Company are positive, due in part to the following factors:

  The Company has no property commitments or any property holding costs.

  The Company completed a 15 to 1 Share Consolidation.

  The Company might receive further payments from Evrim on the Ball Creek arrangement.

  The management is highly experienced in the Americas Cordillera area and is actively looking for opportunities.

Paget Minerals Corp.	Page 2 of 18
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

1. Background		4
2. Overview		4
2(a) Company Mission and Focus	4
2(b) Description of Metal Markets	4
2(c) Use of the terms “Mineral Resources” and “Mineral Reserves”	4
2(d) Historical estimates are not NI 43-101 compliant	4
3. Mineral Properties		5
a) Ball Creek Project (British Columbia)	5
b) Exploration and prospect generation	6
4. Risks and Uncertainties		6
5. Impairment of Long-lived Assets		8
6. Material Financial and Operations Information		8
6(a) Selected Annual Financial Information	8
6(b) Summary of Quarterly Results	8
6(c) Review of Operations and Financial Results	9
6(d) Liquidity and Capital Resources	10
6(e) Disclosure of Outstanding Share Data	10
6(f) Commitment and Contingency	12
6(g) Off-Balance Sheet Arrangements	12
6(h) Transactions with Related Parties	12
6(i) Financial Instruments	13
7. Management of Capital Risk		15
8. Segment information		15
9. Subsequent Events		15
10. Policies and Controls		16
11. Information on the Board of Directors and Management		18

Paget Minerals Corp.	Page 3 of 18
Management’s Discussion & Analysis

1. Background

The Company is a publicly listed company incorporated on May 24, 2007 under the laws of British Columbia.

2. Overview

2(a) Company Mission and Focus

The Company is focused on exploring and developing economic mineral projects in the Americas Cordillera and Canada as a “prospect generator” company. The Company plans to explore different stages exploration projects, and to acquire and option out these exploration projects, while keeping a retained interest.

2(b) Description of Metal Markets

Market interest for all metals such as gold and copper is volatile and the Company will monitor its resources relative to its opportunities during the coming fiscal year.

2(c) Use of the terms “Mineral Resources” and “Mineral Reserves”

Any reference in this MD&A to Mineral Resources does not mean Mineral Reserve.

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories. An Inferred Mineral Resource has a lower level of confidence than that applied to an Indicated Mineral Resource. An Indicated Mineral Resource has a higher level of confidence than an Inferred Mineral Resource but has a lower level of confidence than a Measured Mineral Resource.

2(d) Historical estimates are not NI 43-101 compliant

The historical estimates contained in this MD&A have not been calculated in accordance with the mineral resources or mineral reserves classifications contained in the CIM Definition Standards on Mineral Resources and Mineral Reserves, as required by National Instrument 43-101 ("NI 43-101"). Accordingly, the Company is not treating these historical estimates as current mineral resources or mineral reserves as defined in NI 43-101, and such historical estimates should not be relied upon. A qualified person has not done sufficient work to date to classify the historical estimates as current mineral resources or mineral reserves.

Paget Minerals Corp.	Page 4 of 18
Management’s Discussion & Analysis

3. Mineral Properties

a) Ball Creek Project (British Columbia)

The Company owned a 100% undivided interest in the Ball Creek Gold-Copper property located in northwestern British Columbia.

During the year ended December 31, 2015, the Company entered into a purchase and sale agreement (the “Sale”) with Evrim Resources Corp. (“Evrim”) to sell its 100% interest in the Ball Creek property for a cash consideration of $150,000. The Company also transferred the related reclamation deposits to Evrim. The remaining reclamation deposit of $24,375 was to be paid to the Company upon Evrim redeeming the remaining reclamation deposits. In February 2016, Evrim refunded $4,375 of its related reclamation deposits to the Company. As at December 31, 2016, the Company had a balance of $20,000 recorded as deposits and receivables relating to the remaining reclamation deposit refunds due from Evrim. The Company may receive additional consideration listed below if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property.

Additional Consideration – Third Party Option/ Joint Venture Payment

If Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property (the “Future Agreement”), Evrim shall pay to Paget a payment (“Joint Venture Payment”) within 60 days of receipt by Evrim of such Future Payment (defined as any cash payment or any payment of consideration other than cash received by Evrim as consideration payable under a Future Agreement) as follows:

  40% of any Future Payment received by Evrim pursuant to a Future Agreement on or before the first anniversary date of any Future Agreement;

  30% of any Future Payment received by Evrim pursuant to a Future Agreement after the first anniversary date of any Future Agreement and on or before the second anniversary date of any Future Agreement;

  20% of any Future Payment received by Evrim pursuant to a Future Agreement after the second anniversary date of any Future Agreement and on or before the third anniversary date of any Future Agreement; and

  10% of any Future Payment received by Evrim pursuant to a Future Agreement after the third anniversary date of any Future Agreement and on or before the fourth anniversary date of any Future Agreement.

If a Future Payment received by Evrim includes consideration other than cash, Evrim may elect to make the Joint Venture Payment required by the above payment schedule by paying to the Company the cash equivalent value of such non-cash consideration.

Additional Consideration – Milestone Share Payments

Evrim will be obligated to make the following additional payments to Paget on the occurrence of the following events:

Paget Minerals Corp.	Page 5 of 18
Management’s Discussion & Analysis

  100,000 Evrim Shares or cash equivalent within 14 days of Evrim entering into a Future Agreement;

  250,000 Evrim shares or cash equivalent upon the completion by Evrim, or any third party with which Evrim has entered into a Future Agreement, of an aggregate of 10,000 meters of drilling as part of mining work;

  400,000 Evrim shares or cash equivalent upon the announcement by Evrim, or any third party which Evrim has entered into a Future Agreement, of a measured or indicated mineral resource estimate of at least 500,000,000 tonnes at a grade of at least 0.50% copper equivalent in accordance with National Instrument 43-101.

  500,000 Evrim shares or cash equivalent upon the completion by Evrim, or any third party which Evrim has entered into a Future Agreement, of a Feasibility Study on the Ball Creek property.

If Evrim elects to deliver a cash payment in lieu of the Evrim shares, the value of the Evrim shares will be determined as the quotient of (i) the sum of the volume-weighted average price for such Evrim shares on the Exchange for each of the 10 trading days ending at the close of business on the Exchange immediately prior to the applicable delivery date, and (ii) 10.

On February 7, 2017, Evrim announced that it signed an exclusivity agreement with a wholly owned subsidiary of Antofagasta PLC (“Antofagasta”) on the Ball Creek property. Antofagasta will have the exclusive right to complete the due diligence and negotiate a definitive agreement to acquire up to a 70% interest in the Ball Creek property by spending up to US$31 million over a 13-year period, with a minimum commitment of US$300,000 in 2017. It was announced that the signing of a definitive agreement is expected to be completed on or before April 15, 2017.

b) Exploration and prospect generation

The Company continues to look for gold, silver and copper opportunities with high ore grades in the Americas Cordillera and Canada. With a prospect generator business model, the Company will acquire such opportunities and advance them in order to then attract larger, mining-oriented companies to take on the projects for further, higher-risk exploration, and hopefully development into metals’ production.

4. Risks and Uncertainties

The Company is engaged in the exploration for mineral deposits. These activities involve significant risks which even with careful evaluation, experience and knowledge may not, in some cases, be eliminated. The Company’s success depends on a number of factors, many of which are beyond its control. The primary risk factors affecting the Company include inherent risks in the mining industry, metal price fluctuations and operating in foreign countries and currencies.

Inherent risks within the mining industry

The commercial viability of any mineral deposit depends on many factors, not all of which are within the control of management. Some of the factors that will affect the financial viability of a

Paget Minerals Corp.	Page 6 of 18
Management’s Discussion & Analysis

given mineral deposit include its size, grade and proximity to infrastructure. Government regulation, taxes, royalties, land tenure and use, environmental protection and reclamation and closure obligations could also have a profound impact on the economic viability of a mineral deposit.

Mining activities also involve risks such as unexpected or unusual geological operating conditions, floods, fires, earthquakes, other natural or environmental occurrences and political and social instability. It is not always possible to obtain insurance against all such risks and the Company may decide not to insure against certain risks as a result of high premiums or for other reasons.

The Company does not currently maintain insurance against political or environmental risks. Should any uninsured liabilities arise, they could result in increased costs, reductions in profitability, and a decline in the value of the Company’s securities.

There is no assurance at this time that the Company’s current mineral properties will be economically viable for development and production.

Prices for metals

Metals prices are subject to volatile price fluctuations and have a direct impact on the commercial viability of the Company’s exploration properties. Price volatility results from a variety of factors, including global consumption and demand for metals, international economic and political trends, fluctuations in the US dollar and other currencies, interest rates, and inflation. The Company has not hedged any of its potential future metal sales. The Company closely monitors metal prices to determine the appropriate course of action to be taken by the Company.

Foreign currency risks

The Company uses the Canadian dollar as its measurement and reporting currency, and therefore fluctuations in exchange rates between the Canadian dollar and other currencies may affect the results of operations and financial position of the Company. The Company does not currently have any foreign currency or commercial risk hedges in place.

The Company raises the majority of its equity financings in Canadian dollars. Fluctuations in the exchange rates between the Canadian dollar and other currencies may impact the Company’s financial condition.

Risks Associated with Foreign Operations

Investments in foreign countries carry certain risks associated with different political, business, social and economic environments. The Company evaluates various commodities in foreign countries and will undertake new investments only when it is satisfied that the risks and uncertainties of operating in different cultural, economic and political environments are manageable and reasonable relative to the expected benefits.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently

Paget Minerals Corp.	Page 7 of 18
Management’s Discussion & Analysis

ambiguous conveyance and regulatory characteristics of property rights in certain foreign countries.

Future government, political, legal or regulatory changes in the foreign jurisdictions in which the Company plans to operate could affect many aspects of the Company’s business, including title to properties and assets, environmental protection requirements, labor relations, taxation, currency convertibility, repatriation of profits or capital, the ability to import necessary materials or services, or the ability to export produced materials.

5. Impairment of Long-lived Assets

The Company completed an impairment analysis as at December 31, 2016 and concluded that no impairment charge was required because the Company didn’t own any mineral property as of the year end.

6. Material Financial and Operations Information

6(a) Selected Annual Financial Information

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2016	2015	2014
Total revenues	$-	$-	$-
Operating and administrative expenses	172,834	116,195	3,716,975
Loss for the year	(172,834)	(116,195)	(3,716,975)
Loss per share	(0.02)	(0.02)	(0.62)
Total assets	67,057	67,110	266,060
Total long-term financial liabilities	-	-	-
Cash dividends declared – per share	N/A	N/A	N/A

6(b) Summary of Quarterly Results

The following is a summary of the Company’s financial results for the last eight quarters:

	Three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total revenues	$-	$-	$-	$-
Net (loss)	$(19,865)	$(62,018)	$(46,628)	$(44,323)
(Loss) per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Paget Minerals Corp.	Page 8 of 18
Management’s Discussion & Analysis

	Three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total revenues	$-	$-	$-	$-
Net (loss) income	$(57,559)	$(30,400)	$(63,357)	$35,121
(Loss) Earnings per share	$(0.01)	$(0.01)	$(0.01)	$0.01

6(c) Review of Operations and Financial Results

For three months ended December 31, 2016 and three months ended December 31, 2015

During the three months ended December 31, 2016, the Company had a net loss of $19,865 ($0.00 loss per share) compared to a net loss of $57,559 ($0.01 loss per share) for the same period in 2015.

Excluding the write-off of equipment of $nil (2015 - $5,268), the Company’s net loss amounted to $19,865 during the three months ended December 31, 2016 compared to $52,291 for the same period in 2015, a decrease of $32,426. The decrease in loss was mainly due to the Company keeping its administrative expenses down.

For the year ended December 31, 2016 and year ended December 31, 2015

During the year ended December 31, 2016, the Company had a net loss of $172,834 ($0.02 loss per share) compared to a net loss of $116,195 ($0.02 loss per share) for the year ended December 31, 2015.

Excluding the write-off of equipment of $nil (2015 - $5,268), a non-cash gain from the settlement of debt of $nil (2015 – gain of $37,548) and non-cash share-based payments of $36,944 (2015 –$nil), the Company’s net loss amounted to $135,890 during the year ended December 31, 2016, compared to 2015’s $148,475, a decrease of $12,585. The decrease in loss was a result of (a) a decrease in general and administration from 2015’s $171,728 to 2016’s $97,456 as a result of the Company conserving cash and offset by (b) an increase in salaries and wages from 2015’s negative $29,244 to 2016’s $36,283 due to the reversal of the accrued management salaries in fiscal 2015.

There was a non-cash gain recorded for the settlement of debt in 2015. By agreement dated January 15, 2015, the Company agreed to issue 58,865 common shares (882,968 pre-consolidation common shares) to Sundance Minerals Ltd. (“Sundance”) as full payment of its indebtedness to Sundance in the amount of $46,378 (US$37,000) resulting from certain obligations of the Company under the Option Agreement dated August 17, 2002 and amended on April 25, 2013. The shares were issued on March 2, 2015 and had a fair value of $8,830. A non-cash gain of $37,548 was recorded in connection with the settlement of debt.

Paget Minerals Corp.	Page 9 of 18
Management’s Discussion & Analysis

6(d) Liquidity and Capital Resources

On January 21, 2016, the company completed a non-brokered private placement by issuing 3,000,000 units (“Unit”) at a price of $0.05 per unit for gross proceeds of $150,000. Each Unit consists of one common share and one non-transferable warrant. Each warrant entitles the holder to purchase one additional common share for a 36-month period ending January 5, 2019 at a price of $0.10. In connection with the financing, the Company paid $2,500 as a cash finder’s fee and issued 70,000 finder’s options, each of which is exercisable into one Unit at a price of $0.05 until January 5, 2019.

On April 11, 2016, the Company issued 200,000 common shares at a fair value of $0.05 per share to its former Chief Executive Officer for past services.

As at December 31, 2016, the Company had a working capital of $33,856 (December 31, 2015 –working capital deficiency of $293). Cash totaled $29,177 as at December 31, 2016, an increase of $2,987 from $26,190 as at December 31, 2015. The increase was a result of $146,013 net proceeds from the non-brokered private placement which being offset by $143,026 spent in operating activities.

As of the date of this MD&A, the Company has no outstanding commitments and has not pledged any of its assets as security for loans.

The Company is aware of the current conditions in the financial markets and has planned accordingly. If the market conditions prevail or improve, the Company will make adjustment to the budgets accordingly. Management estimates that the current cash position and potential future cash flows from warrants, finder’s options and options might not be sufficient for the Company to carry out its anticipated operating plans through 2016-2017 and thus, the Company will therefore rely on debt or equity financing in 2017 to continue with its operation.

6(e) Disclosure of Outstanding Share Data

The authorized share capital of the Company consists of an unlimited number of common shares without par value.

On January 5, 2016, the Company completed a consolidation of its common shares (“share consolidation”) on the basis of one (1) post-consolidated common share for every fifteen (15) pre-consolidated common shares held. All references to share, per share amounts, and exercise prices have been retroactively restated to reflect the effect of the share consolidation.

As at December 31, 2016, the Company’s share capital was $13,089,947 (December 31, 2015 -$12,946,780) representing 9,279,834 common shares (December 31, 2015 – 6,079,834 common shares).

Paget Minerals Corp.	Page 10 of 18
Management’s Discussion & Analysis

Stock option transactions and the number of stock options for the year ended December 31, 2016 are summarized as follows:

	Exercise	December 31,				Expired /	December 31,
Expiry date	price	2015		Granted	Exercised	cancelled	2016
December 1, 2016	$3.75	6,667		-	-	(6,667)	-
November 25, 2017	$2.25	31,667		-	-	-	31,667
December 7, 2017	$2.25	6,667		-	-	-	6,667
December 19, 2018	$1.50	38,334	(1)	-	-	-	38,334
December 9, 2019	$0.75	106,667	(2)	-	-	-	106,667
August 15, 2021	$0.10	-		500,000	-	-	500,000
Options outstanding		190,002		500,000	-	(6,667)	683,335
Options exercisable		190,002		-	-	(6,667)	683,335
Weighted average exercise price		$1.31		$0.10	$-	$3.75	$0.40

(1) 6,667 of these options will expire on December 31, 2017.
(2) 10,000 of these options will expire on December 31, 2017.

As of December 31, 2016, the Company had 3,000,000 warrants outstanding.

	Exercise	December 31,				December 31,
Expiry date	price	2015	Issued	Exercised	Expired	2016
January 5, 2019	$0.10	-	3,000,000	-	-	3,000,000
Outstanding		-	3,000,000	-	-	3,000,000
Weighted average exercise price		$-	$0.10	$-	$-	$0.10

As January of December 31, 2016, the Company had 70,000 finder’s options outstanding.

	Exercise	December 31,				December 31,
Expiry date	price	2015	Issued	Exercised	Expired	2016
January 5, 2019 (1)	$0.05	-	70,000	-	-	70,000
Outstanding		-	70,000	-	-	70,000
Weighted average exercise price		$-	$0.05	$-	$-	$0.05

(1) Each Finders option is exercisable into one share and one warrant, with each warrant exercisable at $0.10 until January 5, 2019.

If the remaining options and warrants were exercised, the Company’s available cash would increase by $584,253.

As of the date of this MD&A, there were 9,279,834 common shares issued and outstanding and 13,103,169 common shares outstanding on a diluted basis.

Paget Minerals Corp.	Page 11 of 18
Management’s Discussion & Analysis

6(f) Commitment and Contingency

None.

6(g) Off-Balance Sheet Arrangements

None.

6(h) Transactions with Related Parties

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Comapny's Board of Directors and corporate officers. DavidDirectors Volkert .

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

For the year ended December 31, 2016

	Short-term
	employee	Other	Share-based
	benefits	expenses	payments		Total
David Volkert Former Chief Executive Officer (1)	$-	$864	$11,847	(2)	$12,711
Mark Brown Interim Chief Executive Officer	$-	$-	$7,389		$7,389
Winnie Wong Chief Financial Officer	$-	$-	$5,542		$5,542

For the year ended December 31, 2015

	Short-term
	employee		Other	Share-based
	benefits		expenses	payments	Total
David Volkert Former Former Chief Executive Officer (1)	$(35,099	)(3)	$5,855	$-	$(29,244)

(1)

On July 11, 2016, David Volkert resigned as the Chief Executive Officer. Mark T. Brown was appointed as the interim CEO of the Company. Mr. Volkert was paid through his company Volkert ExploResources Ltd. (See the next table).

(2)

On April 11, 2016, the Company issued 200,000 common shares at a fair value of $0.05 per share to David Volkert for past services for a total fair value of $10,000. The amount also includes $1,847 related to the fair value of options vested during the year.

Paget Minerals Corp.	Page 12 of 18
Management’s Discussion & Analysis

(3)	During the year ended December 31, 2015, it was resolved that the accrued management salary of $50,313 owing to David Volkert would not be paid due to the financial situation of the Company and therefore was removed as a liability of the Company and reversed in 2015, resulting in a net recovery of salaries and wages of $29,244.

		Year ended		As at
		December 31,	December 31,	December 31,	December 31,
Amounts due to:	Services	2017	2016	2017	2016
Avisar Chartered Accountants (a)	Accounting, administrative costs and CFO services	$-	$37,700	$-	$16,000
Edwards, Kenny & Bray LLP (b)	Legal services	-	59,745	-	9,148
Volkert ExploResources Ltd. (c)	Geological consulting services	25,419	2,400	-	-
Pacific Opportunity Capital Ltd. (d)	Management and accounting services	30,000	5,000	2,625	2,625
TOTAL:		$55,419	$104,845	$2,625	$22,773

(a)	A partner at Avisar Chartered Accountants was an officer of the Company until resignation during the year ended December 31, 2015.
(b)	A partner at Edwards, Kenny & Bray LLP was an officer of the Company until resignation during the year ended December 31, 2015.
(c)	The shareholder of Volkert ExploResources Ltd. was a director and officer of the Company until resignation in September 2016.
(d)	Pacific Opportunity Receivables Ltd., a Company controlled by a director and officer of the company.

The above amounts are non-interest bearing, unsecured with no specified terms of repayment.

6(i) Financial Instruments

	December 31,		December 31,
	2016		2015
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial Assets
Loans and receivables
Cash	$29,177	$29,177	$26,190	$26,190
Receivables	613	613	1,831	1,831
Deposits and receivables	20,000	20,000	24,375	24,375
Available-for-Sale
Short-term investments	17,267	17,267	7,616	7,616
Financial Liabilities
Other financial liabilities
Trade and other payables	$13,201	$13,201	$43,028	$43,028

Paget Minerals Corp.	Page 13 of 18
Management’s Discussion & Analysis

Fair values for short-term investments are determined directly by reference to published price quotations in an active market. These instruments are classified in accordance with level 1 of the fair value hierarchy.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value as described as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the assets or liability either directly (i.e. – as prices) or indirectly (i.e. – derived from prices); and

Level 3 – Inputs that are not based on observable market data.

	December 31,	December 31,
	2016	2015
Level 1
Short-term investments	$17,267	$7,616

The fair values of the Company’s cash, receivables, and trade and other payables approximate their fair value because of the short-term nature of these instruments. Non-current deposits and receivables also approximates its carrying value.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk with respect to currency risk, interest risk and price risk.

(a)	Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk, defined as the sum of its cash, and receivables is equal to its carrying value. The Company holds its cash with a major Canadian financial institution. The Company’s deposits and receivables are subject to uncertainty on the timing of collection. The maximum exposure is equal to its carrying value.

(b)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. The Company plans to obtain further equity financing to fund operations and future obligations as they come due.

(c)	Currency Risk

The Company has nominal currency risk as it operates primarily in Canada and its functional currency is the Canadian dollar. As such, the Company is not subject to currency risk.

Paget Minerals Corp.	Page 14 of 18
Management’s Discussion & Analysis

(d)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss due to fluctuations in market rates is nominal due to surplus funds being held as cash or short-term interest bearing deposits.

Assuming all other variables remain constant, a 1% change in interest rates would result in an immaterial difference in the Company’s annual finance income.

(e)	Price Risk

Price risk is the risk that fair value or future cash flows of the Company’s short-term investments in quoted mining exploration companies will fluctuate and the Company will realize a loss on disposal of the short-term investments.

The fair value of the Company’s investments represents the maximum exposure to price risk. Assuming all other variables remain constant, a 20% change in the quoted stock prices would result in an increase/decrease in the Company’s loss and comprehensive loss of approximately $3,500.

7. Management of Capital Risk

The Company includes equity as capital. The Company’s primary objective is to pursue the advancement of its exploration and evaluation assets. In order to do so, it endeavours to safeguard its ability to continue as a going concern, while maintaining a flexible capital structure. As the Company has no regular cash inflows from operations, the Company may attempt to issue new shares, dispose of, or pursue option agreements and/or joint ventures on assets in order to raise funds. In order to facilitate the management of its capital requirements, the Company prepares periodic expenditure budgets that are updated as necessary depending on various factors, including capital deployment, results from the exploration of its properties and general industry conditions.

The Company’s current investment policy is to hold its cash balances at a major Canadian financial institution in order to preserve and protect its capital. The Company is not subject to any externally imposed restrictions on the management of its capital structure. There were no changes to the Company’s capital management approach during the year.

8. Segment information

The Company operates in one reportable segment, being the identification and acquisition of exploration and evaluation assets. The Company’s non-current assets are located in Canada.

9. Subsequent Events

None other than disclosed already in other sections.

Paget Minerals Corp.	Page 15 of 18
Management’s Discussion & Analysis

10. Policies and Controls

10(a) Significant Accounting Policies and Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. The financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and further periods if the revision affects both current and future periods.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the statement of financial position date, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

Fair value of stock options and warrants

Determining the fair value of compensatory warrants and stock options requires the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results or on other components of equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and deferred income tax provisions or recoveries could be affected.

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

10(b) Future Accounting Pronouncements

Certain new accounting standards and interpretations have been published that are not mandatory for the December 31, 2016 reporting period. The Company has not early adopted the following new and revised standards, amendments and interpretations that have been issue but are not yet effective:

Paget Minerals Corp.	Page 16 of 18
Management’s Discussion & Analysis

  IFRS 9 (Amended 2010) Financial Instruments (effective January 1, 2018)

  IFRS 15 Revenue from Contracts (effective January 1, 2018)

  IFRS 16 Leases (effective January 1, 2019)

The Company anticipates that the application of the above new and revised standards, amendments and interpretations will have no material impact on its results and financial position.

10(c) Changes in Internal Controls over Financial Reporting (“ICFR”)

Changes in Internal Control Over Financial Reporting (“ICFR”)

In connection with National Instrument 52-109, Certification of Disclosure in Issuer’s Annual and Interim Filings (“NI 52-109”) adopted in December 2008 by each of the securities commissions across Canada, the Chief Executive Officer and Chief Financial Officer of the Company will file a Venture Issuer Basic Certificate with respect to financial information contained in the unaudited interim financial statements and the audited annual financial statements and respective accompanying Management’s Discussion and Analysis. The Venture Issue Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI52-109.

Disclosure Controls and Procedures

The Company’s CEO and CFO are responsible for establishing and maintaining the Company’s disclosure controls and procedures. Management, including the CEO and CFO, have evaluated the procedures of the Company and have concluded that they provide reasonable assurance that material information is gathered and reported to senior management in a manner appropriate to ensure that material information required to be disclosed in reports filed or submitted by the Company is recorded, processed, summarized and reported within the appropriate time periods.

While management believes that the Company’s disclosure controls and procedures provide reasonable assurance, they do not expect that the controls and procedures can prevent all errors, mistakes, or fraud. A control system, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met.

Paget Minerals Corp.	Page 17 of 18
Management’s Discussion & Analysis

11. Information on the Board of Directors and Management

Directors:

Paul Kuhn
Richard Topham
G. Arnold Armstrong
Mark T. Brown

Audit Committee members:

Mark T. Brown, Paul Kuhn, and Richard Topham

Management:

Mark T. Brown – Interim Chief Executive Officer, President
Winnie Wong – Chief Financial Officer and Corporate Secretary

Paget Minerals Corp.	Page 18 of 18
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

PAGET MINERALS CORP.
(An Exploration Stage Company)
MANAGEMENT’S DISCUSSION AND ANALYSIS
FOR THE YEAR ENDED DECEMBER 31, 2017

INTRODUCTION

This is Management’s Discussion and Analysis (“MD&A”) for Paget Minerals Corp. (“Paget” or the “Company”) and has been prepared based on information known to management as of March 13, 2018. This MD&A is intended to help the reader understand the financial statements of Paget.

The following information should be read in conjunction with the audited financial statements and the related notes for the years ended December 31, 2017 and December 31, 2016 and the related notes thereto, prepared in accordance with International Financial Reporting Standards (“IFRS”). The MD&A provides a review of the performance of the company for the year ended December 31, 2017. Additional information relating to the Company can be found on SEDAR www.sedar.com.

Management is responsible for the preparation and integrity of the financial statements, including the maintenance of appropriate information systems, procedures and internal controls. Management also ensures that information used internally or disclosed externally, including the financial statements and MD&A, is complete and reliable.

The Company’s board of directors follows recommended corporate-governance guidelines for public companies to ensure transparency and accountability to shareholders. The board’s audit committee meets with management regularly to review the financial statements, including the MD&A, and to discuss other financial, operating and internal-control matters.

All currency amounts are expressed in Canadian dollars unless otherwise noted.

FORWARD LOOKING STATEMENTS

Certain sections of this MD&A provide, or may appear to provide, a forward-looking orientation with respect to the Company’s activities and its future financial results. Consequently, certain statements contained in this MD&A constitute express or implied forward-looking statements. Terms including, but not limited to, “anticipate”, “estimate”, “believe” and “expect” may identify forward-looking statements. Forward-looking statements, while they are based on the current knowledge and assumptions of the Company’s management, are subject to risks and uncertainties that could cause or contribute to the actual results being materially different than those expressed or implied. Readers are cautioned not to place undue reliance on any forward-looking statement that may be in this MD&A.

Paget Minerals Corp.	Page 1 of 17
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

The following forward looking statements have been made in this MD&A:

  Expectations regarding the ability to raise capital and to continue its search for opportunities in the exploration and evaluation assets.

ADDITIONAL INFORMATION

Financial statements, MD&A’s and additional information relevant to the Company and the Company’s activities can be found on SEDAR at www.sedar.com, and/or on the Company’s website at www.pagetminerals.com.

SUMMARY AND OUTLOOK

Paget is a publicly traded company focused on mineral exploration and as a prospect generator continues to identify and acquire target properties in Canada and the Americas Cordillera

During 2017, the Company received 100,000 common shares from Evrim Resources Corp. (“Evrim”) as Evrim met certain milestone payment obligation for the Ball Creek property that the Company sold to Evrim in 2015.

With the cash and short-term investments in hand and a tight share structure, Paget will focus on gold, silver and copper opportunities in mining-friendly, stable jurisdictions of the Americas Cordillera and Canada. Ore grade will be a prime determinant in acquisitions ranging from early-stage exploration to initial resource stage.

Management’s overall expectations for the Company are positive, due in part to the following factors:

  The Company has no property commitments or any property holding costs.

  The Company might continue to receive further payments from Evrim on the Ball Creek arrangement.

  The management is highly experienced in the Americas Cordillera area and is actively looking for opportunities.

Paget Minerals Corp.	Page 2 of 17
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

1. Background		4
2. Overview		4
2(a) Company Mission and Focus	4
2(b) Description of Metal Markets	4
2(c) Use of the terms “Mineral Resources” and “Mineral Reserves”	4
2(d) Historical estimates are not NI 43-101 compliant	4
3. Mineral Properties		5
a) Ball Creek Project (British Columbia)	5
b) Exploration and prospect generation	6
4. Risks and Uncertainties		6
5. Impairment of Long-lived Assets		8
6. Material Financial and Operations Information		8
6(a) Selected Annual Financial Information	8
6(b) Summary of Quarterly Results	8
6(c) Review of Operations and Financial Results	9
6(d) Liquidity and Capital Resources	9
6(e) Disclosure of Outstanding Share Data	10
6(f) Commitment and Contingency	11
6(g) Off-Balance Sheet Arrangements	11
6(h) Transactions with Related Parties	11
6(i) Financial Instruments	13
7. Management of Capital Risk		14
8. Segment information		15
9. Subsequent Events		15
10. Policies and Controls		15
11. Information on the Board of Directors and Management		17

Paget Minerals Corp.	Page 3 of 17
Management’s Discussion & Analysis

1. Background

The Company is a publicly listed company incorporated on May 24, 2007 under the laws of British Columbia.

2. Overview

2(a) Company Mission and Focus

The Company is focused on exploring and developing economic mineral projects in the Americas Cordillera and Canada as a “prospect generator” company. The Company plans to explore different stages exploration projects, and to acquire and option out these exploration projects, while keeping a retained interest.

2(b) Description of Metal Markets

Market interest for all metals such as gold and copper is volatile and the Company will monitor its resources relative to its opportunities during the coming fiscal year.

2(c) Use of the terms “Mineral Resources” and “Mineral Reserves”

Any reference in this MD&A to Mineral Resources does not mean Mineral Reserve.

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories. An Inferred Mineral Resource has a lower level of confidence than that applied to an Indicated Mineral Resource. An Indicated Mineral Resource has a higher level of confidence than an Inferred Mineral Resource but has a lower level of confidence than a Measured Mineral Resource.

2(d) Historical estimates are not NI 43-101 compliant

The historical estimates contained in this MD&A have not been calculated in accordance with the mineral resources or mineral reserves classifications contained in the CIM Definition Standards on Mineral Resources and Mineral Reserves, as required by National Instrument 43-101 ("NI 43-101"). Accordingly, the Company is not treating these historical estimates as current mineral resources or mineral reserves as defined in NI 43-101, and such historical estimates should not be relied upon. A qualified person has not done sufficient work to date to classify the historical estimates as current mineral resources or mineral reserves.

Paget Minerals Corp.	Page 4 of 17
Management’s Discussion & Analysis

3. Mineral Properties

a) Ball Creek Project (British Columbia)

In fiscal 2015, the Company sold its 100% undivided interest in the Ball Creek Gold-Copper property located in northwestern British Columbia to Evrim for a cash consideration of $150,000. The Company also transferred the related reclamation deposits to Evrim. The remaining reclamation deposit of $24,375 was to be paid to the Company upon Evrim redeeming the remaining reclamation deposits. In February 2016, Evrim refunded $4,375 of its related reclamation deposits to the Company. As at December 31, 2017, the Company had a balance of $20,000 recorded as deposits and receivables relating to the remaining reclamation deposit refunds due from Evrim.

The Company may receive additional consideration listed below if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property.

Additional Consideration – Third Party Option/ Joint Venture Payment

If Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property (the “Future Agreement”), Evrim shall pay to Paget a payment (“Joint Venture Payment”) within 60 days of receipt by Evrim of such Future Payment (defined as any cash payment or any payment of consideration other than cash received by Evrim as consideration payable under a Future Agreement) as follows:

  40% of any Future Payment received by Evrim pursuant to a Future Agreement on or before the first anniversary date of any Future Agreement;

  30% of any Future Payment received by Evrim pursuant to a Future Agreement after the first anniversary date of any Future Agreement and on or before the second anniversary date of any Future Agreement;

  20% of any Future Payment received by Evrim pursuant to a Future Agreement after the second anniversary date of any Future Agreement and on or before the third anniversary date of any Future Agreement; and

  10% of any Future Payment received by Evrim pursuant to a Future Agreement after the third anniversary date of any Future Agreement and on or before the fourth anniversary date of any Future Agreement.

If a Future Payment received by Evrim includes consideration other than cash, Evrim may elect to make the Joint Venture Payment required by the above payment schedule by paying to the Company the cash equivalent value of such non-cash consideration.

Additional Consideration – Milestone Share Payments

Evrim will be obligated to make the following additional payments to Paget on the occurrence of the following events:

Paget Minerals Corp.	Page 5 of 17
Management’s Discussion & Analysis

  100,000 Evrim Shares or cash equivalent within 14 days of Evrim entering into a Future Agreement;

  250,000 Evrim shares or cash equivalent upon the completion by Evrim, or any third party with which Evrim has entered into a Future Agreement, of an aggregate of 10,000 meters of drilling as part of mining work;

  400,000 Evrim shares or cash equivalent upon the announcement by Evrim, or any third party which Evrim has entered into a Future Agreement, of a measured or indicated mineral resource estimate of at least 500,000,000 tonnes at a grade of at least 0.50% copper equivalent in accordance with National Instrument 43-101.

  500,000 Evrim shares or cash equivalent upon the completion by Evrim, or any third party which Evrim has entered into a Future Agreement, of a Feasibility Study on the Ball Creek property.

If Evrim elects to deliver a cash payment in lieu of the Evrim shares, the value of the Evrim shares will be determined as the quotient of (i) the sum of the volume-weighted average price for such Evrim shares on the Exchange for each of the 10 trading days ending at the close of business on the Exchange immediately prior to the applicable delivery date, and (ii) 10.

On May 15, 2017, Evrim announced that it signed a definitive agreement with a wholly owned subsidiary of Antofagasta PLC (“Antofagasta”) on the Ball Creek property. As a result, Evrim issued 100,000 Evrim Shares to the Company on May 16, 2017.

b) Exploration and prospect generation

The Company continues to look for gold, silver and copper opportunities with high ore grades in the Americas Cordillera and Canada. With a prospect generator business model, the Company will acquire such opportunities and advance them in order to then attract larger, mining-oriented companies to take on the projects for further, higher-risk exploration, and hopefully development into metals’ production.

4. Risks and Uncertainties

The Company is engaged in the exploration for mineral deposits. These activities involve significant risks which even with careful evaluation, experience and knowledge may not, in some cases, be eliminated. The Company’s success depends on a number of factors, many of which are beyond its control. The primary risk factors affecting the Company include inherent risks in the mining industry, metal price fluctuations and operating in foreign countries and currencies.

Inherent risks within the mining industry

The commercial viability of any mineral deposit depends on many factors, not all of which are within the control of management. Some of the factors that will affect the financial viability of a given mineral deposit include its size, grade and proximity to infrastructure. Government regulation, taxes, royalties, land tenure and use, environmental protection and reclamation and

Paget Minerals Corp.	Page 6 of 17
Management’s Discussion & Analysis

closure obligations could also have a profound impact on the economic viability of a mineral deposit.

Mining activities also involve risks such as unexpected or unusual geological operating conditions, floods, fires, earthquakes, other natural or environmental occurrences and political and social instability. It is not always possible to obtain insurance against all such risks and the Company may decide not to insure against certain risks as a result of high premiums or for other reasons. The Company does not currently maintain insurance against political or environmental risks. Should any uninsured liabilities arise, they could result in increased costs, reductions in profitability, and a decline in the value of the Company’s securities.

There is no assurance at this time that the Company’s current mineral properties will be economically viable for development and production.

Prices for metals

Metals prices are subject to volatile price fluctuations and have a direct impact on the commercial viability of the Company’s exploration properties. Price volatility results from a variety of factors, including global consumption and demand for metals, international economic and political trends, fluctuations in the US dollar and other currencies, interest rates, and inflation. The Company has not hedged any of its potential future metal sales. The Company closely monitors metal prices to determine the appropriate course of action to be taken by the Company.

Foreign currency risks

The Company uses the Canadian dollar as its measurement and reporting currency, and therefore fluctuations in exchange rates between the Canadian dollar and other currencies may affect the results of operations and financial position of the Company. The Company does not currently have any foreign currency or commercial risk hedges in place.

The Company raises the majority of its equity financings in Canadian dollars. Fluctuations in the exchange rates between the Canadian dollar and other currencies may impact the Company’s financial condition.

Risks Associated with Foreign Operations

Investments in foreign countries carry certain risks associated with different political, business, social and economic environments. The Company evaluates various commodities in foreign countries and will undertake new investments only when it is satisfied that the risks and uncertainties of operating in different cultural, economic and political environments are manageable and reasonable relative to the expected benefits.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance and regulatory characteristics of property rights in certain foreign countries.

Paget Minerals Corp.	Page 7 of 17
Management’s Discussion & Analysis

Future government, political, legal or regulatory changes in the foreign jurisdictions in which the Company plans to operate could affect many aspects of the Company’s business, including title to properties and assets, environmental protection requirements, labor relations, taxation, currency convertibility, repatriation of profits or capital, the ability to import necessary materials or services, or the ability to export produced materials.

5. Impairment of Long-lived Assets

The Company completed an impairment analysis as at December 31, 2017 and concluded that no impairment charge was required because the Company didn’t own any mineral property as of the year end.

6. Material Financial and Operations Information 6(a) Selected Annual Financial Information

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2017	2016	2015
Total revenues	$-	$-	$-
Operating and administrative expenses	52,296	172,834	116,195
Loss for the year	(18,071)	(172,834)	(116,195)
Loss per share	(0.00)	(0.02)	(0.02)
Total assets	75,536	67,057	67,110
Total long-term financial liabilities	-	-	-
Cash dividends declared – per share	N/A	N/A	N/A

6(b) Summary of Quarterly Results

The following is a summary of the Company’s financial results for the last eight quarters:

	Three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Total revenues	$-	$-	$-	$-
Net (loss) income	$(10,782)	$(8,962)	$16,808	$(15,135)
(Loss) Earnings per share	$(0.00)	$(0.00)	$0.00	$(0.00)

Paget Minerals Corp.	Page 8 of 17
Management’s Discussion & Analysis

	Three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total revenues	$-	$-	$-	$-
Net (loss)	$(19,865)	$(62,018)	$(46,628)	$(44,323)
(Loss) per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)

6(c) Review of Operations and Financial Results

For three months ended December 31, 2017 and three months ended December 31, 2016

During the three months ended December 31, 2017, the Company had a net loss of $10,782 ($0.00 loss per share) compared to a net loss of $19,865 ($0.00 loss per share) for the same period in 2016, a decrease of $9,083. The decrease in loss was mainly due to the Company keeping its administrative expenses down.

For the year ended December 31, 2017 and year ended December 31, 2016

During the year ended December 31, 2017, the Company had a net loss of $18,071 ($0.00 loss per share) compared to a net loss of $172,834 ($0.02 loss per share) for the year ended December 31, 2016.

Excluding the non-cash share-based payments of $nil (2016 – $36,944), the Company’s net loss amounted to $18,071 during the year ended December 31, 2017, compared to 2016’s $135,890, a decrease of $117,819. The decrease in loss was a result of (a) a decrease in general and administration from 2016’s $97,456 to 2017’s $52,257 as a result of the Company conserving cash and (b) a milestone payment from Evrim related to the Ball Creek property that the Company sold in fiscal 2015, valuing $27,000 (2016 - $nil).

6(d) Liquidity and Capital Resources

As at December 31, 2017, the Company had a working capital of $21,958 (December 31, 2016 – working capital of $33,856). Cash totaled $9,691 as at December 31, 2017, a decrease of $19,486 from $29,177 as at December 31, 2016. The decrease was a result of $31,736 spent in operating activities while being offset by $12,250 proceeds from the sale of short-term investments.

As of the date of this MD&A, the Company has no outstanding commitments and has not pledged any of its assets as security for loans.

The Company is aware of the current conditions in the financial markets and has planned accordingly. If the market conditions prevail or improve, the Company will make adjustment to the budgets accordingly. Management estimates that the current cash position and potential future cash flows from warrants, finder’s options and options might not be sufficient for the Company to carry out its anticipated operating plans through 2018 and thus, the Company will therefore rely on debt or equity financing in 2018 to continue with its operation.

Paget Minerals Corp.	Page 9 of 17
Management’s Discussion & Analysis

6(e) Disclosure of Outstanding Share Data

The authorized share capital of the Company consists of an unlimited number of common shares without par value.

As at December 31, 2017, the Company’s share capital was $13,089,947 (December 31, 2016 -$13,089,947) representing 9,279,834 common shares (December 31, 2016 – 9,279,834 common shares).

Stock option transactions and the number of stock options for the year ended December 31, 2017 are summarized as follows:

	Exercise	December 31,				Expired /	December 31,
Expiry date	price	2016		Granted	Exercised	cancelled	2017
November 25, 2017	$2.25	31,667		-	-	(31,667)	-
December 7, 2017	$2.25	6,667		-	-	(6,667)	-
December 19, 2018	$1.50	38,334	(1)	-	-	(6,667)	31,667
December 9, 2019	$0.75	106,667	(2)	-	-	(10,000)	96,667
August 15, 2021	$0.10	500,000		-	-	-	500,000
Options outstanding		683,335		-	-	(55,001)	628,334
Options exercisable		683,335		-	-	(55,001)	628,334
Weighted average exercise price		$0.40		$-	$-	$2.25	$0.27

(1) 6,667 of these options expired on December 31, 2017.
(2) 10,000 of these options expired on December 31, 2017.

As of December 31, 2017, the Company had 3,000,000 warrants outstanding.

	Exercise	December 31,				December 31,
Expiry date	price	2016	Issued	Exercised	Expired	2017
January 5, 2019	$0.10	3,000,000	-	-	-	3,000,000
Outstanding		3,000,000	-	-	-	3,000,000
Weighted average exercise price		$0.10	$-	$-	$-	$0.10

As of December 31, 2017, the Company had 70,000 finder’s options outstanding.

	Exercise	December 31,				December 31,
Expiry date	price	2016	Issued	Exercised	Expired	2017
January 5, 2019 (1)	$0.05	70,000	-	-	-	70,000
Outstanding		70,000	-	-	-	70,000
Weighted average exercise price		$0.05	$-	$-	$-	$0.05

Paget Minerals Corp.	Page 10 of 17
Management’s Discussion & Analysis

(1)	Each finder’s option is exercisable into one share and one warrant, with each warrant exercisable at $0.10 until January 5, 2019.

If the remaining options and warrants were exercised, the Company’s available cash would increase by $480,501.

As of the date of this MD&A, there were 9,279,834 common shares issued and outstanding and 13,048,168 common shares outstanding on a diluted basis.

6(f) Commitment and Contingency

None.

6(g) Off-Balance Sheet Arrangements

None.

6(h) Transactions with Related Parties

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers.

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

For the year ended December 31, 2017

Short-term
	employee	Other	Share-based
	benefits	expenses	payments	Total
Mark Brown Interim Chief Executive Officer	$-	$-	$-	$-
Winnie Wong Chief Financial Officer	$-	$-	$-	$-

Paget Minerals Corp.	Page 11 of 17
Management’s Discussion & Analysis

For the year ended December 31, 2016

	Short-term
	employee	Other	Share-based
	benefits	expenses	payments		Total
David Volkert Former Chief Executive Officer (1)	$-	$864	$11,847	(2)	$10,864
Mark Brown Interim Chief Executive Officer	$-	$-	$7,389		$7,389
Winnie Wong Chief Financial Officer	$-	$-	$5,542		$5,542

(1)

On July 11, 2016, David Volkert resigned as the Chief Executive Officer. Mark T. Brown was appointed as the interim CEO of the Company. Mr. Volkert was paid through his company Volkert ExploResources Ltd. (See the next table).

(2)

On April 11, 2016, the Company issued 200,000 common shares at a fair value of $0.05 per share to David Volkert for past services for a total fair value of $10,000. The amount also includes $1,847 related to the fair value of options vested during the year.

Related party transactions and balances

		Year ended		As at
		December 31,	December 31,	December 31,	December 31,
Amounts due to:	Services	2017	2016	2017	2016
Volkert ExploResources Ltd. (a)	Geological consulting services	$-	$25,419	$-	$-
Pacific Opportunity Capital Ltd. (c)	Management and accounting services	30,000	30,000	12,279	2,625
TOTAL:		$30,000	$55,419	$12,279	$2,625

(a)	The shareholder of Volkert ExploResources Ltd. was a director and officer of the Company until resignation in September 2016.
(b)	Pacific Opportunity Capital Ltd., a company controlled by a director and officer of the Company.

The above amounts are non-interest bearing, unsecured with no specified terms of repayment.

Paget Minerals Corp.	Page 12 of 17
Management’s Discussion & Analysis

6(i) Financial Instruments

	December 31,		December 31,
	2017		2016
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial Assets
Loans and receivables
Cash	$9,691	$9,691	$29,177	$29,177
Receivables	431	431	613	613
Deposits and receivables	20,000	20,000	20,000	20,000
Available-for-Sale
Short-term investments	45,414	45,414	17,267	17,267
Financial Liabilities
Other financial liabilities
Trade and other payables	$33,578	$33,578	$13,201	$13,201

Fair values for short-term investments are determined directly by reference to published price quotations in an active market. These instruments are classified in accordance with level 1 of the fair value hierarchy.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value as described as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the assets or liability either directly (i.e. – as prices) or indirectly (i.e. – derived from prices); and

Level 3 – Inputs that are not based on observable market data.

	December 31,	December 31,
	2017	2016
Level 1
Short-term investments	$45,414	$17,267

The fair values of the Company’s cash, receivables, and trade and other payables approximate their fair value because of the short-term nature of these instruments. Non-current deposits and receivables also approximates its carrying value.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk with respect to currency risk, interest risk and price risk.

(a)	Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk, defined as the sum of its cash, and receivables is equal to its carrying value. The

Paget Minerals Corp.	Page 13 of 17
Management’s Discussion & Analysis

Company holds its cash with a major Canadian financial institution. The Company’s deposits and receivables are subject to uncertainty on the timing of collection. The maximum exposure is equal to its carrying value.

(b)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. The Company plans to obtain further equity financing to fund operations and future obligations as they come due.

(c)	Currency Risk

The Company has nominal currency risk as it operates primarily in Canada and its functional currency is the Canadian dollar. As such, the Company is not subject to currency risk.

(d)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss due to fluctuations in market rates is nominal due to surplus funds being held as cash or short-term interest bearing deposits.

Assuming all other variables remain constant, a 1% change in interest rates would result in an immaterial difference in the Company’s annual finance income.

(e)	Price Risk

Price risk is the risk that fair value or future cash flows of the Company’s short-term investments in quoted mining exploration companies will fluctuate and the Company will realize a loss on disposal of the short-term investments.

The fair value of the Company’s investments represents the maximum exposure to price risk. Assuming all other variables remain constant, a 20% change in the quoted stock prices would result in an increase/decrease in the Company’s loss and comprehensive loss of approximately $9,000.

7. Management of Capital Risk

The Company includes equity as capital. The Company’s primary objective is to pursue the advancement of its exploration and evaluation assets. In order to do so, it endeavours to safeguard its ability to continue as a going concern, while maintaining a flexible capital structure. As the Company has no regular cash inflows from operations, the Company may attempt to issue new shares, dispose of, or pursue option agreements and/or joint ventures on assets in order to raise funds. In order to facilitate the management of its capital requirements, the Company prepares periodic expenditure budgets that are updated as necessary depending on

Paget Minerals Corp.	Page 14 of 17
Management’s Discussion & Analysis

various factors, including capital deployment, results from the exploration of its properties and general industry conditions.

The Company’s current investment policy is to hold its cash balances at a major Canadian financial institution in order to preserve and protect its capital. The Company is not subject to any externally imposed restrictions on the management of its capital structure. There were no changes to the Company’s capital management approach during the year.

8. Segment information

The Company operates in one reportable segment, being the identification and acquisition of exploration and evaluation assets. The Company’s non-current assets are located in Canada.

9. Subsequent Events

None other than disclosed already in other sections.

10. Policies and Controls

10(a) Significant Accounting Policies and Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. The financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and further periods if the revision affects both current and future periods.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the statement of financial position date, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

Fair value of stock options and warrants

Determining the fair value of compensatory warrants and stock options requires the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results or on other components of equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses

Paget Minerals Corp.	Page 15 of 17
Management’s Discussion & Analysis

whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and deferred income tax provisions or recoveries could be affected.

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

10(b) Future Accounting Pronouncements

Certain new accounting standards and interpretations have been published that are not mandatory for the December 31, 2017 reporting period. The Company has not early adopted the following new and revised standards, amendments and interpretations that have been issue but are not yet effective:

  IFRS 9 (Amended 2010) Financial Instruments (effective January 1, 2018)

  IFRS 15 Revenue from Contracts (effective January 1, 2018)

  IFRS 16 Leases (effective January 1, 2019)

The Company anticipates that the application of the above new and revised standards, amendments and interpretations will have no material impact on its results and financial position.

10(c) Changes in Internal Controls over Financial Reporting (“ICFR”)

Changes in Internal Control Over Financial Reporting (“ICFR”)

In connection with National Instrument 52-109, Certification of Disclosure in Issuer’s Annual and Interim Filings (“NI 52-109”) adopted in December 2008 by each of the securities commissions across Canada, the Chief Executive Officer and Chief Financial Officer of the Company will file a Venture Issuer Basic Certificate with respect to financial information contained in the unaudited interim financial statements and the audited annual financial statements and respective accompanying Management’s Discussion and Analysis. The Venture Issue Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI52-109.

Disclosure Controls and Procedures

The Company’s CEO and CFO are responsible for establishing and maintaining the Company’s disclosure controls and procedures. Management, including the CEO and CFO, have evaluated the procedures of the Company and have concluded that they provide reasonable assurance that material information is gathered and reported to senior management in a manner appropriate to ensure that material information required to be disclosed in reports filed or

Paget Minerals Corp.	Page 16 of 17
Management’s Discussion & Analysis

submitted by the Company is recorded, processed, summarized and reported within the appropriate time periods.

While management believes that the Company’s disclosure controls and procedures provide reasonable assurance, they do not expect that the controls and procedures can prevent all errors, mistakes, or fraud. A control system, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met.

11. Information on the Board of Directors and Management

Directors:

Paul Kuhn
Richard Topham
G. Arnold Armstrong
Mark T. Brown

Audit Committee members:

Mark T. Brown, Paul Kuhn, and Richard Topham

Management:

Mark T. Brown – Interim Chief Executive Officer, President
Winnie Wong – Chief Financial Officer and Corporate Secretary

Paget Minerals Corp.	Page 17 of 17
Management’s Discussion & Analysis

Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

MANAGEMENT’S DISCUSSION AND ANALYSIS – QUARTERLY HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018

Introductory Comment and Overview

Paget Minerals Corp. (“Paget” or the “Company”) was incorporated on May 24, 2007 under the laws of British Columbia. The Company has been listed on the TSX Venture Exchange (the “TSX-V” or “Exchange”) trading under the symbol “PGS”.

This MD&A is dated May 24, 2018 and discloses specified information up to that date. The Company is classified as a “venture issuer” for the purpose of National Instrument 51-102. Unless otherwise cited, references to dollar amounts are expressed in Canadian dollars. Throughout this report we refer from time to time to “Paget”, the “Company”, “we”, “us”, “our”, or “its”. All these terms are used in respect of Paget Minerals Corp., which is the reporting issuer in this document. We recommend that readers consult the “Cautionary Statements” on the last page of this report. Additional information related to Paget is available for view on SEDAR at www.sedar.com.

Major Interim Period Operating Milestones

On April 30, 2018, the Company announced that it had entered into a letter of intent (the "Letter Agreement") with Ascent Industries Corp., a privately held corporation under the provisions of the Business Corporations Act (British Columbia) ("Ascent"), which outlines the general terms and conditions pursuant to which Paget and Ascent have agreed to complete a transaction that will result in a reverse take-over of Paget by Ascent (the "Transaction").

About Ascent:

Ascent is a Licensed Producer under the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) of Health Canada, with licenses to cultivate cannabis and produce cannabis extracts. In addition, Ascent plans to apply for a license to distribute cannabis products in Canada under the ACMPR in the near future. Ascent has also applied for a controlled drugs license in Canada under the Controlled Drugs and Substances Act (Canada). In the United States, Ascent holds licenses for the production, processing and wholesale distribution of cannabis in Oregon and in Nevada.

Ascent's operations currently include licensed facilities in British Columbia, Canada, and in Oregon and Nevada in the United States. Ascent's activities at each facility are governed by the applicable licenses held by Ascent, and currently include cultivation and extraction in Canada, and production, processing and wholesale distribution of a catalogue of premium cannabis products in Oregon and Nevada. In addition, Ascent conducts cannabis-based research with Simon Fraser University and the University of Kentucky. The head office of Ascent is located at 260 - 22529 Lougheed Hwy., Maple Ridge, British Columbia V2X 0T5.

Ascent is increasing its production capacity from 50,000 square feet to 650,000 square feet in 2018 from which it expects to produce significantly higher amounts of cannabis and cannabis oil to support its expanding operations. Ascent offers a product suite of more than 40 unique products under eight

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Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com consumer focused brands, including gel capsules, oils, vaporizer pens, pre-rolled joints, various edibles and raw flower. Through careful development of its sophisticated cannabis brands, Ascent is positioned to be a leader in branded, commercialized products in both medical and adult-use markets across North America and internationally. Ascent's intellectual property portfolio includes existing trademarks for its sophisticated brands, applications for trademarks internationally for these brands, as well as applications for patents Ascent has and is in the process of filing for certain unique scientific formulations and processes Ascent has created.

The terms of the Transaction are as follows:

  The Transaction is expected to proceed by way of an amalgamation between Paget and Ascent, with the amalgamated entity continuing the business of Ascent under the name "Ascent Industries Corp." (the "Resulting Issuer"). In conjunction with the Transaction, Paget will be de-listing from the NEX
  Board of the TSX Venture Exchange (“NEX”) and the Resulting Issuer expects to be listed on the Canadian Securities Exchange (the "CSE").

  Prior to the completion of the Transaction, Ascent will complete a brokered private placement of subscription receipts ("Subscription Receipts") at a price to be determined in the context of the market (the "Ascent Offering Price"), for aggregate gross proceeds of up to $30,000,000. Each Subscription Receipt will be automatically exchanged for one common share of Ascent (“Ascent Share”) for no additional consideration immediately prior to the completion of the Transaction.

  Holders of Ascent Shares will receive one common share of the Resulting Issuer (the "Resulting Issuer Shares") per Ascent Share and the Ascent Shares will be cancelled. Prior to the completion of the Transaction, the common shares of Paget (“Paget Shares”) will be consolidated on a 15-to-1 basis (the "Consolidation"), and upon the completion of the Transaction, holders of post- Consolidation Paget Shares will receive a number of Resulting Issuer Shares per post-Consolidation Paget Share to be determined under a formula based on the number of post-Consolidation Paget Shares outstanding prior to the exchange and the Ascent Offering Price, which is expected to be no more than 1.25 Resulting Issuer Shares per post-Consolidation Paget Share, and the Paget Shares will be cancelled.

  All outstanding options and warrants to purchase Ascent Shares shall be exchanged on a one-for- one basis for equivalent securities of the Resulting Issuer. The holders of convertible securities of Paget, as adjusted in accordance with their terms post-Consolidation, shall have such securities exchanged on a one-for-one basis for equivalent securities of the Resulting Issuer.

On April 30, 2018, the Company also announced that the Company intends to complete a non-brokered private placement of common shares at a price of $0.05 per share for gross proceeds of up to $1,000,000 (the “Private Placement”). It is anticipated that the Private Placement will be completed after the Paget common shares have been delisted from the NEX. The Company intends on using the proceeds from the Private Placement to carry out the Transaction with Ascent and for general corporate purposes.

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Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

Quarterly Financial Condition

Capital Resources

The Company is aware of the current conditions in the financial markets and has planned accordingly. If the market conditions prevail or improve, the Company will make adjustment to the budgets accordingly. Management estimates that the current cash position and potential future cash flows from warrants, finder’s options and options might not be sufficient for the Company to carry out its anticipated operating plans through 2018 and thus, the Company will therefore rely on debt or equity financing in 2018 to continue with its operation.

Liquidity

The Company had a working capital of $7,681 as at March 31, 2018 (December 31, 2017 - $21,958). Cash totaled $11,946 as at March 31, 2018, an increase of $2,255 from $9,691 as at December 31, 2017. The increase was a result of $35,695 proceeds received from sale of short-term investments while being offset by $33,440 spent in operating activities.

As of the date of this MD&A, the Company has no other outstanding commitments. The Company has not pledged any of its assets as security for loans, or otherwise and is not subject to any debt covenants.

Operations

For the three months ended March 31, 2018 compared with the three months ended March 31, 2017:

During the three months ended March 31, 2018, the Company had a net loss of $29,706 ($0.00 loss per share) compared to a net loss of $15,135 ($0.00 loss per share) for the same period in 2017. The increase in net loss was due to the Company having to incur more professional fees with regards to the negotiation of the potential transaction with Ascent during the three months ended March 31, 2018 while no such expense was incurred in fiscal 2017.

Related Party Transactions

During the quarter, there were no significant transactions between related parties.

Risk Factors

In our management discussion and analysis filed on SEDAR March 13, 2018 in connection with our annual financial statements (the “Annual MD&A”) we have set out our discussion of the risk factors Exploration risks, Market risks and Financing risk which we believe are the most significant risks faced by Paget. An adverse development in any one risk factor or any combination of risk factors could result in material adverse outcomes to the Company’s undertakings and to the interests of stakeholders in the Company including its investors. Readers are cautioned to take into account the risk factors to which the Company and its operations are exposed. To the date of this document, there have been no significant changes to the risk factors set out in our Annual MD&A.

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Trading Symbol (TSX-V: PGS) 410-325 Howe Street Vancouver, British Columbia Canada V6C 1Z7 Tel: (604) 687-3520 Fax: 1-888-889 4874 www.pagetminerals.com

Disclosure of Outstanding Share Data

The authorized share capital of the Company consists of an unlimited number of common shares without par value.

	No. of Common Shares Issued & Outstanding	Share Capital Amount
December 31, 2017	9,279,834	$13,089,947
March 31, 2018	9,279,834	$13,089,947

As at March 31, 2018, the Company had a total of 628,334 options outstanding with exercise prices ranging from $0.10 to $1.50, expiring between December 19, 2018 and August 15, 2021. If all the remaining outstanding exercisable options were exercised, the Company’s available cash would increase by $170,001.

As at March 31, 2018, the Company had a total of 3,000,000 warrants outstanding with an exercise price of $0.10 expiring on January 5, 2019. If all the remaining outstanding warrants were exercised, the Company’s available cash would increase by $300,000.

As at March 31, 2018, the Company had a total of 70,000 finder’s options outstanding with an exercise price of $0.05 expiring on January 5, 2019. Each finder’s option is exercisable into a common share and a warrant which is then exercisable at $0.10 expiring on January 5, 2019. If all the remaining outstanding finder’s options and the warrants associated were exercised, the Company’s available cash would increase by $10,500.

As of the date of this MD&A, there were 9,279,834 common shares issued and outstanding and 13,048,168 common shares outstanding on a diluted basis.

Cautionary Statements

This document contains “forward-looking statements” within the meaning of applicable Canadian securities regulations. All statements other than statements of historical fact herein, including, without limitation, statements regarding exploration results and plans, and our other future plans and objectives, are forward-looking statements that involve various risks and uncertainties. Such forward-looking statements include, without limitation, our estimates of exploration investment, the scope of our exploration programs, and our expectations of ongoing administrative costs. There can be no assurance that such statements will prove to be accurate, and future events and actual results could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in the Company’s documents filed from time to time via SEDAR with the Canadian regulatory agencies to whose policies we are bound. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and we do not undertake any obligation to update forward-looking statements should conditions or our estimates or opinions change, except as required by law. Forward-looking statements are subject to risks, uncertainties and other factors, including risks associated with mineral exploration, price volatility in the mineral commodities we seek, and operational and political risks. Readers are cautioned not to place undue reliance on forward-looking statements.

4

APPENDIX L
MANAGEMENT'S DISCUSSION AND ANALYSIS OF ASCENT

See attached.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Annual Management’s Discussion and Analysis

This management discussion and analysis (“MD&A”) of the financial condition and results of operations of Ascent Industries Corp. (“Ascent”), including its subsidiaries, (the “Company”) is for the years ended May 31, 2017 and May 31, 2016. It is supplemental to, and should be read in conjunction with, the Consolidated Financial Statements and the accompanying notes for the years ended May 31, 2017 and May 31, 2016.

The Consolidated Financial Statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. All amounts presented herein are stated in Canadian dollars, unless otherwise indicated.

This MD&A is prepared as of July 2, 2018.

Caution Regarding Forward Looking Statements

Some of the statements contained in this MD&A are forward-looking statements, such as estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur.

Forward-looking statements may be identified by such terms as “believes”, “expects”, “estimates”, “may”, “could”, “will” and similar expressions. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties.

Although the Company believes that the expectations represented by such forward-looking information or statements are reasonable, there is significant risk that the forward-looking information or statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking information or statements in this MD&A include, but are not limited to, information or statements concerning the Company’s expectations for developing revenue growth from new facilities, the Company’s current financial resources being sufficient to fund operations and the Company’s ability to obtain additional funds though the sale of equity or debt commitments.

Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking information or statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: the legal status of cannabis cultivation, distribution and sales in the United States; changes in general economic conditions and conditions in the financial markets; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the Company’s activities; and changing foreign exchange rates and other matters discussed in this MD&A.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. Further information regarding these and other factors, which may cause results to differ materially from those projected in forward-looking statements, will be included in the filings by the Company with securities regulatory authorities.

Company Overview

Ascent, a company incorporated under the Business Corporations Act (British Columbia) on May 30, 2013, is in the business of cultivating, producing, manufacturing and distributing dry and oil-based cannabis products through its wholly owned subsidiaries in British Columbia, Canada and Oregon and Nevada in the United States. As at May 31, 2017, the Company had entered into an agreement to acquire property in Las Vegas, which closed on June 2, 2017. In addition, as at May 31, 2017, the Company through its wholly owned subsidiary applied for a Marijuana Wholesaler License and a Marijuana Processor License which was granted on July 26, 2017.

Overall Performance

  Executive team

  The Company’s Chief Executive Officer, Chief Operating Officer and Chief Business Development Officer have extensive experience in the cannabis industry both in Canada and the United States having operated in the medical regulatory environment in Canada and the medical and adult-use regulatory environment in the U.S.

  The Company’s Chief Financial Officer has decades of experience dating back to early 1990s with clients in the large public and private markets and has worked in the cannabis industry since the inception of the Medical Marijuana Purpose Regulations.

  During fiscal 2017, capital via non-brokered private placements in excess of $6 million was raised.

  In May 2017, the Company paid a deposit on the acquisition of land and buildings in Las Vegas, Nevada. The Company subsequently closed the acquisition of the Las Vegas property on June 2, 2017 for US$3,300,000.

  Revenues for the years ended May 31, 2017 and 2016 were $4.9 million and $676,000, respectively. The increase in revenues was related to increased provision of services and sale of manufactured product in Canada.

  Net losses for the years ended May 31, 2017 and 2016 were $2.9 million and $1.8 million, respectively. The increase in net losses is due to the additional general and administrative costs, primarily for wages and salaries and pre-production costs, of approximately $1.1 million related to the Company’s expansion efforts.

Going Concern

The Company is a development stage company and is currently seeking additional capital, mergers, acquisitions, joint ventures, partnerships and other business arrangements to expand its product offering in the medical and adult-use cannabis industry in Canada and the United States.

The consolidated financial statements were prepared on a going concern basis and assume the Company will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses from inception through May 31, 2017 and has not generated significant revenue from operations. As at May 31, 2017, the Company has an accumulated deficit of $6.5 million and incurred a net loss of $2.9 million for the year ended May 31, 2017. The Company had working capital surplus of $6.1 million as at May 31, 2017.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations and to convert its debentures into shares or obtain the necessary financing to meet its near-term obligations such that it can repay its liabilities when they become due. Management plans to continue its efforts to secure external financing through the issuance of equity and debt as a source of financing the operations of the Company, however there can be no certainty that such funds or additional financings will be available on a timely basis and at terms acceptable to the Company, or at all.

Working Capital as at May 31,2017
($000s)
Current assets	$9,146
Current liabilities	3,058
Working capital as per statement of financial position	$6,088

Selected Annual Information

The following table sets forth selected audited financial information of the Company for the last two completed financial years ended May 31:

	For the year ended
($000s)	May 31, 2017	May 31, 2016

Total revenue	$4,880	$676
Net (loss) income for the year	(2,942)	(1,793)
Basic and diluted loss per common shares [1]	(0.02)	(0.02)

Total assets	$17,907	$6,601
Current liabilities	3,058	255
Total non-current financial liabilities	4,028	1,771
1. No dividends were declared during the reporting period

The table below summarizes the Company’s cash flows for the years ended May 31, 2017 and 2016:

	Year ended	Year ended
($000s)	May 31, 2017	May 31, 2016

Net cash provided (used in)
Operating activities	(1,652)	(2,165)
Financing activities	10,278	3,928
Investing activities	(8,171)	(1,424)

Increase (decrease) in cash	455	339
Cash and cash equivalents beginning of period	410	71

Cash and cash equivalents end of period	865	410

Cash and cash equivalents as at May 31, 2017 was $865,000, which was approximately $455,000 higher than the prior year balance of $410,000 as at May 31, 2016. Increase in cash and cash equivalents during the year was due primarily to private placement financings and convertible loan financing which was offset by operating losses and capital investments including a deposit paid for the purchase of a Las Vegas property, leasehold improvements and equipment purchase.

As the accompanying financial statements for the years ended May 31, 2017 and 2016 were the first financial statements prepared by the Company, no quarterly data has been reported.

Discussion of Operations

In the years ended May 31, 2017 and 2016, $4.9 million and $676,000 of revenue was generated, respectively, from the provision of services and sale of manufactured products in Canada. The increase in sales was related to the year over year growth experienced in the industry. In addition, sales commenced mid fiscal 2016 in October and as such, the fiscal 2016 revenues do not reflect a full year of sales activities.

Net losses for the year ended May 31, 2017 and 2016, were $2.9 million and $1.8 million, respectively.

The key components contributing to the change in net loss of $1.1 million from the year ended May 31, 2016 compared to the year ended May 31, 2017 was comprised of the following:

  In the year ended May 31, 2017, the Company incurred $822,000 of pre-production costs associated with the start up of the operations in Portland, Oregon, which were not incurred in the previous year.

  An increase in selling and marketing costs of approximately $347,000 to $465,000 in 2017 fiscal year as compared to the previous year of $118,000 due to more marketing efforts to support sales.

Liquidity

As at May 31, 2017, the Company had $9.1 million in current assets (May 31, 2016 current assets - $1.2 million) and had a working capital surplus of $6.1 million (May 31, 2016 working capital surplus - $1.0 million).

The Company raised $15.5 million through the issuance of common shares of the Company during the period from incorporation in May 2013 to May 31, 2017 with share issuance costs of $229,000.

A wholly owned subsidiary of Ascent is the mortgagor with respect to the property in Maple Ridge, British Columbia. The mortgage amount outstanding as at May 31, 2017 is $1,770,563 and is considered a current loan payable as the initial term was for a two-year period commencing January 1, 2016 and expiring on December 31, 2017. The mortgage was renewed subsequent to May 31, 2017, for an additional one-year period commencing January 1, 2018. The loan bears interest at 8.5% per annum compounded monthly and is amortized over 25 years.

The Company also received a mortgage by way of a convertible debenture for $4 million with a two year term beginning May 29, 2017. The mortgage is secured against the Las Vegas property and the Maple Ridge property. There is a conversion privilege at the option of the lender, in whole or in part at any time during the term into common shares of the Company at $0.35 per share and a pre-payment right exercisable by the Company should there be an offering of shares or merger type transaction at a share price of at least $1.00.

Subsequent to May 31, 2017, the Company issued additional common shares, as part of a Series D financing, totaling approximately $12 million, and received in excess of $3 million pursuant to the exercise of warrants previously issued in the Company's Series B financing.

The Company is dependent on raising additional equity capital to carry on its business operations for the next 12 months. As at May 31, 2017, the Company had $865,000 in cash on hand. There is no guarantee that the Company will be able to raise the additional equity capital required to fund its ongoing operations.

The Company is current with its fixed-term contract obligations, including the below-noted lease commitments.

Capital Resources

On March 1, 2016 the Company entered into a four-year lease agreement for office and processing premises located in Portland, Oregon. The remaining commitment under this lease as at May 31, 2017 is $311,000 USD.

On March 1, 2017 the Company entered into a five-year lease agreement for office and processing premises located in Pitt Meadows, British Columbia. The remaining commitment under this lease as at May 31, 2017 is $761,000.

Subsequent to May 31, 2017, the Company entered into a commercial lease agreement for a commercial kitchen for a one-year term effective June 1, 2017, with total lease obligations of $22,000.

During the year ended May 31, 2017, the Company entered into finance lease agreements related to two production equipment assets with total obligations of $371,000.

The following table shows yearly commitments ending May 31st:

($000s) (CDN)	2018	2019	2020	2021	2022	Total

Lease - Pitt Meadows, BC	158	158	159	163	122	761
Lease - Maple Ridge, BC	22	-	-	-	-	22
Leases - Equipment	334	21	16	-	-	371

Commitments	514	179	175	163	122	1,154

($000s) (USD)	2018	2019	2020	2021	2022	Total

Lease - Portland, Oregon	111	114	87	-	-	311

Commitments	111	114	87	-	-	311

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Legal Proceedings

The Company is not aware of any legal proceedings or claims where there is at least a reasonable possibility that a material loss may be incurred.

Transactions Between Related Parties

The Company’s related parties, as defined by IAS 24, Related Party Disclosures, include the Company’s controlling shareholders, directors, executive officers, key management personnel, and enterprises which are controlled by these individuals:

Related Party	Relationship
Philip Campbell, Chairman and Chief Executive Officer	Director/Management
Reid Parr, Chief Operations Officer	Director/Management
James Poelzer, Chief Business Development Officer	Director/Management
Pam Boparai, Chief Financial Officer	Officer/Management
David Chris Lee, Chief Marketing Officer	Officer/Management
Andrew Robinson, Director	Director

The Company considered the executive officers and directors as the key management of the Company.

Total compensation of key Company personnel for the years ended May 31, 2017 and May 31, 2016 is as follows:

	Year ended	Year ended
($000s)	May 31, 2017	May 31, 2016

Management compensation	$524	$144

During the years ended May 31, 2017 and 2016, no Director’s fees were paid and there was no share-based compensation.

The Company incurred the following transactions with related parties during the years ended May 31:

($000s)	2017	2016
	$	$
Reimbursement to a company controlled by Philip Campbell for fees paid on behalf of the company	23	-
Paid to a company controlled by Reid Parr for equipment purchases agreement	23	-
Received from a company controlled by Reid Parr for sale of inventory supplies	1,323	-
Received from company, of which Andrew Robinson is a director, for sale of inventory supplies	410	-
Received from James Poelzer for the purchase of shares	-	10
Shares issued to companies controlled by Philip Campbell and Reid Parr for conversion of debts	400	3,220
Shares issued to James Poelzer for conversion of debts	30	240
Shares issued to companies controlled by founding shareholders for conversion of debts	-	1,970
Received equipment from company, of which Andrew Robinson is a director, and converted to shares	400	-
Received from company, of which Andrew Robinson is a director, for purchase of shares	3,350	-
Received from a company controlled by Philip Campbell and Reid Parr for purchase of inventory	1,570
	7,529	5,440

Critical Accounting Estimates

The preparation of the Consolidated Financial Statements in conformity with IFRS requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements relate to the fair value measurements for inventory, estimated useful lives and depreciation of property, plant and equipment, valuation of intangibles, and valuation of convertible instruments.

Changes in Accounting Policies Including Initial Adoption

A number of new standards, and amendments to standards and interpretations, are not yet effective for the period ended May 31, 2017, and have not been applied in preparing the financial statements.

  IFRS 9 – Financial Instruments: IFRS 9 is effective for annual periods beginning on or after January 1, 2018 and will be applied retrospectively.

  IFRS 15 – Revenue from contracts with customers: IFRS 15 is effective for annual periods beginning on or after January 1, 2018.

  IFRS 16 – Leases: IFRS 16 is effective for annual periods beginning on or after January 1, 2019.

The Company has not early adopted these revised standards and is currently assessing the impact that these standards will have on the consolidated financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements.

Financial Instruments and Other Instruments

Fair Values

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s statement of financial position as at May 31, 2017 as follows:

	Fair Value at	Basis of	Financial
($000s)	May 31, 2017	Measurement	Instrument
Financial Assets:
Cash and cash equivalents	$865	Amortized Cost	Loans and receivables
Accounts receivable	1,285	Amortized Cost	Loans and receivables
Investment	250	Cost	Available for sale
Financial Liabilities:
Accounts payable, payroll and accrued liabilities	1,006	Amortized Cost	Other financial liabilities
Finance leases	309	Amortized Cost	Other financial liabilities
Long-term loans	5,771	Amortized Cost	Other financial liabilities

The fair values of other financial instruments, which include amounts receivable, accounts payable and accrued liabilities, approximate their carrying values due to the relatively short- term maturity of these instruments.

Credit Risk

Financial instruments that potentially may subject the Company to credit risk consist primarily of cash and cash equivalents and amounts receivable. The Company limits its exposure to credit loss by placing majority of its cash with high credit quality financial institutions. Accounts receivable consists of trade accounts receivable and GST receivable.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Company manages liquidity by maintaining adequate cash balances to meet liabilities as they become due.

The Company has in place a planning and budgeting process which helps determine the funds required to ensure the Company has appropriate liquidity to meet its operating and growth objectives. The Company maintained cash at May 31, 2017 in the amount of $865,000 and raised additional capital by selling equity to meet short-term operating requirements. As at May 31, 2017, the Company had accounts payable and accrued liabilities of $1 million. All accounts payable and accrued liabilities are current.

Currency Risk

Currency risk is the risk that the fair value of future cash flows or of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company is exposed to currency risk to the extent that it has monetary assets and liabilities denominated in foreign currencies, particularly the United States dollar.

As at May 31, 2017, the Company had an immaterial amount of financial instruments denominated in foreign currencies.

The Company manages currency risk by minimizing the value of financial instruments denominated in foreign currencies. The Company has not entered into any foreign currency contracts to mitigate this risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s cash is held in bank accounts and therefore there is currently minimal interest rate risk. The convertible promissory notes bear interest at a fixed rate 8.0% per annum and therefore there is currently no fluctuation due to market interest rates.

Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.

As at July 2, 2018, the issued and outstanding securities of the Company are as follows: (i) 252,885,817 common shares issued and outstanding, (ii) no preferred shares issued and outstanding, (iii) 8,833,333 Ascent Series B Warrants convertible into an equivalent number of common shares, (iv) 48,085,500 Ascent Subscription Receipts convertible into 48,085,500 Ascent Subscription Receipt Units comprised of 48,085,500 common shares and 48,085,500 Ascent Subscription Receipt Warrants convertible into an equivalent number of common shares, (v) 2,885,130 Broker Warrants exercisable 2,885,130 common shares and 2,885,130 warrants of Ascent convertible into an equivalent number of common shares; (vi) 30,591,135 Ascent Series D Warrants convertible into an equivalent number of common shares; (vii) 12,470,000 Ascent Stock Options convertible into an equivalent number of common shares; and (viii) 11,428,571 common shares issuable upon conversion of the Ascent Convertible Debenture. The Company also has existing contractual obligations to issue approximately 3,001,389 common shares for purchased assets and for performance based milestones. All defined terms not otherwise defined in this paragraph are as described in the Information Circular to which this MD&A is attached.

Risks and Uncertainties

The Company is pursuing commercial ventures in the cannabis business that encompass the biotechnology and agricultural industries and as such is exposed to a number of risks and uncertainties that are not uncommon to other companies in the same business. The Company continues to have limited capital resources and relies upon the sale of its common shares for cash required to make new investments and to fund the operations of the Company.

Investing in the Company’s common shares involves significant risks. You should carefully consider the summary of risks described below, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in the Company’s information circular, including the documents incorporated by reference therein. The risks and uncertainties described below are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur or become material risks, our business, prospects, financial condition, results of operations and cash flows could be materially and adversely affected. In that event, the market price of our Common Shares could decline, and you could lose part or all of your investment.

Risks Related to the Company

  The Company is a development stage company with continued losses from operations, and the Company cannot assure profitability.

  Uncertainty about the Company’s ability to continue as a going concern.

  The Company’s actual financial position and results of operations may differ materially from the expectations of the Company’s management.

  The Company expects to incur significant ongoing costs and obligations related to its investment in infrastructure, growth, regulatory compliance and operations.

  There are factors which may prevent the Company from the realization of growth targets.

  The Company is reliant on its cultivation licenses to produce medical cannabis products.

  The Company is subject to changes in laws, regulations and guidelines which could adversely affect the Company’s future business, financial condition and results of operations.

  The Company may not be able to develop its products, which could prevent it from ever becoming profitable.

  The Company’s officers and directors control a large percentage of the Company’s issued and outstanding Common Shares and such officers and directors may have the ability to control matters affecting the Company and its business.

  There is no assurance that the Company will turn a profit or generate immediate revenues.

  The Company may not be able to effectively manage its growth and operations, which could materially and adversely affect its business.

  The Company may be unable to adequately protect its proprietary and intellectual property rights, particularly in the U.S.

  The Company may be forced to litigate to defend its intellectual property rights, or to defend against claims by third parties against the Company relating to intellectual property rights.

  The Company may become subject to litigation, including for possible product liability claims, which may have a material adverse effect on the Company’s reputation, business, results from operations, and financial condition.

  The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates.

  The Company faces competition from other companies where it will conduct business that may have higher capitalization, more experienced management or may be more mature as a business.

  If the Company is unable to attract and retain key personnel, it may not be able to compete effectively.

  There is no assurance that the Company will obtain and retain any relevant licenses.

  Failure to successfully integrate acquired businesses, its products and other assets into the Company, or if integrated, failure to further the Company’s business strategy, may result in the Company’s inability to realize any benefit from such acquisition.

  The size of the Company’s target market is difficult to quantify, and investors will be reliant on their own estimates on the accuracy of market data.

  The Company’s industry is experiencing rapid growth and consolidation that may cause the Company to lose key relationships and intensify competition.

  The Company continues to sell shares for cash to fund operations, capital expansion, mergers and acquisitions that will dilute the current shareholders.

  The Company currently has insurance coverage; however, because the Company operates within the cannabis industry, there are additional difficulties and complexities associated with such insurance coverage.

  The cultivation of cannabis includes risks inherent in an agricultural business including the risk of crop loss, sudden changes in environmental conditions, equipment failure, product recalls and others.

  The Company relies on third party transportation which could result in supply delays, reliability of delivery and other related risks.

  The Company may be subject to product recalls for product defects self-imposed or imposed by regulators.

  The Company is reliant on key inputs, such as water and utilities, and any interruption of these services could have a material adverse effect on the Company’s finances and operation results.

  The expansion of the medical cannabis industry may require new clinical research into effective medical therapies, when such research has been restricted in the U.S. and is new to Canada.

  Under Canadian regulations, a licensed producer of cannabis may have restrictions on the type and form of marketing it can undertake which could materially impact sales performance.

  The Company could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against the Company.

  The Company will be reliant on information technology systems and may be subject to damaging cyber-attacks.

  The Company may be subject to breaches of security at its facilities, or in respect of electronic documents and data storage, and may face risks related to breaches of applicable privacy laws.

  The Company’s officers and directors may be engaged in a range of business activities resulting in conflicts of interest.

  In certain circumstances, the Company’s reputation could be damaged.

Risk Factors Related to the United States

  Some of the Company’s planned business activities, while believed to be compliant with applicable U.S. state and local law, are illegal under federal law.

  There is uncertainty regarding existing protection from federal prosecution.

  There is uncertainty surrounding the Trump Administration and Attorney General Jeff Sessions and their influence and policies in opposition to the cannabis industry as a whole.

  The Company is operating at a regulatory frontier. The cannabis industry is a new industry that may not succeed.

  The Company’s business operations may come under additional scrutiny by governmental and non- governmental agencies.

  Due to the classification of cannabis as a Schedule II controlled substance under the Controlled Substances Act (the “CSA”), the property of the Company may be seized and the operations of the Company shut down.

  The Company may not be able to obtain all necessary licenses and permits or complete construction of its facilities timely, which could, among other things, delay or prevent the Company from becoming profitable.

  The Company’s operations in the United States cannabis market may become the subject of heightened scrutiny.

  Regulatory scrutiny of the Company’s industry may negatively impact its ability to raise additional capital.

  The Company may incur significant tax liabilities if the Internal Revenue Service (“IRS”) continues to determine that certain expenses of cannabis businesses are not permitted tax deductions under section 280E of the tax code.

  State and local laws and regulations may heavily regulate brands and forms of cannabis products and there is no guarantee that the Company’s proposed products and brands will be approved for sale and distribution in any state.

  The Company may have difficulty accessing the service of banks and processing credit card payments in the future, which may make it difficult for the Company to operate.

  The Company is reliant on third-party suppliers, manufacturers and contractors.

  Due to the classification of cannabis as a Schedule II controlled substance under the CSA, banks and other financial institutions which service the cannabis industry are at risk of violating certain financial laws, including anti-money laundering statutes.

  Any re-classification of cannabis or changes in U.S. controlled substance laws and regulations may affect the Company’s business.

  Cannabidiol is classified as Schedule I controlled substance. The Drug Enforcement Agency recently published a final rule in the Federal Register creating a new drug code for “marihuana extracts”.

  U.S. Federal trademark and patent protection may not be available for the intellectual property of the Company due to the current classification of cannabis as a Schedule I controlled substance.

  The Company’s contracts may not be legally enforceable in the U.S.

  There are restrictions in trading the Company’s securities in the U.S.

Risks Related to Our Securities

  The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control.

  The Company is subject to uncertainty regarding legal and regulatory status and changes.

  The Company does not anticipate paying cash dividends.

  Future sales of Common Shares by existing shareholders could reduce the market price of the Common Shares.

For additional description of the risk factors affecting the Company, please see the Information Circular to which this MD&A is attached.

Conflicts of Interest

The Company’s directors and officers may serve as directors or officers, or may be associated with, other reporting companies, or have significant shareholdings in other companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding on terms with respect to the transaction. If a conflict of interest arises, the Company will follow the provisions of the Business Corporations Act (BC) dealing with conflicts of interest. The Canadian corporate statutes specifically require each director (and officer) to disclose in writing (or request to have entered in the minutes of the board meeting) the nature and extent of the director’s interest in a material contract or transaction or in a proposed one with the corporation. The statutes further require the director to refrain from voting on a resolution to approve the contract or transaction except in narrow circumstances as defined in the act. In all circumstances, the directors and officers of the Company are required to act honestly, in good faith, and in the best interest of the Company.

Additional Information

Additional information related to the Company is available in the Information Circular to which this MD&A is attached.

Interim Management’s Discussion and Analysis

This MD&A of the financial condition and results of operations of the Company is for the three and nine months ended February 28, 2018 and 2017. It is supplemental to, and should be read in conjunction with the Interim Financial Statements.

The Interim Financial Statements are prepared in accordance with IFRS. All amounts presented herein are stated in Canadian dollars, unless otherwise indicated.

All amounts in this MD&A are expressed in Canadian dollars unless where otherwise indicated.

This MD&A is prepared as of July 2, 2018.

Caution Regarding Forward Looking Statements

Some of the statements contained in this MD&A are forward-looking statements, such as estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur.

Forward-looking statements may be identified by such terms as “believes”, “expects”, “estimates”, “may”, “could”, “will” and similar expressions. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties.

Although the Company believes that the expectations represented by such forward-looking information or statements are reasonable, there is significant risk that the forward-looking information or statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking information or statements in this MD&A include, but are not limited to, information or statements concerning the Company’s expectations for developing revenue growth from new facilities, the Company’s current financial resources being sufficient to fund operations and the Company’s ability to obtain additional funds though the sale of equity or debt commitments.

Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking information or statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: the legal status of cannabis cultivation, distribution and sales in the United States; changes in general economic conditions and conditions in the financial markets; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the Company’s activities; and changing foreign exchange rates and other matters discussed in this MD&A.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. Further information regarding these and other factors, which may cause results to differ materially from those projected in forward-looking statements, will be included in the filings by the Company with securities regulatory authorities.

Company Overview

Ascent, a company incorporated under the Business Corporations Act (British Columbia) on May 30, 2013, is in the business of cultivating, producing, manufacturing and distributing dry and oil-based cannabis products through its wholly owned subsidiaries in British Columbia, Canada and Oregon and Nevada in the United States. On November 10, 2017, the Company’s wholly owned subsidiary, Agrima Botanicals Corp, was granted a Producer’s License under Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The license allows Agrima to cultivate cannabis and produce cannabis oils. The Company commenced operations in Portland, Oregon during the nine months ended February 28, 2018 and was in pre-production activity in Las Vegas as at February 28, 2018 with sales commencing during March 2018. In addition, during the nine months ended February 28, 2018, the Company commenced its expansion initiatives into Europe with Agrima Botanicals ApS, a wholly owned subsidiary incorporated in Copenhagen, Denmark.

Overall Performance

  Executive team

  The Company’s Chief Executive Officer, Chief Operating Officer and Chief Business Development Officer have extensive experience in the cannabis industry both in Canada and the United States having operated in the medical regulatory environment in Canada and the medical and adult-use regulatory environment in the U.S.

  The Company’s Chief Financial Officer has decades of experience dating back to early 1990s with clients in the large public and private markets and has worked in the cannabis industry since the inception of the Medical Marijuana Purpose Regulations.

  During the nine-months ended February 28, 2018 capitalization via non-brokered private placement for in excess of $10 million closed on December 20, 2017 with further $5 million raised as a part of an additional closing which occurred in June 2018.

  Revenues for the nine-months ended February 28, 2018 and 2017 were $9 million and $2.9 million, respectively. The increase in revenues was related to increased provision of services and sales of manufactured product.

  Net comprehensive losses for the nine-months ended February 28, 2018 and 2017 were $8.6 million and $1.7 million, respectively. The increase in net losses is due to the additional general and administrative costs as well as selling and marketing costs of approximately $2.9 million and $1.4 million, respectively, over the prior comparative period and related to the Company’s expansion efforts.

  On November 10, 2017, Agrima Botanicals Corp. (“Agrima”), a wholly owned subsidiary of Ascent, was granted a Producer’s License under Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The license allows Agrima to cultivate cannabis and produce cannabis oils and allows Agrima to apply for a license to sell directly to patients.

  On January 1, 2018, the Company entered into a definitive purchase agreement to acquire the rights and title to a 25-acre land acquisition, including 600,000 square feet automated greenhouse facility in Pitt Meadows, British Columbia.

Going Concern

The Company is considered a development stage company and is currently seeking additional capital, mergers, acquisitions, joint ventures, partnerships and other business arrangements to expand its product offering in the medical cannabis industry and grow its revenue.

The consolidated financial statements were prepared on a going concern basis and assume the Company will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The consolidated financial statements were prepared on a going concern basis and assume the Company will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses from inception through February 28, 2018 and has not generated significant revenue from operations. As at February 28, 2018, the Company has an accumulated deficit of $15.1 million and incurred a net comprehensive loss of $8.6 million for the nine months ended February 28, 2018. The Company had working capital surplus of $5.2 million, including a current portion of secured convertible debentures representing the derivate liability for $1.1 million, as at February 28, 2018. Adjusted net working capital as at February 28, 2017 is $6.3 million. The convertible debenture for $4 million has a two year term beginning May 29, 2017. The convertible debenture provides for a conversion privilege at the option of the lender, in whole or in part at any time during the term into common shares of the Company at $0.35 per share and a pre-payment right exercisable by the Company should there be an offering of shares or merger type transaction at a share price of at least $1.00.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations and obtain the necessary financing to meet its near-term obligations such that it can repay its liabilities when they become due. Management plans to continue its efforts to secure external financing through the issuance of equity and debt as a source of financing the operations of the Company, however there can be no certainty that such funds or additional financings will be available on a timely basis and at terms acceptable to the Company, or at all.

Adjusted Working Capital as at February 28,2018
($000s)

Current assets	$10,050
Current liabilities	4,851

Working capital as per statement of financial position	5,199

Adjustments for:
Add back: derivative liability	1,066

Net working capital	$6,265

The Company’s ability to continue as a going concern is dependent upon its ability to grow its revenue and achieve profitable operations, to convert its debentures into shares, liquidate assets or obtain the necessary financing to meet its near-term obligations such that it can repay its liabilities when they become due. Management plans to continue its efforts to secure external financing through the issuance of equity and debt as a source of financing the operations of the Company, however there can be no certainty that such funds will be available on a timely basis and at terms acceptable to the Company, or at all.

Selected Quarterly Information

The following table sets forth selected unaudited financial information of the Company for the three and nine months ended February 28, 2018 and 2017 as well as balance sheet information as at February 28, 2018 and May 31, 2017:

	For the three months ended		For the nine months ended
($000s)	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
Total revenue	$3,745	$1,373	$9,007	$2,913
Net (loss) income for the year	(2,723)	(484)	(8,610)	(1,678)

($000s)	February 28, 2018	May 31, 2017
Total assets	$28,972	$17,907
Current liabilities	4,851	3,415
Total non-current financial liabilities	3,791	3,670
Shareholder's equity	20,330	10,822

The table below summarizes the Company’s cash flows for the nine months ended February 28, 2018 and 2017.

	For the nine months ended
($000s)	February 28, 2018	February 28, 2017

Net cash provided (used in)
Operating activities	(6,374)	(1,465)
Financing activities	17,564	7,343
Investing activities	(6,971)	(1,739)
Effect of foreign exchange on cash and cash equivalents	(69)	-

Increase (decrease) in cash	4,150	4,139
Cash and cash equivalents beginning of period	865	410

Cash and cash equivalents end of period	5,015	4,549

Cash and cash equivalents as at February 28, 2018 was $5 million, which was approximately $500,000 higher than the balance of $4.5 million as at February 28, 2017. Increase in cash and cash equivalents during the year due primarily to the private placement financings and exercise of warrants, which was offset by operating losses, capital investment and the purchase of the Las Vegas property.

During the period, the fair value of the Company’s secured convertible note increased by $843,000 due to its recent financing activities. The convertible note carries a conversion privilege at a price that can be amended and therefore does not meet the “fixed-for-fixed” criteria and was classified as a derivative liability. The Company has elected to use the fair value option method and valued the embedded derivative and instrument collectively at fair value.

As the Company’s initial audit and financial reporting was conducted for the years ended May 31, 2017 and 2016, no prior quarterly results have been reported with the exception of those within the accompanying Interim Financial Statements.

Discussion of Operations

In the nine months ended February 28, 2018 and 2017, $9 million and $2.9 million of revenue was generated, respectively, from the provision of services and the sale of manufactured products in Canada. The increase in sales was related to the overall growth experienced in the industry. In addition, sales commenced mid fiscal 2016 in October.

Comprehensive losses for the nine months ended February 28, 2018 and 2017, were $8.6 million and $1.7 million, respectively.

The key components contributing to the change in comprehensive loss of $6.9 million from the nine months ended February 28, 2018 compared to the prior nine month period ended February 28, 2017 was comprised of the following:

  An increase in costs related to general and administrative costs of $2.9 million for the most part due to additional resources required to pursue acquisitions in Canada, Oregon and Nevada. During the nine months ended February 28, 2018, general and administrative costs included $2.1 million in wages, salaries and consultant costs and $625,000 in accounting and legal costs were incurred. In the comparative prior period ended February 28, 2017, the Company incurred $433,000 in wages, salaries and consultant costs and $304,000 in accounting and legal costs.

  In the nine months ended February 28, 2018, the Company incurred $724,000 of pre-production costs associated with the start up of the operations in Portland, Las Vegas and in Canada. The prior comparative period ended February 28, 2017, the Company incurred $350,000 in pre-production costs.

  An increase in selling and marketing costs of approximately $1.5 million to $1.7 million for the nine months ended February 28, 2018 as compared to the previous comparative period of $224,000.

Liquidity

As at February 28, 2018 the Company had $10 million in current assets (May 31, 2017 current assets - $9.1 million) and had a working capital surplus of $5.2 million (May 31, 2017 working capital surplus - $5.7 million).

The Company raised $33.8 million through the issuance of common shares during the period from incorporation in May 2013 to February 28, 2018 with share issuance costs of $689,000.

A wholly owned subsidiary of Ascent is the mortgagor with respect on the property in Maple Ridge, British Columbia. The mortgage amount outstanding as at February 28, 2018 is $1,752,485 and is considered a current loan payable as the term expires on December 31, 2018. The initial mortgage term was for a two-year period commencing January 1, 2016 and was renewed for a further one year term on January 1, 2018. The loan bears interest at 8.5% per annum compounded monthly and is amortized over 25 years.

The Company also received a mortgage by way of a convertible debenture for $4 million with a two-year term beginning May 29, 2017. The mortgage is secured against the Las Vegas property and the Maple Ridge property. There is a conversion privilege at the option of the lender, in whole or in part at any time during the term into commons shares of the Company at $0.35 per share and a pre-payment right exercisable by the Company should there be an offering of shares or merger type transaction at a share price of at least $1.00.

Subsequently, the Company issued additional common shares, as part of a Series D financing, totaling in excess of $6 million, and received in excess of $3 million pursuant to the exercise of warrants previously issued in the Company's Series B financing.

The Company is dependent on raising additional equity capital to carry on its business operations for the next 12 months. As at February 28, 2018, the Company had $5 million in cash on hand. There is no guarantee that the Company will be able to raise the additional equity capital required to fund its ongoing operations.

The Company is current with its fix-term contract obligations, including the below-noted lease commitments.

Management contracts also include bonuses payable at the discretion of the executives and participation in the Stock Option Plan which was approved by the shareholders of the Company on August 29, 2017.

Capital Resources

On March 1, 2016 the Company entered into a four-year lease agreement for office and processing premises located in Portland, Oregon. The outstanding obligation as at February 28, 2018 was $228,000 USD.

On March 1, 2017 the Company entered into a five-year lease agreement for office and processing premises located in Pitt Meadows, British Columbia. The outstanding obligation as at February 28, 2018 was $643,000.

The Company entered into a commercial lease agreement for a commercial kitchen for one-year effective June 1, 2017 with total lease obligations remaining of $5,000.

The following table shows yearly commitments ending February 28th:

($000s) (CDN)	2019	2020	2021	2022	Total

Lease - Pitt Meadows, BC	158	158	163	163	643
Lease - Maple Ridge, BC	5	-	-	-	5
Leases - Equipment	104	19	-	-	123

Commitments	267	177	163	163	771

($000s) (USD)	2019	2020	2021	2022	Total

Lease - Portland, Oregon	113	116	-	-	228

Commitments	113	116	-	-	228

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Legal Proceedings

The Company is not aware of any legal proceedings or claims where there is at least a reasonable possibility that a material loss may be incurred.

Transactions between Related Parties

The Company’s related parties, as defined by IAS 24, Related Party Disclosures, include the Company’s controlling shareholders, directors, executive officers, key management personnel, and enterprises which are controlled by these individuals:

Related Party	Relationship
Philip Campbell, Chairman and Chief Executive Officer	Director/Management
Reid Parr, Chief Operations Officer	Director/Management
James Poelzer, Chief Business Development Officer	Director/Management
Pam Boparai, Chief Financial Officer	Officer/Management
David Chris Lee, Chief Marketing Officer	Officer/Management
Andrew Robinson, Director	Director

The Company considered the executive officers and directors as the key management of the Company.

Total compensation of key Company personnel for the three and nine months ended February 28, 2018 and 2017 is as follows:

	For three months ended		For nine months ended
($000s)	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
Management compensation	$391	$58	$663	$157
Share-based payments	64	-	64	-
	$456	$58	$728	$157

During the periods, no director’s fees were paid and there was no share-based compensation.

The Company incurred the following transactions with related parties for the three and nine months ended February 28, 2018 and 2017:

	Three Months Ended Feb 28,
($000s)	2018	2017
Reimbursement to a company controlled by Philip Campbell for fees paid on behalf of the company	-	23
Paid to a company controlled by Reid Parr for equipment purchases agreement	-	23
Received from a company controlled by Reid Parr for sale of inventory supplies	-	-
Received from a companies, of which Andrew Robinson is a director, for purchase of inventory supplies	3	82
Received from a companies controlled by Philip Campbell and Reid Parr for the sale of inventory supplies	1,913	217
Received from a company controlled by Reid Parr for the purchase of shares	-	-
Received from James Poelzer for the purchase of shares	-	-
Shares issued to companies controlled by Philip Campbell and Reid Parr for conversion of debts	-	-
Shares issued to James Poelzer for conversion of debts	-	-
Shares issued to Philip Campbell, Reid Parr and James Poelzer for compensation bonuses	300	-
Received equipment in exchange for shares from company of which Andrew Robinson is a director	-	400
Received from company, of which Andrew Robinson is a director, for purchase of shares	-	1,300
	2,217	2,044

Except as listed below, no related party had any material interest, direct or indirect, in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries:

  During the nine-month period ended February 28, 2018, the Company sold $3,531,000 of inventory to companies connected to Philip Campbell and Reid Parr. These sales were companies with an electronic commerce platform. This sales channel was not directly immediately available to the Company due to the lead time and the material costs associated with the Company creating its own online platform. The sales were made at generally the same terms and prices from other online providers. The Company expects to use the services of online sales providers going forward after obtaining a sales license from Health Canada to increase access to qualified clients.

  During the nine-month period ended February 28, 2018, the Company sold $636,000 of inventory to a wholly owned subsidiary of a company of which Andrew Robinson is a director and shareholder.

Proposed Transactions

On January 1, 2018 entered into a definitive purchase agreement to acquire the rights and title to a 25-acre land acquisition, including 600,000 square feet automated greenhouse facility in Pitt Meadows, British Columbia. The Company will require equity and/or debt financing to conclude this transaction, and has recently concluded its Series D financing and an offering of subscription receipts. The proceeds from the subscription receipt financing are currently being held in escrow and will be released upon the satisfaction of certain escrow release conditions, including the completion of an amalgamation with Paget Minerals Corp. ("Paget") and the listing of the common shares of the amalgamated entity on the Canadian Securities Exchange. It is anticipated that the proposed purchase of this asset will potentially increase the Company’s sales.

In April 2018, Ascent signed a letter of intent with Paget pursuant to which Paget will acquire all issued and outstanding securities of Ascent in exchange for securities of Paget. The proposed transaction will result in a reverse take-over of Paget by the shareholders of Ascent. The transaction is expected to proceed by way of an amalgamation between Paget and Ascent, with the amalgamated entity continuing the business of Ascent under the name "Ascent Industries Corp." Paget is listed on NEX, a separate board of the TSX Venture Exchange (“TSXV”). The common shares of the amalgamated entity are expected to be listed on the Canadian Securities Exchange upon completion of the amalgamation. The Company anticipates that the proposed transaction will have an expected positive impact on the Company’s ability to raise equity capital.

On May 7, 2018, the Company completed the purchase of an Enterprise Resource Planning (ERP) system for the Company. The total purchase price is $1.5 million USD. As of the date of this report, the Company paid $250,000 USD in cash and issued $250,00 USD in common shares in payment of the first tranche for the purchase price of the ERP system. The Company anticipates additional capital expenditures related to future milestone payments and development of the ERP system.

In May 2018, Agrima entered into a supply agreement with Aurora Cannabis Enterprises Inc., one of Canada’s largest Licensed Producers, to supply Aurora with 20,000 kg of cannabis flower and 6,000 kg of trim per year for five years. The Company expects that the proposed transactions will positively effect sales.

In June 2018, the Company completed, through a wholly owned subsidiary, the acquisition of a medical clinic and pharmacy in Winnipeg, Manitoba, to support future sales. The Company expects that the proposed transactions will positively effect sales.

Critical Accounting Estimates

The preparation of the Interim Financial Statements in conformity with IFRS requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the Interim Financial Statements relate to the fair value measurements for inventory, estimated useful lives and depreciation of property, plant and equipment, valuation of intangibles, and valuation convertible instruments.

Changes in Accounting Policies Including Initial Adoption

No accounting policies were initially adopted during the three and nine months ended February 28, 2018. June 30, 2017.

A number of new standards, and amendments to standards and interpretations, are not yet effective for the period ended February 28, 2018, and have not been applied in preparing the financial statements.

  IFRS 9 – Financial Instruments: IFRS 9 is effective for annual periods beginning on or after January 1, 2018 and will be applied retrospectively.

  IFRS 15 – Revenue from contracts with customers: IFRS 15 is effective for annual periods beginning on or after January 1, 2018.

  IFRS 16 – Leases: IFRS 16 is effective for annual periods beginning on or after January 1, 2019.

The Company has not early adopted these revised standards and is currently assessing the impact that these standards will have on the consolidated financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements.

Financial Instruments and Other Instruments

Fair Values

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s statement of financial position as at February 28, 2018 as follows:

	Fair Value at	Basis of	Financial
($000s)	February 28, 2018	Measurement	Instrument
Financial Assets:
Cash and cash equivalents	$5,016	Amortized Cost	Loans and receivables
Accounts receivable	2,816	Amortized Cost	Loans and receivables
Investment	250	Cost	Available for sale
Financial Liabilities:
Accounts payable, payroll and accrued liabilities	1,945	Amortized Cost	Other financial liabilities
Current portion of finance leases	88	Amortized Cost	Other financial liabilities
Current portion of long term liabilities	1,752	Amortized Cost	Other financial liabilities
Derivative liability	1,066	Amortized Cost	Other financial liabilities
Finance leases	14	Amortized Cost	Other financial liabilities
Long-term loans	3,777	Amortized Cost	Other financial liabilities

The fair values of other financial instruments, which include amounts receivable, accounts payable and accrued liabilities, approximate their carrying values due to the relatively short- term maturity of these instruments.

Credit Risk

Financial instruments that potentially may subject the Company to credit risk consist primarily of cash and cash equivalents and amounts receivable. The Company limits its exposure to credit loss by placing majority of its cash with high credit quality financial institutions. Accounts receivable consists of trade accounts receivable and GST receivable.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Company manages liquidity by maintaining adequate cash balances to meet liabilities as they become due.

The Company has in place a planning and budgeting process which helps determine the funds required to ensure the Company has appropriate liquidity to meet its operating and growth objectives. The Company maintained cash at February 28, 2018 in the amount of $5 million and raised additional capital by selling equity to meet short-term operating requirements. As at February 28, 2018, the Company had accounts payable and accrued liabilities of $1.9 million. All accounts payable and accrued liabilities are current.

Currency Risk

Currency risk is the risk that the fair value of future cash flows or of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company is exposed to currency risk to the extent that it has monetary assets and liabilities denominated in foreign currencies, particularly the United States dollar.

As at February 28, 2018, the Company had an immaterial amount of financial instruments denominated in foreign currencies.

The Company manages currency risk by minimizing the value of financial instruments denominated in foreign currencies. The Company has not entered into any foreign currency contracts to mitigate this risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s cash is held in bank accounts and therefore there is currently minimal interest rate risk. The convertible promissory notes bear interest at a fixed rate 8.0% per annum and therefore there is currently no fluctuation due to market interest rates.

Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.

As at July 2, 2018, the issued and outstanding securities of the Company are as follows: (i) 252,885,817 common shares issued and outstanding, (ii) no preferred shares issued and outstanding, (iii) 8,833,333 Ascent Series B Warrants convertible into an equivalent number of common shares, (iv) 48,085,500 Ascent Subscription Receipts convertible into 48,085,500 Ascent Subscription Receipt Units comprised of 48,085,500 common shares and 48,085,500 Ascent Subscription Receipt Warrants convertible into an equivalent number of common shares, (v) 2,885,130 Broker Warrants exercisable 2,885,130 common shares and 2,885,130 warrants of Ascent convertible into an equivalent number of common shares; (vi) 30,591,135 Ascent Series D Warrants convertible into an equivalent number of common shares; (vii) 12,470,000 Ascent Stock Options convertible into an equivalent number of common shares; and (viii) 11,428,571 common shares issuable upon conversion of the Ascent Convertible Debenture. The Company also has existing contractual obligations to issue approximately 3,001,389 common shares for purchased assets and for performance based milestones. All defined terms not otherwise defined in this paragraph are as described in the Information Circular to which this MD&A is attached.

Risks and Uncertainties

The Company is pursuing commercial ventures in the cannabis business that encompass the biotechnology and agricultural industries and as such is exposed to a number of risks and uncertainties that are not uncommon to other companies in the same business. The Company continues to have limited capital resources and relies upon the sale of its common shares for cash required to make new investments and to fund the operations of the Company.

Investing in the Company’s common shares involves significant risks. You should carefully consider the risks qualified in their entirety by reference to, and must be read in conjunction with, the detailed information and risks outlined and appearing elsewhere in the Company’s information circular, including the documents incorporated by reference therein.

Conflicts of Interest

The Company’s directors and officers may serve as directors or officers, or may be associated with, other reporting companies, or have significant shareholdings in other companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding on terms with respect to the transaction. If a conflict of interest arises, the Company will follow the provisions of the CBCA dealing with conflicts of interest. The Canadian corporate statutes specifically require each director (and officer) to disclose in writing (or request to have entered in the minutes of the board meeting) the nature and extent of the director’s interest in a material contract or transaction or in a proposed one with the Company. The statutes further require the director to refrain from voting on a resolution to approve the contract or transaction except in narrow circumstances as defined in the act. In all circumstances, the directors and officers of the Company are required to act honestly, in good faith, and in the best interest of the Company.

Additional Information

Additional information related to the Company is available in the Information Circular to which this MD&A is attached.

APPENDIX M
FINANCIAL STATEMENTS

Index to Ascent Financial Statements

Audited financial statements of Ascent for the years ended May 31, 2017 and May 31, 2016	M-2

Unaudited condensed interim consolidated financial statements of Ascent for the nine-month period ended February 28, 2018	M-31

Index to Paget Financial Statements

Audited financial statements of Paget for the years ended December 31, 2017 and 2016	M-57

Unaudited condensed interim financial statements of Paget for the three-month period ended March 31, 2018	M-81

Index to the Resulting Issuer Financial Statements

Unaudited pro forma financial statements under IFRS	M-98

ASCENT INDUSTRIES CORP

CONSOLIDATED
FINANCIAL STATEMENTS

FOR THE YEARS
ENDED MAY 31, 2017 AND 2016

Management's Responsibility

To the Shareholders of Ascent Industries Corp.:

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards and ensuring that all information in the annual report is consistent with the statements. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of consolidated financial statements.

The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Board is also responsible for the appointment of the Company's external auditors.

MNP LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Board and management to discuss their audit findings.

November 30, 2017

“Philip Campbell”

Philip Campbell
Chief Executive Officer

“Reid Parr”

Reid Parr
Chief Financial Officer

Independent Auditors’ Report

To the Shareholders of Ascent Industries Corp.:

We have audited the accompanying consolidated financial statements of Ascent Industries Corp., which comprise the consolidated statement of financial position as at May 31, 2017 and May 31, 2016, and the consolidated statements of loss and other comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Ascent Industries Corp. as at May 31, 2017, May 31, 2016 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Vancouver, British Columbia
November 30, 2017	Chartered Professional Accountants

ASCENT INDUSTRIES CORP
Consolidated Statements of Financial Position
As at May 31,
(Expressed in Canadian Dollars)

	Note	2017	2016

ASSETS

Current assets:
Cash and cash equivalents		$865,094	$410,119
Accounts receivable	4	1,285,108	686,484
Prepaid expenses		130,356	44,153
Deposit for Las Vegas property		4,635,467	-
Investments	5	250,000	-
Inventory	6	909,833	70,258
Biological assets	6	1,069,867	-
		9,145,725	1,211,014

Property, Plant & Equipment	7	8,761,670	5,390,148
		$17,907,395	$6,601,162

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities		$491,778	$130,526
Payroll payable		514,180	101,606
Current portion of finance lease		281,613	-
Current portion of loan payable	8	1,770,563	22,386
		3,058,134	254,518

Long-term liabilities
Finance lease		27,438	-
Loans payable	9	4,000,000	1,770,563
Total Liabilities		7,085,572	2,025,081

Shareholders' equity:
Share capital	10, 19	16,005,511	8,161,125
Share issue costs		(228,977)	-
Contributed surplus		1,572,639	-
Deficit		(6,527,350)	(3,585,044)
		10,821,823	4,576,081
		$17,907,395	$6,601,162

Approved bythe Board of Directors:

"Philp Campbell"	Philip Campbell, Director

"Reid Parr"	Reid Parr, Director

The accompanying notes are an integral part of these Consolidated Financial Statements

ASCENT INDUSTRIES CORP
Consolidated Statements of Loss and Comprehensive Loss
For the Years ended May 31,
(Expressed in Canadian Dollars)

	2017	2016	2015

Revenue:
Sales	$4,880,075	$676,263	$-

Unrealized gain (loss) on change in fair value of biological assets	(265,988)	-
Cost of goods sold	(3,904,919)	(1,339,182)	-
Net gain (loss) from operations	709,168	(662,919)	-

Expenses:
General and administrative	1,659,461	480,626	212,300
Selling and marketing	465,527	117,743	19,384
Research and development	78,352	45,404	96,972
Pre-production costs	821,563	-	836,157
Interest and other	196,077	228,453	65,579
Depreciation and amortization	430,494	362,711	60,589
(Gain) loss on disposal of assets	-	(104,608)	-
	3,651,474	1,130,329	1,290,981
Loss and comprehensive loss for the year	2,942,306	1,793,248	1,290,981
Deficit, beginning of year	3,585,044	1,791,796	500,815
Deficit, end of year	$6,527,350	$3,585,044	$1,791,796

Basic and diluted loss per share	$(0.02)	$(0.02)	$(179.30)

Weighted average number of common shares outstanding	141,278,418	73,091,754	7,200

The accompanying notes are an integral part of these Consolidated Financial Statements

ASCENT INDUSTRIES CORP
Consolidated Statements of Cash Flows
For the Years ended May 31,
(Expressed in Canadian Dollars)

	2017	2016

Cash provided by (used for):
Operating activities:
Loss for the period	$(2,942,306)	$(1,793,248)
Items not affecting cash
Amortization	430,494	362,711
Gain on sale of assets	-	(104,608)
Change in fair value of Biological assets	265,988	-

Changes in non-cash working capital balances:
(Increase) / decrease in biological assets	236,784	-
(Increase) / decrease in inventory	(839,575)	(70,258)
(Increase) / decrease in accounts receivable	(598,624)	(621,196)
(Increase) / decrease in prepaid expenses	(86,203)	(39,253)
Increase / (decrease) in accounts payable	1,469,170	(411)
Increase / (decrease) in payroll payable	412,574	101,606
Cash used in operating activities	(1,651,698)	(2,164,657)

Financing activities:
Issuance of capital stock	6,507,491	1,665,827
Repayment of debt	(22,386)	(1,306,000)
Loan proceeds	4,000,000	1,800,000
Finance lease	(207,464)	-
Due from / (to) related parties	-	1,768,301
Cash provided by (used in) financing activities	10,277,641	3,928,128

Investing activities:
Deposit on LV property	(4,635,467)	-
Investment in EPS	(250,000)	-
Purchase of equipment	(3,285,501)	(1,424,026)
Cash used in investing activities	(8,170,968)	(1,424,026)

Increase (decrease) in cash and cash equivalents	454,975	339,445

Cash and cash equivalents, beginning of year	410,119	70,674

Cash and cash equivalents, end of year	$865,094	$410,119

Supplementary Cash Flow Information (note 17)
Shares issued for property plant and equipment	$400,000	$-
Shares issued for finders fees	212,893	-
Shares issued for pre-production cost	148,426	-
Shares issued for debt	$1,107,908	$2,555,640

The accompanying notes are an integral part of these Consolidated Financial Statements

ASCENT INDUSTRIES CORP
Consolidated Statements of Changes in Equity
For the Years ended May 31, 2017 and 2016
(Expressed in Canadian Dollars)

			Common
			shares to	Contributed		Shareholders'
	Common Shares		be issued	Surplus	Deficit	Equity
	Number	$	$	$	$	$

Balance, May 31, 2015	7,200	145	-	-	(1,791,796)	(1,791,651)

Common control business combination	76,864,591	3,939,633	-	-	-	3,939,633
Shares issued for debt	3,527,577	480,000	-	-	-	480,000
Shares issued for private placement A	16,657,070	1,665,707	-	-	-	1,665,707
Shares issued for debt	20,756,400	2,075,640	-	-	-	2,075,640
Net loss for the year	-	-	-	-	(1,793,248)	(1,793,248)
Balance, May 31, 2016	117,812,838	8,161,125	-	-	(3,585,044)	4,576,081

Shares issued for private placement A	350,000	35,000	-	-	-	35,000
Shares cancelled private placement A	(1,000,000)	(100,000)	-	-	-	(100,000)
Shares issued for private placement B	42,708,839	6,406,325	-	-	-	6,406,325
Common shares to be issued	-	-	182,250	-	-	182,250
Shares issued for debt	7,821,802	1,107,918	-	-	-	1,107,918
fees	1,419,284	212,893	-	-	-	212,893
Share issuance costs	-	(228,977)	-	-	-	(228,977)
Contribution to capital	-	-	-	1,572,639	-	1,572,639
Net loss for the year	-	-	-	-	(2,942,306)	(2,942,306)
Balance, May 31, 2017	169,112,763	15,594,284	182,250	1,572,639	(6,527,350)	10,821,823

The accompanying notes are an integral part M-8 of these Consolidated Financial Statements

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

1.	Nature of Operations

Ascent Industries Corp. (the “Company” or “Ascent”), was incorporated under the Business Corporations Act (British Columbia) on May 30, 2013. The head office and principal address of the Company is located at 260 – 22529 Lougheed Hwy, Maple Ridge, BC V2X 0T5. The Company’s registered and records office address is located at Suite 901 – 1788 Broadway W, Vancouver, BC V6J 1Y1

Ascent Industries is a company focused on Cannabis production, research, product development, and distribution. Agrima Botanicals Corp. (“Agrima”), a wholly owned subsidiary of the Company, received its “ready to build” approval from Health Canada on January 23, 2014, and as of the date of these financial statements is in active review with Health Canada. The Company operates in the USA through wholly owned subsidiaries in Nevada and Oregon with licenses to produce, process and distribute. (See Note 19).

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards on a going concern basis which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. For the year ended May 31, 2017 the Company has generated $4,880,075 in revenues from operations, incurred a net loss of $2,942,306 and has an accumulated deficit of $6,527,350.

The Company has financed its working capital requirements primarily through equity and debt financings. The Company’s ability to continue as a going concern is dependent upon its ability to commence profitable operations, generate funds therefrom and raise additional financing in order to meet current and future obligations. While the Company has been successful in raising financing in the past, there is no assurance that it will be able to obtain additional financing or that such financing will be available on reasonable terms. Subsequent to year end the Company completed a Series C private placement of $5,000,000.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

(a)	Statement of Compliance and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board on a going concern basis. These consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on November 30, 2017.

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Agrima Botanicals Corp., Bloom Holdings Ltd., Pinecone Products Ltd., Agrima Scientific Corp., Azeha Holdings Inc., West Fork Holdings Inc., West Fork Holdings NV Inc., Sweet Cannabis Inc., Luff Enterprises LLC., Sweet Cannabis NV Inc., and Luff Enterprises NV Inc. All significant inter-company balances and transactions have been eliminated on consolidation.

The consolidated financial statements have been prepared on a historical cost basis. The consolidated financial statements are presented in Canadian dollars, which is the Company and its subsidiaries functional currency.

M-9

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

(b)	Foreign currency translation

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of comprehensive loss.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(c)	Cash and cash equivalents

Cash and cash equivalents include cash deposits in financial institutions and other deposits that are readily convertible into cash.

(d)	Inventory

Inventories of harvested finished goods and packaging materials are initially measured at cost and subsequently at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value less costs to sell at harvest which becomes the deemed cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that the cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the average cost basis. Products for resale and supplies and consumables are valued at cost.

The Company reviewed inventory for obsolete, redundant and slow-moving goods and any such inventories are written down to net realizable value.

(e)	Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. Depreciation is calculated on a diminishing balance basis over the estimated useful life of the assets, except in the year of acquisition, when half of the rate is used as follows: Computer and business equipment - 30% Agriculture, laboratory and production equipment – 20% Furniture, fixtures and tools – 20% Leasehold improvements – 10% Groundworks – 8% Buildings – 4% An asset’s residual value, useful life and depreciation method are reviewed at each financial year-end and adjusted if appropriate.

The Company capitalizes borrowing costs on capital invested in projects under construction. Upon commencement of commercial operations, capitalized borrowing costs, as a portion of the total cost of the asset, are depreciated over the estimated useful life of the related asset.

Gains and losses on disposal of an item are determined by comparing the proceeds from disposal with the carrying amount of the item and are recognized in profit or loss.

(f)	Leased assets

The Company leases some items of property, plant and equipment. A lease of property, plant and equipment is classified as a capital lease if it transfers substantially all of the risks and rewards incidental to ownership to the Company. A lease of property, plant and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and

M-10

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

(g)	Biological assets

The Company measures biological assets consisting of medical cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest.

Unrealized gains or losses arising from the changes in fair value less costs to sell during the year are included in the results of operations.

(h)	Intangible assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any.

Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment. The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively.

Licenses for production and sale of cannabis are amortized on a straight-line basis over the useful life of the facility or lease term.

(i)	Impairment of non-financial assets

The carrying amount of the Company’s non-financial assets is reviewed at each financial reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized when the carrying amount of an asset or its cash generating unit (“CGU”) exceeds its recoverable amount. Impairment losses are recognized in profit and loss for the period.

The recoverable amount of an asset or CGU is the greater of it’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount, however, not to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years.

Assets that have an indefinite useful life are not subject to depreciation and are tested annually for impairment.

(j)	Share capital

Transaction costs directly attributable to the issuance of common shares are recognized as a deduction from equity. The proceeds from the exercise of stock options or warrants together with amounts previously recorded in reserves over the vesting periods are recorded as share capital. Share capital issued for nonmonetary consideration is recorded at an amount based on fair market value of the shares on the date of issue.

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. When shares and warrants are issued at the same time, the proceeds are allocated first to common shares issued, according to their fair value and the

M-11

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

residual value being allocated to shares. Any fair value attributed to the warrants is recorded as contributed surplus.

(k)	Share-based payments

The fair value of options is determined using the Black–Scholes option pricing model which incorporates all market vesting conditions. The number of options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. Amounts recorded for forfeited or expired unexercised options are transferred to deficit in the year of forfeiture or expiry.

Upon the exercise of stock options, consideration received on the exercise of these equity instruments is recorded as share capital and the related share-based payment reserve is transferred to share capital.

(l)	Loss per share

The Company calculates basic loss per share using the weighted average number of common shares outstanding during the year. Diluted loss per share is the same as basic loss per share, as the issuance of shares on the exercise of stock options and share purchase warrants is anti-dilutive.

(m)	Revenue recognition

Revenue is recognized at the fair value consideration received or receivable. Revenue from the sale of goods is recognized when the Company has transferred the significant risks and rewards of ownership to the buyer and it is probable that the Company will receive the previously agreed upon payment. Significant risks and rewards are generally considered to be transferred when the Company has shipped the product to customers.

(n)	Research and development

Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Company intends to and has sufficient resources to complete the development to use or sell the asset.

(o)	Taxes

Tax expense recognized in profit or loss comprises the sum of current and deferred taxes not recognized in other comprehensive income or directly in equity.

(i)	Current tax

Current tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

(ii)	Deferred tax

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective

M-12

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

(p)	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the statements of financial position at the time the Company becomes a party to the contractual provisions of the financial instrument.

Financial instruments are initially measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument. The Company classifies its financial instruments in the following categories: at fair value through profit or loss, loans and receivables, held-to-maturity, available-for-sale, and other financial liabilities.

(i)	Financial assets

a)	Financial assets at fair value through profit or loss

Financial assets and liabilities at fair value through profit or loss are either ‘held-for-trading’ or designated at fair value through profit or loss. They are initially and subsequently recorded at fair value and changes in fair value are recognized in profit or loss for the period.

b)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value and subsequently on an amortized cost basis using the effective interest method, less any impairment losses. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets.

The Company has designated its cash and cash equivalents and accounts receivable as loans and receivables.

c)	Held-to-maturity

Held-to-maturity investments are non-derivative financial assets that have fixed maturities and fixed or determinable payments, and it is the Company’s intention to hold these investments to maturity. They are initially recorded at fair value and subsequently measured at amortized cost.

M-13

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

The Company does not have any held-to-maturity financial assets.

d)	Available-for-sale

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or are not classified in any other financial asset categories. They are initially and subsequently measured at fair value and the changes in fair value, other than impairment losses are recognized in other comprehensive income (loss) and presented in the fair value reserve in shareholders’ equity. When the financial assets are sold or an impairment write-down is required, losses accumulated in the fair value reserve recognized in shareholders’ equity are included in profit or loss.

The Company has designated investments as available for sale.

(ii)	Financial liabilities

All financial liabilities are recognized initially at fair value plus any directly attributable transaction costs on the date at which the Company becomes a party to the contractual provisions of the instrument. Subsequent to initial recognition, the Company’s financial liabilities classified as other financial liabilities are measured at amortized cost using the effective interest method. Financial liabilities at fair value are stated at fair value with changes being recognized in profit and loss. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expired.

The Company’s non-derivative financial liabilities include its accounts payable and accrued liabilities, payroll payable, finance lease, and loans payable, which are designated as other liabilities.

The Company’s derivative financial liabilities are stated at fair value with changes recognized through profit and loss.

(iii)	Compound financial instruments

The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognized initially as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured subsequent to initial recognition. Interest and losses and gains relating to the financial liability are recognized in profit or loss. On conversion, the financial liability is reclassified to equity; no gain or loss is recognized on conversion.

(iv)	Impairment of financial assets

A financial asset not carried at fair value through profit or loss is reviewed at each reporting date to determine whether there is any indication of impairment. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the

M-14

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the assets' original effective interest rate. Losses are recognized in profit or loss with a corresponding reduction in the financial asset, or, in the case of amounts receivable, are reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

(q)	Significant accounting judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the financial statements are described below.

Significant judgments

(i)	Fair value of financial instruments

The individual fair values attributed to the different components of a financing transaction, notably convertible debt and loans, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market. The assumptions regarding the derivative liabilities are disclosed in notes 10(f) and 11(a).

(ii)	Biological assets

Biological assets, consisting of cannabis plants and agricultural produce consisting of cannabis, are measured at fair value less costs to sell up to the point of harvest.

Determination of the fair values of the biological assets and the agricultural product requires the Company to make assumptions about how market participants assign fair values to these assets. These assumptions primarily relate to the level of effort required to bring the cannabis up to the point of harvest, costs to convert the harvested cannabis to finished goods, sales

M-15

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

price, risk of loss, expected future yields from the cannabis plants and estimating values during the growth cycle.

The valuation of biological assets at the point of harvest is the cost basis for all cannabis based inventory and thus any critical estimates and judgments related to the valuation of biological assets are also applicable for inventory. The valuation of work-in-process and finished goods also requires the estimate of conversion costs incurred, which become part of the carrying cost for the inventory. The Company must also determine if the cost of any inventory exceeds its net realizable value, such as cases where prices have decreased, or inventory has spoiled or has otherwise been damaged.

(iii)	Estimated useful lives and depreciation of property, plant and equipment

Depreciation of property, plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Significant estimates

(i)	Convertible instruments

Convertible notes are compound financial instruments which are accounted for separately by their components: a financial liability and an equity instrument. The financial liability, which represents the obligation to pay coupon interest on the convertible notes in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual amount is accounted for as an equity instrument at issuance.

The identification of convertible notes components is based on interpretations of the substance of the contractual arrangement and therefore requires judgment from management. The separation of the components affects the initial recognition of the convertible debenture at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability is also based on a number of assumptions, including contractual future cash flows, discount rates and the presence of any derivative financial instruments.

(ii)	Deferred tax assets

Deferred tax assets, including those arising from tax loss carry-forwards, require management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

M-16

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

(r)	Recent accounting pronouncements

There were no new standards effective June 1, 2016 that had an impact on the Company’s consolidated financial statements. The following IFRS standards have been recently issued by the IASB. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

(i)	IFRS 7 Financial instruments: Disclosure

IFRS 7 Financial instruments: Disclosure, was amended to require additional disclosures on transition from IAS 39 to IFRS 9. IFRS 7 is effective on adoption of IFRS 9, which is effective for annual periods commencing on or after January 1, 2018.

(ii)	IFRS 9, Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted.

(iii)	IFRS 15 Revenue from Contracts with Customers

The IASB replaced IAS 18, Revenue, in its entirety with IFRS 15, Revenue from Contracts with Customers. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount and/or timing of revenue recognized. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early application permitted.

(iv)	IFRS 16 Leases

In January 2016, the IASB issued IFRS 16 Leases, which will replace IAS 17 Leases. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than twelve months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The standard will be effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. The extent of the impact of adoption of the standard has not yet been determined.

M-17

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

3.	Common control transaction

During the year ended May 31, 2016 the Company, pursuant to a Share Exchange Agreement among the Company, Bloom Holdings Ltd. (“Bloom”), and the holders of all of the outstanding common shares of Bloom, exchanged their common shares of Bloom for a total of 76,864,591 common shares of the Company. The combining entities are ultimately controlled by the same parties prior and subsequent to the transaction, which is considered a transaction under common control. Under International Financial Reporting Standards, the acquisition by the Company of Bloom is considered to be a capital transaction in substance, rather than a business combination. This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure. The Company has incorporated the assets and liabilities of Bloom at their pre-combination carrying amounts without any fair value uplift. The Company’s consolidated financial statements include Bloom’s results from the date of acquisition.

4.	Accounts Receivable

	May 31,
	2017	2016
Trade receivables	$1,305,064	$615,826
GST recoverable (payable)	(19,956)	70,659
	$1,285,108	$686,485

5.	Investments

During the year ended May 31, 2017 the Company participated in a private placement in a privately held, startup company that is developing pet food products incorporating cannaboid extracts. The Company does not have significant influence or control over the investee and has classified the investment as available for sale. As the investee is privately held and there is no quoted market price for its common shares, the investment has been recorded at cost.

	May 31,
	2017	2016
Enhanced Pet Sciences Corp	$250,000	$–
	$250,000	$–

6.	Inventory and Biological Assets

	May 31,
	2017	2016
Ancilliary items	$543,755	$70,258
Finished terpenes	151,995	–
Terpenes in process	282,741	–
Greenscreen kits	46,032	–
	$1,024,523	$70,258

M-18

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

The Company’s biological assets consist of cannabis plants. The changes in the carrying value of biological assets are as follows:

	May 31,
	2017	2016
Balance, beginning of year	$–	$–
Transferred from related party (Note 14)	1,570,023	–
Changes in fair value less cost to sell due to biological transformation	(243,142)	–
Transferred to inventory upon harvest	(257,014)	–
Balance, end of year	$1,069,867	$–

The significant assumptions used in determining the fair value of biological assets include:

(a) Expected yield by plant;
(b) Wastage of plants;
(c) Duration of the production cycle;
(d) Percentage of costs incurred as of this date compared to the total costs expected to be incurred;
(e) Percentage of costs incurred for each stage of plant growth; and
(f) Market values.

As of May 31, 2017, it is expected that the Company’s biological assets will yield approximately 203,826 grams of medical cannabis when harvested. The Company’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods.

M-19

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

7.	Property, Plant and Equipment

	Opening				Accumulated		Accumulated
	Balance			Acquisition Cost	Amortization		Amortization	Net Book Value
	June 1, 2016	Additions	Disposals	Closing Balance	Opening Balance	Depreciation	Closing Balance	May 31, 2017
	$	$	$	$	$	$	$	$

Land	655,000	-	-	655,000	-	-	-	655,000
Buildings	4,529,554	-	-	4,529,554	(446,260)	(159,937)	(606,197)	3,923,357
Computer equipment & software	168,422	116,605	-	285,027	(97,437)	(26,826)	(124,263)	160,764
Furniture & fixtures	194,402	44,976	-	239,377	(85,539)	(27,320)	(112,859)	126,518
Security fencing and equipment	50,205	-	-	50,205	(17,754)	(9,737)	(27,491)	22,714
Tools and Equipment	234,729	842,737	-	1,077,466	-	(34,561)	(34,561)	1,042,905
Leasehold improvements	22,337	1,340,095	-	1,362,432	(2,008)	(4,434)	(6,442)	1,355,990
New Groundworks	79,254	-	-	79,254	(18,749)	(5,016)	(23,765)	55,489
Agriculture & Lab equip.	177,586	1,568,744	(111,140)	1,635,190	(53,594)	(162,663)	(216,258)	1,418,932

Total P P & E	6,111,489	3,913,157	(111,140)	9,913,506	(721,342)	(430,494)	(1,151,835)	8,761,670

	Acquisition Cost
	Opening				Accumulated		Accumulated
	Balance			Acquisition Cost	Amortization		Amortization	Net Book Value
	June 1, 2015	Additions		Closing Balance	Opening Balance	Depreciation	Closing Balance	May 31, 2016
	$	$		$	$	$	$	$

Land	655,000	-	-	655,000	-	-	-	655,000
Buildings	4,529,554	-	-	4,529,554	(230,968)	(215,292)	(446,260)	4,083,294

Computer equipment & software	86,126	82,296	-	168,422	(35,260)	(14,748)	(50,008)	118,414
Furniture & fixtures	180,008	14,394	-	194,402	(53,761)	(49,032)	(102,793)	91,609
Security fencing and equipment	47,037	3,168	-	50,205	(4,437)	(2,649)	(7,086)	43,119
Tools and Equipment	58,969	175,760	-	234,729	-	(40,843)	(40,843)	193,886
Leasehold improvements	22,337	-	-	22,337	(1,057)	(951)	(2,008)	20,329
New Groundworks	79,254	-	-	79,254	(13,488)	(5,261)	(18,749)	60,505
Agriculture & Lab equip.	100,301	77,285	-	177,586	(29,137)	(24,457)	(53,594)	123,992

Total P P & E	5,758,586	352,903	-	6,111,489	(368,108)	(353,233)	(721,341)	5,390,148

M-20

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

8.	Current Portion of Loan Payable

A wholly owned subsidiary of Ascent has a mortgage on its property in Maple Ridge BC. The mortgage amount is for $1,800,000 for a two-year period beginning on January 1, 2016 and has an interest rate of 8.5%. The current portion of the loan is $1,770,563 as the term is up on December 31, 2017.

9.	Long Term Liabilities

A wholly owned subsidiary of Ascent has an 8.0% interest only mortgage on its Las Vegas NV property. The aggregate amount of the mortgage is $4,000,000 and the mortgage has a two-year term beginning on May 29, 2017. This mortgage is secured against the Las Vegas property and the Maple Ridge property. There is a conversion privilege at the option of the lender, in whole or in part at any time during the term into common shares of Ascent at $0.35 per share, and a prepayment right exercisable by the Company should there be an offering of shares or merger type transaction, at a share price of at least $1.00. The conversion privilege contains a price adjustment clause in the event of any future financing at a price of less than $0.35 per common share. As the conversion price can be amended, the conversion feature failed the ‘fixed-for-fixed’ criteria and was classified as a derivative liability with a fair value of $357,445 at the date of issuance. The conversion feature was valued using a binomial model with the following assumptions:

Conversion Feature
Exercise price	$0.35
Time to maturity	2 years
Risk-free rate	0.71%
Volatility	80%
Dividend rate	Nil

Long Term Liabilities
Mortgage payable	$3,642,555
Conversion feature	357,445
Dividend rate	$4,000,000

10.	Share Capital and Contributed Surplus

(a)	Authorized

Unlimited number of common shares with no par value; and unlimited number of preferred shares with no par value.

(b)	Issued and outstanding

At May 31, 2017, there were 169,112,763 issued and fully paid common shares.

During the year ended May 31, 2016 the Company completed a share split of its outstanding common stock. Each outstanding common share prior to the split was exchanged for 12,586 common shares. All share amounts of the Company have been retroactively restated to reflect the share split.

During the year ended May 31, 2016, the Company issued 80,399,368 common shares pursuant to the acquisition of Bloom Holdings Ltd. (Note 3).

M-21

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

During the year ended May 31, 2016, the Company closed a series A non-brokered private placement consisting of 16,657,070 units at a price of $0.10 per unit for gross proceeds of $1,665,707. Each unit consisted of one common share and one half common share purchase warrant. Each warrant entitles the holder to purchase an additional common share of the Company at a price of $0.135 per common share for a period of eighteen months. During the year ended May 31, 2017, 1,000,000 units of the series A non-brokered private placement were cancelled, and the funds were returned to the investor.

During the year ended May 31, 2016 the Company issued 20,756,400 common shares in exchange for debt at a deemed value of $0.10 per share.

During the year ended May 31, 2017 the Company issued the 350,000 units at a price of $0.10 per unit for gross proceeds of $35,000 as the balance of tranche 3 of the series A private placement initiated during the year ended May 31, 2016. These units consisted of one common share and one half common share purchase warrant. Each warrant entitles the holder to purchase an additional common share of the Company at a price of $0.135 per common share for a period of eighteen months.

During the year ended May 31, 2017 the Company issued 42,708,839 units as part of the series B non-brokered private placement at a price of $0.15 per unit for gross proceeds of $6,406,325. Each unit consisted of one common share and one half common share purchase warrant. Each warrant entitles the holder to purchase an additional common share of the Company at a price of $0.25 per common share for a period of eighteen months. In connection with the private placement the Company issued 1,419,284 common shares for finder’s fees.

During the year ended May 31, 2017 the Company received $182,250 pursuant to the exercise of warrants, for which the common shares have yet to be issued. These have been shown as common shares to be issued on the statement of changes in shareholders’ equity.

During the year ended May 31, 2017 the Company issued 7,821,802 units in exchange for debt at a deemed value of $0.15 per unit. Each unit consisted of one common share and one half common share purchase warrant. Each warrant entitles the holder to purchase an additional common share of the Company at a price of $0.25 per common share for a period of eighteen months.

(c)	Share purchase warrants

Each whole warrant entitles the holder to purchase one common share of the Company. A summary of the status of the warrants outstanding follows:

		Weighted average
		exercise price
	Warrants	$
Balance, May 31, 2015	-	-
Issued	8,328,535	0.135

Balance May 31, 2016	8,328,535	0.135
Issued	525,397	0.135
Issued	24,382,464	0.250
Exercised	(1,475,000)	0.135
Expired	(2,652,075)	0.135
Balance May 31, 2017	29,109,321	0.220

M-22

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

During the year ended May 31, 2017 1,475,000 warrants were exercised with exercise price of $0.135 per common share for gross proceeds of $199,125. Gross proceeds of $182,250 were received by the Company at May 31, 2017 and the remaining $16,875 was received subsequent to year end. The common shares issuable on exercise of these warrants have not yet been issued, and accordingly these have been reflected as common shares to be issued on the statement of changes in shareholders’ equity. The following table summarizes the warrants that remain outstanding as at May 31, 2017:

Exercise Price
$	Warrants #	Expiry Date
0.135	4,201,460	June 18, 2017*
0.135	525,397	February 18, 2018
0.250	9,904,421	April 30, 2018
0.250	3,666,667	June 6, 2018
0.250	111,376	July 23, 2018
0.250	8,833,333	August 6, 2018
0.250	1,866,667	September 20, 2018
	29,109,320

*1,436,111 exercised after year end (see Note 19) with balance expiring

11.	Commitments and Contingencies

Effective March 1, 2016 the Company entered into a four-year lease agreement for office and processing premises located in Portland, Oregon. The obligations under this lease are as follows:

USD
Feb 28, 2018	$82,557
Feb 28, 2019	112,837
Feb 28, 2020	115,658
$311,052

Effective March 1, 2017 the Company entered into a five-year lease agreement for office and processing premises located in Pitt Meadows, BC. The obligations under this lease are as follows:

Feb 28, 2018	$158,138
Feb 28, 2019	158,138
Feb 28, 2020	159,413
Feb 28, 2021	163,239
Feb 28, 2022	163,239
$802,167

M-23

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

Effective June 1, 2017 the Company entered into a commercial lease agreement for a commercial kitchen for one year.

May 31, 2018	$21,600
$21,600

12.	Finance Lease

During the year ended May 31, 2017, the Company entered into finance lease agreements related to two production equipment transactions totaling $529,886, of which down payments of $174,585 were made. The finance leases are repayable over a period of 1 to 3 years expiring April 2018 and February 2020 .

2017
$
Less than 1 year	340,549
Between 1 and 3 years	30,257
Total minimum lease payments	370,806
Less: amount representing interest at approximately 8.12% to 20.26%	(61,756)
Present value of minimum lease payments	309,051
Less: current portion	(281,613)
27,438

13.	Segment Information

The Company operates in one segment, the production and sale of medical cannabis. The Company’s assets are located in Canada and the USA. The following table sets forth a segmentation of the Company’s assets at May 31, 2017 and 2016.

	May 31,
	2017	2016

Canada	$6,396,278	$5,378,379
United States of America	2,365,392	11,769
	$8,761,670	$5,390,148

During the years ended May 31, 2017 and 2016 all revenues were generated in Canada.

M-24

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

14.	Related Parties

(a)	Goods and services

The Company incurred the following transactions with related parties during the years ended May31,

	2017	2016	2015
	$	$	$
Loan repayment to a company controlled by a director	-	-	50,000
Reimbursement to a company controlled by a director for fees paid on behalf of the com	22,800	-	-
Paid to a company controlled by a founding shareholder for equipment purchases agree	22,500	-	-
Received from a company controlled by a director for purchase of supplies	1,323,302	-	-
Received from a company that is a major shareholder for purchase of supplies	410,360	-	-
Received from a director for the purchase of shares	-	10,000	-
Shares issued to companies controlled by directors for conversion of debts	400,000	3,219,889	-
Shares issued to a director for conversion of debts	30,000	240,000	-
Shares issued to companies controlled by founding shareholders for conversion of debt	-	1,969,889	-
Received equipment from a company that is a major shareholder and converted to shar	400,000	-	-
Received from a company that is a major shareholder for purchase of shares	3,350,000	-	-
Received from a company that is controlled by a director for purchase of inventory	1,570,023	-	-
	7,528,985	5,439,778	50,000

(b)	Compensation of key management personnel

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s management directors.

	2017	2016	2015
	$	$	$
Management compensation	523,616	144,039	-

(c)	Related party balances

The following related partyamounts were included in (i) accounts receivable, (ii) accounts payable and accrued liabilities,

		2017	2016	2015
		$	$	$
(i)	Receivable from a company that is a major shareholder for purchase of supplies	265,202	-	-
	Paid to a company controlled by a director for purchase of inventory supplies	21,750	-	-
(i)	Received from a company controlled by a director for purchase of supplies(1)	-	48,744	-
	Payable to Company management for compensation	310,000	-	-
(1) The amounts are unsecured, non-interest bearing and have no specific repayments term.

During the years ended May 31,2017 and 2016 the Company had a contract processing agreement with Tallheo Holdings Ltd. (“Tallheo”), a Company owned by a major shareholder. Sales with Tallheo were $1,322,127 - 2017, ($63,431 - 2016). This contract processing agreement was terminated on January 1, 2017, biologic assets and inventory with value of $1,570,022 was transferred to the Company and recorded as contribution to capital.

M-25

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

15.	Income Taxes

Income tax reconciliation

The following table reconciles the expected income taxes expense (recovery) at the Canadian statutory income tax rates to the amounts recognized in the statements of operations for the years ended May 31, 2017 and 2016:

	Year ended	Year ended
	May 31,	May 31,
	2017	2016

Loss before income taxes	$(2,942,306)	$(1,793,248)
Statutory tax rate	26%	26%

Expected (recovery) at statutory rate	(765,000)	(466,244)
Non-deductible items	1,574	16,491
Changes in estimates	3,060	14,268
Other items	-	(20,837)
Difference in tax rates	(64,564)	(2,003)
Change in unrecognized deferred tax assets	824,930	458,325

Income tax recovery	$-	$-

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax values. The unrecognized deductible temporary differences in Canada at May 31, 2017 and 2016 are as follows:

	May 31,
	2017	2016
Non-capital loss carry-forwards	$1,587,162	$890,557
Biological assets	(278,166)	–
Property and equipment	44,302	23,201
Other	82,059	1,569
Unrecognized deductible temporary differences	1,435,357	915,327
Valuation allowance	(1,435,357)	(915,327)
Unrecognized deductible temporary differences	$–	$–

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax values. The unrecognized deductible temporary differences in the United States at May 31, 2017 and 2016 are as follows:

	May 31,
	2017	2016
Non-capital loss carry-forwards	$282,909	$8,512
Unrecognized deductible temporary differences	282,909	8,512
Valuation allowance	(282,909)	(8,512)
Deferred tax temporary differences	$–	$–

M-26

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

The Corporation has non-capital loss carryforwards of approximately $ 6,104,470 (2016 – $6,850,436) which may be carried forward to apply against future year income tax for Canadian income tax purposes, subject to the final determination by taxation authorities, expiring in the following years:

Year	Loss carry-forward amount
2031	3,251
2034	506,068
2035	1,178,594
2036	1,737,305
2037	2,679,252
Total	$6,104,470

The Corporation has non-capital loss carryforwards of approximately $ 832,086 (2016 – $25,034) which may be carried forward to apply against future year income tax for US income tax purposes, subject to the final determination by taxation authorities, expiring in the following years:

Year	Loss carry-forward amount
2036	25,034
2037	807,052
Total	$832,086

16.	Financial Instruments and Risk Management

(a)	Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and accrued liabilities, payroll payable, finance lease and loans payable. The carrying values of these financial instruments approximate their fair values as at May 31, 2017. Investments without quoted prices in active markets are designated as available for sale and are carried at cost.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 – Inputs for the asset or liability that are not based on observable market data.

M-27

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

	Fair Value as at	Basis of
	May 31, 2017	Measurement	Financial Instruments
Financial Assets
Cash and cash equivalents	$865,094	Amortized Cost	Loans and receivables
Accounts receivable	$1,285,106	Amortized Cost	Loans and receivables
Investment	$250,000	Cost	Available for Sale
Financial Liabilities
Accounts payable and
accrued liabilities	$491,778	Amortized Cost	Other financial liabilities
Payroll payable	$514,180	Amortized Cost	Other financial liabilities
Finance lease	$309,051	Amortized Cost	Other financial liabilities
Long-term loans	$5,770,563	Amortized Cost	Other financial liabilities

(b)	Financial instruments risk

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board mitigates these risks by assessing, monitoring and approving the Company’s risk management processes:

(i)	Credit risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company is moderately exposed to credit risk from its cash and cash equivalents and trade and other receivables. The risk exposure is limited to their carrying amounts at the balance sheet date. The risk is mitigated by holding cash and cash equivalents with highly rated Canadian financial institutions. The Company does not invest in asset-backed deposits or investments and does not expect any credit losses. The Company periodically assesses the quality of its investments and is satisfied with the credit rating of the financial institutions and the investment grade of its guaranteed investment certificates. Trade and other receivables primarily consist of trade accounts receivable and goods and services taxes recoverable (“GST”).

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk, but has limited risk as the majority of sales are transacted with credit cards.

As at May 31, 2017, the Company’s aging of receivables was approximately as follows:

2017
Current	$1,285,108

(ii)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due. Subsequent to May 31, 2017, the Company has reduced its current exposure to liquidity risk through the receipt of certain private placement financings for aggregate gross of $5,000,000.

M-28

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

(iii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s short-term loans and convertible loans are either non-interest bearing or have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.

17.	Supplementary Cash Flow Information

During the year ended May 31, 2017, 7,821,802 shares were issued for $1,107,918 debt, 1,419,284 shares were issued for $212,893 finders fees, 2,666,666 units comprising of one share and one-half share purchase warrant were issued for $400,000 equipment and 1,207,591 shares were issued for $148,426 pre-production Wages.

In the year ended May 31, 2016, 101,155,768 shares were issued for $6,495,418 debt.

18.	Capital Management

The Company’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Company’s ability to continue as a going concern and maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders and benefits for other stakeholders.

The capital structure of the Company consists of items included in shareholders’ equity and debt, net of cash and cash equivalents. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Company’s underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares or seek additional debt financing to ensure that it has sufficient working capital to meet its short-term business requirements. There were no changes in the Company’s approach to capital management during the year ended May 31, 2017.

19.	Subsequent Events

On June 2, 2017 the Company closed the acquisition of land and building in Las Vegas, Nevada. The Company purchased a warehouse property located at 1955 Palm St., Las Vegas, Nevada, for US$3,300,000.

On July 26, 2017, the Oregon Liquor Control Commission granted a Marijuana Wholesaler License and a Marijuana Processor License to Luff Enterprises LLC the Company’s wholly owned Oregon subsidiary. Subsequently all state, city and fire inspections have been completed and the Company completed the first sale from its Portland operation on August 28, 2017.

On August 3, 2017, the Company purchased the assets of Cocoanymph Chocolates & Confections Inc. This company makes gourmet cannabis infused edibles. The purchase price was $115,000 with $53,000 paid in cash and the balance paid with 248,000 common shares at a deemed price of $0.25 per share. There are three production milestones which when met an additional 60,000 shares will be issued.

On November 10, 2017, Health Canada granted the Company a Producers License pursuant to Section 35 of the Access to Cannabis for Medical Purposes Regulations.

M-29

ASCENT INDUSTRIES CORP
Notes to the Consolidated Financial Statements
For the Years ended May 31, 2017, and 2016
(Expressed in Canadian Dollars)

On November 21, 2017 the State of Nevada, Department of Taxation granted to Luff Enterprises NV, Inc Certification as a Medical Marijuana Production Establishment and Certification as a Medical Marijuana Cultivation Establishment.

Subsequent to the year end the Company completed a non-brokered private placement of 12,500,000 common shares at $0.40 per share for gross proceeds of $5,000,000.

Subsequent to the year end 1,436,111 warrants were exercised for gross proceeds of $199,625.

M-30

Ascent Industries Corp

Condensed Interim Consolidated Financial Statements
(Unaudited)

For the three and nine months ended February 28, 2018 and 2017
(In Canadian Dollars)

To the Shareholders of Ascent Industries Corp.:

In accordance with our engagement letter dated April 9, 2018 we have performed an interim review of the condensed interim consolidated statement of financial position of Ascent Industries Corp. as at May 31, 2018, the condensed interim consolidated statements of profit and other comprehensive income for the three-month and nine-month periods ended May 31, 2018, and the statements of changes in equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of Ascent Industries Corp.’s management.

We performed our interim review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditor.

An interim review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements. Accordingly, we do not express such an opinion. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our interim review, we are not aware of any material modification that needs to be made for these interim financial statements to be in accordance with International Financial Reporting Standards.

This report is solely for the use of the Audit Committee of Ascent Industries Corp. to assist it in discharging its regulatory obligation to review these financial statements and should not be used for any other purpose.

Vancouver, British Columbia
May 30, 2018	Chartered Professional Accountants

ASCENT INDUSTRIES CORP
Condensed Interim Consolidated Statements of Financial Position
Unaudited

	Notes	February 28, 2018	May 31, 2017

Assets

Current assets:
Cash and cash equivalents		$5,015,511	$865,094
Receivables	3	2,815,902	1,285,108
Prepaid expenses		370,552	130,356
Deposit for Las Vegas property		-	4,635,467
Investments	4	250,000	250,000
Inventory	5	1,598,204	909,833
Biological assets	5	-	1,069,867
		10,050,169	9,145,725

Property, plant & equipment	6	16,345,161	8,738,514
Intangible assets	7	2,576,765	23,156
		$28,972,095	$17,907,395

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, payroll and accrued liabilities		$1,944,556	$1,005,958
Current portion of finance leases	8	87,619	281,613
Short term loan payable	9	1,752,485	1,770,563
Derivative liability	10	1,066,369	357,445
		4,851,029	3,415,579

Long-term liabilities
Finance leases	8	14,360	27,438
Loans payable	10	3,776,596	3,642,555
		3,790,956	3,669,993
		8,641,985	7,085,572
Shareholders' equity:
Share capital	11	34,477,489	16,005,511
Contributed surplus		1,572,639	1,572,639
Share issue costs	11	(688,673)	(228,977)
Share based compensation reserve	11	105,611	-
Accumulated other comprehensive (loss)		(351,113)	-
Retained earnings (loss)		(14,785,843)	(6,527,350)
		20,330,110	10,821,823
		$28,972,095	$17,907,395

Commitments and contingencies (Note 12)
Subsequent events (Note 17)

The accompanying notes form an integral part of these financial statements	M-33

ASCENT INDUSTRIES CORP
Condensed Interim Consolidated Statements of Operations
For the Three and Nine Months Ended February 28, 2018 and 2017
Unaudited

		Three months Ended		Nine months Ended
	Notes	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017

Revenue:
Sales		$3,744,775	$1,372,802	$9,007,327	$2,912,932
Cost of sales		2,683,389	976,679	6,617,487	2,385,397
Gross margin before fair value adjustments		1,061,386	396,123	2,389,840	527,535

Fair value adjustment on sale of inventory		-	-	3,921,329	-
Fair value adjustment on growth of biological assets		-	-	(2,619,622)	-

Gross margin after fair value adjustments		1,061,386	396,123	1,088,133	527,535

Expenses:
General and administration		1,526,981	477,405	3,854,182	916,141
Selling and marketing		670,307	99,868	1,675,614	224,720
Research & development		22,408	22,612	104,634	53,861
Pre-production costs		689,416	138,606	724,453	350,829
Share based compensation expense		105,611	-	105,611	-
Depreciation & amortization		457,208	137,037	1,095,696	338,256
		3,471,931	875,528	7,560,190	1,883,807

Loss from operations		(2,410,545)	(479,405)	(6,472,057)	(1,356,272)

Other income (expenses)
Interest and other		433,825	4,300	943,471	321,745
(Gain) loss on derivative	10	(223,817)	-	708,924	-
Accretion expense	10	44,680	-	134,041	-
		254,688	4,300	1,786,436	321,745

Net loss for the period		(2,665,233)	(483,705)	(8,258,493)	(1,678,017)

Comprehensive Income
Currency translation adjustment		(57,675)	-	(351,113)	-

Comprehensive Loss		$(2,722,908)	$(483,705)	$(8,609,606)	$(1,678,017)

Basic and diluted loss per share		$(0.01)	$(0.00)	$(0.05)	$(0.01)

Weighted average number of common shares outstanding		193,397,283	156,849,983	179,113,309	131,221,769

The accompanying notes form an integral part of these financial statements	M-34

ASCENT INDUSTRIES CORP
Condensed Interim Consolidated Statements of Cash Flows
For the Nine Months Ended February 28, 2018 and 2017
Unaudited

Notes	February 28, 2018	February 28, 2017

Cash provided by (used for):
Operating activities:
Net income/(loss) for the period	$(8,258,493)	$(1,678,017)

Items not affecting cash:
Depreciation & amortization	1,095,696	338,256
Disposal of Agrima equipment	20,871	179,049
Depreciation on equipment disposal	(4,098)	(57,448)
Share based compensation	105,611	-

Changes in non-cash working capital balances:
Receivables	(1,530,489)	(642,405)
Prepaid expenses	(240,402)	16,338
Inventory	(680,996)	(1,070,580)
Biological assets	1,069,867	764,246
Accounts payable, payroll and accrued liabilities	982,362	685,291
Derivative liability	1,066,369	-
Cash used in operating activities	(6,373,702)	(1,465,270)

Investing activities:
Deposit for Las Vegas property	4,247,883	-
Purchase BC assets	(2,291,514)	(1,204,177)
Purchase OR assets	(1,384,949)	(534,912)
Purchase NV assets	(4,956,514)	-
Purchase of intangible assets	(2,585,562)	-
Cash used in investing activities	(6,970,656)	(1,739,089)

Financing activities:
Warrants exercised	1,909,556	-
Units & shares issued	16,562,422	3,933,238
Units & share issue costs	(459,696)	(228,977)
Paid in capital	-	3,656,699
Payments on finance lease	(207,072)	-
Payments on long-term debt	(1,770,563)	-
Proceeds from long-term debt	1,529,081	(17,744)
Cash provided by financing activities	17,563,728	7,343,216

Increase in cash and cash equivalents	4,219,370	4,138,857

Effect of exchange rate changes on cash	(68,953)	-

Cash and cash equivalents, beginning of period	865,094	410,119

Cash and cash equivalents, end of period	$5,015,511	$4,548,976

The accompanying notes form an integral part of these financial statements	M-35

ASCENT INDUSTRIES CORP
Condensed Interim Consolidated Statements of Changes in Shareholders' Equity
For the Nine Months Ended February 28, 2018 and 2017
Unaudited

						Accumulated
			Common	Share-		other
			shares to be	based	Contributed	comprehensive		Shareholders'
	Common Shares		issued $	reserve	Surplus	loss	Deficit	Equity
	Number	$	$		$	$	$	$
Balance, May 31, 2016	117,812,838	$8,161,125	$-	$-	$-	$-	$(3,585,044)	$4,576,081

Shares issued for private placement A	350,000	35,000						35,000
Shares cancelled private placement A	(1,000,000)	(100,000)						(100,000)
Shares issued for private placement B	38,975,506	5,846,325						5,846,325
Shares issued for debt	7,797,802	1,101,918						1,101,918
Fees	1,419,284	212,893						212,893
Share issuance costs		(228,977)						(228,977)
Contribution to capital					1,572,639			1,572,639
Net loss for the year							(1,678,017)	(1,678,017)
Balance, February 28, 2017	165,355,430	15,028,284	-	-	1,572,639	-	(5,263,061)	11,337,862

Shares issued for private placement B	3,733,333	560,000						560,000
Shares issued for debt	24,000	6,000						6,000
Common shares to be issued			182,250					182,250
Net loss for the year							(1,264,289)	(1,264,289)
Balance, May 31, 2017	169,112,763	15,594,284	182,250	-	1,572,639	-	(6,527,350)	10,821,823

Exercise of warrants (for private placement A)	3,266,460	440,972	(182,250)					258,722
Exercise of warrants (for private placement B)	3,483,334	870,834						870,834
Common shares to be issued for exercise warrants			780,000					780,000
Shares cancelled for private placement A	(133,333)	(20,000)						(20,000)
Shares issued for private placement B	166,667	25,000						25,000
Shares issued for private placement C	25,359,355	10,143,742						10,143,742
Shares issued for equipment	30,000	12,000						12,000
Shares issued for finders fees	999,254	399,702						399,702
Shares issued for services	350,400	87,600						87,600
Share issuance costs		(459,697)						(459,697)
Shares to be issued for private placement D			5,027,680					5,027,680
Shares to be issued for the purchase of equipment			500,000					500,000
Shares to be issued as compensation			386,699					386,699
Share based compensation				105,611				105,611
Foreign currency reserve						(351,113)		(351,113)
Net loss for the period							(8,258,493)	(8,258,493)
Balance, February 28, 2018	202,634,900	$27,094,437	$6,694,379	$105,611	$1,572,639	$(351,113)	$(14,785,843)	$20,330,110

The accompanying notes form an integral part of these financial statements	M-36

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

1.	Nature of Operations

Ascent Industries Corp. (“Ascent”), was incorporated under the Business Corporations Act (British Columbia) on May 30, 2013. Ascent’s head office and principal address is located at 260 – 22529 Lougheed Hwy, Maple Ridge, BC V2X 0T5 and the registered records office address is located at Suite 1700 – 666 Burrard Street, Vancouver, BC V6C 2X8. In April 2018, Ascent entered into a letter of intent to be acquired by Paget Minerals Corp. (“Paget”), a company listed on the NEX board of the TSX Venture Exchange (see Note 17).

The condensed interim consolidated financial statements as at and for the three and nine months ended February 28, 2018, and 2017, include Ascent and its subsidiaries (together referred to as the “Company”) and the Company’s interest in affiliated companies.

On November 10, 2017 Agrima Botanicals Corp. (“Agrima”), a wholly owned subsidiary of Ascent, was granted a Producer’s License under Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The license allows Agrima to cultivate cannabis and produce cannabis oils.

The Company operates in the USA through wholly owned subsidiaries in Nevada and Oregon with licenses to produce, process and distribute cannabis and cannabis oils. On July 26, 2017, the Oregon Liquor Control Commission granted a Marijuana Wholesaler License and a Marijuana Processor License to Luff Enterprises, LLC the Company’s wholly owned Oregon subsidiary. On November 21, 2017 the State of Nevada, Department of Taxation granted to Luff Enterprises NV, Inc Certification as a Medical Marijuana Production Establishment and Certification as a Medical Marijuana Cultivation Establishment. On January 5, 2018, the State of Nevada Department of Taxation granted to Sweet Cannabis a Nevada Marijuana Product Manufacturing License and Nevada Marijuana Cultivation Facility License. Ascent is further expanding into federally legal jurisdictions outside of Canada and the USA, including activities currently focused on Europe through its wholly owned subsidiary in Denmark.

The Company’s primary activities relate to cannabis cultivation, production, processing, research, product and brand development, and distribution.

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) on a going concern basis which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company has financed its working capital requirements primarily through equity and debt financings. The Company’s ability to continue as a going concern is dependent upon its ability to commence profitable operations and generate funds therefrom or raise additional financing in order to meet current and future obligations. While the Company has been successful in raising financing in the past, there is no assurance that it will be able to obtain additional financing or that such financing will be available on reasonable terms. These conditions combined with the accumulated losses to date indicate the existence of a material uncertainty that may cast doubt on the Company’s ability to continue as a going concern. As of February 28, 2018, the Company is in the process of raising equity through a Series D private placement (see Note 11).

These condensed interim consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

M-37

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

2.	Significant Accounting Policies

(a)	Statement of Compliance and Basis of Presentation

The condensed interim consolidated financial statements have been prepared in compliance with International Accounting Standard 34 – Interim Financial Reporting, using accounting policies consistent with IFRS as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The condensed interim consolidated financial statements do not include all of the information required for full annual financial statements. The accounting policies and critical estimates, except for the method of depreciation, applied by the Company in these condensed interim consolidated financial statements are the same as those applied in the Company’s annual financial statements as at and for the year ended May 31, 2017.

These consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on May 30, 2018.

(b)	Basis of Consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Agrima Botanicals Corp., Bloom Holdings Ltd., Pinecone Products Ltd., Agrima Scientific Corp., Azeha Holdings Inc., Agrima Botanicals ApS (Denmark), West Fork Holdings Inc., West Fork Holdings NV Inc., Sweet Cannabis Inc., Luff Enterprises LLC., Sweet Cannabis NV Inc., and Luff Enterprises NV Inc. All significant inter-company balances and transactions have been eliminated on consolidation.

(c)	Basis of Measurement

The consolidated financial statements have been prepared on a historical cost basis except for biological assets, assets classified as held for sale and available-for-sale and derivatives, which are measured at fair value. Historical cost is generally based upon the fair value of the consideration given in exchange for assets.

(d)	Functional and Presentation Currency.

The condensed interim consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. The functional currency of the Company’s US subsidiaries is the US Dollar, and the functional currency of the Company’s Danish subsidiary is the European Euro.

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized in the consolidated statements as a comprehensive loss.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

The assets and liabilities of foreign operations are translated into Canadian dollars at period end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from the translation of foreign operations are recognized in other comprehensive income and accumulated in equity.

M-38

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

2.	Significant Accounting Policies (continued)

(e)	Property, Plant and Equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. For the nine months ending February 28, 2018, the Company has enacted a change in accounting policy. For year ending May 31, 2017 depreciation was calculated using the diminishing balance basis over the estimated useful life of the assets, except in the year of acquisition, when half of the rate was used. The change in prior year depreciation arising from this change in accounting policy is immaterial and therefore is not reflected in the accompanying consolidated statement of loss. For the nine months ending February 28, 2018, depreciation is calculated on a straight-line basis over the estimated useful life of the assets on a pooled basis, as is consistent with industry practice.

  Management estimates those useful lives to be:

  Computer and business equipment – 3 years

  Agriculture, laboratory and production equipment – 4 - 5 years

  Furniture, fixtures and tools – 4 - 5 years

  Leasehold improvements – 10 years

  Groundworks – 10 years

  Buildings – 40 years

An asset’s residual value, useful life and depreciation method are reviewed at each financial year-end and adjusted if appropriate.

The Company capitalizes borrowing costs on capital invested in projects under construction. Upon commencement of commercial operations, capitalized borrowing costs, as a portion of the total cost of the asset, are depreciated over the estimated useful life of the related asset.

(f)	Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively.

Licences for the cultivation and sale of cannabis are measured at fair value at the time of acquisition and are amortized on a straight-line basis over the useful life of the facility or lease term.

(g)	Recent Accounting Pronouncements

(i)	IFRS 9, Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting.

IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. The extent of the impact of adoption of the standard has not yet been determined.

M-39

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

2.	Significant Accounting Policies (continued)

(g)	Recent Accounting Pronouncements (continued)

(ii)	IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued by the International Accounting Standards Board (IASB) in May 2014. It specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. On April 12, 2016, the IASB published final requirements with respect to identifying performance obligations, principal versus agent considerations and licensing. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. The extent of the impact of adoption of the standard has not yet been determined.

(iii)	IFRS 16 Leases

In January 2016, the IASB issued IFRS 16 Leases, which will replace IAS 17 Leases. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than twelve months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The standard will be effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. The extent of the impact of adoption of the standard has not yet been determined.

The Company is not early adopting the new or revised IFRS standards above and is continuing to assess their impact on its financial position and financial performance.

3.	Accounts Receivable

Accounts receivable consist of the following:

	February 28,	May 31,
	2018	2017
Trade receivables	$2,720,853	$1,305,064
GST recoverable (payable)	95,049	(19,956)
	$2,815,902	$1,285,108

Included in trade receivables is an amount of $1,565,540 ($265,202 at May 31, 2017) due from companies connected to directors and shareholders of Ascent arising from the purchase of inventory (see Note 14).

M-40

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

4.	Investments

During the year ended May 31, 2017 the Company participated in a private placement in a privately held, startup company that is developing pet food products incorporating cannabinoid extracts. The Company does not have significant influence or control over the investee and has classified the investment as available for sale.

As the investee is privately held and there is no quoted market price for its common shares, the investment has been recorded at cost, and consists of the following:

	February 28,	May 31,
	2018	2017
Enhanced Pet Sciences Corp	$250,000	$250,000
	$250,000	$250,000

5.	Inventory and Biological Assets

Inventory consists of the following:

	February 28,	May 31,
	2018	2017
Ancillary items	$969,324	$543,755
Finished terpenes	93,047	151,995
Terpenes in process	61,433	168,051
Finished packaged goods	298,111	-
Greenscreen kits	32,221	46,032
Preproduction costs	144,068	-
	$1,598,204	$909,833

M-41

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

5.	Inventory and Biological Assets (continued)

The Company’s biological assets consist of cannabis plants. The changes in the carrying value of biological assets are as follows:

	February 28,	May 31,
	2018	2017
Balance, beginning of period	$1,069,867	$-
Purchase of seeds	60,720	-
Production costs capitalized	29,387	-
Transferred from related party (Note 14)	-	1,570,023
Disposed biological assets due to transition of operations	(67,500)	-
Changes in fair value, less costs to sell	(1,092,474)	(243,142)
Transferred to inventory upon harvest	-	(257,014)
	$-	$1,069,867

The significant assumptions used in determining the fair value of biological assets include:

(a) Expected yield by plant;
(b) Wastage of plants;
(c) Duration of the production cycle;
(d) Percentage of costs incurred as of this date compared to the total costs expected to be incurred;
(e) Percentage of costs incurred for each stage of plant growth; and
(f) Market values.

As of February 28, 2018, it is expected that the Company’s biological assets will yield approximately 22,700 grams of medical cannabis when harvested as compared to 203,826 grams at May 31, 2017. The Company’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods. The fair value is assumed to be nil until Ascent receives a license to sell the biological assets.

M-42

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

6.	Property, Plant and Equipment

A continuity of the Company’s property, plant and equipment for the nine months ended February 28, 2018 is as follows:

					Foreign	Balance at
	Balance at				Exchange	February 28,
Cost	June 1, 2017	Additions	Transfers	Disposals	Movement	2018

Land	$655,000	625,043	-	-	-	1,280,043
Buildings	4,529,554	3,887,743	-	-	-	8,417,297
Computer equipment	24,488	195,478	-	-	-	219,966
Wireless network	75,928	8,135	-	-	-	84,063
Software	14,429	398,496	-	-	-	412,925
Mobile equipment	27,553	16,113	-	-	-	43,666
Furniture and fixtures	214,489	59,920	-	-	-	274,409
Security fencing and equipment	55,797	394,450	-	-	-	450,247
Tools and equipment	1,195,004	648,330	-	-	-	1,843,334
Leasehold improvements	1,414,230	1,848,048	-	-	-	3,262,278
New groundworks	79,254	53,930	-	-	-	133,184
Agriculture and lab equip.	1,604,623	565,841	-	(20,871)	-	2,149,593

Total	$9,890,349	8,701,527	-	(20,871)	-	18,571,005

Business Segments

British Columbia	$8,548,026	3,350,708	(1,036,037)	(20,871)	-	10,841,826
Oregon	1,342,323	456,686	939,169	-	-	2,738,178
Nevada	-	4,894,133	96,868	-	-	4,991,001
Total	$9,890,349	8,701,527	-	(20,871)	-	18,571,005

M-43

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

6.	Property, Plant and Equipment (continued)

					Foreign	Balance at
	Balance at				Exchange	February 28,
Accumulated Depreciation	June 1, 2017	Additions	Transfers	Disposals	Movement	2018

Land	$-	-	-	-	-	-
Buildings	(609,593)	(144,824)	-	-	(467)	(754,884)
Computer equipment	(5,066)	(31,501)	-	-	(42)	(36,609)
Wireless network	(50,343)	(19,618)	-	-	-	(69,961)
Software	(7,882)	(35,536)	-	-	(11)	(43,429)
Mobile equipment	(4,133)	(6,740)	-	-	-	(10,873)
Furniture and fixtures	(107,755)	(37,289)	-	-	(15)	(145,059)
Security fencing and equipment	(29,168)	(38,514)	-	-	(148)	(67,830)
Tools and equipment	(120,978)	(242,109)	-	-	(1,047)	(364,134)
Leasehold improvements	(113)	(159,770)	-	-	(1,024)	(160,907)
New groundworks	(23,589)	(9,296)	-	-	-	(32,885)
Agriculture and lab equip.	(193,215)	(349,856)	-	4,098	(301)	(539,274)
Total	$(1,151,835)	(1,075,053)	-	4,098	(3,055)	(2,225,845)

Business Segments

British Columbia	$(1,151,835)	(686,914)	-	4,098	-	(1,834,651)
Oregon	-	(281,704)	-	-	(2,216)	(283,920)
Nevada	-	(106,435)	-	-	(839)	(107,274)
Total	$(1,151,835)	(1,075,053)	-	4,098	(3,055)	(2,225,845)

Net Book Value	$8,738,514					16,345,161

Depreciation expense of $1,075,053 at February 28, 2018, is included in cost of goods sold in the accompanying condensed interim consolidated statement of operations.

M-44

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

7.	Intangible Assets

A continuity of the intangible assets for the nine months ended February 28, 2018 is as follows:

				Foreign	Balance at
	Balance at June			Exchange	February 28,
Cost	1, 2017	Additions	Transfers	Movement	2018

Licenses	$23,156	2,574,289	-	-	2,597,445
Total	$23,156	2,574,289	-	-	2,597,445

Business segments

British Columbia	$23,156	1,653,000	(23,156)	-	1,653,000
Oregon	-	-	-	-	-
Nevada	-	921,289	23,156	-	944,445

Total	$23,156	2,574,289	-	-	2,597,445

				Foreign	Balance at
	Balance at June			Exchange	February 28,
Accumulated Depreciation	1, 2017	Additions	Transfers	Movement	2018

Licenses	$-	(20,645)	-	(35)	(20,680)
Total	$-	(20,645)	-	(35)	(20,680)

Business Segments

British Columbia	$-	(16,141)	-	-	(16,141)
Oregon	-	-	-	-	-
Nevada	-	(4,504)	-	(35)	(4,539)
Total	$-	(20,645)	-	(35)	(20,680)

Net Book Value	$23,156				2,576,765

Amortization expense of $20,645 at February 28, 2018, is included in cost of goods sold in the accompanying condensed interim consolidated statement of operations.

M-45

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

8.	Finance Lease

During the year ended May 31, 2017, the Company entered into finance lease agreements related to two production equipment transactions totaling $529,886, of which down payments of $174,585 were made. The finance leases are repayable over a period of 1 to 3 years expiring April 2018 and February 2020.

	February 28,	May 31
	2018	2017
Less than 1 year	$103,869	$340,549
Between 1 and 3 years	19,184	30,257
Total minimum lease payments	123,053	370,806
Less: amount representing interest at approximately 31.10% to 62.01%	(21,074)	(61,755)
Present value of minimum lease payments	101,979	309,051
Less: current portion	(87,619)	(281,613)
Long term portion	$14,360	$27,438

9.	Short Term Loan Payable

A wholly owned subsidiary of the Company has a mortgage on its property in Maple Ridge, BC. The initial mortgage amount was for $1,800,000 for a two-year period beginning January 1, 2016 bearing interest at 8.5% per annum compounded monthly. The mortgage was renewed for a one-year term on January 1, 2018 for the principal outstanding of $1,754,546 with the same interest rate of 8.5% per annum compounded monthly. The short term loan payable is $1,752,485.

10.	Long Term Liabilities

A wholly owned subsidiary of the Company has an 8.0% interest only mortgage on its Las Vegas, NV property. The aggregate amount of the mortgage is $4,000,000 and the mortgage has a two-year term beginning on May 29, 2017. This mortgage is secured against the Las Vegas property and the Maple Ridge property. There is a conversion privilege at the option of the lender, in whole or in part at any time during the term into common shares of the Company at $0.35 per share, and a prepayment right exercisable by the Company should there be an offering of shares or merger type transaction, at a share price of at least $1.00. The conversion privilege contains a price adjustment clause in the event of any future financing at a price of less than $0.35 per common share. As the conversion price can be amended, the conversion feature failed the ‘fixed-for-fixed’ criteria and was classified as a derivative liability with a fair value of $357,445 at the date of issuance. The conversion feature was valued using a binomial model on the issuance date and remeasured to fair value at February 28, 2018 with the following assumptions:

	February 28, 2018	May 31, 2017
Exercise price	$0.35	$0.35
Time to maturity	0.34 years	2 years
Risk-free rate	1.14%	0.71%
Volatility	75%	80%
Dividend rate	Nil	Nil

M-46

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

10.	Long Term Liabilities (continued)

Derivative Liability
Balance May 31, 2017	$357,445
Change in fair value	708,924

Balance February 28, 2018	$1,066,369

Long Term Liabilities
Balance May 31, 2017	$3,642,555
Add: Accretion interest	134,041

Balance February 28, 2018	$3,776,596

11.	Share Capital and Contributed Surplus

(a)	Authorized

Unlimited number of common shares with no par value; and unlimited number of preferred shares with no par value.

(b)	Issued and Outstanding

At February 28, 2018, there were 202,634,900 issued and fully paid common shares (May 31, 2017 - 169,112,763).

During the nine months ended February 28, 2018, the Company closed a series C non-brokered private placement consisting of 25,389,355 common shares at a price of $0.40 per share for gross proceeds of $10,143,742, net of $459,696 in issuance costs consisting of 999,254 in common shares issued as finders’ fees in the amount of $399,702 and legal fees of $59,994.

During the nine months ended February 28, 2018, the Company received $5,027,680 for the series D placement. These securities have not yet been issued at February 28, 2018.

During the nine months ended February 28, 2018, the Company issued the 166,667 units at a price of $0.15 per unit for gross proceeds of $25,000 as last tranche of the series B private placement initiated during the year ended May 31, 2017.

During the nine months ended February 28, 2018, 133,333 units of the series A non-brokered private placement were cancelled, and put into an estate trust.

During the nine months ended February 28, 2018, the Company agreed to issues shares for employment services for $386,699, of which $300,000 was accrued as at May 31, 2017 (see Note 14) issued in shares to the directors after February 28, 2018.

M-47

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

11.	Share Capital and Contributed Surplus (continued)

(b)	Issued and Outstanding (continued)

During the nine months ended February 28, 2018, the Company agreed to issue 1,280,000 common shares in exchange for the purchase of equipment.

During the nine months ended February 28, 2018, the Company received $440,972 and $870,834 pursuant to the exercise of warrants as a part of series A and series B, respectively, non-brokered private placement, for which the common shares have yet to be issued. These have been shown as common shares to be issued on the statement of changes in shareholders’ equity.

During the year ended May 31, 2017, the Company issued the 350,000 units at a price of $0.10 per unit for gross proceeds of $35,000 as the balance of tranche 3 of the series A private placement initiated during the year ended May 31, 2016. These units consisted of one common share and one half common share purchase warrant. Each warrant entitled the holder to purchase an additional common share of the Company at a price of $0.135 per common share for a period of eighteen months.

During the year ended May 31, 2017, the Company issued 42,708,839 units as part of the series B non-brokered private placement at a price of $0.15 per unit for gross proceeds of $6,406,325. Each unit consisted of one common share and one half common share purchase warrant. Each warrant entitles the holder to purchase an additional common share of the Company at a price of $0.25 per common share for a period of eighteen months. In connection with the private placement the Company issued 1,419,284 common shares for finder’s fees.

During the year ended May 31, 2017, the Company received $182,250 pursuant to the exercise of warrants, for which the common shares have yet to be issued. These have been shown as common shares to be issued on the statement of changes in shareholders’ equity.

(c)	Share Purchase Warrants

Each whole warrant entitles the holder to purchase one common share of the Company. A summary of the status of the warrants issued, exercised or expired is as follows:

		Weighed average
	Warrants	exercised price
Balance May 31, 2016	8,328,535	$0.135

Issued	525,397	0.135
Issued	25,025,436	0.250
Exercised	(1,475,000)	0.135
Expired	(2,652,075)	0.135

Balance May 31, 2017	29,752,293	0.232

Exercised	(1,791,460)	0.135
Exercised	(3,483,334)	0.250
Expired	(2,935,397)	0.135
Balance February 28, 2018	21,542,102	$0.250

M-48

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

11.	Share Capital and Contributed Surplus (continued)

(c)	Share Purchase Warrants (continued)

During the nine months ended February 28, 2018, 1,791,460 warrants were exercised with an exercise price of $0.135 per common share and 3,483,334 were exercised with an exercise price of $0.25 per common share were exercised for total gross proceeds of $1,129,556. Not all common shares issuable on exercise of these warrants have not yet been issued, and accordingly these have been reflected as common shares to be issued on the statement of changes of shareholders’ equity.

During the year ended May 31, 2017 1,475,000 warrants were exercised with exercise price of $0.135 per common share for gross proceeds of $199,125. Gross proceeds of $182,250 were received by the Company at May 31, 2017 and the remaining $16,875 was received after year end. The common shares issuable on exercise of these warrants have not yet been issued, and accordingly these have been reflected as common shares to be issued on the statement of changes in shareholders’ equity.

The following table summarizes the warrants that remain outstanding as at February 28, 2018:

Exercise Price	Warrants #	Expiry Date

$0.250	9,042,102	April 30, 2018
0.250	3,666,667	June 6, 2018
0.250	8,833,333	August 6, 2018
	21,542,102

(d)	Share-based Compensation

During the nine months ended February 28, 2018, the shareholders of the Company approved an Stock Option Plan to attract and retain directors, employees, officers and consultants for contributions towards the long-term goals of the Company.

The Company recorded $105,611 for the three and nine months ended February 28, 2018 in share-based compensation expense related to options.

At February 28, 2017 the weighed average exercise price of options outstanding was $0.40 and the weighed average remaining contractual life was 3.93 years based on a vesting period of four years.

The following table summarizes the options outstanding as at February 28, 2018:

	Options	Exercise price
Balance May 31, 2017	-	$-

Options granted	12,470,000	0.400
Options exercised	-	-
Options forfeited/cancelled	-	-
Balance February 28, 2018	12,470,000	$0.400

M-49

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

11.	Share Capital and Contributed Surplus (continued)

(d)	Share-based Compensation (continued)

In determining the amount of share-based compensation, the Company used the Black-Scholes option pricing model to establish the fair value of options granted during the quarter ended February 28, 2018 by applying the following assumptions

February 28,
2018

Risk-free interest rate	2.04%
Expected life of options (years)	5
Expected annualized volatility	75%
Expected dividend yield	Nil
Weighted average Black-Scholes value of each option	$0.2473

Volatility was established by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history.

12.	Commitments and Contingencies

Effective March 1, 2016 the Company entered into a four-year lease agreement for office and processing premises located in Portland, Oregon. The lease terminates February 28, 2020. The obligations under this lease are as follows:

USD
2019	$122,135
2020	122,135

Effective February 1, 2017 the Company entered into a five-year lease agreement for office and processing premises located in Pitt Meadows, BC. The lease terminates January 31, 2022. The obligations under this lease are as follows:

2019	$158,139
2020	158,139
2021	163,240
2022	163,240

M-50

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

13.	Segment Information

The Company operates in two primary segments; medical cannabis and other. For the nine and three months ending February 28, 2018 and 2017 operating segment information is as follows:

	Medical
	Cannabis	Other	Total

Three months ended February 28, 2018:
Revenues	$3,744,775	$-	$3,744,775
Gross profit (loss)	1,061,386	-	1,061,386
Income (loss) from operations	(777,954)	(1,632,591)	(2,410,545)
Net Income (Loss)	(1,287,330)	(1,377,903)	(2,665,233)

Three months ended February 28, 2017:
Revenues	$1,372,802	$-	$1,372,802
Gross profit (loss)	396,123	-	396,123
Income (loss) from operations	(2,000)	(477,405)	(479,405)
Net Income (Loss)	(10,600)	(473,105)	(483,705)

Nine months ended February 28, 2018:
Revenues	$9,007,327	$-	$9,007,327
Gross profit (loss)	1,088,133	-	1,088,133
Loss from operations	(2,512,265)	(3,959,792)	(6,472,057)
Net loss	(6,085,137)	(2,173,356)	(8,258,493)

Nine months ended February 28, 2017:
Revenues	$2,912,932	$-	$2,912,932
Gross profit (loss)	527,535	-	527,535
Loss from operations	(440,131)	(916,141)	(1,356,272)
Net loss	(1,083,621)	(594,396)	(1,678,017)

	Medical
	Cannabis	Other	Total

As at February 28, 2018:
Total assets	$23,016,556	$5,955,539	$28,972,095
Total liabilities	4,526,085	4,115,900	8,641,985

As at May 31, 2017:
Total assets	$16,286,465	$1,620,930	$17,907,395
Total liabilities	3,000,835	4,084,737	7,085,572

M-51

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

13.	Segment Information (continued)

The Company generates revenue in two geographical locations: Canada and the USA. The Company has incorporated a wholly-owned subsidiary in Denmark. The activities as of February 28, 2018 of the subsidiary are immaterial. Accordingly, the operations of the subsidiary do not constitute a segment. All revenues during the three and nine months ended February 28, 2018 were generated in Canada and the USA and all assets and liabilities were located in Canada and the USA.

	Canada	USA	Total
Three months ended February 28, 2018:
Revenues	$3,618,104	$126,671	$3,744,775
Gross profit (loss)	1,380,639	(319,253)	1,061,386
Loss from operations	(1,254,507)	(1,156,038)	(2,410,545)
Net Income (Loss)	(1,509,195)	(1,156,038)	(2,665,233)

Three months ended February 28, 2017:
Revenues	$1,372,802	$-	$1,372,802
Gross profit (loss)	396,123	-	396,123
Loss from operations	(123,127)	(356,278)	(479,405)
Net Income (Loss)	(127,427)	(356,278)	(483,705)

Nine months ended February 28, 2018:
Revenues	$8,797,436	$209,891	$9,007,327
Gross profit (loss)	1,654,895	(566,762)	1,088,133
Loss from operations	(3,960,545)	(2,511,512)	(6,472,057)
Net loss	(5,746,981)	(2,511,512)	(8,258,493)

Nine months ended February 28, 2017:
Revenues	$2,912,932	$-	$2,912,932
Gross profit (loss)	527,535	-	527,535
Loss from operations	(999,994)	(356,278)	(1,356,272)
Net loss	(1,321,739)	(356,278)	(1,678,017)

	Canada	USA	Total
As at February 28, 2018:
Total assets	$19,437,827	$9,534,268	$28,972,095
Total liabilities	8,098,708	543,277	8,641,985

As at May 31, 2017:
Total assets	$16,195,244	$1,712,151	$17,907,395
Total liabilities	6,995,727	89,845	7,085,572

M-52

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

14.	Related Parties

(a)	Goods and Services

Balances and transactions between the Company and its wholly owned and controlled subsidiaries have been eliminated on consolidation and are not disclosed in this note. Details of the transactions between the Company and other related parties are disclosed below:

The Company incurred the following transactions with related parties during the nine months ended February 28, 2018:

During the nine-month period ended February 28, 2018, the Company sold $4,167,034 of inventory to companies connected to directors and shareholders of Ascent. A majority of these sales were to a company with an electronic commerce platform. This sales channel was not directly immediately available to the Company due to the lead time and the material costs associated with the Company creating its own online platform. The sales were made at generally the same terms and prices from other online providers. The Company expects to use the services of online sales providers going forward after obtaining a sales license from Health Canada to increase access to qualified clients.

During the year ended May 31,2017 the Company had a contract processing agreement with Tallheo Holdings Ltd. (“Tallheo”), a Company owned by a major shareholder. Sales with Tallheo were $1,322,127 in 2017. This contract processing agreement was terminated on January 31, 2017, biologic assets with a value of $1,570,023 was transferred to the Company and recorded as contribution to capital.

	Three Months Ended Feb 28,		Nine Months Ended Feb 28,
	2018	2017	2018	2017
Reimbursement to a company controlled by a director for fees paid on behalf of the Company	-	22,800	-	22,800
Paid to a company related to directors for equipment purchases agreement	-	22,500	-	22,500
Received from a company controlled by a director for sale of inventory supplies	-	-	-	1,323,302
Received from companys related to direcotrs for sale of inventory	1,916,890	299,146	4,167,034	299,146
Received from a company controlled by a director for the purchase of shares	-	-	60,000	-
Received from a director for the purchase of shares	-	-	22,000	-
Shares issued to companies controlled by directors for conversion of debt	-	-	-	400,000
Shares issued to a director for conversion of debt	-	-	-	30,000
Shares issued directors for compensation bonuses	300,000	-	300,000	-
Received equipment in exchange for shares from a company that is a major shareholder	-	400,000	512,000	400,000
Received from a company that is a major shareholder for purchase of shares	-	1,300,000	-	1,730,000

	2,216,890	2,044,446	5,061,034	4,227,748

(b)	Compensation of Key Management Personnel

The Company’s directors are also the key management personnel that have the authority and responsibility for planning, directing and controlling the activities of the Company. The Company’s key management personnel were paid compensation as follows:

	Three Months Ended Feb 28,		Nine Months Ended Feb 28,
	2018	2017	2018	2017

Management compensation	391,403	57,890	663,461	157,130
Share-based Payments	64,366	-	64,366	-
	455,769	57,890	727,827	157,130

M-53

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

14.	Related Parties (continued)

(c)	Related Party Balances

The following related party amounts were included in (i) accounts receivable, (ii) accounts payable and (iii) accrued liabilities.

	February 28,	May 31,
	2018	2017

(i) Receivable from a company that is a major shareholder for sale of inventory supplies	1,565,540	265,202
(ii) Payable to a company controlled by a director for purchase of inventory supplies	-	21,750
(iii) Payable to company management for compensation	-	310,000

The May 31, 2017 management compensation estimated accrual for $310,000 was paid during the nine months ended February 28, 2018 for the actual amount of $300,000.

15.	Financial Instruments

(a)	Fair Value Hierarchy

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and accrued liabilities, payroll payable, finance lease and loans payable. The carrying values of these financial instruments approximate their fair values as at February 28, 2018. Investments without quoted prices in active markets are designated as available for sale and are carried at cost.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 – Inputs for the asset or liability that are not based on observable market data.

There were no transfers of amounts between levels during the nine months ended February 28, 2018.

M-54

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

15.	Financial Instruments (continued)

(a)	Fair value hierarchy (continued)

	Fair Value at	Basis of	Financial
Financial Assets:	February 28, 2018	Measurement	Instrument
Cash and cash equivalents	$5,015,511	Amortized Cost	Loans and receivables
Accounts receivable	2,815,902	Amortized Cost	Loans and receivables
Investment	250,000	Cost	Available for sale
Financial Liabilities:
Accounts payable, payroll and accrued liabilities	1,944,556	Amortized Cost	Other financial liabilities
Current portion of finance leases	87,619	Amortized Cost	Other financial liabilities
Current portion of long term liabilities	1,752,485	Amortized Cost	Other financial liabilities
Derivative liability	1,066,369	Amortized Cost	Other financial liabilities
Finance leases	14,360	Amortized Cost	Other financial liabilities
Long-term loans	3,776,596	Amortized Cost	Other financial liabilities

The Company’s warrants and convertible debentures are measured at fair value based on unobservable inputs and is considered a Level 3 financial instrument (see Note 10).

The Company’s other financial instruments, including accounts receivable, accounts payable and accrued liabilities, payroll payable and other liabilities are carried at cost which approximate fair value due to the relatively short maturity of those instruments.

16.	Capital Management

The Company’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Company’s ability to continue as a going concern and to maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders and benefits for other stakeholders.

The capital structure of the Company consists of items included in shareholders’ equity and debt, net of cash and cash equivalents. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Company’s underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares or seek additional debt financing to ensure that it has sufficient working capital to meet its short-term business requirements. There were no changes in the Company’s approach to capital management during the period ended February 28, 2018.

M-55

ASCENT INDUSTRIES CORP
Notes to the Condensed Interim Consolidated Financial Statements
For the Three and Nine Months Ended February 28, 2018 and 2017
(Expressed in Canadian Dollars)

17.	Subsequent Events

Subsequent to the nine months ending February 28, 2018, the Company made a $1,110,000 deposit on a 600,000-square foot greenhouse located in Pitt Meadows, BC.

Subsequent to the nine months ending February 28, 2018, the Company received $2,120,525 pursuant to the exercise of 8,482,102 warrants as a part of series B. The remaining 560,000 unexercised warrants expired on April 30th.

In April 2018, Ascent signed a letter of intent with Paget pursuant to which Paget will acquire all issued and outstanding securities of Ascent in exchange for securities of Paget. The proposed transaction will result in a reverse take-over of Paget by the shareholders of Ascent. The transaction is expected to proceed by way of an amalgamation between Paget and Ascent, with the amalgamated entity continuing the business of Ascent under the name "Ascent Industries Corp." Paget is listed on NEX, a separate board of the TSX Venture Exchange (“TSXV”). The amalgamated entity is expected to be listed on the Canadian Securities Exchange upon completion of the amalgamation.

On May 7, 2018, the Company completed the purchase of an Enterprise Resource Planning (ERP) system for the Company. The Company paid $250,000 USD in cash and issued $250,00 USD in common shares in payment of the first tranche for the purchase price of the ERP system.

M-56

PAGET MINERALS CORP.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

410 - 325 Howe Street, Vancouver B.C. V6C 1Z7, Canada, TSXV: PGS; Tel: 604-687-3520

PAGET MINERALS CORP.

Contents
Page
Auditors’ Report	3-4
Statements of Financial Position	5
Statements of Loss and Comprehensive Loss	6
Statement of Changes in Equity	7
Statements of Cash Flows	8
Notes to the Financial Statements	9 – 24

2

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Paget Minerals Corp.

We have audited the accompanying financial statements of Paget Minerals Corp., which comprise the statements of financial position as at December 31, 2017 and 2016, and the statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

3

Opinion

In our opinion, these financial statements present fairly, in all material respects, the financial position of Paget Minerals Corp. as at December 31, 2017 and 2016 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the financial statements which describes conditions and matters that indicate the existence of a material uncertainty that may cast significant doubt about Paget Minerals Corp.’s ability to continue as a going concern.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 12, 2018

4

PAGET MINERALS CORP.
Statements of Financial Position
In Canadian dollars
As at December 31

		2017	2016
ASSETS	Notes
Current assets
Cash		$9,691	$29,177
Receivables		431	613
Short-term investments	5	45,414	17,267
		55,536	47,057

Deposits and receivables	4	20,000	20,000
TOTAL ASSETS		$75,536	$67,057

LIABILITIES
Current liabilities
Trade and other payables	7	$33,578	$13,201
		33,578	13,201
EQUITY
Share capital	6	13,089,947	13,089,947
Reserves	6	1,972,282	1,972,282
Accumulated other comprehensive income		15,824	9,651
Deficit		(15,036,095)	(15,018,024)
		41,958	53,856
TOTAL LIABILITIES AND EQUITY		$75,536	$67,057

Nature of operations and going concern (Note 1)

These financial statements were authorized for issue by the Board of Directors on March 12, 2018. They are signed on the Company’s behalf by:

“Mark T. Brown”	Director	“Richard Topham”	Director

See accompanying notes to the financial statements

5

PAGET MINERALS CORP.
Statements of Loss and Comprehensive Loss
In Canadian dollars
For the years ended December 31

	Notes	2017	2016
Expenses
Administration and general		$52,257	$97,456
Salaries and wages	7	-	36,283
Share-based payments	6,7	-	36,944
General exploration		-	2,112
Foreign exchange loss		39	426
Finance income		-	(387)
		(52,296)	(172,834)

Other income	4	27,000	-
Gain on sale of short-term investments	5	7,225	-
Net loss		$(18,071)	$(172,834)
Other comprehensive income that may be subsequently reclassified to profit or loss
Adjustments on available-for-sale investments		6,173	9,651
Total comprehensive loss		$(11,898)	$(163,183)

Loss per share - basic and diluted		$(0.00)	$(0.02)
Weighted average number of shares outstanding - basic and diluted		9,279,834	9,060,708

See accompanying notes to the financial statements

6

PAGET MINERALS CORP.
Statement of Changes in Equity
In Canadian dollars

	Share Capital		Reserves			Accumulated
			Equity-settled			other
	Number of		employee	Finder's		comprehensive
	shares	Amount	benefits	options	Warrants	income	Deficit	Total
Balance - January 1, 2016	6,079,834	$12,946,780	$1,219,405	$-	$703,087	$-	$(14,845,190)	$24,082
Private placement, net of share issurance costs (Note 6(b))	3,000,000	133,167	-	326	12,520	-	-	146,013
Shares issued for services (Note 6(b))	200,000	10,000	-	-	-	-	-	10,000
Share-based payments	-	-	36,944	-	-	-	-	36,944
Other comprehensive income	-	-	-	-	-	9,651	-	9,651
Net loss for the year	-	-	-	-	-	-	(172,834)	(172,834)
Balance - December 31, 2016	9,279,834	13,089,947	1,256,349	326	715,607	9,651	(15,018,024)	53,856
Other comprehensive income	-	-	-	-	-	6,173	-	6,173
Net loss for the year	-	-	-	-	-	-	(18,071)	(18,071)
Balance - December 31, 2017	9,279,834	$13,089,947	$1,256,349	$326	$715,607	$15,824	$(15,036,095)	$41,958

See accompanying notes to the financial statements

7

PAGET MINERALS CORP.
Statements of Cash Flows
In Canadian dollars
For the years ended December 31

	2017	2016
Operating activities
Net loss for the year	$(18,071)	$(172,834)
Items not affecting cash:
Other income	(27,000)	-
Gain on sale of short-term investments	(7,225)	-
Share-based payments	-	36,944
Shares issued for services	-	10,000
Non-cash finance income	-	(387)
Changes in non-cash working capital:
Receivables	183	1,218
Prepaid expenses and deposits	-	7,098
Trade and other payables	20,377	(29,827)
Deposits and receivables	-	4,375
Finance income received	-	387
Net cash used in operating activities	(31,736)	(143,026)

Financing activities
Net proceeds from issurance of share capital	-	146,013
Proceeds from sale of short-term investments	12,250	-
Net cash provided by financing activities	12,250	146,013

Net change in cash	(19,486)	2,987
Cash - beginning of the year	29,177	26,190
Cash - end of the year	$9,691	$29,177

Supplemental cash flow information:
	2017	2016
Interest received	$-	$387
Taxes paid	$-	$-

Non-cash items:

During the year ended December 31, 2017, the Company incurred unrealized income on short-term investments of $6,173 (2016 - $9,651), recorded in accumulated other comprehensive income.

During the year ended December 31, 2017, the Company received 100,000 common shares from Evrim Resources Corp. (Note 4) fair valued at $27,000 (2016 - $Nil) as a milestone share payment, recorded as other income.

See accompanying notes to the financial statements

8

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

1.	Nature of Operations and Going Concern

Paget Minerals Corp. (“Paget” or “the Company”) was incorporated on May 24, 2007 under the laws of British Columbia. The address of the Company’s registered and records office is Suite 1900, 1040 W Georgia St, Vancouver, British Columbia, Canada, V6E 4H3. Paget is an exploration company engaged in the identification, acquisition, evaluation, exploration and advancement of exploration and evaluation assets.

These financial statements have been prepared on a going concern basis. The Company does not generate cash flows from operations and accordingly, Paget will need to raise additional funds through future issuance of securities. Although Paget has been successful in raising funds in the past, there can been no assurance Paget will be able to raise sufficient funds in the future, in which case the Company may be unable to meet its obligations as they come due in the normal course of business. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable level of operations. Since inception, the Company has incurred cumulative losses of $15,036,095 as at December 31, 2017 and a net loss for the year ended December 31, 2017, of $18,071. These factors may cast significant doubt regarding Paget’s ability to continue as a going concern. Should Paget be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts on the statements of financial position.

On January 21, 2016, the Company completed a consolidation of its common shares (“Share Consolidation”) on the basis of one (1) post-consolidated common share for every fifteen (15) pre-consolidated common shares held. All references to share, per share amounts, and exercise prices have been retroactively restated to reflect the effect of the Share Consolidation.

2.	Basis of Preparation

These financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The policies presented in Note 3 were consistently applied to all years presented.

These financial statements have been prepared on the historical cost basis except for available-for-sale financial assets which are measured at fair value. In addition, the financial statements have been prepared using the accrual basis of accounting except for cash flow information. The financial statements are presented in Canadian dollars, which is the functional currency of the Company.

3.	Significant Accounting Polices

(a)	Exploration and Evaluation Assets

Pre-exploration costs are expensed as incurred. Once the legal right to explore a property has been acquired, all costs related to the acquisition, exploration, and evaluation of the exploration and evaluation assets are capitalized by property. All revenues received are credited against the cost of the related claims. Such costs include, but are not limited to, staking and claims management, options payments, geological, geophysical studies, sampling and drilling. Costs not directly attributed to exploration and evaluation activities, including general administrative overhead costs, are expensed in the year in which they are incurred. The aggregate costs related to abandoned mineral claims are charged to profit or loss at the time of any abandonment or when it has been determined that there is evidence of a permanent impairment.

9

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

3.	Significant Accounting Polices (continued)

(a)	Exploration and Evaluation Assets (continued)

Exploration and evaluation (“E&E”) assets are assessed for impairment when the facts and circumstances suggest that the carrying amount of an E&E asset may exceed its recoverable amount and when the Company has sufficient information to reach a conclusion about technical feasibility and commercial viability. Industry specific indicators of the existence of a potential impairment typically include the absence of plans to incur substantive expenditure on further exploration over a reasonable time horizon, conditions where title is compromised, adverse changes in the taxation, regulatory or political environment and adverse changes in currencies, commodity prices and markets.

Option payments made by an interested acquirer prior to the acquirer’s decision to exercise the purchase option are deferred until the sale and transfer of the assets are assured. If the option payments are not reimbursable to the acquirer, the option payments are recorded as a reduction of the value of the asset. If the option payments are reimbursable, such amounts are recorded as a liability until the final resolution of the sale.

Once technical feasibility and commercial viability of extracting the mineral resources has been determined, the property is considered to be a mine under development and is classified as “mines under construction”. At such time that commercial production commences, costs associated with the asset will be charged to profit or loss on a unit-of-production method based on proven and probable reserves.

(b)	Impairment of long-lived assets

At each reporting date the carrying amounts of the Company’s long-lived assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell, and value in use, which is the present value of future cash flows expected to be derived from the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the year.

For the purposes of impairment testing, exploration and evaluation assets are allocated to cash generating units to which the exploration activity relates. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

(c)	Restoration, Rehabilitation and Environmental Obligations

The Company recognizes liabilities for legal or constructive obligations associated with the retirement of exploration and evaluation assets. The net present value of future rehabilitation costs is capitalized to the related asset along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision. The Company does not have any significant rehabilitation obligations.

10

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

3.	Significant Accounting Policies (continued)

(d)	Share-based payments

The stock option plan allows the Company’s employees, directors, officers, and consultants to acquire shares of the Company. The fair value of options granted is recognized as a share-based payments expense with a corresponding increase in reserves. The fair value is measured at grant date and each tranche is recognized on a graded-vesting basis over the period during which the options vest. The fair value of the options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. The Company annually revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to reserves.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment. Otherwise, share-based payments are measured at the fair value of goods or services received.

(e)	Foreign Currencies

The presentation currency and functional currency of the Company is the Canadian dollar. Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the dates of the transactions. Carrying values of monetary assets and liabilities denominated in foreign currencies are translated at the spot rate at each reporting date. Gains and losses on translation are recognized in profit or loss.

(f)	Loss per Share

The Company presents basic loss per share for its common shares, calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding during the year. For diluted loss per share, dilution is calculated based on the net number of common shares issued assuming “in the money” options and warrants would have been exercised and the proceeds used to repurchase common shares at the average market price in the year.

Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of shares outstanding. For all years presented, diluted loss per share is equal to basic loss per share as the effect of outstanding options is anti-dilutive.

(g)	Income Taxes

Income taxes are recognized in profit or loss, except where they relate to items recognized in accumulated other comprehensive income or directly in equity, in which case the related income taxes are recognized in accumulated other comprehensive income or equity.

Current taxes receivable or payable are estimated on taxable income for the current year at the statutory tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred income tax assets and liabilities are recognized based on the difference between the tax and accounting values of assets and liabilities and are calculated using substantively enacted tax rates for the years in which the differences are expected to reverse. The effect of tax rate changes is recognized in either profit or loss or equity, as the case may be, in the year of substantive enactment.

11

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

3.	Significant Accounting Policies (continued)

(g)	Income Taxes (continued)

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the assets can be utilized. Deferred tax liabilities are recognized for taxable temporary differences arising on investments in joint ventures and associates. However, such deferred tax liabilities are not recognized where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future. As an exception, deferred tax assets and liabilities are not recognized if the temporary differences arise from the initial recognition of goodwill or an asset or liability in an transaction (other than in a business combination) that effects neither accounting profit or loss nor taxable profit or loss.

(h)	Comprehensive income

Comprehensive income consists of net loss and other comprehensive income and represents the change in equity which results from transactions and events from sources other than the Company’s shareholders. For the years presented, other comprehensive income includes holding gains and losses, or reclassifications to profit or loss on revaluation, impairment, and disposal of financial instruments classified as available-for-sale.

(i)	Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity. Proceeds received on the issuance of units, consisting of common shares and warrants, are allocated to common shares and warrants on a relative fair value basis whereby the common shares are valued based on the quoted market price of the common shares at the time the units are priced, and the warrants are valued using the Black-Scholes option pricing model.

(j)	Critical accounting estimates, assumptions and judgments

The preparation of these financial statements requires management to make certain estimates, judgments and assumptions that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made.

The information about significant areas of judgment considered by management in preparing the financial statements is as follows:

Going concern

The preparation of these financial statements requires management to make judgements regarding the going concern of the Company as previously discussed in Note 1.

The information about significant areas of estimation uncertainty considered by management in preparing the financial statements is as follows:

12

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

3.	Significant Accounting Policies (continued)

(j)	Critical accounting estimates, assumptions and judgments (continued)

Fair value of stock options and warrants

Determining the fair value of compensatory warrants and stock options requires the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results or on other components of equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and deferred income tax provisions or recoveries could be affected.

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

(k)	Financial Instruments

The Company classifies its financial instruments into one of the following categories: financial assets or liabilities at fair value through profit or loss (“FVPL”), assets available-for-sale, loans and receivables, assets held-to-maturity and other financial liabilities. All financial instruments are measured at fair value on initial recognition. Subsequent measurement depends on the classification of the financial instrument.

Financial assets and liabilities classified as FVPL are subsequently measured at fair value with changes in fair value recognized in profit or loss.

Financial assets designated as “available-for-sale” are subsequently measured at fair value with changes in fair value recognized in available-for-sale reserves, net of tax. Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized profit or loss.

Financial assets designated as “held-to-maturity”, “loans and receivables”, and “other financial liabilities” are recorded at amortized cost using the effective interest rate method. Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default. If there is objective evidence that the a held-to-maturity investment is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired. Different criteria to determine impairment are applied for each category of financial assets, which are described above.

Transaction costs that are directly attributable to the acquisition or issue of financial assets or liabilities (other than those designated as FVPL, which are expensed) are included in the initial carrying value of the financial instruments.

See Note 8 for relevant disclosures.

13

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

3.	Significant Accounting Policies (continued)

(l)	Recent Accounting Pronouncements

The following new standards and amendments to standards have been issued but are not effective during the period ended December 31, 2017:

  IFRS 9 Financial Instruments addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. The Standard is effective for accounting periods beginning on or after January 1, 2018. Early adoption is permitted. The Company believes that the impact of this Standard on the financial statements is immaterial.

  IFRS 15 Revenue from Contracts with Customers deals with revenue recognition and establishes principles of reporting useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. It is effective for annual periods beginning on or after January 1, 2018 and earlier application is permitted. The Company believes that the impact of this Standard on the financial statements is immaterial.

  IFRS 16, Leases: New standard to establish principles for recognition, measurement, presentation and disclosure of leases with an impact on lessee accounting, effective for annual periods beginning on or after January 1, 2019.

14

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

4.	Exploration and Evaluation Assets

Ball Creek Property

The Company owned a 100% undivided interest in the Ball Creek Gold-Copper property located in northwestern British Columbia.

On April 27, 2015, the Company entered into a purchase and sale agreement (the “Sale”) with Evrim Resources Corp. (“Evrim”) to sell its 100% interest in the Ball Creek property for cash consideration of $150,000. The Company also transferred the related reclamation deposits to Evrim. The remaining reclamation deposit of $24,375 was to be paid to the Company upon Evrim redeeming the remaining reclamation deposits. In February 2016, Evrim refunded $4,375 of its related reclamation deposits to the Company. As at December 31, 2017, the Company had a balance of $20,000 (2016 - $20,000) recorded as deposits and receivables relating to the remaining reclamation deposit refunds due from Evrim.

The Company may receive the following additional consideration if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property:

(a)	$150,000 upon closing of the purchase and sale agreement (Cash received on June 23, 2015);

(b)

If Evrim enters into an option agreement whereby Evrim would receive payment related to the property, at any time within the following four years from the date of the agreement, Evrim will be required to pay additional consideration of 40% of payments received during the first year, 30% of payments received during the second year, 20% of payments received during the third year and 10% of payments received during the fourth year; and

(c)	Milestone share payments (or cash equivalent at Evrim’s election) of:

(i)

100,000 Evrim Shares within 14 days of Evrim entering into a future option, earn-in or purchase and sale agreement with a third party (a “Future Agreement) (Shares received on May 16, 2017 with Evrim announcing it entered into a definitive agreement on May 15, 2017);

(ii)	250,000 Evrim Shares upon completion of 10,000 metres of drilling;

(iii)

400,000 shares upon announcement of a measured or indicated mineral resource estimate (National Instrument 43-101 compliant) of at least 500 million tonnes at a grade of at least 0.50% copper equivalent; and

(iv)	500,000 shares on the completion of a National Instrument 43-101 compliant feasibility study.

15

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

5.	Short-term Investments

At December 31, 2017, the Company held investments as follows:

			Accumulated
			Unrealized
	Quantity	Cost	Losses	Fair Value
Available-for-sale
Carube Copper Corp.	69,767	$150,000	$(145,814)	$4,186
Evrim Resources Corp. (a)	70,000	$18,900	(1,400)	17,500
Sebastiani Ventures Corp. (b)	143,806	$569,982	(546,254)	23,728
				$45,414

At December 31, 2016, the Company held investments as follows:

			Accumulated
			Unrealized
	Quantity	Cost	Losses	Fair Value
Available-for-sale
Carube Copper Corp.	69,767	$150,000	$(145,117)	$4,883
Trident Gold Corporation	825,582	$688,888	$(676,504)	$12,384
				$17,267

(a)	On May 6, 2017, the Company received 100,000 shares from Evrim as a milestone share payment valued at $27,000 (Note 4).
(b)	On April 25, 2017, Trident Gold Corporation completed the consolidation of its shares on a 1:4.75 basis and changed its name to Sebastiani Ventures Corp.

6.	Share Capital and Reserves

(a)	Authorized share capital

The Company has unlimited common shares authorized without par value.

(b)	Details of issuances of common shares

Fiscal 2016

On January 21, 2016, the Company completed a non-brokered private placement by issuing 3,000,000 units (“Unit”) at a price of $0.05 per unit for gross proceeds of $150,000.

Each Unit consists of one common share and one non-transferable warrant. Each warrant entitles the holder to purchase one additional common share until January 5, 2019, at a price of $0.10. In connection with the financing, the Company paid $2,500 as a cash finder’s fee and issued 70,000 finder’s options, each of which is exercisable into one Unit at a price of $0.05 until January 5, 2019. Fair values of $12,520 and $326 were assigned to the warrants and finder’s options respectively based upon the Black-Scholes option pricing models under the relative fair value approach. Another $1,487 was incurred as share issue costs.

On April 11, 2016, the Company issued 200,000 common shares at a fair value of $0.05 per share to its former Chief Executive Officer for past services (Note 7).

16

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

6.	Share Capital and Reserves (continued)

(c)	Stock Options

The Company has established a stock option plan whereby the board of directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised no later than five years from the date of grant (or lesser period prescribed by TSX-V policies), or such lesser period as determined by the Company’s board of directors. The exercise price of an option is equal to or greater than the closing market price on the TSX-V on the day preceding the date of grant. The vesting terms for each grant are set by the Board of Directors. The stock option plan provides that the aggregate number of shares reserved for issuance under the plan shall not exceed 10% of the total number of issued and outstanding shares, calculated at the date of grant.

Stock option transactions and the number of stock options for the year ended December 31, 2017 are summarized as follows:

	Exercise	December 31,				Expired /	December 31,
Expiry date	price	2016		Granted	Exercised	cancelled	2017
November 25, 2017	$2.25	31,667		-	-	(31,667)	-
December 7, 2017	$2.25	6,667		-	-	(6,667)	-
December 19, 2018	$1.50	38,334	(1)	-	-	(6,667)	31,667
December 9, 2019	$0.75	106,667	(2)	-	-	(10,000)	96,667
August 15, 2021	$0.10	500,000		-	-	-	500,000
Options outstanding		683,335		-	-	(55,001)	628,334
Options exercisable		683,335		-	-	(55,001)	628,334
Weighted average exercise price		$0.40		$-	$-	$2.25	$0.27

(1)	6,667 of these options expired on December 31, 2017.
(2)	10,000 of these options expired on December 31, 2017.

Stock option transactions and the number of stock options for the year ended December 31, 2016 are summarized as follows:

	Exercise	December 31,			Expired /	December 31,
Expiry date	price	2015	Granted	Exercised	cancelled	2016
December 1, 2016	$3.75	6,667	-	-	(6,667)	-
November 25, 2017	$2.25	31,667	-	-	-	31,667
December 7, 2017	$2.25	6,667	-	-	-	6,667
December 19, 2018	$1.50	38,334	-	-	-	38,334
December 9, 2019	$0.75	106,667	-	-	-	106,667
August 15, 2021	$0.10	-	500,000	-	-	500,000
Options outstanding		190,002	500,000	-	(6,667)	683,335
Options exercisable		190,002	-	-	(6,667)	683,335
Weighted average exercise price		$1.31	$0.10	$-	$3.75	$0.40

17

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

6.	Share Capital and Reserves (continued)

(c)	Stock Options (continued)

As at December 31, 2017, the weighted average contractual remaining life of the stock options is 3.23 years (December 31, 2016 – 4.00 years).

(d)	Share-based payments

During the year ended December 31, 2017, no options were granted (2016 – 500,000 options were granted to its directors, officers and consultants at an exercise price of $0.10 per option, expiring on August 15, 2021). Total share-based payments for the year ended December 31, 2017 was $nil (2016 - $36,944).

The weighted average assumptions used to estimate the fair value of options granted during the year ended December 31, 2017 and 2016 were:

	2017	2016
Risk-free interest rate	Nil	0.63%
Expected dividend yield	Nil	Nil
Annualized volatility	Nil	222%
Forfeiture rate	Nil	Nil
Expected option life in years	Nil	5
Fair value per option granted	Nil	$0.07

(e)	Warrants

The continuity of warrants for the years ended December 31, 2017 and 2016 is as follows:

	Exercise	December 31,				December 31,
Expiry date	price	2016	Issued	Exercised	Expired	2017
January 5, 2019	$0.10	3,000,000	-	-	-	3,000,000
Outstanding		3,000,000	-	-	-	3,000,000
Weighted average exercise price		$0.10	$-	$-	$-	$0.10

	Exercise	December 31,				December 31,
Expiry date	price	2015	Issued	Exercised	Expired	2016
January 5, 2019	$0.10	-	3,000,000	-	-	3,000,000
Outstanding		-	3,000,000	-	-	3,000,000
Weighted average exercise price		$-	$0.10	$-	$-	$0.10

18

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

6.	Share Capital and Reserves (continued)

(e)	Finder's Options

The continuity of finder’s options for the years ended December 31, 2017 and 2016 is as follows:

	Exercise	December 31,				December 31,
Expiry date	price	2016	Issued	Exercised	Expired	2017
January 5, 2019 (1)	$0.05	70,000	-	-	-	70,000
Outstanding		70,000	-	-	-	70,000
Weighted average exercise price		$0.05	$-	$-	$-	$0.05

	Exercise	December 31,				December 31,
Expiry date	price	2015	Issued	Exercised	Expired	2016
January 5, 2019 (1)	$0.05	-	70,000	-	-	70,000
Outstanding		-	70,000	-	-	70,000
Weighted average exercise price		$-	$0.05	$-	$-	$0.05

(1)	Each finder's option is exercisable into one share and one warrant, with each warrant exercisable at $0.10 until January 5, 2019.

The weighted average assumptions used to estimate the fair value of warrants and finder’s options granted during the year ended December 31, 2017 and 2016 were:

	2017	2016
Risk-free interest rate	Nil	0.91%
Expected dividend yield	Nil	Nil
Annualized volatility	Nil	261%
Forfeiture rate	Nil	Nil
Expected option life in years	Nil	3
Fair value per option granted	Nil	$0.005

19

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

7.	Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers.

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or have significant influence were as follows:

For the year ended December 31, 2017

Short-term
	employee	Other	Share-based
	benefits	expenses	payments	Total
Mark Brown Interim Chief Executive Officer	$-	$-	$-	$-
Winnie Wong Chief Financial Officer	$-	$-	$-	$-

For the year ended December 31, 2016

	Short-term
	employee	Other	Share-based
	benefits	expenses	payments		Total
David Volkert Former Chief Executive Officer (1)	$-	$864	$11,847	(2)	$12,711
Mark Brown Interim Chief Executive Officer	$-	$-	$7,389		$7,389
Winnie Wong Chief Financial Officer	$-	$-	$5,542		$5,542

(1)

On July 11, 2016, David Volkert resigned as the Chief Executive Officer. Mark T. Brown was appointed as the interim CEO of the Company. Mr. Volkert was paid through his company Volkert ExploResources Ltd. (See the next table).

(2)

On April 11, 2016, the Company issued 200,000 common shares at a fair value of $0.05 per share to David Volkert for past services for a total fair value of $10,000. The amount also includes $1,847 related to the fair value of options vested during the year.

20

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

7.	Related Party Transactions (continued)

Related party transactions and balances:

		Year ended		As at
		December 31,	December 31,	December 31,	December 31,
Amounts due to:	Services	2017	2016	2017	2016
Volkert ExploResources Ltd. (a)	Geological consulting services	$-	$25,419	$-	$-
Pacific Opportunity Capital Ltd. (c)	Management and accounting services	30,000	30,000	12,279	2,625
TOTAL:		$30,000	$55,419	$12,279	$2,625

(a)	The shareholder of Volkert ExploResources Ltd. was a director and officer of the Company until resignation in September 2016.
(b)	Pacific Opportunity Capital Ltd., is a company controlled by a director and officer of the Company.

The above amounts are non-interest bearing, unsecured with no specified terms of repayment.

The balances owed to related parties as at December 31, 2017 and 2016 are included in trade and other payables.

8.	Financial Instruments

	December 31,		December 31,
	2017		2016
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial Assets
Loans and receivables
Cash	$9,691	$9,691	$29,177	$29,177
Receivables	431	431	613	613
Deposits and receivables	20,000	20,000	20,000	20,000
Available-for-Sale
Short-term investments	45,414	45,414	17,267	17,267
Financial Liabilities
Other financial liabilities
Trade and other payables	$33,578	$33,578	$13,201	$13,201

21

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

8.	Financial Instruments (continued)

Fair values for short-term investments are determined directly by reference to published price quotations in an active market.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value as described as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the assets or liability either directly (i.e. – as prices) or indirectly (i.e. – derived from prices); and

Level 3 – Inputs that are not based on observable market data.

	December 31,	December 31,
	2017	2016
Level 1
Short-term investments	$45,414	$17,267

The fair values of the Company’s cash, receivables, and trade and other payables approximate their fair value because of the short-term nature of these instruments. Non-current deposits and receivables also approximate its carrying value as it is not subject to changes in fair value.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk with respect to currency risk, interest risk and price risk.

(a)	Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk, defined as the sum of its cash, and receivables is equal to its carrying value. The Company holds its cash with a major Canadian financial institution. The Company’s deposits and receivables are subject to uncertainty on the timing of collection. The maximum exposure is equal to its carrying value.

(b)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as discussed in Note 10. The Company plans to obtain further equity financing to fund operations and future obligations as they come due.

(c)	Currency Risk

The Company has nominal currency risk as it operates primarily in Canada and its functional currency is the Canadian dollar. As such, the Company is not subject to currency risk.

(d)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss due to fluctuations in market rates is nominal due to surplus funds being held as cash in interest bearing bank accounts.

Assuming all other variables remain constant, a 1% change in interest rates would result in an immaterial difference in the Company’s finance income.

22

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

8.	Financial Instruments (continued)

(e)	Price Risk

Price risk is the risk that fair value or future cash flows of the Company’s short-term investments in quoted mining exploration companies will fluctuate and the Company will realize a loss on disposal of the short-term investments.

The fair value of the Company’s investments represents the maximum exposure to price risk. Assuming all other variables remain constant, a 20% change in the quoted stock prices would result in an increase/decrease in the Company’s profit or loss of approximately $9,000.

9.	Income Taxes

(a)	Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to net loss. These differences result from the following items:

	2017	2016
Net loss	$(18,071)	$(172,834)

Expected income tax (recovery)	(4,698)	(44,937)
Increase (decrease) due to:
Non-deductible expenses and other	(30,302)	10,046
Changes in unrecognized temporary differences	35,000	34,891
Total income tax recovery	$-	$-

(b)	The significant components of the Company’s unused temporary differences and unused tax losses are as follows:

	December 31,	Expiry	December 31,	Expiry
	2017	Dates	2016	Dates
Equipment	$ 37,839	N/A	$ 37,839	N/A
Non-Capital losses	4,808,376	2028-2037	4,781,891	2028-2036
Capital losses	315,275	N/A	315,275	N/A
Exploration and evaluation assets	4,129,895	N/A	4,129,895	N/A
Share issuance costs	2,392	2037-2040	3,190	2037-2040
Federal income tax credit	100,001	N/A	100,001	N/A
Cumulative eligible capital	53,806	N/A	53,806	N/A
Investments	693,468	N/A	727,908	N/A
	$ 10,141,052		$ 10,149,805

23

PAGET MINERALS CORP.
Notes to the Financial Statements
For the Years Ended December 31, 2017 and 2016
In Canadian dollars

10.	Management of Capital

The Company includes equity as capital. The Company’s primary objective is to identify and acquire exploration and evaluation assets. In order to do so, it endeavours to safeguard its ability to continue as a going concern, while maintaining a flexible capital structure. As the Company has no regular cash inflows from operations, the Company may attempt to issue new shares, dispose of, or pursue option agreements and/or joint ventures on assets and dispose of short-term investments in order to raise funds. In order to facilitate the management of its capital requirements, the Company closely monitors its periodic expenditures.

The Company’s current investment policy is to hold its cash balances at a major Canadian financial institution in order to preserve and protect its capital. The Company is not subject to any externally imposed restrictions on the management of its capital structure. There were no changes to the Company’s capital management approach during the year.

11.	Segment Information

The Company operates in one reportable segment, being the identification and acquisition of exploration and evaluation assets. The Company’s non-current assets are located in Canada.

24

CONDENSED INTERIM FINANCIAL STATEMENTS OF

PAGET MINERALS CORP.

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(Unaudited – Prepared by Management)

410 - 325 Howe Street, Vancouver B.C. V6C 1Z7, Canada, TSXV: PGS; Tel: 604-687-3520

PAGET MINERALS CORP.

Contents
Page
Notice of No Auditors’ Review of Condensed Interim Financial Statements	3
Statement of Financial Position	4
Statement of Income (Loss) and Comprehensive Income (Loss)	5
Statement of Changes in Equity	6
Statement of Cash Flows	7
Notes to the Financial Statements	8 – 14

2

PAGET MINERALS CORP.

NOTICE OF NO AUDITOR’S REVIEW OF

CONDENSED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements of Paget Minerals Corp. (the “Company”) for the three months ended March 31, 2018 have been prepared by the management of the Company and approved by the Company’s Audit Committee and the Company’s Board of Directors.

Under National Instruments 51-102, Part 4, subsection 4.3 (3) (a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that an auditor has not reviewed the financial statements.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Chartered Professional Accountants of Canada for a review of interim financial statements by an entity’s auditor.

3

PAGET MINERALS CORP.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
In Canadian dollars

		March 31,	December 31,
		2018	2017
ASSETS	Notes	(Unaudited)	(Audited)
Current Assets
Cash		$11,946	$9,691
Receivables		1,853	431
Equity securities at fair value through other comprehensive income (FVOCI)	5	25,149	45,414
		38,948	55,536

Deposits and receivables	4	20,000	20,000
TOTAL ASSETS		$58,948	$75,536

LIABILITIES
Current Liabilities
Trade and other payables		$31,267	$33,578
		31,267	33,578
EQUITY
Share Capital	6	13,089,947	13,089,947
Reserves	6	1,972,282	1,972,282
Accumulated other comprehensive income	5	15,620	15,824
Deficit		(15,050,168)	(15,036,095)
		27,681	41,958
TOTAL LIABILITIES AND EQUITY		$58,948	$75,536

Nature of operations and going concern (Note 1)
Events after reporting period (Note 11)

These financial statements were authorized for issue by the Board of Directors on May 24, 2018. They are signed on the Company’s behalf by:

“Mark T. Brown”	Director	“Richard Topham”	Director

See accompanying notes to the condensed interim financial statements

4

PAGET MINERALS CORP.
CONDENSED INTERIM STATEMENTS OF (LOSS) AND COMPREHENSIVE INCOME (LOSS)
In Canadian dollars
(Unaudited)

	For the three months ended
	March 31,
	2018	2017
Expenses
Administration and general	$29,731	$15,152
Foreign exchange (gain)	(25)	(17)
	(29,706)	(15,135)

Net loss	$(29,706)	$(15,135)

Other Comprehensive Income:
Item that may be reclassified to profit or loss:
Changes in the fair value of available-for-sale financial assets	-	20,349

Item that will not be reclassified to profit or loss:
Changes in value of equity securities at FVOCI	2,184	-

Total Comprehensive Income (Loss)	$(27,522)	$5,214
Loss per Share - Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Number of Shares Outstanding - Basic and Diluted	9,279,834	9,279,834

See accompanying notes to the condensed interim financial statements

5

PAGET MINERALS CORP.
STATEMENTS OF CHANGES IN EQUITY
In Canadian dollars

	Share Capital		Reserves			Accumulated
			Equity-settled			other
	Number of		employee	Finder's		comprehensive
	shares	Amount	benefits	options	Warrants	income	Deficit	Total
Balance - December 31, 2016 (Audited)	9,279,834	$13,089,947	$1,256,349	$326	$715,607	$9,651	$(15,018,024)	$53,856
Other comprehensive income	-	-	-	-	-	20,349	-	20,349
Net (loss) for the period	-	-	-	-	-	-	(15,135)	(15,135)
Balance - March 31, 2017 (Unaudited)	9,279,834	13,089,947	1,256,349	326	715,607	30,000	(15,033,159)	59,070
Share-based payments	-	-	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	-	(14,176)	-	(14,176)
Net (loss) for the period	-	-	-	-	-	-	(2,936)	(2,936)
Balance - December 31, 2017 (Audited)	9,279,834	13,089,947	1,256,349	326	715,607	15,824	(15,036,095)	41,958
Changes in value of equity securities at FVOCI	-	-	-	-	-	2,184	-	2,184
Changes in value of equity securities at FVOCI prior to disposition	-	-	-	-	-	13,245	-	13,245
Transfer of realized gain on sale of equity securities at FVOCI	-	-	-	-	-	(15,633)	15,633	-
Net (loss) for the period	-	-	-	-	-	-	(29,706)	(29,706)
Balance - March 31, 2018 (Unaudited)	9,279,834	$13,089,947	$1,256,349	$326	$715,607	$15,620	$(15,050,168)	$27,681

See accompanying notes to the condensed interim financial statements

6

PAGET MINERALS CORP.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS
In Canadian dollars
(Unaudited)

	For the three months ended
	March 31,
	2018	2017
Operating Activities
Net loss for the period	$(29,706)	$(15,135)
Changes in non-cash working capital:
Receivables	(1,423)	(90)
Trade and other payables	(2,311)	(576)
Net cash used in operating activities	(33,440)	(15,801)

Financing Activities
Proceeds from equity securities at FVOCI	35,695	-
Net cash provided by financing activities	35,695	-

Net change in Cash	2,255	(15,801)
Cash - beginning of the period	9,691	29,177
Cash - end of the period	$11,946	$13,376

Supplemental cash flow information:
	For the three months ended
	March 31,
	2018	2017
Interest received	$-	$-
Taxes paid	$-	$-

See accompanying notes to the condensed interim financial statements

7

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

1.	Nature of Operations and Going Concern

Paget Minerals Corp. (“Paget” or “the Company”) was incorporated on May 24, 2007 under the laws of British Columbia. The address of the Company’s registered and records office is Suite 1900, 1040 W Georgia St, Vancouver, British Columbia, Canada, V6E 4H3. Paget is an exploration company engaged in the identification, acquisition, evaluation, exploration and advancement of exploration and evaluation assets.

These financial statements have been prepared on a going concern basis. The Company does not generate cash flows from operations and accordingly, Paget will need to raise additional funds through future issuance of securities. Although Paget has been successful in raising funds in the past, there can be no assurance Paget will be able to raise sufficient funds in the future, in which case the Company may be unable to meet its obligations as they come due in the normal course of business. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable level of operations. Since inception, the Company has incurred cumulative losses of $15,052,556 as at March 31, 2018 and a net loss for the three months ended March 31, 2018 of $29,706. These factors may cast significant doubt regarding Paget’s ability to continue as a going concern. Should Paget be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts on the statement of financial position.

2.	Basis of Preparation

(a)	Statement of Compliance

These condensed interim financial statements, including comparatives, have been prepared in accordance with International Accounting Standards (“IAS”) 34 “Interim Financial Reporting” (“IAS 34”) using accounting policies consistent with the IFRS issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

(b)	Basis of Preparation

These condensed interim financial statements have been prepared on the basis of accounting policies and methods of computation consistent with those applied in the Company’s December 31, 2017 annual financial statements.

The preparation of interim financial statements in conformity with IAS 34 requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates. These condensed interim financial statements do not include all of the information required for full annual financial statements.

These condensed interim financial statements, including comparatives, have been prepared on the basis of IFRS standards that are published at the time of preparation.

3.	Summary of Significant Accounting Polices

These unaudited interim financial statements do not include all note disclosures required by IFRS for annual financial statements, and therefore should be read in conjunction with the annual financial statements for the year ended December 31, 2017. In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included. Operating results for the three-month period ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

8

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

3.	Summary of Significant Accounting Polices (Continued)

a)	Adoption of IFRS 9 – Financial Instruments

On January 1, 2018, the Company adopted IFRS 9 in accordance with the transitional provisions of the standard. IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value, replacing the multiple rules in IAS 39, Financial Instruments: Recognition and Measurement. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9, so the Company’s accounting policy with respect to financial liabilities is unchanged. As a result of the adoption of IFRS 9, the Company made an irrevocable election upon initial recognition for equity instruments existing at January 1, 2018 and previously classified as available-for-sale, to satisfy the conditions for classification as fair value through other comprehensive income (“FVOCI”). Under IFRS 9, upon derecognition of financial assets any gains or losses realized will not be reclassified to the statement of loss as it was under IAS 39 although the Company has an option to transfer realized gains or losses within equity. In accordance with the transitional provisions in IFRS 9, comparative figures have not been restated. The change did not impact the carrying value of any of the Company’s financial assets on the transition date.

The impact on the balance sheet from the change relating to IFRS 9 has been summarized below.

We have assessed the classification and measurement of our financial assets and financial liabilities under IFRS 9 as follows:

	IAS 39	IFRS 9
Financial Assets
Cash	Amortized cost	Amortized cost
Accounts Receivable	Amortized cost	Amortized cost
Short-term Investments	Available-for-Sale	Fair value though OCI
Deposits and receivables	Amortized cost	Amortized cost

Financial Liabilities
Trade and other payables	Amortized cost	Amortized cost

The classification of financial assets is based on how an entity manages its financial instruments and the contractual cash flow characteristics of the financial asset. Transaction costs with respect to financial instruments classified as fair value through other comprehensive income are recognized as an adjustment to the cost of the underlying instruments and amortized using the effective interest method.

The Company’s financial assets are classified into one of the following two measurement categories:

  Financial assets held within a business model for the purpose of collecting contractual cash flows (“held to collect”) that represent solely payments of principal and interest (“SPPI”) are measured at amortized cost.

  Financial assets held within a business model where assets are both held for the purpose of collecting contractual cash flows or sold prior to maturity and the contractual cash flows represent solely payments of principal and interest are measured at FVOCI.

9

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

4.	Exploration and Evaluation Assets

Ball Creek Property

The Company owned a 100% undivided interest in the Ball Creek Gold-Copper property located in northwestern British Columbia.

On April 27, 2015, the Company entered into a purchase and sale agreement (the “Sale”) with Evrim Resources Corp. (“Evrim”) to sell its 100% interest in the Ball Creek property for cash consideration of $150,000. The Company also transferred the related reclamation deposits to Evrim. The remaining reclamation deposit of $24,375 was to be paid to the Company upon Evrim redeeming the remaining reclamation deposits. In February 2016, Evrim refunded $4,375 of its related reclamation deposits to the Company. As at March 31, 2018, the Company had a balance of $20,000 recorded as deposits and receivables relating to the remaining reclamation deposit refunds due from Evrim. The Company may receive additional consideration if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property.

The Company may receive the following additional consideration if Evrim enters into an option, earn-in or purchase and sale agreement with a third party in respect of the Ball Creek property:

(a)	$150,000 upon closing of the purchase and sale agreement (Cash received on June 23, 2015);

(b)

If Evrim enters into an option agreement whereby Evrim would receive payment related to the property, at any time within the following four years from the date of the agreement, Evrim will be required to pay additional consideration of 40% of payments received during the first year, 30% of payments received during the second year, 20% of payments received during the third year and 10% of payments received during the fourth year; and

(c)	Milestone share payments (or cash equivalent at Evrim’s election) of:

(i)

100,000 Evrim Shares within 14 days of Evrim entering into a future option, earn-in or purchase and sale agreement with a third party (a “Future Agreement) (Shares received on May 16, 2017 with Evrim announcing it entered into a definitive agreement on May 15, 2017);

(ii)	250,000 Evrim Shares upon completion of 10,000 metres of drilling;

(iii)

400,000 shares upon announcement of a measured or indicated mineral resource estimate (National Instrument 43-101 compliant) of at least 500 million tonnes at a grade of at least 0.50% copper equivalent; and

(iv)	500,000 shares on the completion of a National Instrument 43-101 compliant feasibility study.

10

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

5.	Equity Securities at FVOCI

At March 31, 2018, the Company held equity securities at FVOCI as follows:

	Quantity	Fair Value
Equity securities at FVOCI
Carube Copper Corp.	69,767	$5,233
Sebastiani Ventures Corp.	113,806	19,916
		$25,149

At December 31, 2017, the Company held short-term investments available-for-sale as follows:

	Quantity	Fair Value
Available-for-sale
Carube Copper Corp.	69,767	$4,186
Evrim Resources Corp. (a)	70,000	17,500
Sebastiani Ventures Corp.	143,806	23,728
		$45,414
(a)	On May 6, 2017, the Company received 100,000 shares from Evrim as a milestone share payment valued at $27,000 (Note 4).

During the three months ended March 31, 2018, the Company received $35,695 proceeds from the sale of equity securities at FVOCI (2017 - $nil).

11

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

6.	Share Capital

(a)	Authorized share capital

The Company has unlimited common shares authorized without par value.

(b)	Stock Options

The Company has established a stock option plan whereby the board of directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised no later than five years from the date of grant (or lesser period prescribed by TSX-V policies), or such lesser period as determined by the Company’s board of directors. The exercise price of an option is equal to or greater than the closing market price on the TSX-V on the day preceding the date of grant. The vesting terms for each grant are set by the Board of Directors. The stock option plan provides that the aggregate number of shares reserved for issuance under the plan shall not exceed 10% of the total number of issued and outstanding shares, calculated at the date of grant.

Stock option transactions and the number of stock options for the three months ended March 31, 2018 are summarized as follows:

	Exercise		December 31,			Expired /	March 31,
Expiry date	price		2017	Granted	Exercised	cancelled	2018
December 19, 2018		$1.50	31,667	-	-	-	31,667
December 9, 2019		$0.75	96,667	-	-	-	96,667
August 15, 2021		$0.10	500,000	-	-	-	500,000
Options outstanding			628,334	-	-	-	628,334
Options exercisable			628,334	-	-	-	628,334
Weighted average exercise price			$0.27	$-	$-	$-	$0.27

(c)	Warrants

The continuity of warrants for the three months ended March 31, 2018 is as follows:

	Exercise	December 31,				March 31,
Expiry date	price	2017	Issued	Exercised	Expired	2018
January 5, 2019	$0.10	3,000,000	-	-	-	3,000,000
Outstanding		3,000,000	-	-	-	3,000,000
Weighted average exercise price		$0.10	$-	$-	$-	$0.10

12

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

6.	Share Capital (continued)

(d)	Finder's Options

The continuity of finder’s options for the three months ended March 31, 2018 is as follows:

	Exercise	December 31,				March 31,
Expiry date	price	2017	Issued	Exercised	Expired	2018
January 5, 2019 (1)	$0.05	70,000	-	-	-	70,000
Outstanding		70,000	-	-	-	70,000
Weighted average exercise price		$0.05	$-	$-	$-	$0.05

(1) Each finder's option is exercisable into one share and one warrant, with each warrant exercisable at $0.10 until January 5, 2019.

7.	Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers.

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

For the three months ended March 31, 2018

Short-term
	employee	Other	Share-based
	benefits	expenses	payments	Total
Mark Brown Interim Chief Executive Officer	$-	$-	$-	$-
Winnie Wong Chief Financial Officer	$-	$-	$-	$-

For the three months ended March 31, 2017

Short-term
	employee	Other	Share-based
	benefits	expenses	payments	Total
Mark Brown Interim Chief Executive Officer	$-	$-	$-	$-
Winnie Wong Chief Financial Officer	$-	$-	$-	$-

13

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

7.	Related Party Transactions (continued)

Related party transactions and balances:

		Three months ended		As at
		March 31,	March 31,	March 31,	December 31,
Amounts due to:	Services	2018	2017	2018	2017
Pacific Opportunity Capital Ltd. (a)	Management and accounting services	12,500	7,500	7,875	12,279
TOTAL:		$12,500	$7,500	$7,875	$12,279

(a)	Pacific Opportunity Capital Ltd., is a company controlled by a director and officer of the Company.

The above amounts are non-interest bearing, unsecured with no specified terms of repayment.

The balances owed to related party as at March 31, 2018 and December 31, 2017 are included in trade and other payables.

8.	Financial Instruments

	March 31,		December 31,
	2018		2017
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial Assets
Cash	$11,946	$11,946	$9,691	$9,691
Receivables	1,853	1,853	431	431
Deposits and receivables	20,000	20,000	20,000	20,000

Equity securities at FVOCI	25,149	25,149	45,414	45,414

Financial Liabilities
Trade and other payables	$31,267	$31,267	$33,578	$33,578

Fair values for short-term investments are determined directly by reference to published price quotations in an active market. These instruments are classified in accordance with level 1 of the fair value hierarchy.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value as described as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the assets or liability either directly (i.e. – as prices) or indirectly (i.e. – derived from prices); and

Level 3 – Inputs that are not based on observable market data.

	March 31,	December 31,
	2018	2017
Level 1
Equity securities at FVOCI	$25,149	45,414

14

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

8.	Financial Instruments (Continued)

The fair values of the Company’s cash, receivables, and trade and other payables approximate their fair value due to the short-term nature of these instruments. Non-current deposits and receivables also approximate its carrying value as it is not subject to changes in fair value.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk with respect to currency risk, interest risk and price risk.

(a)	Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk, defined as the sum of its cash, and receivables is equal to its carrying value. The Company holds its cash with a major Canadian financial institution. The Company’s deposits and receivables are subject to uncertainty on the timing of collection. The maximum exposure is equal to its carrying value.

(b)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as discussed in Note 10. The Company plans to obtain further equity financing to fund operations and future obligations as they come due.

(c)	Currency Risk

The Company has nominal currency risk as it operates primarily in Canada and its functional currency is the Canadian dollar. As such, the Company is not subject to currency risk.

(d)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss due to fluctuations in market rates is nominal due to surplus funds being held as cash or short-term interest bearing deposits.

Assuming all other variables remain constant, a 1% change in interest rates would result in an immaterial difference in the Company’s annual finance income.

(e)	Price Risk

Price risk is the risk that fair value or future cash flows of the Company’s equity securities at FVOCI in quoted mining exploration companies will fluctuate and the Company will realize a loss on disposal of the short-term investments.

The fair value of the Company’s equity securities at FVOCI represents the maximum exposure to price risk. Assuming all other variables remain constant, a 20% change in the quoted stock prices would result in an increase/decrease in the Company’s loss and comprehensive loss of approximately $5,000.

15

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

9.	Management of Capital

The Company includes equity as capital. The Company’s primary objective is to identify and acquire exploration and evaluation assets. In order to do so, it endeavours to safeguard its ability to continue as a going concern, while maintaining a flexible capital structure. As the Company has no regular cash inflows from operations, the Company may attempt to issue new shares, dispose of, or pursue option agreements and/or joint ventures on assets in order to raise funds. In order to facilitate the management of its capital requirements, the Company prepares periodic expenditure budgets that are updated as necessary depending on various factors, including capital deployment, results from the exploration of its properties and general industry conditions.

The Company’s current investment policy is to hold its cash balances at a major Canadian financial institution in order to preserve and protect its capital. The Company is not subject to any externally imposed restrictions on the management of its capital structure. There were no changes to the Company’s capital management approach during the year.

10.	Segmented Information

The Company operates in one reportable segment, being the identification and acquisition of exploration and evaluation assets. The Company’s non-current assets are located in Canada.

11.	Events after Reporting Period

a)

On April 30, 2018, the Company announced that it had entered into a letter of intent (the "Letter Agreement") with Ascent Industries Corp., a privately held corporation ("Ascent"), which outlines the general terms and conditions pursuant to which Paget and Ascent have agreed to complete a transaction that will result in a reverse take-over of Paget by Ascent (the "Transaction"). The terms of the Transaction are as follows:

  The Transaction is expected to proceed by way of an amalgamation between Paget and Ascent, with the amalgamated entity continuing the business of Ascent under the name "Ascent Industries Corp." (the "Resulting Issuer"). In conjunction with the Transaction, Paget will be de-listing from the NEX Board of the TSX Venture Exchange (“NEX”) and the Resulting Issuer expects to be listed on the Canadian Securities Exchange (the "CSE").

  Prior to the completion of the Transaction, Ascent will complete a brokered private placement of subscription receipts ("Subscription Receipts") at a price to be determined in the context of the market (the "Ascent Offering Price"), for aggregate gross proceeds of up to $30,000,000. Each Subscription Receipt will be automatically exchanged for one common share of Ascent (“Ascent Share”) for no additional consideration immediately prior to the completion of the Transaction.

  Holders of Ascent Shares will receive one common share of the Resulting Issuer (the "Resulting Issuer Shares") per Ascent Share and the Ascent Shares will be cancelled. Prior to the completion of the Transaction, the common shares of Paget (“Paget Shares”) will be consolidated on a 15-to-1 basis (the "Consolidation"), and upon the completion of the Transaction, holders of post-Consolidation Paget Shares will receive a number of Resulting Issuer Shares per post-Consolidation Paget Share to be determined under a formula based on the number of post-Consolidation Paget Shares outstanding prior to the exchange and the Ascent Offering Price, which is expected to be no more than 1.25 Resulting Issuer Shares per post-Consolidation Paget Share, and the Paget Shares will be cancelled.

  All outstanding options and warrants to purchase Ascent Shares shall be exchanged on a one-for-one basis for equivalent securities of the Resulting Issuer. The holders of convertible securities of Paget, as adjusted in accordance with their terms post-Consolidation, shall have such securities exchanged on a one-for-one basis for equivalent securities of the Resulting Issuer.

16

PAGET MINERALS CORP.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
In Canadian dollars
(Unaudited)

11.	Events after Reporting Period (Continued)

b)

On April 30, 2018, the Company also announced that the Company intends to complete a non-brokered private placement of common shares at a price of $0.05 per share for gross proceeds of up to $1,000,000 (the “Private Placement”). It is anticipated that the Private Placement will be completed after the Paget common shares have been delisted from the NEX. The Company intends on using the proceeds from the Private Placement to carry out the Transaction with Ascent and for general corporate purposes.

17

Paget Minerals Corp.

Proforma Consolidated Financial Statements
(unaudited)

March 31, 2018

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

Pro-Forma Consolidated Statement of Financial Position
Unaudited

	Ascent	Paget
	Industries Corp	Minerals Corp		Pro Forma	Pro-Forma
As at	February 28, 2018	March 31, 2018	Notes	Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$5,015,511	$11,946	4(a)	$6,972,320	$34,011,367
			4(b)	17,980,148
			4(c)	2,000,000
			4(d)	(225,000)
			4(e)	2,256,442
Receivables	2,815,902	1,853		-	2,817,755
Prepaid expenses	370,552	20,000		-	390,552
Investments	250,000	25,149		-	275,149
Inventory	1,598,204	-		-	1,598,204
	10,050,169	58,948		28,983,910	39,093,027

Property, plant & equipment	16,345,161	-		-	16,345,161
Intangible assets	2,576,765	-	4(e)	1,094,235	3,671,000
	$28,972,095	$58,948		$30,078,145	$59,109,188
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, payroll and accrued liabilities	$1,944,556	$31,267	4(a)	$46,290	$2,022,113
Current portion of finance leases	87,619	-		-	87,619
Short term loan payable	1,752,485	-		-	1,752,485
Derivative liability	1,066,369	-		-	1,066,369
	4,851,029	31,267		46,290	4,928,586
Long-term liabilities
Finance leases	14,360	-		-	14,360
Loans payable	3,776,596	-		-	3,776,596
	3,790,956	-		-	3,790,956
	8,641,985	31,267		46,290	8,719,542
Shareholders' equity:
Share capital - issued shares	27,783,110	13,089,947	4(a)	3,631,128	51,046,439
			4(a)	14,511,090
			4(c)	1,463,897
			4(e)	3,657,214
			2(b)(ii)	(13,089,947)
Share capital - funds received in advance - Series D	5,027,680				5,027,680
Share capital - funds received in advance	1,666,699				1,666,699

Contributed surplus	1,572,639	-	4(a)	3,341,192	11,726,539
			4(b)	5,075,127
			4(c)	536,103
			4(c)	1,247,769
			4(a)	236,454
			4(a)	(282,744)
Share issue costs	(688,673)	-	4(b)	(1,606,069)	(2,294,742)
Share based compensation reserve	105,611	1,972,282	2(b)(ii)	(1,972,282)	105,611
Accumulated other comprehensive (loss)	(351,113)	15,620	2(b)(ii)	(15,620)	(351,113)
Retained earnings (loss)	(14,785,843)	(15,050,168)	4(d)	(225,000)	(16,537,467)
			2(b)(ii)	15,077,849
			4(c)	(1,247,769)
			4(e)	(306,536)
	20,330,110	27,681		30,031,855	50,389,646
	$28,972,095	$58,948		$30,078,145	$59,109,188

2

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

Pro-Forma Consolidated Statements of Operations For the Three Months Ended Unaudited

	Ascent	Paget
	Industries Corp	Minerals Corp		Pro Forma	Pro-Forma
	February 28, 2018	March 31, 2018	Notes	Adjustments	Consolidated
Revenue:
Sales	$3,744,775	$-		$-	$3,744,775
Cost of sales	2,683,389	-		-	2,683,389

Gross margin before fair value adjustments	1,061,386	-		-	1,061,386

Fair value adjustment on sale of inventory	-	-		-	-
Fair value adjustment on growth of biological assets	-	-		-	-

Gross margin after fair value adjustments	1,061,386	-		-	1,061,386

Expenses:
General and administration	1,526,981	29,731	4(a)	282,744	2,370,992
			4(d)	225,000
			4(e)	306,536
Selling and marketing	670,307	-		-	670,307
Research & development	22,408	-		-	22,408
Pre-production costs	689,416	-		-	689,416
Share based compensation expense	105,611	-		-	105,611
Depreciation & amortization	457,208	-		-	457,208
	3,471,931	29,731		814,280	4,315,942

Loss from operations	(2,410,545)	(29,731)		(814,280)	(3,254,556)

Other income (expenses)
Interest and other	433,825	(25)		-	433,800
(Gain) loss on derivative	(223,817)	-		-	(223,817)
Accretion expense	44,680	-		-	44,680
	254,688	(25)		-	254,663

Net loss for the period	(2,665,233)	(29,706)		(814,280)	(3,509,219)

Comprehensive Income
Currency translation adjustment	(57,675)	-		-	(57,675)
Adjustment on available-for-sale investments	-	2,184		-	2,184
Comprehensive Loss	$(2,722,908)	$(27,522)		$(814,280)	$(3,564,710)

3

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

Pro-Forma Consolidated Statements of Operations
For the Twelve Months Ended
Unaudited

	Ascent	Paget
	Industries Corp	Minerals Corp		Pro Forma	Pro-Forma
	February 28, 2018	December 31, 2017	Notes	Adjustments	Consolidated
Revenue:
Sales	$11,152,638	$-		$-	$11,152,638
Cost of sales	8,397,793	-		-	8,397,793

Gross margin before fair value adjustments	2,754,845	-		-	2,754,845

Fair value adjustment on sale of inventory	3,921,329	-		-	3,921,329
Fair value adjustment on growth of biological assets	(2,571,729)	-		-	(2,571,729)

Gross margin after fair value adjustments	1,405,245	-		-	1,405,245

Expenses:
General and administration	3,991,764	52,257	4(d)	225,000	4,575,557
			4(e)	306,536
Selling and marketing	2,316,797	-		-	2,316,797
Research & development	129,125	-		-	129,125
Pre-production costs	1,095,705	-		-	1,095,705
Share based compensation expense	105,611	-		-	105,611
Depreciation & amortization	1,187,934	-		-	1,187,934
	8,826,936	52,257		531,536	9,410,729

Loss from operations	(7,421,691)	(52,257)		(531,536)	(8,005,484)

Other income (expenses)
Listing expense	-	-	4(c)	1,247,769	1,247,769
Interest and other	997,261	(26,961)		-	970,300
(Gain) loss on derivative	708,924	-		-	708,924
Accretion expense	134,041	-		-	134,041
Gain on sale of short-term investments	-	(7,225)		-	(7,225)
	1,840,226	(34,186)		1,247,769	3,053,809

Net loss for the period	(9,261,917)	(18,071)		(1,779,305)	(11,059,293)

Comprehensive Income
Currency translation adjustment	(351,113)	-		-	(351,113)
Adjustment on available-for-sale investments	-	6,173		-	6,173
Comprehensive Loss	$(9,613,030)	$(11,898)		$(1,779,305)	$(11,404,233)

4

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

1.	BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements of Paget Minerals Corp. (“Paget” or the “Company”) have been prepared by management in accordance with International Financial Reporting Standards for inclusion in the Information Circular of the Company. The Information Circular describes a proposed transaction (the “Transaction”) involving Paget and Ascent Industries Corp. (“Ascent”) which is described in more detail in note 2.

The unaudited pro-forma consolidated financial statements of the Company have been compiled from the following financial information:

  Unaudited interim financial statements of the Company for the three months ended March 31, 2018.

  Unaudited condensed interim financial statements of Ascent for the nine months ended February 28, 2018.

  Audited financial statements of Ascent for the years ended May 31, 2017 and May 31, 2016.

  Audited financial statements of Paget for the years ended December 31, 2017 and December 31, 2016.

The statement of operations for the three months ended February 28, 2018 and twelve months ended February 28, 2018 were prepared for the purpose of the pro-forma consolidated financial statements and do not conform with the financial statements for Ascent included elsewhere in the Information Circular.

These unaudited pro-forma consolidated financial statements are not intended to reflect the financial position or performance of the Company that would have resulted had the proposed transactions described in note 2 and other pro-forma adjustments occurred as assumed. Further, these unaudited pro-forma consolidated financial statements are not necessarily indicative of the financial position or performance that may be attained in the future. These unaudited pro-forma consolidated financial statements should be read in conjunction with the financial information referred to above.

Amounts in these pro forma consolidated financial statements are denominated in Canadian dollars.

The Transaction is subject to, among other things, receipt of requisite shareholder approvals, regulatory approvals, including approval of the Canadian Securities Exchange (“CSE”), and additional conditions, as described in the governing agreement between the parties.

5

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

2.	DESCRIPTION OF THE TRANSACTION

a) The Transaction

Paget will acquire all of the issued and outstanding securities of Ascent in exchange for securities of Paget (the “Transaction”). The Transaction, including activities leading up to and upon completion of the Transaction is described as follows:

i.	Prior to completion of the Transaction, Paget will complete a 6-for-1 consolidation of its existing common shares and outstanding convertible securities.

ii.	As a condition of the Transaction, Paget will complete a private placement for $2,000,000 at a unit price of $0.30 (see note 4 (c)).

iii.

Prior to the closing of the Transaction, Ascent will complete a financing raising gross proceeds of $19,234,200 (“Ascent Offering”) through the sale of a subscription receipt unit (“Unit”) at a price of $0.40. A Unit is comprised of one Ascent common share and one warrant exercisable at a price of $0.60 for one Ascent common share for a period of 24 months after the closing date of the Ascent Offering.

iv.

It is also anticipated that, prior to the closing of the Transaction, Ascent will complete a private placement offering of units (the “Series D Units”) to raise gross proceeds of up to CAD$12 million at a price of $0.40 per Series D Unit. Each Series D Unit when issued will be comprised of one Ascent common share and one warrant exercisable at a price of $0.50 for one Ascent common share for a period of 24 months from the distribution date.

v.

Upon completion of the Transaction, the former shareholders of Ascent will acquire control of the Paget. This type of share exchange, referred to as a reverse acquisition ("RTO"), deems Ascent to be the acquirer for accounting purposes. The RTO will be accounted for in accordance with guidance provided in IFRS 2 - Share-Based Payment.

vi.

Paget is listed on NEX, a separate board of the TSX Venture Exchange (“TSXV”). Ascent and Paget intend to apply to delist the common shares of Paget from the TSXV and apply to the CSE for the listing of the common shares of the resulting issuer upon the completion of the Transaction. Paget, as the resulting issuer, will continue with the business of Ascent under the name “Ascent Industries Corp.” or such other name as may be approved by the board of directors of Paget.

vii.

Ascent shareholders will receive one common share of the resulting issuer’s common shares on a 1-to-1 basis and holders of convertible securities of Ascent shall have such securities exchanged on a 1-to-1 basis for equivalent securities of the Resulting Issuer

The Transaction is subject, but not limited, to regulatory and shareholder approvals.

b) Accounting for the Transaction

The Transaction has been accounted for in accordance with IFRS 2, which results in the following:

i.

Ascent is deemed to be the acquirer and the Company is deemed to be the acquiree for accounting purposes. Accordingly, Ascent's balances are accounted for at cost and the Company is accounted for at fair value;

ii.

Since the Company's operations do not constitute a business, the transaction has been accounted for as a reverse acquisition that is not a business combination. Therefore, the Company's share capital, deficit and equity reserves will be eliminated, the consideration transferred by the Company will be allocated to share capital and transaction costs will be expensed;

iii.

The capital structure recognized in the consolidated financial statements will be that of the Company post-consolidation and exchange of shares, but the dollar amount of the issued share capital in the unaudited pro forma consolidated statement of financial position immediately prior to acquisition will be that of Ascent, plus the value of shares issued by the Company to acquire Ascent, plus any shares issued by the Company prior to or as part of the transaction.

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

3.	SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro-forma financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of Ascent as at and for the year ended May 31, 2017 and the unaudited condensed interim financial statements of Ascent for the nine months ended February 28, 2018. Management has determined that no material pro forma adjustments are necessary to conform the Company's accounting policies to the accounting policies used by Ascent in the preparation of its financial statements.

As such, the unaudited pro-forma consolidated financial statements should be read in conjunction with Ascent’s May 31, 2017 audited annual financial statements and the February 28, 2018 interim financial statements, together with Paget’s audited financial statements as at and for the year ended December 31, 2017 and unaudited interim financial statements as at and for the three months ended March 31, 2018.

4.	PRO-FORMA ADJUSTMENTS

These pro-forma consolidated financial statements were prepared based on the following assumptions:

a)	Ascent share issuances

Prior to the closing of the Transaction, Ascent will complete a non-brokered private placement for $12,000,000 resulting in 30,000,000 Series D Units. Each Series D Unit when issued will be comprised of one Ascent common share and one warrant exercisable at a price of $0.50 for one Ascent common share for a period of 24 months from the distribution date.

Ascent incurred share issue costs of $282,744 of which $236,454 was provided for in 591,135 Series D Units and $46,290 is payable in cash in connection with these equity transactions.

Fair value of $3,341,192 has been assigned to the 30,591,135 warrants. The assumptions used in the Black-Scholes option pricing model were: risk-free interest rate of 1.76%, an expected life of 2 years, annualized volatility of 80.1%, and a dividend rate of 0%.

As at February 28, 2018, Ascent had received $5,027,680 in subscriptions against these offerings.

b)	Subscription receipts offering

Prior to the closing of the Transaction, Ascent will complete a private placement by way of subscription receipts, consisting of 48,085,500 common shares at a price of $0.40 per share for gross proceeds of $19,234,200. Each unit is comprised of one common share and one common share purchase warrant exercisable into one common share of Ascent at a price of $0.60 for a period of two years. Upon the closing of the Transaction, note 2, all Ascent shares issued in connection with the offering will automatically be exchanged for equity of Paget.

Fair values of $4,723,110 and $352,017 have been assigned to the 48,085,000 warrants and 2,885,130 broker warrants. The fair value of the Ascent and broker warrants assumes an exercise price of $0.60 and $0.40 per share respectively, a life of two years, annualized volatility of 80.1% and a risk-free rate of return of 1.76%.

In addition to the fair value of the broker warrant fees, Ascent expects to incur cash commission of $1,154,052, and incremental professional fees of $100,000 for a total of $1,606,069 applied to equity.

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

4.	PRO-FORMA ADJUSTMENTS (Continued)

c)	Shares consolidation

Paget will undertake a 6.00 for 1.00 share consolidation such that its issued and outstanding common shares of 9,279,834, common share purchase warrants of 3,000,000, incentive stock options of 628,334 and finders’ options of 70,000 will be reduced to 1,546,639 post-consolidation shares, 500,000 common share purchase warrants, 104,722 incentive stock options and 11,667 finders’ options.

Paget will also undertake a private placement for $2,000,000 at a price of $0.30 per unit comprised of one post-consolidation share and one warrant for a total of 6,666,667 common shares and 6,666,667 warrants with an exercise price of $0.60 for a period of two years.

As a result of the share exchange and the RTO described in note 2 between the Company and Ascent, the former shareholders of Ascent will acquire control of the Company.

Th cost of an acquisition should be based on the fair value of consideration given. The consideration of the acquisition is therefore $3,275,450, calculated as 8,213,306 common shares (post-consolidation shares plus the shares to be issued for the private placement) at $0.40 per share, and is determined as the fair value of the number of shares that Ascent would have had to issue to the shareholders of Paget to give the shareholders of Paget the same percentage equity interest in the combined entity that results from the reverse acquisition. The total purchase price of $3,275,450 has been allocated as follows:

Fair value of consideration – purchase price	$3,275,450

Identifiable net assets of Paget acquired by Ascent
Cash	2,011,946
Receivables	1,853
Prepaid expenses	20,000
Investments	25,149
Accounts payable and accrued liabilities	(31,267)
Total fair value of identifiable net assets acquired by Ascent	2,027,681

Listing expense	$1,247,769

A listing expense of $1,247,769 has been included in deficit to reflect the difference between the fair value of the amount paid and the fair value of the net assets received from Paget in accordance with IFRS 2 – Share-based Payments.

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

4.	PRO-FORMA ADJUSTMENTS (Continued)

d)

In connection with the Transaction, the Company expects to incur an additional $225,000 in costs related to audit, accounting, legal and regulatory services beyond those costs incurred to February 28, 2018.

e)	Ascent issued shares subsequent to February 28, 2018 for the following:

	No. of Common
	Shares	Amount
Shares issued for services	1,261,445	$306,536
Shares issued as consideration for Nevada Licenses	3,090,240	772,560
Exercise of warrants (for private placement B)	9,025,769	2,256,442
Shares issued for asset acquisition	804,188	321,675
Adjustment required for shares previously issued	157,258
	14,338,900	$3,657,214

5.	LOSS PER SHARE

The calculation of the basic and diluted pro forma loss per share for the three month and twelve month periods ended March 31, 2018 was based on the following:

	Three months ended	Twelve months ended
	March 31, 2018	December 31, 2017
Pro forma net loss	$(3,564,710)	$(11,404,233)
Pro forma weighted average shares outstanding	309,184,623	309,184,623

Pro forma net loss per share - basic and diluted	$(0.01)	$(0.04)

Paget Mineral Corp.
(to be renamed Ascent Industries Corp. or such other name to be approved by the board of Paget)
Notes to the unaudited pro form consolidated statement of financial position (in Canadian dollars, unless otherwise noted) March 31, 2018

6.	SHARE CAPITAL

		No. of Common
	Notes	Shares	Amount
Adjustment to equity on recapitalization of Ascent (6 to 1 consolidation)	4(c)	1,546,639	$27,681

Ascent share capital as at February 28, 2018		202,634,900	13,635,731
Pro forma shares issued (funds received in advance as at February 28, 2018)		5,320,882	1,666,699
Ascent Series D - proceeds received in advance		-	5,027,680
		207,955,782	20,330,110

Pro forma shares issued (funds received after February 28, 2018)	4(e)	14,338,900	3,657,214
Pro forma effect of costs related to shares issued for services		-	(306,536)
		222,294,682	23,680,787

Pro forma shares issued pursuant to Ascent's Series D	4(a)	30,000,000	6,972,320
Pro forma share issue costs for Ascent's Series D finders' fees	4(a)	591,135	236,454
Pro forma effect of costs related to the Transaction			(282,744)
Pro forma shares issued pursuant to Ascent's Subscription Receipt Financing	4(b)	48,085,500	17,980,148

Pro forma shares issued pursuant to Paget's private placement (post-consolidation)	4(c)	6,666,667	2,000,000
Pro forma effect of costs related to the Transaction	4(d)	-	(225,000)
Proforma total equity		309,184,623	$50,389,646